As filed with the Securities and Exchange Commission on August 8, 2001

Registration No. 333-63734

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

ARCHSTONE-SMITH TRUST
(Exact name of registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	6798 (Primary Standard Industrial Classification Code Number)	84-1592064 (I.R.S. Employer Identification Number)

7670 South Chester Street, Suite 100
Englewood, Colorado 80112
(303) 708-5959
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Caroline Brower, Esq.
Senior Vice President and General Counsel
Archstone Communities Trust
7670 South Chester Street, Suite 100
Englewood, Colorado 80112
(303) 708-5959
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Edward J. Schneidman, Esq. Michael L. Hermsen, Esq. Mayer, Brown & Platt 190 South LaSalle Street Chicago, IL 60603 (312) 782-0600	J. Warren Gorrell, Jr., Esq. Bruce W. Gilchrist, Esq. Hogan & Hartson L.L.P. 555 Thirteenth Street, N.W. Washington, D.C. 20004-1109 (202) 637-5600

          Approximate date of commencement of proposed sale of the securities to the public:     As soon as practicable after the effective date of this Registration Statement.

          If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[LOGO OF ARCHSTONE]

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

          Both of our boards have unanimously approved a merger of our two companies. To accomplish the merger pursuant to the merger agreement, the following transactions will occur in the following sequence:

          (1)  Archstone Communities Trust, which we refer to as “Archstone,” will reorganize into an umbrella partnership real estate investment trust, or “UPREIT,” structure through one of two methods of reorganization, as described more fully in this joint proxy statement/prospectus;

          (2)  Charles E. Smith Residential Realty, Inc., which we refer to as “Smith Residential,” will merge with and into Archstone-Smith Trust, which we refer to as “Archstone-Smith,” a recently organized Maryland REIT created to facilitate the merger which will become the parent company of Archstone as part of the reorganization of Archstone into an UPREIT structure, with Archstone-Smith as the surviving entity; and

          (3)  Charles E. Smith Residential Realty L.P., which we refer to as “Smith Partnership,” through which Smith Residential holds substantially all of its assets and conducts all of its business, will merge with and into Archstone, with Archstone as the surviving entity which will continue under the new name “Archstone-Smith Operating Trust.”

          In the merger, common stockholders of Smith Residential will receive 1.975 common shares of Archstone-Smith for each outstanding share of Smith Residential common stock that they now own. Cash will be paid instead of issuing fractional shares. Because the merger consideration to be received in Archstone-Smith common shares is fixed, the value of the consideration to be received by Smith Residential common stockholders in the merger will depend upon the market price of Archstone common shares at the time of the merger. The common shares of Archstone-Smith will be traded on the New York Stock Exchange under the symbol “ASN.” On                 , 2001, Archstone common shares closed at $     per share.

          In addition, each outstanding Archstone Series A, C and D preferred share will be converted into one newly created Archstone-Smith Series A, C or D preferred share, respectively, and each outstanding share of Smith Residential Series A, C, E, F, G and H preferred stock will be converted into one newly created Archstone-Smith Series H, I, J, K, L or M preferred share, respectively.

          After careful consideration, the boards of Archstone and Smith Residential have unanimously determined that the merger is in the best interests of their respective shareholders and stockholders, and each board recommends that their respective common shareholders or common stockholders vote FOR approval of the merger agreement and the merger.

          We cannot complete the merger unless the holders of at least a majority of the outstanding Archstone common shares and the holders of at least two-thirds of the outstanding Smith Residential common stock approve the proposals described in this document and holders of at least a majority of the outstanding Smith Partnership common units, excluding common units owned by Smith Residential, approve an amendment to the partnership agreement of Smith Partnership.

          We encourage you to read this entire document carefully, including the section entitled “Risk Factors” beginning on page 26.

          The dates, times and places of the special meetings are as follows:

For Archstone: , 2001 at :00 a.m., local time [Hotel/Conference Center] [Street Address] [City, State]
For Smith Residential:
                , 2001 at     :00 a.m., local time
[Hotel/Conference Center]
[Street Address]
[City, State]

EACH VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated                  , 2001 and it is first being mailed on or about                  , 2001.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Archstone Communities Trust
7670 South Chester Street, Suite 100
Englewood, Colorado 80112

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON                 ,                           , 2001

          A special meeting of shareholders of Archstone Communities Trust, a Maryland real estate investment trust, will be held at      :00 a.m., local time, on                           ,                           , 2001, at                 , for the following purposes:

          1.    To consider and vote on the approval of an amendment to the amended and restated declaration of trust of Archstone Communities Trust to clarify the meaning of two terms used in the declaration of trust as described in the accompanying joint proxy statement/prospectus.

          2.    To consider and vote on the approval of the reorganization of Archstone into an umbrella partnership real estate investment trust, or “UPREIT,” structure through one of two methods of reorganization, the primary structure or the alternative structure, as described more fully in the accompanying joint proxy statement/prospectus, including the mergers contemplated thereby.

          3.    To consider and vote on the approval of the amended and restated agreement and plan of merger, dated as of May 3, 2001, by and among Archstone Communities Trust, Archstone-Smith Trust, a Maryland real estate investment trust, Charles E. Smith Residential Realty, Inc., a Maryland corporation, and Charles E. Smith Residential Realty L.P., a Delaware limited partnership, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus, and the agreements and transactions contemplated thereby, including the merger of Smith Residential with and into Archstone-Smith and the merger of Smith Partnership with and into Archstone under the merger agreement.

4. To transact any other business as may properly come before the special meeting or any adjournments or postponements thereof.

          Only holders of record of Archstone common and preferred shares at the close of business on                           , 2001 are entitled to notice of, and only holders of record of Archstone common shares as of such date are entitled to vote at, the special meeting and any adjournments or postponements.

          It is important that your common shares be represented and voted at the meeting. If you do not plan to attend the meeting and vote your common shares in person, please instruct the proxy holders how to vote your shares in one of these ways:

•	MARK, SIGN, DATE AND PROMPTLY RETURN your enclosed proxy card in the postage-paid envelope;

•	USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card (this call is free in the U.S. and Canada); or

•	VISIT THE WEBSITE address shown on your proxy card to give proxy instructions through the Internet.

          Any proxy may be revoked at any time before its exercise at the meeting.

By order of the Archstone board of trustees

CAROLINE BROWER
Senior Vice President, General Counsel and Secretary

                         , 2001

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

The Archstone board of trustees has unanimously approved the merger agreement, which includes the merger of Smith Residential with and into Archstone-Smith and the merger of Smith Partnership with and into Archstone, the amendment to the declaration of trust and the reorganization of Archstone into an UPREIT and recommends that you vote to approve the merger agreement and the merger, the amendment to the declaration of trust and the reorganization of Archstone into an UPREIT.

Charles E. Smith Residential Realty, Inc.
2345 Crystal Drive
Arlington, Virginia 22202

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                          ,                                                 , 2001

          A special meeting of stockholders of Charles E. Smith Residential Realty, Inc., a Maryland corporation, will be held at         :00 a.m., local time, on                          ,                                                   , 2001, at                          , for the following purposes:

          1.    To consider and vote on the approval of the amended and restated agreement and plan of merger, dated as of May 3, 2001, by and among Archstone Communities Trust, a Maryland real estate investment trust, Archstone-Smith Trust, a Maryland real estate investment trust, Charles E. Smith Residential Realty, Inc. and Charles E. Smith Residential Realty L.P., a Delaware limited partnership, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus, and the agreements and transactions contemplated thereby, including the merger of Smith Residential with and into Archstone-Smith and the merger of Smith Partnership with and into Archstone under the merger agreement.

2. To transact any other business as may properly come before the special meeting or any adjournments or postponements thereof.

          Only holders of record of Smith Residential common and preferred stock at the close of business on                                                  , 2001 are entitled to notice of, and only holders of record of Smith Residential common stock as of such date are entitled to vote at, the special meeting or any adjournments or postponements.

          It is important that your common stock be represented and voted at the meeting. If you do not plan to attend the meeting and vote your common stock in person, please instruct the proxy holders how to vote your shares in one of these ways:

•	MARK, SIGN, DATE AND PROMPTLY RETURN your enclosed proxy card in the postage-paid envelope; or

•	USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card (this call is free in the U.S. and Canada).

          Any proxy may be revoked at any time before its exercise at the meeting.

By order of the board of directors,

W.D. MINAMI
President

                                                 , 2001

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

The Smith Residential board of directors has unanimously approved the merger agreement and the merger of Smith Residential with and into Archstone-Smith and the merger of Smith Partnership with and into Archstone and recommends that you vote to approve the merger agreement and the merger.

TABLE OF CONTENTS

Page
QUESTIONS & ANSWERS ABOUT THE MERGER	i

SUMMARY	1
The Companies	1
The Combined Company	2
The Archstone Special Meeting; Vote Required	2
The Smith Residential Special Meeting; Vote Required	3
Recommendation of Archstone Board	3
Recommendation of Smith Residential Board	4
Fairness Opinions	4
Risks Associated with the Merger	5
Amendment to Archstone’s Declaration of Trust	5
Reorganization of Archstone into an UPREIT	6
The Merger Agreement	6
Regulatory Approvals	14
Accounting Treatment	14
Interests of Smith Residential Directors and Executive Officers in the Merger and the Partnership Merger	14
Interests of Archstone Trustees and Executive Officers in the Merger and the Partnership Merger	18
Trustees and Executive Officers of Archstone-Smith After the Merger	18
Archstone-Smith Trust 2001 Long-Term Incentive Plan	18
Comparison of Shareholder Rights	19
Summary Historical Financial Data of Archstone	20
Summary Historical Financial Data of Smith Residential	22
Equivalent Per Share Data	24
Market Prices of Archstone Common Shares and Smith Residential Common Stock	24
Archstone-Smith Trust Pro Forma Summary Financial Data	25

RISK FACTORS	26
Smith Residential common stockholders may receive Archstone-Smith common shares in the merger that have a market value lower than expected	26
Archstone historically has not owned or operated high-rise apartment buildings and the market price of the Archstone-Smith common shares you receive in the merger may decline if Archstone- Smith fails to successfully operate the high-rise apartment buildings acquired in the merger	26
Archstone-Smith will be restricted in its ability to sell the properties located in Crystal City, Virginia without the consent of Messrs. Smith and Kogod, which could result in the inability of Archstone-Smith to sell these properties at an opportune time or could result in increased costs to Archstone-Smith	27
The operations of Archstone and Smith Residential may not be integrated successfully and the intended benefits of the merger may not be realized, which could have a negative impact on the market price of Archstone-Smith common shares after the merger	27
The directors and executive officers of Smith Residential may have interests in the completion of the merger and the partnership merger that may conflict with the interests of Smith Residential stockholders	27
The trustees and executive officers of Archstone may have interests in the completion of the merger and the partnership merger that may conflict with the interests of Archstone shareholders	29
Archstone and Smith Residential may incur substantial expenses and payments if the merger does not occur	30
The termination fee of up to $95 million payable by Smith Residential and Smith Partnership may discourage some third party proposals to acquire Smith Residential that Smith Residential stockholders may otherwise find desirable	30

Page
The merger agreement does not require that the financial advisors’ fairness opinions be updated as a condition to the closing of the merger	30
The merger may result in dilution in Archstone-Smith’s funds from operations	30
Our outstanding debt obligations could adversely affect our future financial performance	31

A WARNING ABOUT FORWARD-LOOKING STATEMENTS	31

THE ARCHSTONE SPECIAL MEETING	32
Date, Time, Place and Purpose of the Archstone Special Meeting	32
Who Can Vote	32
Voting by Proxy Holders	32
Vote by Telephone	32
Vote by Internet	32
Vote by Mail	33
Required Vote	33
Voting Agreements	33
Voting on Other Matters	33
How You May Revoke Your Proxy Instructions	33
How Votes Are Counted	33
Cost of this Proxy Solicitation	34
Attending the Archstone Special Meeting	34

THE SMITH RESIDENTIAL SPECIAL MEETING	35
Date, Time, Place and Purpose of the Smith Residential Special Meeting	35
Who Can Vote	35
Voting by Proxy Holders	35
Vote by Telephone	35
Vote by Mail	35
Required Vote	35
Voting Agreements	36
Voting on Other Matters	36
How You May Revoke Your Proxy Instructions	36
How Votes Are Counted	36
Cost of this Proxy Solicitation	37
Attending the Smith Residential Special Meeting	37

APPROVAL OF AMENDMENT TO ARCHSTONE’S DECLARATION OF TRUST	38

APPROVAL OF REORGANIZATION OF ARCHSTONE INTO AN UPREIT	39

THE MERGER	41
Structure of the Mergers	41
Background of the Merger	43
Archstone’s Reasons for the Merger; Recommendation of the Archstone Board	50
Opinion of Morgan Stanley	53
Smith Residential’s Reasons for the Merger; Recommendation of the Smith Residential Board	60
Opinion of Goldman Sachs	63
Trustees and Executive Officers of Archstone-Smith After the Merger	70
Interests of Smith Residential Directors and Executive Officers in the Merger and the Partnership Merger	70
Interests of Archstone Trustees and Executive Officers in the Merger and the Partnership Merger	74
The Partnership Merger	75
Regulatory Approvals	77
Accounting Treatment	77

*To be filed by amendment.
QUESTIONS & ANSWERS ABOUT THE MERGER
Q:	Why are Archstone and Smith Residential proposing the merger?

A:
The boards of both Archstone and Smith Residential believe that the merger represents a strategic combination of two premier real estate organizations that will be in the best interests of all of their respective shareholders. The combination brings together two of the most respected brands in the apartment industry. The combined company will own over 81,000 apartment units, including approximately 4,500 apartment units in the development pipeline, concentrated in protected markets which have high barriers to entry. The combined company will be the second largest publicly traded REIT in the apartment industry and the fourth largest publicly traded REIT overall in the United States based on total equity market capitalization.

Archstone-Smith, a recently organized Maryland REIT created to facilitate the transaction, and Smith Residential are merging and Archstone and Smith Partnership are merging in a two-step transaction. As a result of the reorganization of Archstone into an UPREIT structure occurring immediately before the merger, Archstone-Smith will be the sole shareholder of Archstone. The first step of the transaction involves the merger of Smith Residential with and into Archstone-Smith, which we refer to as the “merger,” following which Archstone-Smith will be the sole general partner of Smith Partnership and the sole shareholder of Archstone. Smith Residential is currently the sole general partner, and holds approximately 68% of the outstanding common and preferred units, of Smith Partnership. The second step of the transaction involves the merger of Smith Partnership with and into Archstone, which we refer to as the “partnership merger.” The partnership merger will be completed at least one hour after the completion of the merger.

Q:	What will I receive in the merger?

A:
Smith Residential Stockholders.    In the merger, Smith Residential common stockholders will receive 1.975 Archstone-Smith common shares for each outstanding share of Smith Residential common stock. Cash will be paid instead of issuing fractional shares. Holders of outstanding Smith Residential preferred stock will receive one newly created Archstone-Smith Series H, I, J, K, L or M preferred share for each outstanding share of Smith Residential Series A, C, E, F, G or H preferred stock, respectively. The Archstone-Smith Series H, I, J, K, L and M preferred shares issued in the merger will have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption identical to those of the shares of the corresponding series of Smith Residential preferred stock adjusted as necessary to reflect the exchange ratio, except for changes that do not materially and adversely affect the holders of Smith Residential preferred stock.

Archstone Shareholders.    Each Archstone common share or preferred share held by Archstone shareholders will be automatically converted into an equivalent share of Archstone-Smith as part of the reorganization of Archstone into an UPREIT structure. Cash will be paid instead of issuing fractional shares in exchange for existing Archstone fractional shares.

We estimate that immediately following completion of the merger former holders of Smith Residential common stock and Smith Partnership common units will have a 40% interest in Archstone-Smith and former holders of Archstone common shares will have a 60% interest in Archstone-Smith, in each case considered on a fully diluted and as-converted basis.

Q:	What happens if the price of Archstone common shares and/or Smith Residential common stock changes before the closing of the merger?

A:
The exchange ratio is fixed and no change will be made to the exchange ratio applicable to the merger. Because the market value of Archstone common shares will fluctuate before the closing of the merger and the market value of Archstone-Smith common shares will fluctuate after the closing of the merger, the value of the consideration that Smith Residential common stockholders will receive in the merger will fluctuate as well. On         , 2001, Archstone common shares closed at $         per share. You should obtain current market prices for Archstone common shares and shares of Smith Residential common stock before determining whether to vote in favor of the merger and the merger agreement.

Q:	Why is Archstone proposing to reorganize into an UPREIT?

A:
Over the past several years, Archstone management has been examining the feasibility of converting into an UPREIT structure. In its review, Archstone management has determined that it would be advantageous for Archstone to reorganize into an UPREIT, but that due to the costs involved, the best time to effect the reorganization would be at the same time as Archstone was otherwise consummating a business combination transaction. Archstone believes that its current structure has restricted its ability to acquire properties or engage in business combination transactions due to a perception on the part of property owners that an UPREIT structure is a more effective and attractive structure to allow a seller to defer the recognition of gain for tax purposes. An UPREIT structure will give Archstone a greater ability to acquire assets using a tax deferred acquisition currency, which will allow it to compete more effectively with other purchasers with regard to the acquisition of properties.

Q:	What am I being asked to vote upon?

A:
Smith Residential Common Stockholders.    You are being asked to approve the merger agreement and the merger of Smith Residential with and into Archstone-Smith. Approval of the merger agreement and the merger requires the affirmative vote of holders of at least two-thirds of the outstanding shares of Smith Residential common stock. The vote of Smith Residential preferred stockholders is not required for approval of the merger agreement and the merger and the preferred shareholders are not entitled to vote thereon. Smith Residential preferred stockholders are being sent copies of this joint proxy statement/prospectus for notification purposes.

All of the Smith Residential directors, holding 242,464 shares of Smith Residential common stock, or approximately     % of the outstanding shares of Smith Residential common stock as of the record date, and 2,141,833 units of Smith Partnership, or approximately     % of the outstanding units of Smith Partnership entitled to vote on the partnership merger and amendment to the partnership amendment of Smith Partnership, have entered into voting agreements agreeing to vote these shares in favor of the merger at the Smith Residential special meeting and to consent to the partnership merger and the amendment to the partnership agreement of Smith Partnership.

The Smith Residential board has unanimously adopted and approved the merger agreement and the merger of Smith Residential with and into Archstone-Smith and the merger of Smith Partnership with and into Archstone and recommends that Smith Residential common stockholders vote FOR approval of the merger agreement and the merger.

Archstone Common Shareholders.    You are being asked to approve three different proposals. The first is an amendment to the Archstone declaration of trust to clarify the meaning of two terms used in the declaration of trust to facilitate the reorganization of Archstone into an UPREIT. The second is the reorganization of Archstone into an UPREIT whether or not the merger with Smith Residential is completed. The third is the merger agreement, which includes the merger of Smith Residential with and into Archstone-Smith and the merger of Smith Partnership with and into Archstone. If Archstone shareholders approve the proposal to reorganize Archstone into an UPREIT but the merger with Smith Residential is not completed, Archstone may decide not to reorganize into an UPREIT at all.

Approval of each proposal requires the affirmative vote of holders of at least a majority of the outstanding Archstone common shares. The vote of Archstone preferred shareholders is not required for approval of any of the proposals and the preferred shareholders are not entitled to vote thereon.

All of the Archstone trustees, holding 572,230 Archstone common shares, or approximately     % of the outstanding Archstone common shares as of the record date, have entered into voting agreements agreeing to vote these shares in favor of the merger agreement, the merger and the transactions contemplated thereby at the Archstone special meeting.

The Archstone board has unanimously adopted and approved the amendment to the Archstone declaration of trust, the reorganization of Archstone into an UPREIT, including the mergers contemplated thereby, and the merger agreement, which includes the merger of Smith Residential with and into Archstone-Smith and the merger of Smith Partnership with and into Archstone and recommends that Archstone common shareholders vote FOR approval of each proposal.

Q:	Do Smith Residential common or preferred stockholders or Archstone common or preferred shareholders have dissenters’ rights?

A:
No. Smith Residential and Archstone are organized under Maryland law. Under Maryland law, because Smith Residential’s common stock and Archstone’s common and preferred shares are listed on a national securities exchange, Smith Residential common stockholders and Archstone common and preferred shareholders have no rights to dissent and receive the appraised value of their shares in the merger. Smith Residential holders of preferred stock are not entitled to vote on the merger transaction and therefore have no dissenters’ rights.

Q:	How soon after the special meetings will the merger occur?

A:
If the merger agreement and the merger are approved at both the Archstone and the Smith Residential special meetings, and the unitholders of Smith Partnership consent to the partnership merger and an amendment to Smith Partnership’s partnership agreement, we anticipate that the merger and the partnership merger will occur as soon as practicable after the special meetings, the receipt of the written consent of Smith Partnership unitholders and satisfaction or waiver of the conditions set forth in the merger agreement. We currently expect that it will take at least three days to close all of the transactions involved in the reorganization of Archstone into an UPREIT, the merger of Smith Residential with and into Archstone-Smith and the merger of Smith Partnership with and into Archstone.

Q:	Will I recognize taxable gain or loss as a result of the merger?

A:	We expect the following tax consequences generally to apply:

Smith Residential Stockholders.    For U.S. federal income tax purposes, a Smith Residential common or preferred stockholder will not recognize either gain or loss as a result of the exchange of his, her or its Smith Residential shares of common or preferred stock for Archstone-Smith common or preferred shares, respectively, pursuant to the terms of the merger and the other transactions contemplated by the merger agreement, except to the extent of any cash received instead of a fractional share. A Smith Residential common or preferred stockholder will have a tax basis in the Archstone-Smith common or preferred shares received in the merger equal to the stockholder’s basis in his, her or its Smith Residential common or preferred stock exchanged for the Archstone-Smith common or preferred shares. For a description of the tax treatment of cash received instead of a fractional share of Archstone-Smith and the other material tax consequences of the merger, please read “Federal Income Tax Consequences Relating to the Merger” beginning on page 115.

Archstone Shareholders.    For U.S. federal income tax purposes, Archstone common and preferred shareholders will not recognize either gain or loss as a result of the merger. For a description of the material tax consequences of the merger, please read “Federal Income Tax Consequences Relating to the Merger” beginning on page 115.

If you hold shares of Smith Residential common or preferred stock or Archstone common or preferred shares, the tax consequences to you will depend on your personal situation, including your basis in your shares. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	Will I recognize taxable gain or loss as a result of the reorganization of Archstone into an UPREIT?

A:
For U.S. federal income tax purposes, an Archstone common or preferred shareholder will not recognize either gain or loss as a result of the exchange of his, her or its Archstone common or preferred shares for Archstone-Smith common or preferred shares, respectively, pursuant to the reorganization into an UPREIT, except to the extent of any cash received instead of a fractional share. An Archstone common or preferred shareholder will have a tax basis in the Archstone-Smith common or preferred shares received in the reorganization equal to the shareholder’s basis in his, her or its Archstone common or preferred shares exchanged for the Archstone-Smith common or preferred shares. For a description of the tax treatment of cash received instead of a fractional share of Archstone-Smith and other material tax consequences of the reorganization of Archstone into an UPREIT, please read “Federal Income Tax Consequences Relating to the Reorganization of Archstone into an UPREIT” beginning on page 112.

If you hold Archstone common or preferred shares, the tax consequences to you will depend on your personal situation, including your basis in your shares. You should consult your tax advisor for a full understanding of the tax consequences of the reorganization to you.

Q:	What will my dividends be before and after the merger?

A:
Until the merger is completed, Smith Residential common and preferred stockholders will continue to receive regular dividends when, as and if authorized by the Smith Residential board, and Archstone common and preferred shareholders will continue to receive regular distributions when, as and if authorized by the Archstone board, each in accordance with past practice. In addition, Smith Residential will pay, if necessary, a final dividend in an amount equal to the minimum amount necessary to maintain Smith Residential’s REIT status under the Internal Revenue Code and to avoid the payment of any corporate level tax with respect to undistributed income or gain, as required by the merger agreement. If Smith Residential is required to make a final dividend, Archstone is permitted under the merger agreement to declare a corresponding distribution for its shareholders. After the completion of the merger, former holders of Smith Residential common stock and Archstone common shares will receive the distributions payable to all holders of Archstone-Smith common shares with a record date after the closing, and former Smith Residential preferred stockholders and Archstone preferred shareholders will be entitled to receive cumulative distributions on their Archstone-Smith preferred shares calculated using the same method as was used for their Smith Residential preferred stock or Archstone preferred shares, as applicable. Archstone’s current quarterly distributions are $0.41 per common share per quarter and Smith Residential’s current quarterly dividends are $0.585 per share of common stock per quarter. Upon completion of the merger, you will cease receiving any distributions or dividends on all shares of Smith Residential common and preferred stock and on all Archstone common and preferred shares you held before the merger, other than any dividends or distributions declared before completion of the merger but not yet paid.

Q:	What should I do now?

A:
If you are an Archstone common shareholder or a Smith Residential common stockholder, just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed postage-paid envelope as soon as possible so that your shares will be represented at your special meeting, or instruct the proxy holders how to vote your shares by telephone by following the instructions on your proxy card. If you are an Archstone common shareholder, you can instruct the proxy holders how to vote your shares through the Internet by following the instructions on your proxy card.

If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve the merger agreement and the merger and, if you are an Archstone common shareholder, in favor of the reorganization of Archstone into an UPREIT and in favor of the amendment to the Archstone declaration of trust. If you do not sign and send in your proxy, give your proxy instructions by telephone, or, for Archstone shareholders, through the Internet, at your special meeting, or if you abstain, it will have the effect of a vote against approval of each of the proposals as to which you are entitled to vote.

You can choose to attend your special meeting and vote your shares in person instead of completing and returning a proxy card. If you do complete and return a proxy card, you may change your vote at any time up to and including the time of the vote on the day of your special meeting by following the directions beginning on page 32 for Archstone shareholders and beginning on page 35 for Smith Residential stockholders.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
Your broker will vote your Archstone common shares or shares of Smith Residential common stock only if you instruct your broker how to vote by following the directions your broker provides. If you do not instruct your broker how to vote, your shares will not be voted and this will have the effect of voting against approval of each of the proposals as to which you are entitled to vote.

Q:	Should I send in my stock certificates now?

A:
No. After the merger, Archstone-Smith’s exchange agent will send to former Smith Residential common and preferred stockholders a letter of transmittal explaining what you must do to exchange your Smith Residential common or preferred stock certificates for the merger consideration payable to you.

If you are an Archstone common or preferred shareholder, you are not required to take any action regarding your Archstone share certificates. Your share certificates will be deemed to be share certificates of Archstone-Smith. However, if you would like to receive Archstone-Smith share certificates in exchange for your Archstone share certificates, our exchange agent will provide instructions on how to exchange your share certificates at the same time as instructions are provided to the Smith Residential stockholders.

Q:	Who can answer my questions?

A:
Smith Residential Stockholders.    Smith Residential stockholders who have questions about the merger agreement or the merger, or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

Charles E. Smith Residential Realty, Inc.
2345 Crystal Drive
Arlington, Virginia 22202
Attention: Greg Samay
Telephone: (703) 769-1029

Archstone Shareholders.    Archstone shareholders who have questions about the merger, the reorganization of Archstone into an UPREIT or the amendment to the Archstone declaration of trust, or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

Archstone Communities Trust
7670 South Chester Street
Suite 100
Englewood, Colorado 80112
Attention: Julie Brubaker
Telephone: (800) 982-9293
SUMMARY

          This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the detailed information that may be important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the other documents to which we refer, including the merger agreement. As used in this joint proxy statement/prospectus, references to “Archstone” after completion of the merger mean “Archstone-Smith Operating Trust.” References to “shares” of Archstone mean shares of beneficial interest of Archstone Communities Trust prior to completion of the partnership merger and references to “units” of Archstone mean shares of beneficial interest of Archstone-Smith Operating Trust after completion of the partnership merger. For more information about Archstone and Smith Residential, see “Where You Can Find More Information” beginning on page 161. Each item in this summary refers to the first page where that subject is discussed more fully.
The Companies

Archstone Communities Trust
7670 South Chester Street
Suite 100
Englewood, Colorado 80112
(303) 708-5959

          Archstone Communities Trust is a real estate operating company focused on the operation, development, acquisition, redevelopment and long-term ownership of apartment communities in protected markets which have high barriers to entry. As of June 30, 2001, Archstone’s portfolio comprised of 176 communities representing 53,585 apartment units, including 3,440 apartment units in the development pipeline. Archstone’s principal focus is to maximize shareholder value by:

•	Owning apartment communities in protected markets with strong economic growth;

•	Generating long-term sustainable growth in cash flow from operations;

•	Managing its invested capital, through the disposition of assets that no longer meet its investment objectives, in an effort to maximize long-term value creation; and

•	Strengthening its brand position and reputation for quality through superior customer service to its residents.

          Archstone was formed in 1963 and is organized as a real estate investment trust under the laws of the State of Maryland.

Charles E. Smith Residential Realty, Inc.
2345 Crystal Drive
Arlington, Virginia 22202
(703) 920-8500

          Charles E. Smith Residential Realty, Inc. is a self-managed equity REIT that acquires, develops, manages and operates multifamily properties primarily in the Washington, D.C., Chicago, Illinois and Boston, Massachusetts metropolitan areas and in southeast Florida. Smith Residential is a fully integrated real estate organization with in-house acquisition, development, financing, marketing, property management and leasing expertise. Its primary strategy for growth is to acquire, develop, own and manage high quality multifamily properties to generate long-term income and increases in value.

          As an UPREIT, Smith Residential owns substantially all of its assets and conducts all of its operations through Charles E. Smith Residential Realty L.P. and its subsidiaries. Smith Residential is the sole general partner of Smith Partnership. As of June 30, 2001, Smith Residential owned approximately 68% of the outstanding common and preferred units of Smith Partnership.

          As of June 30, 2001, Smith Residential, through Smith Partnership and its subsidiaries, owned 59 operating apartment properties containing 27,186 apartment units, had 480 apartment units under construction at one owned site, had 226 apartment units under construction at one site for which Smith Residential owned substantially all of the economic interest, and had an agreement to purchase 383 units at one additional site. Smith Residential also had interests in three operating apartment properties totaling 1,267 apartment units and in one property under construction totaling 630 apartment units. In addition, Smith Residential owns one freestanding retail shopping center aggregating 205,000 square feet, and through controlled and non-controlled subsidiaries, conducts property service businesses for its own properties and residential and commercial properties owned by third parties.

          Smith Residential was incorporated in 1993 as a corporation under the laws of the State of Maryland. Smith Partnership was formed in 1993 as a limited partnership under the laws of the State of Delaware.

The Combined Company

Archstone-Smith Trust
7670 South Chester Street
Suite 100
Englewood, Colorado 80112
(303) 708-5959

          Upon completion of the reorganization of Archstone into an umbrella partnership real estate investment trust, or “UPREIT,” the merger and the partnership merger, Archstone-Smith will own substantially all of its assets and will conduct all of its operations through Archstone, which will be renamed “Archstone-Smith Operating Trust.” Archstone-Smith will be the sole trustee of, and own approximately an 86% interest in, Archstone, assuming that

•	none of the common unitholders of Smith Partnership redeem their units for cash or Smith Residential common stock, and

•
each holder of convertible securities, other than options, of Archstone, Smith Residential or Smith Partnership, or any of their respective subsidiaries, converts or exercises those securities for Archstone common shares, shares of Smith Residential common stock or common units of Smith Partnership.

          Archstone-Smith will own a portfolio comprising approximately 230 communities representing approximately 81,000 apartment units, including approximately 4,500 apartment units in the development pipeline. The Archstone-Smith portfolio will include approximately 61,000 garden apartment units and approximately 20,000 high-rise apartment units. Based on the per share closing price of Archstone common shares on the New York Stock Exchange on                          , 2001, the latest practicable date before mailing this joint proxy statement/prospectus, the total debt and equity market capitalization of Archstone-Smith is estimated to be approximately $    billion immediately following the merger.

          Archstone-Smith, currently a wholly owned subsidiary of Archstone, was organized in May 2001 as a real estate investment trust under the laws of the State of Maryland in connection with entering into the merger agreement and in order to facilitate the transactions contemplated thereby.

The Archstone Special Meeting; Vote Required (see page 32)

          The Archstone special meeting will be held at                   on                          , 2001 at     :00 a.m., local time. At the special meeting, holders of Archstone common shares will be asked to consider and vote upon a proposal to approve an amendment to the Archstone declaration of trust described under “Approval of Amendment to Archstone’s Declaration of Trust” beginning on page 38, a proposal to approve the reorganization of Archstone into an UPREIT, including the mergers contemplated thereby, described under “Approval of Reorganization of Archstone into an UPREIT” beginning on page 39 and a proposal to approve the merger agreement and the merger of Smith Residential with and into Archstone-Smith. Approval of the amendment to the Archstone declaration of trust, the reorganization of Archstone into an UPREIT, including the mergers contemplated thereby, and the merger agreement and the merger each requires the affirmative vote of the holders of at least a majority of the outstanding Archstone common shares as of the record date for the special meeting. As of the record date for the Archstone special meeting, the Archstone trustees, executive officers and their affiliates beneficially owned, excluding share options held by them,         Archstone common shares representing     % of the outstanding Archstone common shares entitled to be voted at the Archstone special meeting. All of the Archstone trustees, holding 572,230 Archstone common shares, or approximately     % of the outstanding Archstone common shares as of the record date, have entered into voting agreements agreeing to vote these shares in favor of the merger agreement, the merger and the transactions contemplated thereby at the Archstone special meeting. The vote of Archstone preferred shareholders is not required for approval of any of the proposals.

          You can vote your shares, or instruct the proxy holders how to vote your shares, at the Archstone special meeting if you owned Archstone common shares at the close of business on                          , 2001.

The Smith Residential Special Meeting; Vote Required (see page 35)

          The Smith Residential special meeting will be held at                  , on                          , 2001 at     :00 a.m., local time. At the special meeting, holders of Smith Residential common stock will be asked to consider and vote upon a proposal to approve the merger agreement and the merger of Smith Residential with and into Archstone-Smith. Approval of the merger agreement and the merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Smith Residential common stock as of the record date for the special meeting. As of the record date for the Smith Residential special meeting, the Smith Residential directors, executive officers and their affiliates beneficially owned, excluding stock options and Smith Partnership units held by them,                   shares of Smith Residential common stock representing     % of the outstanding shares of Smith Residential common stock entitled to be voted at the Smith Residential special meeting. All of the Smith Residential directors, holding 242,464 shares of Smith Residential common stock, or approximately     % of the outstanding shares of Smith Residential common stock as of the record date, and 2,141,833 units of Smith Partnership, or approximately    % of the outstanding units of Smith Partnership entitled to vote on the partnership merger, have entered into voting agreements agreeing to vote these shares in favor of the merger agreement and the merger at the Smith Residential special meeting and to consent to the partnership merger and the amendment to the partnership agreement of Smith Partnership. The vote of Smith Residential preferred stockholders is not required for approval of the merger agreement and the merger.

          You can vote your shares, or instruct the proxy holders how to vote your shares, at the Smith Residential special meeting if you owned Smith Residential common stock at the close of business on                              , 2001.

Recommendation of Archstone Board (see
page 50)

          The Archstone board has unanimously adopted and approved the amendment to the Archstone declaration of trust, the reorganization of Archstone into an UPREIT, including the mergers contemplated thereby, and the merger agreement, the merger and the partnership merger, has determined that the amendment to the Archstone declaration of trust, the reorganization of Archstone into an UPREIT, and the merger agreement, the merger and the partnership merger are advisable and in the best interests of Archstone and its shareholders and recommends that Archstone common shareholders vote FOR approval of each proposal. Archstone common shareholders also should refer to the reasons the Archstone board considered in determining whether to adopt and approve the amendment to the Archstone declaration of trust beginning on page 38, the reorganization of Archstone into an UPREIT beginning on page 39, and the merger agreement and the merger beginning on page 41.

Recommendation of Smith Residential Board (see page 60)

          The Smith Residential board has unanimously adopted and approved the merger agreement and the merger, has determined that the merger agreement and the merger are advisable and in the best interests of Smith Residential and its stockholders and recommends that Smith Residential common stockholders vote FOR approval of the merger agreement and the merger. Smith Residential common stockholders also should refer to the reasons the Smith Residential board considered in determining whether to adopt and approve the merger agreement and the merger beginning on page 60.

Fairness Opinions

Archstone (see page 53)

          In deciding to adopt and approve the merger agreement and the merger, the Archstone board considered the oral opinion, delivered May 3, 2001, of its financial advisor, Morgan Stanley & Co. Incorporated, that, as of that date, the consideration to be paid by Archstone under the merger agreement was fair, from a financial point of view, to Archstone. This opinion was confirmed in writing on May 3, 2001. The Morgan Stanley opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Morgan Stanley in connection with its opinion, is attached as Annex B to this document. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Smith Residential or any of its subsidiaries and was not furnished with any such appraisals in connection with preparing its fairness opinion. Archstone has agreed to pay Morgan Stanley a financial advisory fee of $2.5 million contingent upon completion of the merger.

          We encourage Archstone shareholders to read this opinion carefully. This opinion does not, however, constitute a recommendation to any Archstone shareholder with respect to any matters relating to the proposed merger.

Smith Residential (see page 63)

          In deciding to adopt and approve the merger agreement and the merger, the Smith Residential board considered the oral opinion, delivered May 3, 2001, of its financial advisor, Goldman, Sachs & Co., that, as of May 3, 2001, the exchange ratio of 1.975 Archstone-Smith common shares to be received for each share of Smith Residential common stock pursuant to the initial merger agreement was fair, from a financial point of view, to the Smith Residential common stockholders. On May 31, 2001, Goldman Sachs confirmed in writing its opinion to the board of directors of Smith Residential that, as of May 3, 2001, the exchange ratio of 1.975 Archstone-Smith common shares to be received for each share of Smith Residential common stock pursuant to the merger agreement, as amended and restated, was fair, from a financial point of view, to the Smith Residential common stockholders. The Goldman Sachs opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Goldman Sachs in connection with its opinion, is attached as Annex C to this document. Goldman Sachs did not make an independent valuation or appraisal of the assets or liabilities of Smith Residential or Archstone or any of their subsidiaries and was not furnished with any such evaluation or appraisal in connection with preparing its fairness opinion. The Goldman Sachs opinion does not address the fairness of the partnership merger and Smith Partnership did not obtain a fairness opinion in connection with the partnership merger. Smith Residential has agreed to pay Goldman Sachs a financial advisory fee of $13.75 million contingent upon completion of the merger.

          We encourage Smith Residential stockholders to read this opinion carefully. This opinion does not, however, constitute a recommendation to any Smith Residential stockholder with respect to any matters relating to the proposed merger.

Risks Associated with the Merger (see page 26)

          The board of trustees of Archstone and the board of directors of Smith Residential believe that the merger is in the best interest of their respective shareholders and stockholders. There are, however, risks associated with the merger that you should consider in deciding how to vote. These risks include, among others:

•
that as a result of various market conditions and the merger agreement’s fixed exchange ratio for determining the number of Archstone-Smith shares that Smith Residential common stockholders will receive as consideration in the merger, the value of the merger consideration to be received by Smith Residential common stockholders may fluctuate;

•
the fact that Archstone historically has not owned or operated high-rise apartment buildings and that the market price of the Archstone-Smith common shares may decline if Archstone-Smith fails to operate successfully the high-rise apartment buildings acquired in the merger;

•
Archstone-Smith will be restricted in its ability to sell the properties located in the Crystal City area of Arlington, Virginia without the consent of Messrs. Smith and Kogod, which could result in the inability of Archstone-Smith to sell these properties at an opportune time and increased costs to Archstone-Smith;

•
the potential inability of Archstone to merge and integrate successfully the operations of Smith Residential and to realize the cost savings expected from the merger, including economies of scale, which could have a negative impact on the market price of Archstone-Smith common shares after the merger;

•
the fact that the directors and executive officers of Smith Residential may have interests in, and will continue to receive benefits from, the merger that are different from, or in addition to, and, therefore, may conflict with, the interests of Smith Residential stockholders in the merger;

•
the fact that the trustees and executive officers of Archstone may have interests in, and will continue to receive benefits from, the merger that are different from, or in addition to, and, therefore, may conflict with, the interests of Archstone shareholders in the merger;

•	the fact that Archstone and Smith Residential have already incurred substantial expenses in connection with the merger, and may incur additional expenses in the event that the merger is not completed;

•
the fact that Smith Residential and Smith Partnership may be required to pay a termination fee of up to $95 million under specified circumstances and that the threat of such payment may discourage some third-party proposals to acquire Smith Residential that Smith Residential stockholders may otherwise find desirable;

•	the fact that the merger agreement does not require that the financial advisors’ fairness opinions be updated as a condition to the closing of the merger;

•	the fact that the merger is anticipated to result in dilution to Archstone’s expected 2002 funds from operations of between $.03 to $.045 per share; and

•	the fact that Archstone-Smith’s outstanding debt obligations could adversely affect our future financial performance.

Amendment to Archstone’s Declaration of Trust (see page 38)

          Archstone’s common shareholders are being asked to approve an amendment to the Archstone declaration of trust. The amendment will clarify that a “share exchange,” as that term is used in the designation of the rights and preferences for the Archstone preferred shares in the Archstone declaration of trust, includes transactions structured in a variety of methods and that a “surviving entity,” as that term is used in the Archstone declaration of trust, includes the entity acquiring equity securities in a share exchange.

          The Archstone board of trustees has unanimously adopted and approved the proposed amendment to the Archstone declaration of trust, has determined that the proposed amendment is advisable and in the best interests of Archstone and its shareholders and recommends that Archstone common shareholders vote FOR approval of the proposed amendment to the Archstone declaration of trust.

Reorganization of Archstone into an UPREIT (see page 39)

          Archstone’s common shareholders are being asked to approve the reorganization of Archstone into an UPREIT, including the mergers contemplated thereby, whether or not they approve the proposal relating to the amendment to the declaration of trust or the proposal relating to the merger agreement and the merger.

          The Archstone board of trustees has unanimously adopted and approved the reorganization of Archstone into an UPREIT through a merger of Archstone with an indirect, wholly owned subsidiary, has determined that the reorganization of Archstone into an UPREIT is advisable and in the best interests of Archstone and its shareholders and recommends that Archstone common shareholders vote FOR approval of the reorganization of Archstone into an UPREIT. Archstone common shareholders who want Archstone to reorganize into an UPREIT only if the merger with Smith Residential as described in this joint proxy statement/prospectus is completed should vote FOR approval of the merger agreement and merger and AGAINST approval of the reorganization of Archstone into an UPREIT. If Archstone shareholders approve the proposal to reorganize Archstone into an UPREIT but the merger agreement and merger with Smith Residential is not completed, Archstone may decide not to reorganize into an UPREIT at all. If Archstone shareholders approve the merger agreement and merger with Smith Residential but do not separately approve the reorganization of Archstone into an UPREIT, Archstone will nevertheless be reorganized into an UPREIT in connection with the merger.

The Merger Agreement (see page 83)

          The merger agreement is attached at the back of this document as Annex A. We urge you to read the merger agreement because it is the legal document that governs the merger.

          The merger agreement contemplates the following transactions:

•	the reorganization of Archstone into an UPREIT

—
Archstone will be reorganized into an UPREIT in a transaction pursuant to which Archstone, or, in the alternative structure, a newly created Maryland real estate investment trust that will be the successor to Archstone’s assets and liabilities which we also refer to as “Archstone,” will become a subsidiary of Archstone-Smith, followed by

—	the election by Archstone to be treated for federal income tax purposes as either a domestic eligible entity with a single owner disregarded as a separate entity or as a partnership, followed by

•	the merger of Smith Residential with Archstone-Smith

—	the merger, in which Smith Residential will merge with and into Archstone-Smith and Smith Residential will cease to exist, followed by

•	the merger of Smith Partnership with Archstone

—
the partnership merger, in which Smith Partnership will merge with and into Archstone and Smith Partnership will cease to exist, with Archstone thereafter being treated as a partnership for federal income tax purposes.

Smith Partnership Unitholders’ Consent (see page 75)

          The partnership agreement of Smith Partnership requires the approval of the partnership merger by at least a majority of the outstanding common units of Smith Partnership, including common units owned by Smith Residential. By authority granted to Smith Residential, as general partner of Smith Partnership, Smith Residential has approved the partnership merger and intends to deliver its written consent to the partnership merger, as permitted under the partnership agreement of Smith Partnership. Since Smith Residential owns a majority in percentage interest of the outstanding common units of Smith Partnership, the approval of the partnership merger is assured.

          In addition, in order to complete the partnership merger, an amendment to the partnership agreement of Smith Partnership must be approved by holders of at least a majority of the outstanding common units of Smith Partnership, excluding common units owned by Smith Residential. If at least a majority of the outstanding common units not owned by Smith Residential does not consent to approve the amendment to the partnership agreement of Smith Partnership, neither the partnership merger nor the merger will be completed, even if the common stockholders of Smith Residential and the common shareholders of Archstone both vote to approve the merger agreement and the merger.

Recent Event

          Subsequent to the date for which information is currently presented in the financial statements contained in this joint proxy statement/prospectus, the holder of 1,800,000 Smith Partnership Series H preferred units converted those preferred units into Smith Partnership Class A common units and then received shares of Smith Residential common stock upon the redemption of its newly-converted Class A common units. At the same time, the holder also converted 1,800,000 Smith Residential Series H preferred shares into shares of Smith Residential common stock. In the aggregate, the holder received a total of 2,337,662 shares of Smith Residential common stock upon the conversion and/or redemption of its Smith Partnership Series H preferred units and Smith Residential Series H preferred shares. Effective as of June 29, 2001, the holder then sold all 2,337,662 shares of Smith Residential common stock in an underwritten public offering. Following the completion of this transaction, the number of Smith Partnership Class A common units held by Smith Residential increased by 2,337,662, the number of Smith Partnership Series H preferred units outstanding decreased by 3,600,000 and the number of shares of Smith Residential Series H preferred stock outstanding decreased by 1,800,00.

Structure Diagrams

          The following diagrams depict in summary form the structure of Archstone and Smith Residential as of June 30, 2001, and the steps that will be necessary to complete the reorganization of Archstone into an UPREIT, the merger and the partnership merger, and the resulting structure of Archstone-Smith, assuming that,

•	none of the common unitholders of Smith Partnership redeem their units for cash or Smith Residential common stock, and

•
each holder of convertible securities, other than options, of Archstone, Smith Residential or Smith Partnership, or any of their respective subsidiaries, converts or exercises those securities for Archstone common shares, shares of Smith Residential common stock or common units of Smith Partnership.

          Each outstanding unit of Smith Partnership, other than those owned by Smith Residential, is subject to a redemption right exercisable by the holder. Upon exercise by a unitholder of the redemption right, Smith Partnership is required to acquire the unitholder’s units for an amount in cash per unit based on the market price of Smith Residential common stock. However, Smith Residential, in its sole discretion, may elect to assume and directly satisfy Smith Partnership’s redemption obligation, in which case Smith Residential will pay the redeeming unitholder in shares of Smith Residential common stock or their cash equivalent.

          The diagrams labeled Step 1 and Step 2 show the reorganization of Archstone into an UPREIT using the primary structure. The reorganization of Archstone into an UPREIT may also be completed using an alternative structure if specified conditions are not met. For more information, please read “The Merger Agreement—Archstone Reorganization” beginning on page 83. The diagram labeled Step 3 shows the merger and the partnership merger. The percentages in the diagrams reflect the expected ownership of Smith Partnership units as of                      , 2001, and Archstone units following the partnership merger.

                                    [GRAPH]

                               Current Structure

                Smith Shareholders         Archstone Shareholders

                  Charles E. Smith                Archstone
               Residential Realty Inc.        Communities Trust

                                 66% GP

                  Charles E. Smith
                     Residential
                     Realty, L.P.

   Step 1                                  Step 2

  Archstone                               Archstone
 Shareholders                           Shareholders

   Archstone                              Archstone
Communities Trust                      Communities Trust
                     Archstone                                Archstone
                       forms                                 merges with
                    Archstone-Smith                           Merger Sub

Archstone-Smith                         Archstone Smith
                    Archstone-Smith
                         forms
                      Merger Sub

  Merger Sub                               Merger Sub

                                    [GRAPH]

                                    Step 3

              Smith Stockholders          Archstone Shareholders

                                    Merger
                                     into
                                Archstone-Smith

              Charles E. Smith
             Residential Realty,              Archstone-Smith
                    Inc.

                             66% GP
                                    Merger
                                into Archstone

              Charles E. Smith                   Archstone
                 Residential                 Communities Trust
                Realty, L.P.

                                    Result

                 Former Smith                 Former Archstone
                 Stockholders                   Shareholders

                     28.4%                          71.6%

                                Archstone-Smith

                                              87.3% Owner

                                Archstone-Smith
                                Operating Trust

Conditions to the Merger and the Partnership Merger (see page 92)

          Before the merger and the partnership merger can be completed, a number of conditions must be satisfied. These include:

•	the approval of the merger agreement and the merger, which includes the reorganization of Archstone into an UPREIT, by Archstone common shareholders;

•	the approval of the merger agreement and the merger by the holders of at least two-thirds of the outstanding Smith Residential common stock;

•
the approval of the partnership merger by the unitholders of Smith Partnership, including Smith Residential, which is assured, and the approval of an amendment to the partnership agreement of Smith Partnership by Smith Partnership unitholders, excluding Smith Residential;

•	the absence of a court order or law preventing the completion of the Archstone reorganization, the merger or the partnership merger; and

•	other customary closing conditions.

          Where the law permits, Archstone or Archstone-Smith, on the one hand, or Smith Residential or Smith Partnership, on the other hand, could decide to complete the merger and the partnership merger even though one or more conditions were not satisfied. By law, neither Archstone or Archstone-Smith, on the one hand, nor Smith Residential or Smith Partnership, on the other hand, can waive:

•	the requirement that Archstone common shareholders and Smith Residential common stockholders approve the merger agreement and the merger;

•	the requirement that unitholders of Smith Partnership approve the partnership merger and the amendment to the partnership agreement of Smith Partnership; or

•	any court order or law preventing the closing of the merger or the partnership merger.

          Whether any of the other conditions would be waived would depend on the facts and circumstances as determined by the reasonable business judgment of the Archstone board of trustees or the Smith Residential board of directors, acting on its own behalf or in its capacity as general partner of Smith Partnership. If Archstone and Archstone-Smith or Smith Residential and Smith Partnership waived compliance with one or more of the other conditions and the condition was deemed material to a vote of Archstone common shareholders, Smith Residential common stockholders and/or Smith Partnership unitholders, then Archstone, Smith Residential and/or Smith Partnership would have to resolicit shareholder, stockholder and/or unitholder approval, as applicable, before closing the merger or the partnership merger. Neither Archstone nor Smith Residential intends to resolicit shareholders for any waiver that, in the judgment of Archstone’s board of trustees or Smith Residential’s board of directors, as applicable, does not require resolicitation of shareholders.

          It is a condition to the closing of the merger that Mayer, Brown & Platt, counsel to Archstone and Archstone-Smith, and Hogan & Hartson L.L.P., counsel to Smith Residential and Smith Partnership, deliver opinions regarding various issues, including opinions that the merger qualifies as a reorganization under the provisions of section 368(a) of the Internal Revenue Code, and that the partnership merger will not result in the recognition of taxable gain or loss at the time of the partnership merger to a Smith Partnership unitholder:

•	who is a U.S. person;

•
who does not exercise its redemption right with respect to Archstone Class A-1 common units under the Archstone declaration of trust on a date sooner than the date two years after the partnership merger;

•
who does not receive a cash distribution in connection with the partnership merger, or a deemed cash distribution resulting from relief or a deemed relief from liabilities, including as a result of the prepayment of indebtedness of Smith Partnership in connection with or following the partnership merger, in excess of such holder’s adjusted basis in its Smith Partnership units at the time of the partnership merger;

•
who is not required to recognize gain by reason of the application of section 707(a) of the Internal Revenue Code and the Treasury regulations thereunder to the partnership merger, with the result that the partnership merger is treated as part of a “disguised sale” by reason of any transactions undertaken by Smith Partnership prior to or in connection with the partnership merger or any debt of Smith Partnership that is assumed or repaid in connection with the partnership merger; and

•	whose “at risk” amount does not fall below zero as a result of the merger and the partnership merger.

          In addition, it is a condition to the closing of the merger and the partnership merger that Mayer, Brown & Platt deliver an opinion that the reorganization of Archstone into an UPREIT will qualify as a reorganization under section 368(a)(1)(F) of the Internal Revenue Code.

          It is also a condition to the closing of the merger and the partnership merger that Hogan & Hartson L.L.P. deliver an opinion that Smith Partnership has been, since June 30, 1994 through and including its taxable year ending at the time of the partnership merger, treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation, and that Mayer, Brown & Platt deliver an opinion that immediately prior to, and at the time of, the partnership merger, Archstone, or an entity that Archstone will merge into as part of Archstone’s reorganization into an UPREIT, is and will be treated for federal income tax purposes pursuant to Treasury regulation section 301.7701-3 as a partnership or an entity disregarded as a separate entity and not as a corporation or association taxable as a corporation.

          It is also a condition to the closing of the merger and the partnership merger that Hogan & Hartson L.L.P. deliver an opinion that commencing with its taxable year ended December 31, 1994 through and including its taxable year ending at the time of the merger, Smith Residential was organized and has operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code and that Mayer, Brown & Platt deliver an opinion that commencing with Archstone’s taxable year ended December 31, 1994, until either the time Archstone makes an election to be treated as a partnership or the time that Archstone merges into a wholly owned subsidiary of Archstone-Smith into which Smith Partnership will merge, Archstone was organized and has operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code and that Archstone-Smith’s organization and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code commencing with its taxable year ending December 31, 2001.

          The delivery of these opinions, although waiveable under the terms of the merger agreement, will not be waived.

Termination of the Merger Agreement (see page 98)

          Archstone and Smith Residential may terminate the merger agreement, whether before or after the required shareholder and unitholder approvals are obtained, by mutual written consent duly authorized by the Archstone board and the Smith Residential board, or if:

•	a judgment, injunction, order, decree or action by any governmental entity preventing the consummation of either the merger or the partnership merger becomes final and non-appealable;

•
the merger and the partnership merger have not been completed before March 31, 2002; however, neither Archstone nor Smith Residential may terminate the merger agreement if its breach is the reason that the merger or the partnership merger have not been completed by that date;

•
the holders of at least two-thirds of the outstanding shares of Smith Residential common stock fail to approve the merger and the merger agreement, or if the holders of Smith Partnership units fail to approve the partnership merger or the amendment to the partnership agreement of Smith Partnership by the required consent, but Smith Residential may not terminate for either of these reasons if it is in breach in any material respect of its obligations contained in the merger agreement relating to obtaining the required stockholder votes and unitholder consents; or

•
the holders of at least a majority of the outstanding Archstone common shares fail to approve the merger and the merger agreement, but Archstone may not terminate for either of these reasons if it is in breach in any material respect of its obligations contained in the merger agreement relating to obtaining the required shareholder votes.

          Archstone also may terminate the merger agreement if:

•
Smith Residential or Smith Partnership breaches or fails to perform any of its covenants, obligations or agreements contained in the merger agreement, or upon a breach of any representation or warranty of Smith Residential or Smith Partnership or if any representation or warranty of Smith Residential or Smith Partnership is or becomes untrue, in either case so that the conditions to the consummation of the merger contained in the merger agreement would be incapable of being satisfied by March 31, 2002, or as otherwise extended by the parties;

•
the Smith Residential board has failed to recommend or has withdrawn, modified, amended or qualified, or proposed publicly not to recommend or to withdraw, modify, amend or qualify, in any manner adverse to Archstone, its approval or recommendation of the merger, the partnership merger or the merger agreement, or approved or recommended any superior alternative acquisition proposal or the Smith Residential board or any committee of the Smith Residential board has resolved to do any of the foregoing; or

•
following the announcement or receipt of an alternative acquisition proposal, Smith Residential has failed to call a special meeting of stockholders or failed to prepare and mail to its stockholders this joint proxy statement/prospectus, or the Smith Residential board or any committee of the Smith Residential board has resolved to do any of the foregoing.

          Smith Residential also may terminate the merger agreement if:

•
Archstone or Archstone-Smith breaches or fails to perform any of its covenants, obligations or agreements contained in the merger agreement, or upon a breach of any representation or warranty of Archstone or Archstone-Smith, or if any representation or warranty of Archstone or Archstone-Smith is or becomes untrue, in either case so that the conditions to the consummation of the merger contained in the merger agreement would be incapable of being satisfied by March 31, 2002, or as otherwise extended by the parties; or

•
the Smith Residential board has withdrawn, modified, amended or qualified in any manner adverse to Archstone its approval or recommendation of the merger, the partnership merger or the merger agreement in connection with, or approved or recommended, any superior alternative acquisition proposal, or in order to enter into a binding written agreement with respect to a superior alternative acquisition proposal, so long as, in each case, Smith Residential has complied with the terms of the no solicitation provisions contained in the merger agreement and, at the same time as or before terminating the merger agreement, has paid to Archstone the termination fee.

Termination Fee and Termination Expenses (see page 99)

          Smith Residential and Smith Partnership have agreed to pay to Archstone a termination fee of up to $95 million prior to or upon such termination if the merger agreement is terminated:

•
by Smith Residential under the circumstances described above where it is permitted to terminate the merger agreement because its board of directors has withdrawn, modified, amended or qualified in any manner adverse to Archstone its approval or recommendation of the merger, the partnership merger or the merger agreement in connection with, or approved or recommended, any superior alternative acquisition proposal, or in order to enter into a binding written agreement with respect to a superior alternative acquisition proposal, so long as, in each case, Smith Residential complied with the terms of the no solicitation provisions contained in the merger agreement; or

•
by Archstone, if the Smith Residential board has failed to recommend or has withdrawn, modified, amended or qualified, or proposed publicly not to recommend or to withdraw, modify, amend or qualify, in any manner adverse to Archstone its approval or recommendation of the merger, the partnership merger or the merger agreement or approved or recommended any superior alternative acquisition proposal, or has resolved to do any of the foregoing.

          The termination fee of up to $95 million would also be payable by Smith Residential and Smith Partnership if:

•	Smith Residential or Smith Partnership has received a proposal for an alternative acquisition transaction before the termination of the merger agreement;

•
before or within 12 months after the termination of the merger agreement, Smith Residential or Smith Partnership enters into an agreement regarding any alternative acquisition transaction that is later completed whether or not the agreement is related to the pre-termination proposal described above; and

•	Archstone or Archstone-Smith terminated the merger agreement because:

—
Smith Residential or Smith Partnership breaches or fails to perform its covenants, obligations and agreements in the merger agreement, upon a breach of any representation or warranty of Smith Residential or Smith Partnership, or if any of its representations or warranties is or becomes untrue, in either case so that the conditions to the consummation of the merger contained in the merger agreement, relating to performance of covenants and breach of representations and warranties would be incapable of being satisfied by March 31, 2002, or as otherwise extended by the parties,

—
the holders of at least two-thirds of the outstanding Smith Residential common stock fail to approve the merger and the merger agreement or if the holders of Smith Partnership units fail to approve the partnership merger or the amendment to the partnership agreement of Smith Partnership by the required consent, or

—
following the announcement or receipt of an alternative acquisition proposal, Smith Residential shall have failed to call a special meeting of stockholders or failed to prepare and mail to its stockholders this joint proxy statement/prospectus.

          Any termination fee to be paid under the foregoing will be paid upon the completion of the alternative acquisition transaction.

          Finally, the termination fee of up to $95 million would be payable by Smith Residential and Smith Partnership upon completion of a transaction described below if:

•
Smith Residential terminates the merger agreement because the merger and the partnership merger have not been completed before March 31, 2002 and Smith Residential shall not have breached in any material respect its obligations under the merger agreement in any manner that shall have caused either the merger or the partnership merger to not be completed by March 31, 2002;

•	Smith Residential or Smith Partnership has received a proposal for an alternative acquisition transaction before the termination of the merger agreement;

•
prior to termination of the merger agreement but after receipt of a proposal for an alternative acquisition transaction, Archstone and/or Archstone-Smith does not announce, enter into or agree to effect any merger, acquisition, exchange offer, consolidation, reorganization or other business combination with any third party; and

•
before or within 12 months after the termination of the merger agreement above, Smith Residential or Smith Partnership enters into an agreement regarding any alternative acquisition transaction that is later completed.

          Archstone has not agreed to pay any termination fee under the merger agreement.

          Under the merger agreement, Smith Residential and Smith Partnership, on the one hand, and Archstone, on the other, also may become obligated under specified circumstances to reimburse up to $7.5 million of the other parties’ expenses if the merger agreement is terminated. The amount of any termination fee paid by Smith Residential and Smith Partnership would be reduced by any expense reimbursement paid by them.

Regulatory Approvals (see page 77)

          No material federal or state regulatory requirements must be complied with and no approvals must be obtained by Archstone, Archstone-Smith, Smith Residential or Smith Partnership in connection with the reorganization of Archstone into an UPREIT, the merger or the partnership merger.

Accounting Treatment (see page 77)

          The merger will be treated as a purchase for financial accounting purposes.

Interests of Smith Residential Directors and Executive Officers in the Merger and the Partnership Merger (see page 70)

          In considering the recommendation of the Smith Residential board with respect to the merger agreement and the merger, Smith Residential stockholders should be aware that, as described below, some Smith Residential directors and executive officers have interests in the merger and in the partnership merger that differ from, or are in addition to, and, therefore, may conflict with the interests of Smith Residential stockholders generally.

          Trustees of Archstone-Smith After the Merger.    Under the merger agreement, Robert H. Smith, chairman of the board and chief executive officer of Smith Residential, Robert P. Kogod, chairman of the executive committee of the board of Smith Residential, and Ernest A. Gerardi, Jr., a Smith Residential director and the former president and chief executive officer of Smith Residential, will become members of the Archstone-Smith board following the merger. Mr. Smith’s initial term will expire in 2003, Mr. Kogod’s initial term will expire in 2002 and Mr. Gerardi’s term will expire in 2004. Each of Messrs. Smith and Kogod, or their replacement nominees, will have the right to be nominated to serve on the Archstone-Smith board for a period of ten years from the date of the closing of the merger, provided that such person or his related persons or entities continue to beneficially own at least 1,000,000 Archstone-Smith common shares. See “The Merger—Trustees and Executive Officers of Archstone-Smith After the Merger” and “—Interests of Smith Residential Directors and Executive Officers in the Merger and the Partnership Merger” beginning on page 66. Messrs. Smith and Kogod, or their replacement nominees, also will serve as members of the executive committee of the Archstone-Smith board of trustees for so long as such persons have the right to be nominated as trustees. Messrs. Smith and Kogod have agreed not to sell any Archstone-Smith common shares beneficially owned by them for a period of three years after completion of the merger, subject to various exceptions.

          Indemnification and Insurance.    The merger agreement provides that Archstone and Archstone-Smith will provide exculpation and indemnification for current and former directors and officers of Smith Residential and specified subsidiaries, including for actions taken in connection with the merger, which is the same as the exculpation and indemnification provided by Smith Residential and specified subsidiaries as of May 3, 2001, the date that the merger agreement was signed. The merger agreement also provides that Archstone and Archstone-Smith will indemnify and hold harmless current and former directors and officers of Smith Residential and Smith Partnership after the merger to the fullest extent permitted by law. In addition, Archstone and Archstone-Smith have agreed to provide directors’ and officers’ insurance covering acts or omissions occurring before the merger, for the benefit of those individuals currently covered by Smith Residential’s insurance for a period of six years after the merger.

          Equity-Based Awards.    Unvested options to purchase an aggregate of 965,873 shares of Smith Residential common stock at an average exercise price of $34.84 per share previously awarded to Smith Residential directors and executive officers will vest in connection with the merger pursuant to the plans under which they were issued and in any event no later than the day before the merger closes. These Smith Residential directors and officers also currently hold vested options to purchase an aggregate of an additional 637,177 shares of Smith Residential common stock at an average exercise price of $28.42. All Smith Residential stock options will be converted in the merger into options to purchase Archstone-Smith common shares under the terms of the merger agreement. Under the merger agreement, holders of Smith Residential stock options will be entitled to tender the Archstone-Smith options that they will receive in the merger to Archstone for a cash payment equal to the excess, if any, of $49.48 per share over the exercise price of the Smith Residential stock options multiplied by the number of shares of Smith Residential common stock converted in the merger subject to their options, which acquisition and payment, less any applicable withholding taxes, will be made within seven business days after the closing of the merger. In the event that all Smith Residential directors and executive officers tender all of their options for cash, such persons would receive an aggregate payment from Archstone of approximately $24.6 million, before any applicable withholding taxes. Options to purchase Archstone-Smith common shares that are not tendered to Archstone as described above would remain outstanding under the same terms and conditions of the Smith Residential stock options from which such options were converted but the exercise price of each option will be adjusted to reflect the merger and all options will be fully vested.

          Severance Agreements.    Smith Residential and specified subsidiaries have entered into severance agreements with specified executive officers, other than Mr. Smith and Mr. Kogod, that provide for the payment of severance benefits if such executive officers are terminated from employment other than for “cause” or if such executive officers voluntarily terminate their employment for “good reason.” These agreements currently automatically renew for consecutive one-year terms unless there is a “change in control” in which case the term automatically resets for a two-year period from the date of the change of control. In exchange for entering into the severance agreements, all but one covered executive officer have agreed to a covenant not to compete for the lesser of one year following termination of employment or the period for which severance is paid following termination, and to be subject to various confidentiality and “anti-raid” covenants. One covered executive officer has agreed to be bound by such provisions for the lesser of six months following termination of employment or the period for which severance is paid following termination. Each covered executive officer also is entitled to receive reasonable outplacement services and immediate vesting of all of his or her Smith Residential stock options, from the date of such change of control event, and the removal of any restrictions on any restricted stock or units held.

          In the event a covered executive officer’s employment is terminated following a change in control, such as the merger, the amount of severance pay and other benefits to which each covered executive would be entitled will be calculated based upon his or her current base annual salary and his or her highest annual cash bonus amount in the previous three years. The covered executives would be entitled to a payment equal to one year’s annual salary and bonus, or two years’ annual salary and bonus if the covered executive is terminated within two years following the closing of the merger. The covered executives would be entitled to continued coverage for up to one year under any medical and other welfare plans in which the covered executive officer participated, or two years’ coverage if the covered officer is terminated within the two-year period following the closing of the merger. If any of these payments would constitute excess parachute payments under section 280G of the Internal Revenue Code, the covered executive would also receive gross-up payments in an amount sufficient to offset the 20% excise tax applicable to such amounts.

          For purposes of the severance agreements, a termination following a change in control will be considered “voluntary for good reason” if it is the direct result of:

•	a reduction in base salary, fringe benefits or bonus eligibility, except when generally applicable to peer employees,

•	a substantial reduction of responsibilities or areas of supervision or an instruction to report to a lower level supervisor after a “change in control,”

•	a substantial increase in responsibilities or areas of supervision without an appropriate increase in compensation, or

•	after a “change in control,” a required change of office location outside of the metropolitan area in which the executive was previously located.

          Under the severance agreements, the specified executive officers of Smith Residential, if they are terminated within the two years following the closing of the merger, other than for cause or if they voluntarily terminate their employment for good reason, would be entitled to receive estimated cash payments ranging from approximately $864,000 to $1.4 million as a base amount, or approximately $5.3 million in the aggregate. In the event that these executive officers become entitled to tax gross-up payments as described above, the tax reimbursement amount could range from $0 to $493,000 per individual, or approximately $1.3 million in the aggregate. The calculation of the estimated cash payments under the severance agreements assumes that the obligations are triggered immediately upon the closing of the merger and that the merger will close on October 1, 2001. The amounts described above include estimated 2001 bonuses through the closing date. Neither Smith Residential nor Archstone has yet determined that any tax gross-up payments would be required.

          Tax Related Undertakings of Archstone.    Under the Archstone declaration of trust that will be in effect following the closing of the partnership merger, Archstone has agreed, for the benefit of the holders of Smith Partnership units, not to sell, exchange or otherwise dispose of, except in tax-free or tax-deferred transactions, any of the Smith Partnership properties or any interest therein, or any of Archstone’s interest in Smith Realty Company, a wholly owned subsidiary of Smith Partnership that provides property management services to Smith Partnership and third parties. These restrictions, which benefit Messrs. Smith and Kogod, among others, are effective until January 1, 2022. In addition, Archstone has agreed to maintain specified levels of borrowings outstanding with respect to the Smith Partnership properties for the same period, and has made other specified undertakings. These provisions are intended to ensure that the holders of Smith Partnership units will be able to continue to defer the gain that would be recognized by them for tax purposes upon a sale by Archstone of any one or more of the Smith Partnership properties, upon the sale by Archstone of any of its interest in Smith Realty Company, or upon the repayment of borrowings relating to the Smith Partnership properties. If Archstone sells any of the Smith Partnership properties or any interest therein or its interest in Smith Realty Company, or repays borrowings relating to the Smith Partnership properties, Archstone may be liable for monetary damages for engaging in these undertakings.

          Employment.    Messrs. Smith and Kogod will be employed by Archstone-Smith following the closing of the merger. Mr. Smith will be paid an annual minimum salary of $300,000 and an annual minimum bonus of $150,000 for each year during his employment. Mr. Smith will also be entitled to receive options to purchase 100,000 Archstone-Smith common shares for each year during his term of employment, with the number of options granted in each year being equal to 100,000 multiplied by the same percentage of the base option level as the number of options granted to the chief executive officer of Archstone-Smith increases or decreases in that year beyond the target amount established for such officer. Mr. Kogod will be paid an annual minimum salary of $150,000 for each year during his employment. Mr. Gerardi will be employed by Consolidated Engineering Services, Inc., one of Smith Residential’s non-controlled property services subsidiaries, and will be paid an annual salary of $200,000 for each year during his employment and an annual bonus to be determined by the Consolidated Engineering Services, Inc. board. Mr. Gerardi will also receive    options to purchase restricted non-voting stock of Consolidated Engineering Services, Inc. and          shares of restricted non-voting common stock of Consolidated Engineering Services Inc. and will also be entitled to maintain his existing company-provided apartment and whole life insurance policy both of which are to be paid by Consolidated Engineering Services, Inc. Messrs. Smith, Kogod and Gerardi will also be able to participate in other benefit plans generally made available to trustees and officers, as applicable, of Archstone-Smith. In addition, Mr. W.D. Minami, president of Smith Residential, will become the president of the Charles E. Smith Residential division of Archstone-Smith. Mr. Minami will receive an annual salary of $360,000 for the balance of 2001 and for 2002, plus a bonus in an amount to be determined by the management development and compensation committee of the Archstone-Smith board of trustees. Mr. Minami will also be entitled to receive an award of 25,000 restricted share units under the Archstone-Smith 2001 Long-Term Incentive Plan. The restricted share units will be priced at the closing price of the Archstone-Smith common shares on the day of the merger and will vest over a four-year period in 25% increments beginning on the first anniversary of the merger. If, during the first six months following the merger, Archstone-Smith terminates Mr. Minami’s employment for reasons other than cause or if Mr. Minami resigns for any reason, he will be entitled to the benefits he would have been entitled to receive under his existing severance agreement with Smith Residential had his employment been terminated by Smith Residential immediately prior to the merger for good reason and Mr. Minami will not be subject to the non-competition provisions of the severance arrangement. Mr. Minami’s severance agreement will terminate six months after the closing of the merger and, provided he is still employed by Archstone-Smith at that time, Mr. Minami and Archstone-Smith will enter into a change-in-control agreement substantially similar to those then currently in effect with officers of Archstone.

          Acquisition of Smith Management Construction, Inc.    In connection with the merger, Archstone will purchase 100% of the voting common stock of Smith Management Construction, Inc., a non-controlled property service subsidiary of Smith Partnership, for an aggregate of $70,560 in cash from Smith Management Construction Partnership. Smith Management Construction Partnership is a general partnership controlled by Mr. Gerardi and the children of Messrs. Smith and Kogod. Prior to the closing, Archstone will assign Archstone’s right to acquire the shares of voting common stock to a non-controlled subsidiary of Archstone created specifically to hold these shares.

          Acquisition of Consolidated Engineering Services, Inc.    In connection with the merger, Consolidated Engineering Services, Inc., a non-controlled subsidiary of Smith Partnership, Consolidated Engineering Services Partnership, a general partnership controlled by Mr. Gerardi and the children of Messrs. Smith and Kogod that is the sole voting stockholder of Consolidated Engineering Services, Inc., and Archstone have entered into a recapitalization agreement. The terms of the recapitalization agreement require Consolidated Engineering Services, Inc. to propose to a meeting of its sole voting stockholder, Consolidated Engineering Services Partnership, a recapitalization of its capital stock such that Smith Partnership will own 51% of the outstanding voting common stock immediately following the recapitalization, representing a value of $381,865, and Smith Partnership and Consolidated Engineering Services Partnership will each own the same proportion of the outstanding equity of Consolidated Engineering Services, Inc. immediately following the recapitalization that each owned immediately prior to the recapitalization. Under the recapitalization agreement, Consolidated Engineering Services Partnership has agreed to vote the Consolidated Engineering Services, Inc. voting common stock held by it in favor of the recapitalization. The recapitalization will take place immediately prior to the effective time of the merger. Consolidated Engineering Services Partnership will not receive any payments and Smith Partnership will not be required to make any payments in connection with the recapitalization of Consolidated Engineering Services, Inc. Following the merger, Consolidated Engineering Services Partnership will continue to own 49% of the outstanding voting common stock of Consolidated Engineering Services, Inc. It is also contemplated that, prior to the merger, Consolidated Engineering Services, Inc. will issue up to 100,000 shares of restricted non-voting common stock to its officers and will grant options to purchase up to 588,600 shares of its restricted non-voting common stock to its directors and officers. Such non-voting stock will convert into voting common stock upon the occurrence of various corporate events involving Consolidated Engineering Services, Inc. Of this amount, it is expected that Mr. Gerardi will receive                   shares of restricted stock and options to purchase                  shares.

          Legal Counsel.    Roger J. Kiley, Jr., a director of Smith Residential, is also a partner in Mayer, Brown & Platt, legal counsel to Archstone and Archstone-Smith.

Interests of Archstone Trustees and Executive Officers in the Merger and the Partnership Merger (see page 74)

          Subsidiary Voting Interests.    Prior to the merger, the right to purchase the shares of voting stock of Smith Management Construction, Inc. will be assigned by Archstone to a newly formed subsidiary of Archstone in exchange for all of the non-voting interests in that subsidiary. Immediately following the merger, the voting stock of Consolidated Engineering Services, Inc. owned by Archstone, as successor to Smith Partnership by the partnership merger, will be contributed by Archstone to a newly formed subsidiary of Archstone in exchange for all of the non-voting interests in that subsidiary. R. Scot Sellers, the chairman and chief executive officer of Archstone-Smith and Archstone, will purchase all of the voting interests in each subsidiary for a purchase price of approximately $3,500 and $20,000, respectively.

          Change in Control Arrangements.    Archstone has entered into change in control agreements with several of its executive and senior officers. The agreements provide that if a change in control occurs and the officer is thereafter terminated other than for cause, or as a result of the officer’s death or disability, or if the officer resigns as a result of, among other matters, a material adverse change in the nature or scope of the officer’s duties, authority or compensation and such termination or action is taken within the protective period applicable to such officer, then the officer will be entitled to receive a lump-sum payment, together with specified other payments and benefits, including continuation of employee benefits. The duration of the period during which the officer is entitled to continue to receive benefits and the amount of the lump-sum payment depends upon the officer’s responsibility level within Archstone. Each officer, regardless of tier, will also receive, if terminated within his or her applicable period after a change in control, an amount equal to the officer’s pro-rated salary and target bonus for the year of termination through the date of termination and, upon certain circumstances, an additional payment required to reimburse the officer for excise taxes and related payments imposed upon the severance payments made under the officer’s agreement.

          Under the change in control agreements, the six executive officers of Archstone, if they are terminated for any of the reasons described above, would be entitled to receive estimated cash payments ranging from approximately $520,000 to $5.9 million as a base amount, or approximately $10.5 million in the aggregate, if their employment were terminated after the merger under specified circumstances. In the event that these executive officers become entitled to tax reimbursements as described above, the tax reimbursement amounts could range from $0 to $2.8 million per individual, or approximately $3.2 million in the aggregate. The senior officers would be entitled to receive estimated cash payments ranging from approximately $450,000 to $3.6 million, or approximately $11.8 million in the aggregate. The calculation of the estimated cash payments under the severance agreements assumes that the obligations are triggered immediately upon the closing of the merger and that the merger will close on October 1, 2001. The amounts described above include target 2001 bonuses through the closing date but do not include any applicable tax reimbursement payments. Archstone does not currently expect that it will be required to make any payments under these agreements.

Trustees and Executive Officers of Archstone-Smith After the Merger (see page 70)

          Following the merger, the current trustees of Archstone will become trustees of Archstone-Smith. In addition, the merger agreement provides that Messrs. Smith, Kogod and Gerardi will become members of the Archstone-Smith board of trustees as described above. Following the merger, the current executive officers of Archstone will become executive officers of Archstone-Smith. Mr. W. D. Minami, president of Smith Residential, will become the president of the Charles E. Smith Residential division of Archstone-Smith. It is not expected that other officers of Smith Residential will become executive officers of Archstone-Smith. Immediately before the merger, Archstone-Smith will be the sole trustee of Archstone immediately following the merger the executive officers of Archstone-Smith will also be executive officers of Archstone.

Archstone-Smith Trust 2001 Long-Term Incentive Plan (see page 78)

          The Archstone-Smith Trust 2001 Long-Term Incentive Plan will be effective upon the reorganization of Archstone into an UPREIT. The plan provides for the automatic grant of replacement awards in substitution of awards outstanding under the Archstone 1997 Long-Term Incentive Plan and the Smith Residential Realty Directors Stock Option Plan and the First Amended and Restated 1994 Employee Stock and Unit Option Plan.

          In addition to issuing replacement awards, a committee appointed by the board of trustees of Archstone-Smith may award non-qualified options, incentive share options, share appreciation rights, bonus shares, share units, performance shares, performance units, restricted shares and restricted share units, after the effective time of the merger.

Comparison of Shareholder Rights (see page 141)

          The rights of holders of Smith Residential common and preferred stock currently are governed by the Maryland General Corporation Law and Smith Residential’s charter and bylaws. The rights of holders of Archstone common and preferred shares currently are governed by Maryland REIT Law and Archstone’s declaration of trust and bylaws. Following the closing of the merger, the rights of former holders of Smith Residential common and preferred stock who receive Archstone-Smith common or preferred shares in the merger and the rights of former holders of Archstone common and preferred shares who receive Archstone-Smith common or preferred shares in the reorganization of Archstone as an UPREIT will be governed by the Maryland REIT Law and Archstone-Smith’s declaration of trust and bylaws. The Maryland REIT Law and Archstone-Smith’s declaration of trust and bylaws contain trust governance provisions that generally are comparable to or the same as many corporate governance provisions in the Maryland General Corporation Law. However, not all of the corporate governance provisions in the Maryland General Corporation Law are specifically addressed in the Maryland REIT Law. In some instances where neither the Maryland REIT Law nor the declaration of trust or bylaws of a Maryland REIT has addressed an issue, Maryland courts have looked to the Maryland General Corporation Law for guidance.

Summary Historical Financial Data of Archstone

          The following table sets forth selected consolidated financial data on a historical basis for Archstone (in thousands, except per share data). This data, which is derived from Archstone’s consolidated financial statements, should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes, which are incorporated by reference into this document. See “Where You Can Find More Information” beginning on page 161.

	Three Months Ended March 31,	Years Ended December 31,
	2001	2000	1999	1998	1997	1996
Operations Summary:
Total revenues	$ 175,056	$ 723,234	$ 667,022	$ 513,645	$ 355,662	$ 326,246
Property operating expenses	54,793	225,608	217,527	173,760	123,051	128,122
Net operating income	116,305	462,936	420,281	310,779	212,009	193,924
Depreciation on real estate investments	32,353	143,694	132,437	96,337	52,893	44,887
Interest expense	34,646	145,173	121,494	83,350	61,153	35,288
General and administrative expense	5,678	23,157	22,156	16,092	18,350	23,268
Nonrecurring expenses(1)	—	—	—	2,193	71,707	—
Earnings from operations(1)	37,600	176,466	169,339	134,571	24,686	94,089
Gains on dispositions of depreciated real estate, net	35,051	93,071	62,093	65,531	48,232	37,492
Preferred share cash dividends paid	6,307	25,340	23,733	20,938	19,384	24,167
Net earnings attributable to common shares:
—basic	64,388	236,045	204,526	177,022	53,534	106,544
—diluted	66,567	244,625	204,526	186,999	53,534	121,261
Common share cash distributions paid	$ 50,424	$ 201,257	$ 208,018	$ 165,190	$ 105,547	$ 90,728
Per Share Data:
Net earnings attributable to common shares:
—basic(1)	$ 0.53	$ 1.79	$ 1.46	$ 1.49	$ 0.65	$ 1.46
—diluted(1)	0.52	1.78	1.46	1.49	0.65	1.44
Common share cash distributions paid(2)	0.41	1.54	1.48	1.39	1.30	1.24
Series A convertible preferred share cash dividends paid	0.55	2.07	1.99	1.87	1.75	1.75
Series B preferred share cash dividends paid(3)	0.56	2.25	2.25	2.25	2.25	2.25
Series C preferred share cash dividends paid	0.54	2.16	2.16	1.08	—	—
Series D preferred share cash dividends paid	$ 0.55	$ 2.19	$ 0.88	$ —	$ —	$ —
Weighted average common shares outstanding:
—basic	122,159	131,874	139,801	118,592	81,870	73,057
—diluted	127,901	137,730	139,829	125,825	81,908	84,340

	March 31, 2001	December 31,
		2000	1999	1998	1997	1996
Financial Position:
Real estate owned, at cost	$4,679,978	$5,058,910	$5,086,486	$4,771,315	$2,567,599	$2,133,207
Investments in and advances to unconsolidated real estate entities	204,788	226,020	130,845	98,486	37,320	20,156
Mortgage notes receivable, net	24	124	210,357	211,967	285,238	189,829
Total assets	4,723,384	5,016,131	5,302,437	5,059,898	2,805,686	2,282,432
Unsecured credit facilities(4)	13,390	193,719	493,536	264,651	231,500	110,200
Long-term unsecured debt	1,391,607	1,401,262	1,276,572	1,231,167	630,000	580,000
Mortgages payable	836,451	875,804	694,948	676,613	265,652	217,188
Total liabilities	2,362,180	2,671,188	2,679,628	2,410,114	1,265,250	1,014,924
Redeemable preferred shares	285,153	286,856	297,635	272,515	240,210	267,374
Shareholders’ equity	$2,267,867	$2,251,606	$2,567,506	$2,628,325	$1,540,436	$1,267,508
Number of common shares outstanding	120,863	122,838	139,008	143,313	92,634	75,511

	Three Months Ended March 31,	Years Ended December 31,
	2001	2000	1999	1998	1997	1996
Other Data:
Cash Flows:
Net cash provided by operating activities	$ 49,251	$ 322,320	$ 296,010	$ 231,153	$ 159,724	$ 143,939
Net cash provided by (used in) investing activities	281,989	105,563	(223,914)	(318,764)	(403,112)	(360,935)
Net cash provided by (used in) financing activities	$(321,645)	$(428,878)	$ (72,143)	$ 92,803	$ 242,672	$ 195,720
Ratio of earnings to combined fixed charges and preferred share dividends(5)	1.6	1.7	1.6	1.6	0.9	1.7
Computation of Funds From Operations:(6)(7)
Net earnings attributable to common shares:
—basic	$ 64,388	$ 236,045	$ 204,526	$ 177,022	$ 53,534	$ 106,544
Add (Deduct):
Depreciation on real estate investments	32,353	143,694	132,437	96,337	52,893	44,887
Provision for possible loss on depreciated real estate	2,000	5,200	450	282	1,500	—
Gains on dispositions of depreciated real estate, net	(35,051)	(93,071)	(62,793)	(65,531)	(48,232)	(37,492)
Extraordinary items—loss on early extinguishment of debt	—	911	1,113	1,497	—	739
Other, net	1,623	2,544	610	(462)	(650)	(73)

Funds from operations attributable to common shares:
—basic	65,313	295,323	276,343	209,145	59,045	114,605
Series A convertible preferred share dividends	1,790	7,254	8,206	9,332	—	14,717
Minority interest	389	1,326	1,118	645	—	—

Funds from operations attributable to common shares:
—diluted	$ 67,492	$ 303,903	$ 285,667	$ 219,122	$ 59,045	$ 129,322

Weighted average common shares outstanding:
—diluted	127,901	137,730	146,087	125,825	81,908	84,340

(1)
Non-recurring expenses in 1998 include $1.1 million in transaction integration costs associated with the merger of Security Capital Atlantic Incorporated with and into Archstone and $1.1 million associated with the introduction of Archstone’s national branding strategy. Both are included within the “other expense” category in Archstone’s Statement of Earnings for 1998. In 1997, the non-recurring expense represents the impact of a one-time, non-cash charge of $71.7 million associated with the costs incurred in acquiring Archstone’s REIT and property management companies from Security Capital Group Incorporated.

(2)
In addition to the quarterly cash distributions shown, the following distributions were made to Archstone’s shareholders in 1996 and 1997: (i) in November 1996, Archstone made a distribution to its shareholders of the shares of common stock of Homestead Village Incorporated and warrants to purchase common stock of Homestead that it owned and in the aggregate were valued at $3.032 per Archstone common share; and (ii) in September 1997, Security Capital Group Incorporated distributed .052646 warrants for each Archstone common share held by Archstone’s common shareholders. Each warrant entitled the holder to acquire one share of Security Capital Group Incorporated Class B common stock at a price of $28 per share.

(3)	On May 7, 2001, Archstone redeemed all of its outstanding Series B preferred shares.
(4)	At June 18, 2001, Archstone had no balance outstanding under its $580 million unsecured credit facility and under its $100 million short-term unsecured borrowing facility.
(5)
Earnings from operations were insufficient to cover combined fixed charges and preferred share dividends by $12.3 million for the year ended December 31, 1997. This shortage was a result of a one-time, non-cash charge of $71.7 million, recorded in 1997 associated with costs incurred in acquiring Archstone’s REIT and property management companies from Security Capital Group Incorporated. Excluding the charge, the ratio of earnings to combined fixed charges and preferred share dividends for the year ended December 31, 1997 would have been 1.6.

(6)
Funds from operations has been an industry-wide standard used to measure operating performance of a REIT since its adoption by the National Association of Real Estate Investment Trusts in 1991. In October 1999, NAREIT revised the definition of funds from operations. We have restated the amounts for 1996 to 1999 to reflect NAREIT’s revised definition. Funds from operations should not be considered as an alternative to net earnings or any other generally accepted accounting principles, measurement of performance or as an alternative to cash flow from operating, investing or financing activities as a measure of liquidity. The funds from operations measure presented by Archstone, while consistent with NAREIT’s definition, will not be comparable to similarly titled measures of other REITs that do not compute funds from operations in a manner consistent with Archstone.

(7)
Funds from operations in 1997 includes the impact of a one-time, non-cash charge of $71.7 million associated with the costs incurred in acquiring Archstone’s REIT and property management companies from Security Capital Group Incorporated.

Summary Historical Financial Data of Smith Residential

          The following table sets forth selected consolidated financial data and operating information on a historical basis for Smith Residential (in thousands, except per share data). This data, which is derived primarily from Smith Residential’s consolidated financial statements, should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes, which are incorporated by reference into this document. See “Where You Can Find More Information” beginning on page 161.

	Three Months Ended March 31,	Years Ended December 31,
	2001	2000	1999(1)	1998(1)	1997	1996
Operating Data:
Rental properties
Revenues	$ 106,576	$ 383,233	$ 301,233	$ 250,067	$199,944	$163,939
Expenses	58,085	191,574	152,856	130,449	104,333	89,136
Equity in income of property service businesses before gains/losses	2,983	8,373	5,740	8,433	7,597	7,846
Corporate general and administrative expenses	3,856	11,290	9,607	8,947	6,563	5,255
Interest income	119	345	1,091	809	1,063	1,029
Interest expense	21,992	78,371	57,094	47,334	45,411	43,606
Income before gains/losses and extraordinary items	26,640	113,181	89,699	73,027	52,297	34,817
Net income of the Operating Partnership	26,640	179,248	153,814	69,870	52,210	34,817
Net income attributable to common stockholders(2)	12,905	94,692	82,237	30,407	24,712	10,977
Per Share Data:
Earnings per common share—basic:
Before extraordinary item	$ 0.58	$ 4.44	$ 4.25	$ 2.40	$ 1.87	$ 1.11
Extraordinary item	—	—	(0.01)	(0.54)	—	—

	$ 0.58	$ 4.44	$ 4.24	$ 1.86	$ 1.87	$ 1.11

Earnings per common share—diluted:
Before extraordinary item	$ 0.56	$ 4.09	$ 4.05	$ 2.39	$ 1.86	$ 1.11
Extraordinary item	—	—	(0.01)	(0.54)	—	—

	$ 0.56	$ 4.09	$ 4.04	$ 1.85	$ 1.86	$ 1.11

Other Data:
Funds from operations(3):
Net income of the Operating Partnership	$ 26,640	$ 179,248	$ 153,814	$ 69,870	$ 52,210	$ 34,817
Less: Preferred dividends	(989)	(3,955)	(8,093)	(3,647)	—	—
Gain on sales	—	(66,067)	(64,475)	(18,150)	—	—
Plus: Depreciation and amortization of rental property	12,384	44,778	33,906	28,958	20,666	17,931
Depreciation from unconsolidated properties	323	1,015	570	—	—	—
Other	—	434	430	5,173	—	—
Extraordinary item—loss on extinguishment of debt	—	—	360	16,384	87	—

Funds from operations of the Operating Partnership	38,358	155,453	116,512	98,588	72,963	52,748
Minority interest	(12,891)	(54,606)	(44,048)	(40,554)	(35,799)	(28,879)

Funds from operations attributable to stockholders(4)	$ 25,467	$ 100,847	$ 72,464	$ 58,034	$ 37,164	$ 23,869

Net cash flows provided by (used in):
Operating activities	$ 25,239	$ 183,256	$ 141,185	$ 118,566	$ 75,223	$ 50,958
Investing activities	(92,703)	(356,825)	(298,490)	(289,995)	(196,924)	(72,742)
Financing activities	67,464	163,012	167,862	171,429	117,803	16,204
Cash dividends per share	$ 0.585	$ 2.235	$ 2.155	$ 2.095	$ 2.035	$ 1.975
Average core occupancy rate(5)	96.3%	97.2%	97.5%	96.6%	96.4%	97.0%
Apartment units—core portfolio(6)	19,712	16,435	15,482	14,301	14,198	12,462
Apartment units—total portfolio	28,910	28,453	24,948	19,279	18,236	15,200
Rental properties, net(7)	$1,944,899	$1,911,767	$1,539,042	$1,093,963	$804,323	$470,093
Total assets	2,170,786	2,075,232	1,704,778	1,185,399	865,506	522,211
Total mortgage loans and notes payable	1,306,225	1,223,704	969,323	790,579	610,971	546,544
Shareholder’s equity (deficit)(7)	573,901	555,569	481,364	264,977	158,314	(37,379)

(1)	Certain reclassifications have been made to conform to the current year’s presentation.
(2)
Reflects Smith Residential’s pro rata share of net income attributable to all shareholders of 64.1% in 2000, 61.9% in 1999, 58.9% in 1998, 50.9% in 1997 and 45.3% in 1996, less preferred dividends and distributions in excess of earnings allocated to Minority Interest.

(3)
Funds from operations is defined by NAREIT as net income (loss), computed in accordance with accounting principles generally accepted in the United States of America, excluding gains (or losses) from debt restructuring and property sales, plus depreciation/amortization of assets unique to the real estate industry. Funds from operations does not represent cash flow from operating activities in accordance with accounting principles generally accepted in the United States of America (which, unlike funds from operations, generally reflects all cash effects of transactions in the determination of net income) and should not be considered an alternative to net income as an indication of Smith Residential’s performance or to cash flow as a measure of liquidity or ability to make distributions. Smith Residential considers funds from operations a meaningful, additional measure of operating performance because it excludes the assumption that the value of real estate assets diminishes predictably over time, and because industry analysts have accepted it as a performance measure. A comparison of Smith Residential’s presentation of funds from operations, using the NAREIT definition, to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the NAREIT definition used by such REITs.

(4)	Reflects Smith Residential’s pro rata shares of 64.9% in 2000, 62.2% in 1999, 58.9% in 1998, 50.9% in 1997 and 45.3% in 1996.
(5)	Average occupancy is defined as gross potential rent for the core portfolio less vacancy allowance divided by gross potential rent for the period, expressed as a percentage.
(6)
Core portfolio represents operating properties fully owned or stabilized by Smith Residential as of December 31, two years prior to the reporting date. Total portfolio represents all operating properties fully or partially-owned by Smith Residential at the reporting date.

(7)	At the formation of Smith Residential, all contributed rental properties were recorded at historical cost which was significantly less than market value resulting in diluted shareholders’ equity.

Equivalent Per Share Data

          We have summarized below specified per common share information for Smith Residential and Archstone on a historical basis, pro forma combined basis and pro forma combined equivalent basis. The pro forma combined amounts are based on the purchase method of accounting. The Smith Residential per common share pro forma combined equivalents are calculated by multiplying the pro forma combined per common share amounts by the exchange ratio of 1.975 per share.

          The following information should be read together with the historical and pro forma financial statements included or incorporated by reference in this document. See “Where You Can Find More Information” beginning on page 161.

	For the Three Months Ended March 31, 2001		For the Year Ended December 31, 2000
	Basic	Diluted	Basic	Diluted
Net earnings from continuing operations per common share:
Archstone	$0.53	$0.52	$1.80	$1.78
Archstone-Smith pro forma combined	0.44	0.43	1.90	1.85
Smith Residential	0.58	0.56	4.44	4.09
Smith Residential pro forma combined equivalent	0.87	0.85	3.75	3.65

	For the Three Months Ended March 31, 2001	For the Year Ended December 31, 2000
Cash distributions declared per common share:
Archstone	$ 0.41	$ 1.54
Archstone-Smith pro forma combined	N/A	N/A
Smith Residential	0.585	2.235
Smith Residential pro forma combined equivalent	0.81	3.04

Shareholders’ equity (book value) per common share (end of period):
Archstone	$16.40	$15.99
Archstone-Smith pro forma combined	$20.24	N/A
Smith Residential	$14.20	$13.87
Smith Residential pro forma combined equivalent	$39.97	N/A

Market Prices of Archstone Common Shares and Smith Residential Common Stock

          The following table sets forth the price per share of Archstone common shares and Smith Residential common stock based on the last reported sale prices per share on the New York Stock Exchange on May 3, 2001, the last trading day before the public announcement of the execution of the merger agreement, and on                           , 2001, the latest practicable date before mailing this joint proxy statement/prospectus.

	Price per share
	Archstone	Smith Residential	Smith Residential pro forma equivalent(1)
May 3, 2001	$25.18	$45.56	$49.73
, 2001	$	$	$

(1)	Computed by multiplying the Archstone common share closing price by the 1.975 exchange ratio.

Archstone-Smith Trust

Pro Forma Summary Financial Data

          The following table sets forth the summary unaudited pro forma condensed financial information as of and for the three months ended March 31, 2001 and year ended December 31, 2000, giving effect to the merger and the partnership merger as if it had occurred on January 1, 2000 for both the operations summary and per share data and as of March 31, 2001 for financial position information. The pro forma financial information for the year ended December 31, 2000 also gives effect to certain acquisitions and dispositions of operating communities by Smith Residential during 2000. Pro forma adjustments made to arrive at the pro forma amounts set forth below are described in the Archstone-Smith pro forma condensed financial statements included elsewhere in this joint proxy statement/prospectus. The following information should be read in conjunction with the Archstone and Smith Residential historical financial statements incorporated by reference into this joint proxy statement/prospectus and the Archstone-Smith pro forma condensed financial statements included in this document.

          The summary unaudited pro forma information is intended for informational purposes and is not necessarily indicative of the future financial position or future results of operations of Archstone-Smith or of the financial position or the results of operations of Archstone-Smith that would have actually occurred had the noted transactions been completed as of the date or for the periods presented (dollar amounts in thousands, except per share data).

	Three Months Ended March 31, 2001	Year Ended December 31, 2000
Operations Summary:
Total revenues	$285,629	$1,128,387
Property operating expenses (rental expenses and real estate taxes)	100,286	378,003
Net operating income	177,388	704,511
Depreciation on real estate investments	46,744	201,256
Interest expense	55,813	225,623
General and administrative expenses	8,552	33,312
Earnings from operations	63,266	279,922
Total minority interest	14,271	62,264
Gains on dispositions of depreciated real estate, net	35,051	159,138
Preferred share cash dividends paid	11,504	45,587
Net earnings from continuing operations attributable to common shares:
Basic	72,542	331,209
Diluted	79,843	359,737

Per Share Data:
Net earnings from continuing operations per common share:
Basic	$ 0.44	$ 1.90
Diluted	$ 0.43	$ 1.85
Weighted average common shares outstanding-basic	166,429	174,006
Weighted average common shares outstanding-diluted	187,293	194,747

March 31, 2001
Financial Position:
Real estate owned, at cost	$8,082,607
Investment in and advances to unconsolidated property service businesses	111,863
Investment in and advances to unconsolidated real estate entities	259,963
Total assets	8,318,899
Unsecured credit facilities	107,735
Long-term unsecured debt	1,391,607
Mortgages payable	2,132,389
Total liabilities	3,807,704
Minority interest	620,547
Redeemable preferred shares	536,653
Shareholders’ equity	3,890,648
Number of common shares outstanding	165,694

RISK FACTORS

          In addition to the risks relating to the businesses of Archstone and Smith Residential, descriptions of which are incorporated by reference in this joint proxy statement/prospectus from Archstone’s Annual Report on Form 10-K for the year ended December 31, 2000 as filed with the SEC on March 9, 2001 and the other information included in, or incorporated into, this document, including the matters addressed in “A Warning About Forward-Looking Statements” on page 31, you should carefully consider the following risk factors. The risk factors are considered by Archstone and Smith Residential, based on the information available to them, to be all of the material risk factors relating to the merger and Archstone shareholders and Smith Residential stockholders should take these risk factors into account in determining whether or not to vote in favor of the approval of the proposals described in this joint proxy statement/prospectus.

Smith Residential common stockholders may receive Archstone-Smith common shares in the merger that have a market value lower than expected.

          Smith Residential common stockholders will receive 1.975 Archstone-Smith common shares in the merger for each share of Smith Residential common stock they own at the time of the closing of the merger. The market price of Archstone-Smith common shares at the time of the merger may vary significantly from the price of the Archstone common shares on the date of execution of the merger agreement or from the price on either the date of this joint proxy statement/prospectus or the date of the Archstone and Smith Residential special meetings. These variances may arise due to, among other things, changes in the business, operations and prospects of Archstone, market assessments of the likelihood that the merger will be completed, demand for apartment units in a specific geographic area or nationwide, and interest rates, general market and economic conditions and other factors.

          Substantially all of these factors are beyond the control of Archstone and Smith Residential. It should be noted that during the 12-month period ending on                     , 2001, the most recent date practicable before the mailing of this joint proxy statement/prospectus, the closing per share price of Archstone common shares varied from a low of $         to a high of $         and ended that period at $         . Historical trading prices are not necessarily indicative of future performance.

          The exchange ratio for shares of Smith Residential common stock to be exchanged into Archstone-Smith common shares in the merger was fixed at the time of the signing of the merger agreement and will not be adjusted based on changes in the trading price of Archstone common shares or Smith Residential common stock before the closing of the merger. Accordingly, the value of any Archstone-Smith common shares that Smith Residential common stockholders receive in the merger will depend on the market price of Archstone-Smith common shares at the time of the closing of the merger.

Archstone historically has not owned or operated high-rise apartment buildings and the market price of the Archstone-Smith common shares you receive in the merger may decline if Archstone-Smith fails to successfully operate the high-rise apartment buildings acquired in the merger.

          In the merger, Archstone-Smith will acquire Smith Residential’s interest in 46 high-rise apartment buildings. The high-rise apartment building properties will represent approximately 25% of the combined portfolio based on number of apartment units. Archstone historically has not owned or operated high-rise apartment buildings. If Archstone-Smith fails to successfully operate these apartment buildings, the market price of Archstone-Smith common shares could decline. In addition, if Archstone-Smith determines to liquidate these high-rise apartment buildings over time, it may not be successful in doing so or may not do so at attractive prices, which could adversely affect the market price of Archstone-Smith common shares.

Archstone-Smith will be restricted in its ability to sell the properties located in the Crystal City area of Arlington, Virginia without the consent of Messrs. Smith and Kogod, which could result in the inability of Archstone-Smith to sell these properties at an opportune time and increased costs to Archstone-Smith.

          Under the shareholders’ agreement, for a period of 15 years, Archstone-Smith is restricted from transferring specified Smith Partnership high-rise properties located in the Crystal City area of Arlington, Virginia without the consent of Messrs. Smith and Kogod, which could result in the inability of Archstone-Smith to sell these properties at an opportune time and increased costs to Archstone-Smith. Notwithstanding, Archstone-Smith is permitted to transfer these properties in connection with a sale of all of the properties in a single transaction or pursuant to a bona fide mortgage of any or all of such properties in order to secure a loan or other financing of Archstone-Smith. Also, a sale of any of the Smith Partnership properties prior to January 1, 2022, could result in increased costs to Archstone-Smith in light of the tax related undertakings made to the Smith Partnership unitholders in connection with the merger.

The operations of Archstone and Smith Residential may not be integrated successfully and the intended benefits of the merger may not be realized, which could have a negative impact on the market price of Archstone-Smith common shares after the merger.

          The completion of the merger poses risks for the ongoing operations of Archstone-Smith, including that:

•	following the merger, Archstone-Smith may not achieve the expected cost savings and operating efficiencies, including the ability to realize economies of scale;

•	the Smith Residential and Archstone portfolios may not perform as well as currently anticipated;

•	the concentration of Archstone-Smith’s properties in a few identified markets may increase Archstone-Smith’s exposure to the economic conditions of those markets;

•	Archstone-Smith may experience difficulties and incur expenses related to the assimilation and retention of Smith Residential employees;

•
Archstone-Smith may incur increased costs, due to required consents, transfer taxes and other similar expenses, if it completes the Archstone reorganization into an UPREIT using the alternative merger structure described later in this joint proxy statement/prospectus under the heading “The Merger Agreement—Archstone Reorganization” beginning on page 83; and

•	Archstone-Smith may not effectively merge and integrate Smith Residential’s operations.

          If Archstone-Smith fails to integrate successfully Smith Residential and/or fails to realize the intended benefits of the merger, the market price of Archstone-Smith common shares could decline from their market price at the time of completion of the merger.

The directors and executive officers of Smith Residential may have interests in the completion of the merger and the partnership merger that may conflict with the interests of Smith Residential stockholders.

          In considering the recommendation of the Smith Residential board with respect to the merger agreement and the merger, Smith Residential stockholders should be aware that some of Smith Residential’s directors and executive officers have interests in, and will receive benefits from, the merger and the partnership merger that differ from, or are in addition to, and, therefore, may conflict with, the interests of Smith Residential stockholders generally, including the following:

•
Three current directors of Smith Residential, Messrs. Smith, Kogod and Gerardi, will become trustees of Archstone-Smith, and Messrs. Smith and Kogod, or their replacement nominees, will have the right to be nominated to serve on the Archstone-Smith board for a period of ten years from the date of the closing of the merger provided such person or his related persons or entities continues to beneficially own at least 1,000,000 Archstone-Smith common shares;

•
Archstone-Smith and Archstone will provide exculpation and indemnification for current and former directors and officers of Smith Residential and specified subsidiaries, including for actions taken in connection with the merger, which is the same as the exculpation and indemnification provided by Smith Residential and specified subsidiaries as of the date of the merger agreement;

•
Archstone-Smith and Archstone will indemnify and hold harmless current and former directors and officers of Smith Residential and Smith Partnership after the merger to the fullest extent permitted by law;

•
Archstone-Smith and Archstone have agreed to provide directors’ and officers’ insurance covering acts or omissions occurring before the merger, for the benefit of those individuals currently covered by Smith Residential’s insurance for a period of six years after the merger;

•
Unvested options to purchase an aggregate of 965,873 shares of Smith Residential common stock at an average exercise price of $34.84 per share previously awarded to Smith Residential directors and executive officers will vest in connection with the merger pursuant to the plans under which they were issued and in any event no later than the day before the merger closes. These Smith Residential directors and executive officers also currently hold vested options to purchase an aggregate of an additional 637,177 shares of Smith Residential common stock at an average exercise price of $28.42. All Smith Residential stock options will be converted in the merger into options to purchase Archstone-Smith common shares under the terms of the merger agreement. Under the merger agreement, holders of Smith Residential stock options will be entitled to tender the Archstone-Smith options that they will receive in the merger to Archstone for a cash payment equal to the excess, if any, of $49.48 per option over the exercise price of the option multiplied by the number of shares of Smith Residential common stock converted in the merger, subject to their options, which acquisition and payment, less applicable withholding taxes, will be made within seven business days of the closing of the merger. In the event that all Smith Residential directors and officers tender all of their options for cash, such persons would receive an aggregate payment from Archstone-Smith of approximately $24.6 million, before any applicable withholding taxes. Options to purchase Archstone-Smith common shares that are not tendered to Archstone as described above would remain outstanding under the same terms and conditions of the Smith Residential stock options from which such options were converted but the exercise price of each option will be adjusted to reflect the merger and all options will be fully vested.

•
Under severance agreements that Smith Residential and specified subsidiaries have entered into with specified executive officers, these executive officers will be entitled to receive estimated cash payments ranging from approximately $864,000 to $1.4 million as a base amount, or approximately $5.3 million in the aggregate, if their employment with Archstone-Smith is terminated within two years following the closing of the merger, other than for cause or if they voluntarily terminate their employment for good reason. In the event that these executive officers become entitled to receive the tax gross-up payment as described under “The Merger—Interests of Smith Residential Directors and Executive Officers in the Merger and the Partnership Merger—Severance Agreements” beginning on page 70 the tax reimbursement amounts could range from $0 to $493,000 per individual, or approximately $1.3 million in the aggregate. The calculation of the estimated cash payments under the severance agreements assumes that the obligations under the agreements are triggered immediately upon the closing of the merger, which they are, that the applicable persons are terminated, which they are not currently expected to be, and that the merger will close on October 1, 2001. The amounts shown include estimated 2001 bonuses through the closing date. Neither Smith Residential nor Archstone-Smith has yet determined that any tax gross-up payments would be required;

•
Under the Archstone declaration of trust, Archstone has agreed, for the benefit of the Smith Partnership unitholders, not to sell, exchange or otherwise dispose of, except in tax-free or tax-deferred transactions, any of the Smith Partnership properties or any interest therein or any interest in Smith Realty Company until at least January 1, 2022 and to maintain specified levels of borrowings outstanding with respect to the Smith Partnership properties for the same period;

•
Following the completion of the merger, Mr. Smith will be employed by Archstone-Smith at a minimum annual salary of $300,000 with a minimum annual bonus of $150,000 for each year during his employment. Mr. Smith will also be entitled to receive an annual grant of options to purchase Archstone-Smith common shares and participation in Archstone-Smith’s benefit plans. Mr. Kogod will be employed by Archstone-Smith at a minimum annual salary of $150,000 and will be entitled to participate in Archstone-Smith’s benefit plans. Mr. Gerardi will be employed by Consolidated Engineering Services, Inc. at an annual salary of $200,000 with an annual bonus to be determined, and he will also be entitled to maintain his existing company-provided apartment and whole life insurance policy. Mr. Gerardi will be entitled to participate in Archstone-Smith benefit plans. Mr. Minami will be employed by Archstone-Smith at an annual salary of $360,000 with an annual bonus to be determined by the management development and compensation committee of the Archstone-Smith board of trustees. Mr. Minami will also be entitled to receive a grant of 25,000 restricted share units upon closing of the merger;

•
In connection with the merger, Archstone will purchase 100% of the voting common stock of Smith Management Construction, Inc., a non-controlled property service subsidiary of Smith Partnership, for an aggregate of $70,560 in cash from Smith Management Construction Partnership, the holder of its voting common stock. Smith Management Construction Partnership is a general partnership controlled by Mr. Gerardi and the children of Messrs. Smith and Kogod; and

•
A general partnership controlled by Mr. Gerardi and the children of Messrs. Smith and Kogod will continue to own its interest in Consolidated Engineering Services, Inc. and, it is contemplated that prior to the closing of the merger, Consolidated Engineering Services, Inc. will issue up to 100,000 shares of restricted non-voting stock to its officers and will grant options to purchase up to an aggregate of 588,600 shares of its non-voting common stock to its officers and directors. Such non-voting common stock will convert into voting common stock upon the occurrence of various corporate events involving Consolidated Engineering Services, Inc. Of this amount, it is expected that Mr. Gerardi will receive                         shares of restricted stock and options to purchase                          shares.

The trustees and executive officers of Archstone may have interests in the completion of the merger and the partnership merger that may conflict with the interests of Archstone shareholders.

          In considering the recommendation of the Archstone board with respect to the merger agreement and the merger, Archstone shareholders should be aware that some of Archstone’s trustees and executive officers have interests in, and will receive benefits from, the merger and the partnership merger that differ from, or are in addition to, and, therefore, may conflict with, the interests of Archstone shareholders generally, including the following:

•
Prior to the merger, the right to purchase the shares of voting common stock of Smith Management Construction, Inc. will be assigned by Archstone to a newly formed subsidiary of Archstone in exchange for all of the non-voting interests in that subsidiary. Immediately following the merger, the voting common stock of Consolidated Engineering Services, Inc. owned by Archstone, as successor to Smith Partnership by the partnership merger, will be contributed by Archstone to a newly formed subsidiary of Archstone in exchange for all of the non-voting interests in that subsidiary.   R. Scot Sellers, the chairman and chief executive officer of Archstone-Smith and Archstone, will purchase all of the voting interests in each subsidiary for a purchase price of approximately $3,500 and $20,000, respectively; and

•
Under change in control agreements that Archstone has entered into with six executive officers, these executive officers will be entitled to receive estimated cash payments ranging from approximately $520,000 to $5.9 million as a base amount, or approximately $10.5 million in the aggregate, in the event that their employment is terminated after the merger under specified circumstances. In the event that these executive officers become entitled to receive the tax reimbursement as described under “The Merger—Interests of Archstone Trustees and Executive Officers in the Merger and the Partnership Merger—Change in Control Arrangements” beginning on page 74, the tax reimbursement amounts could range from $0 to $2.8 million per individual, or approximately $3.2 million in the aggregate. The senior officers would be entitled to receive estimated cash payments ranging from approximately $450,000 to $3.6 million, or approximately $11.8 million in the aggregate. The calculation of the estimated cash payments under the change in control agreements assumes that Archstone-Smith’s obligations under the agreements are triggered immediately upon the closing of the merger, which they are, that the applicable persons are terminated, which they are not expected to be, and that the merger will close on October 1, 2001. The amounts shown include estimated bonuses through the closing date but do not include any applicable tax reimbursement payments. Archstone does not currently expect that it will be required to make any payments under these agreements.

Archstone and Smith Residential may incur substantial expenses and payments if the merger does not occur.

          It is possible that the merger may not be completed. If the merger is not completed, Archstone and Smith Residential will have incurred substantial expenses. In addition, Smith Residential and Smith Partnership may incur a termination fee of up to $95 million if the merger agreement is terminated under specified circumstances. Further, the parties also may become obligated to reimburse up to $7.5 million of the other parties’ expenses if the merger agreement is terminated for specified reasons. The amount of any termination fee paid by Smith Residential and Smith Partnership would be reduced by any expense reimbursement paid by them.

The termination fee of up to $95 million payable by Smith Residential and Smith Partnership may discourage some third party proposals to acquire Smith Residential that Smith Residential stockholders may otherwise find desirable.

          The termination fee of up to $95 million payable by Smith Residential and Smith Partnership if the merger agreement is terminated under specified circumstances represents approximately 2.6% of the approximate $3.6 billion debt and equity market capitalization of Smith Residential at the time the merger agreement was entered into. This termination fee of up to $95 million may discourage some third party proposals to acquire Smith Residential in the 12 months following termination of the merger agreement that Smith Residential stockholders may otherwise find desirable.

The merger agreement does not require that the financial advisors’ fairness opinions be updated as a condition to the closing of the merger.

          The merger agreement does not require that the financial advisors’ fairness opinions be updated as a condition to the closing of the merger and neither Archstone nor Smith Residential intends to request that those opinions be updated. As such, the fairness opinions do not reflect any changes in the relative values of Archstone or Smith Residential subsequent to the date of the merger agreement. The market price of the Archstone common shares and the Smith Residential common stock at the completion of the merger may vary significantly from the market price as of the date of the merger agreement, which is the same date as the fairness opinions of the financial advisors.

The merger may result in dilution to Archstone’s expected funds from operations.

          Archstone anticipates that the merger will result in dilution to Archstone’s expected 2002 funds from operations of approximately $.03 per share. There can be no assurance, however, as to the amount of dilution to Archstone’s expected 2002 funds from operations that will result from the merger.

Our outstanding debt obligations could adversely affect our future financial performance.

          As of March 31, 2001 on a pro-forma basis, Archstone-Smith had approximately $3.6 billion in total debt outstanding, of which $2.1 billion was secured by real estate assets and $546.2 million was subject to variable interest rates, including $103.3 million outstanding on our short-term credit facilities. As a result of these debt obligations, Archstone-Smith may not have sufficient cash flow from operations to meet required payments of principal and interest, pay distributions on our securities at expected rates or make necessary investments in new business initiatives. In addition, increases in interest rates would increase our interest expense under our variable interest rate instruments and would increase the cost of refinancing these instruments and issuing new debt. As a result, higher interest rates would adversely affect cash flow and our ability to service our indebtedness. The shareholders agreement entered into in connection with the merger places restrictions on Archstone-Smith’s ability to refinance outstanding indebtedness.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

          Statements made in this document or incorporated by reference into this document that are not historical facts are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Archstone’s and Smith Residential’s current expectations, beliefs, assumptions, estimates and projections about the industry and markets in which they operate. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Information concerning expected investment balances, expected funding sources, planned investments, forecasted dates and revenue and expense growth and reduction assumptions are examples of forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond the control of Archstone or Smith Residential. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. Neither Archstone nor Smith Residential undertake any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

          The operating results of Archstone and Smith Residential depend primarily on income from apartment communities, which is substantially influenced by supply and demand for apartment units, operating expense levels, property level operations and the pace and price at which Archstone and Smith Residential can develop, acquire or dispose of apartment communities. Capital and credit market conditions, which affect cost of capital, also influence operating results.

          Important factors that could cause actual results to differ materially from current expectations reflected in these forward-looking statements include, among others, the factors discussed under the caption “Risk Factors” beginning on page 26 of this joint proxy statement/prospectus and factors discussed in filings made by Archstone and Smith Residential that are identified on pages 161 and 162 and incorporated in this document.

THE ARCHSTONE SPECIAL MEETING

Date, Time, Place and Purpose of the Archstone Special Meeting

          The special meeting of Archstone common shareholders is scheduled to be held on                          ,                 , 2001 at   :00 a.m., local time, at                                      . It may be adjourned or postponed to another date and/or place for proper purposes. The purpose of the meeting is to consider and vote upon an amendment to the Archstone declaration of trust, the reorganization of Archstone into an UPREIT, including the mergers contemplated thereby, and the merger agreement and the merger of Smith Residential with and into Archstone-Smith. The Archstone common shareholders also might be asked to vote upon a proposal to adjourn the Archstone special meeting for the purpose, among others, of allowing additional time for the solicitation of additional votes to approve any of the proposals.

Who Can Vote

          You are entitled to vote your Archstone common shares if Archstone’s shareholder records show that you held your Archstone common shares as of the close of business on                     ,                      , 2001. At the close of business on that date, a total of                                       Archstone common shares were outstanding and entitled to vote. Each Archstone common share has one vote. The enclosed proxy card shows the number of Archstone common shares that you are entitled to vote. The vote of the holders of Archstone’s preferred shares is not required for approval of any of the proposals.

Voting by Proxy Holders

          If you hold your Archstone common shares in your name as a holder of record, you may instruct the proxy holders how to vote your Archstone common shares by using the toll-free telephone number, the Internet website listed on the proxy card or by signing, dating and mailing the proxy card in the postage-paid envelope that we have provided to you. Whichever of these methods you select to transmit your instructions, the proxy holders will vote your Archstone common shares as provided by those instructions. If you give Archstone a signed proxy without giving specific voting instructions, your Archstone common shares will be voted by the proxy holders in favor of the proposed amendment to the Archstone declaration of trust, in favor of the Archstone reorganization into an UPREIT, including the mergers contemplated thereby, and in favor of the merger agreement and the merger. If your Archstone common shares are held by a broker, bank or other nominee, you will receive instructions from your nominee which you must follow to have your common shares voted.

Vote by Telephone

          You may instruct the proxy holders how to vote your shares by telephone by dialing the toll-free telephone number printed on your proxy card. Telephone voting is available 24 hours a day until 3:00 p.m. Eastern Time, on                              ,                         , 2001. Easy-to-follow voice prompts allow you to give your proxy instructions and confirm that your instructions have been properly recorded. The telephone procedures are designed to authenticate shareholders by using individual control numbers. If you give your proxy instructions by telephone, you do not need to return your proxy card. If you are located outside the U.S. and Canada, you should use the collect calling option printed on your proxy card.

Vote by Internet

          You may also instruct the proxy holders how to vote your shares through the Internet. The website for Internet voting is printed on your proxy card. The Internet procedure is available 24 hours a day until 3:00 p.m. Eastern Time on                          ,                         , 2001. As with using the telephone, you will be given the opportunity to confirm that your instructions have been properly recorded. If you give your proxy instructions through the Internet, you do not need to return your proxy card.

Vote by Mail

          If you instruct the proxy holders how to vote your shares by mail, simply mark your proxy card, sign and date it, and return it to Mellon Investor Services, LLC in the postage-paid envelope provided.

Required Vote

          Approval of the amendment to the Archstone declaration of trust, the reorganization of Archstone into an UPREIT, including the mergers contemplated thereby, and the merger agreement and the merger each requires the affirmative vote of the holders of at least a majority of the Archstone common shares entitled to vote at the Archstone special meeting and outstanding on the record date,                         , 2001. As of                      , 2001, a total of                          Archstone common shares, or     % of the Archstone common shares entitled to vote at the Archstone special meeting, were held by Archstone trustees, executive officers and their affiliates.

Voting Agreements

          All of the trustees of Archstone beneficially owned 572,230 common shares of Archstone, excluding share options held by them, as of                     , 2001, representing approximately     % of the outstanding Archstone common shares entitled to vote at the Archstone special meeting, have entered into voting agreements agreeing to vote their shares in favor of the merger agreement, the merger and the transactions contemplated thereby at the Archstone special meeting.

Voting on Other Matters

          Archstone is not currently aware of any matters to be presented at the Archstone special meeting except for those described in this joint proxy statement/prospectus. If any other matters not described in this joint proxy statement/prospectus are properly presented at the meeting, the proxy holders will use their own discretion to determine how to vote your Archstone common shares. If the meeting is adjourned or postponed, your Archstone common shares may be voted by the proxy holders on the new meeting date as well, unless you have revoked your proxy instructions before that date.

How You May Revoke Your Proxy Instructions

          To revoke your proxy instructions, you must

•
so advise Archstone’s secretary, Caroline Brower, c/o Archstone Communities Trust, 7670 South Chester Street, Suite 100, Englewood, Colorado 80112, in writing or by facsimile before your Archstone common shares have been voted by the proxy holders at the meeting,

•	give new proxy instructions on the Internet or by telephone,

•	deliver to Archstone’s secretary before the date of the meeting your revised proxy instructions, or

•	attend the meeting and vote your Archstone common shares in person.

How Votes Are Counted

          A quorum of shares entitled to vote must be present in person or by proxy at the special meeting in order for Archstone to hold a vote on the proposals to approve the amendment to the Archstone declaration of trust, to approve the reorganization of Archstone into an UPREIT, including the mergers contemplated thereby, and to approve the merger agreement and the merger. The presence at the meeting, in person or by proxy, of holders of a majority of the outstanding Archstone common shares entitled to vote constitutes a quorum. If you have returned valid proxy instructions or attend the meeting in person, your Archstone common shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. If you hold your Archstone common shares through a broker, bank or other nominee, the nominee may only vote the Archstone common shares which it holds for you as provided by your instructions. If it has not received your instructions by the 10th day before the meeting, the nominee may not vote on the proposals, which would result in a “broker non-vote” on each of these matters. Because each proposal requires approval by a specified percentage of the common shares outstanding and entitled to vote on the proposal, abstentions and broker non-votes will have the same effect as votes against each of the proposals.

Cost of this Proxy Solicitation

          Archstone will pay the cost of its proxy solicitation. In addition to soliciting proxies by mail, Archstone has engaged Georgeson Shareholder Communications, Inc., a proxy solicitation firm, to assist in obtaining proxies from its common shareholders on a timely basis. Archstone will pay Georgeson Shareholder Communications, Inc.’s reasonable out of pocket expenses plus a $10,000 fee for these services. Archstone will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies.

          Archstone also expects that several of its employees will solicit Archstone common shareholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this.

Attending the Archstone Special Meeting

          If you are a holder of record of Archstone common shares and you plan to attend the Archstone special meeting, please indicate this when you give your proxy instructions. If you are a beneficial owner of Archstone common shares held by a bank or broker, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote in person your Archstone common shares held in street name, you will have to get a proxy in your name from the bank, broker, nominee or other person or entity that is the registered holder.

THE SMITH RESIDENTIAL SPECIAL MEETING

Date, Time, Place and Purpose of the Smith Residential Special Meeting

          The special meeting of Smith Residential common stockholders is scheduled to be held on                         ,                                                  , 2001 at                          :00 a.m., local time, at                                                  . It may be adjourned or postponed to another date and/or place for proper purposes. The purpose of the meeting is to consider and vote upon a proposal to approve the merger agreement and the merger of Smith Residential with and into Archstone-Smith. The Smith Residential common stockholders also might be asked to vote upon a proposal to adjourn the Smith Residential special meeting for the purpose, among others, of allowing additional time for the solicitation of additional votes to approve the merger agreement and the merger.

Who Can Vote

          You are entitled to vote your Smith Residential common stock if Smith Residential’s stockholder records showed that you held your Smith Residential common stock as of the close of business on                         ,                                                  , 2001. At the close of business on that date, a total of                          shares of Smith Residential common stock were outstanding and entitled to vote. Each share of Smith Residential common stock has one vote. The enclosed proxy card shows the number of shares of Smith Residential common stock that you are entitled to vote. The vote of the holders of Smith Residential preferred stock is not required for approval of the merger agreement and the merger.

Voting by Proxy Holders

          If you hold your Smith Residential common stock in your name as a holder of record, you may instruct the proxy holders how to vote your Smith Residential common stock by using the toll-free telephone number or by signing, dating and mailing the proxy card in the postage-paid envelope that we have provided to you. Whichever of these methods you select to transmit your instructions, the proxy holders will vote your Smith Residential common stock as provided by those instructions. If you give Smith Residential a signed proxy without giving specific voting instructions, your Smith Residential common stock will be voted by the proxy holders in favor of the proposal to approve the merger agreement and the merger. If your shares of Smith Residential common stock are held by a broker, bank or other nominee, you will receive instructions from your nominee which you must follow to have your common stock voted.

Vote by Telephone

          You may instruct the proxy holders how to vote your shares by telephone by dialing the toll-free telephone number printed on your proxy card. Telephone voting is available 24 hours a day until 3:00 p.m. Eastern Time, on                          , 2001. Easy-to-follow voice prompts allow you to give your proxy instructions and confirm that your instructions have been properly recorded. The telephone voting procedures are designed to authenticate stockholders by using individual control numbers. If you give your proxy instructions by telephone, you do not need to return your proxy card. If you are located outside the U.S. and Canada, you should use the collect calling option printed on your proxy card.

Vote by Mail

          If you instruct the proxy holders how to vote your shares by mail, simply mark your proxy card, sign and date it, and return it to                                  in the postage-paid envelope provided.

Required Vote

          Approval of the merger agreement and the merger requires the affirmative vote of the holders of at least two-thirds of the shares of Smith Residential common stock entitled to vote at the Smith Residential special meeting and outstanding on the record date,                         , 2001. As of                                       , 2001, a total of               shares of Smith Residential common stock, or         % of the shares of Smith Residential common stock entitled to vote at the Smith Residential special meeting, were held by Smith Residential directors, executive officers and their affiliates.

Voting Agreements

          All of the Smith Residential directors beneficially owned 242,464 shares of Smith Residential common stock, excluding stock options held by them, as of                     , 2001, representing approximately         % of the outstanding shares of Smith Residential common stock entitled to be voted at the Smith Residential special meeting and a total of 2,141,833 units of Smith Partnership representing approximately          % of the outstanding units of Smith Partnership entitled to vote on the partnership merger, have entered into voting agreements agreeing to vote their shares in favor of the merger agreement and the merger at the Smith Residential special meeting and to vote their Smith Partnership units in favor of the partnership merger and the amendment to the partnership agreement of Smith Partnership.

Voting on Other Matters

          Smith Residential is not currently aware of any matters to be presented at the special meeting except for those described in this joint proxy statement/prospectus. If any other matters not described in this joint proxy statement/prospectus are properly presented at the meeting, the proxy holders will use their own discretion to determine how to vote your Smith Residential common stock. If the meeting is adjourned or postponed, your Smith Residential common stock may be voted by the proxy holders on the new meeting date as well, unless you have revoked your proxy instructions before that date.

How You May Revoke Your Proxy Instructions

          To revoke your proxy instructions, you must

•
so advise Smith Residential’s secretary, Robert Zimet, c/o Charles E. Smith Residential Realty, Inc., 2345 Crystal Drive, Arlington, Virginia 22202, in writing or by facsimile before your Smith Residential common stock has been voted by the proxy holders at the meeting,

•	give new proxy instructions by telephone,

•	deliver to Smith Residential’s secretary before the date of the meeting your revised proxy instructions, or

•	attend the meeting and vote your Smith Residential common stock in person.

How Votes Are Counted

          A quorum of shares of Smith Residential common stock entitled to vote must be present in person or by proxy at the Smith Residential special meeting in order for Smith Residential to hold a vote on the proposal to approve the merger agreement and the merger. The presence at the meeting, in person or by proxy, of holders of a majority of the outstanding shares of Smith Residential common stock entitled to vote constitutes a quorum. If you have returned valid proxy instructions or attend the meeting in person, your Smith Residential common stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. If you hold your Smith Residential common stock through a broker, bank or other nominee, the nominee may only vote the shares of Smith Residential common stock which it holds for you as provided by your instructions. If it has not received your instructions by the 10th day before the meeting, the nominee may not vote on the merger agreement and the merger, which would result in a “broker non-vote” on the merger agreement and the merger. Because each proposal requires the approval of a specified percentage of the common stock of Smith Residential outstanding and entitled to vote on the proposal, abstentions and broker non-votes will have the same effect as votes against the proposal to approve the merger agreement and the merger.

Cost of this Proxy Solicitation

          Smith Residential will pay the cost of its proxy solicitation. In addition to soliciting proxies by mail, Smith Residential has engaged                         , a proxy solicitation firm, to assist in obtaining proxies from its common stockholders on a timely basis. Smith Residential will pay                         ’s reasonable out of pocket expenses plus a $             fee for these services. Smith Residential will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies.

          Smith Residential also expects that several of its employees will solicit Smith Residential common stockholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this.

Attending the Smith Residential Special Meeting

          If you are a holder of record of shares of Smith Residential common stock and you plan to attend the Smith Residential special meeting, please indicate this when you give your proxy instructions. If you are a beneficial owner of shares of Smith Residential common stock held by a bank or broker, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote in person your Smith Residential common stock held in street name, you will have to get a proxy in your name from the bank, broker, nominee or other person or entity that is the registered holder.

APPROVAL OF AMENDMENT TO ARCHSTONE’S DECLARATION OF TRUST

          As provided in the merger agreement, Archstone is proposing to its common shareholders an amendment to its declaration of trust. This amendment would amend the terms of each series of outstanding Archstone preferred shares.

          The purpose of the amendment is to clarify that a “share exchange,” as that term is used in the designation of the rights and preferences of the Archstone preferred shares in the Archstone declaration of trust, includes a transaction that is structured as a merger of one company into another (referred to as a “forward merger”) or a merger of one company into a subsidiary of another company (the parent) in which the first company survives as a subsidiary of the parent and shareholders of the first company receive securities of the parent company (referred to as a “reverse triangular merger”) , and that a “surviving entity,” as that term is used in the Archstone declaration of trust, includes the entity acquiring equity securities in a share exchange. Currently, the phrase “share exchange” is not defined in the Archstone declaration of trust and is not used in Maryland REIT law, but is defined and used in the Maryland General Corporation Law. Archstone believes that the use of the term “share exchange” in the declaration of trust was intended to encompass transaction structures that would result in a holding company structure, including a forward or reverse triangular merger, and that would otherwise be consistent with the definition of that term under the Maryland General Corporation Law. Archstone’s board believes that now is the appropriate time to formalize this interpretation and give effect to this term.

          Please read Annex D to this joint proxy statement/prospectus for the complete text of the proposed articles of amendment to the Archstone declaration of trust.

          The Archstone board is proposing the amendment to allow Archstone to reorganize into an UPREIT structure using its primary merger structure. This primary structure provides that Archstone-Smith, currently a subsidiary of Archstone, will create a new subsidiary followed shortly thereafter by a reverse triangular merger of Archstone with the new subsidiary, with the result that Archstone becomes a wholly owned subsidiary of Archstone-Smith and former shareholders of Archstone receive shares of Archstone-Smith in exchange for their Archstone shares. Based on discussions with legal counsel, Archstone believes that the approval of its preferred shareholders is not necessary to reorganize into an UPREIT. However, Archstone also believes that the declaration of trust could be viewed as ambiguous on this issue. In order to provide certainty on this point, Archstone believes it is in the best interest of shareholders to clarify the wording in the declaration of trust to provide assurance that approval of its preferred shareholders is not required. Under the terms of Archstone’s preferred shares, holders of Archstone preferred shares are not entitled to vote on this amendment because it does not materially and adversely affect the rights of the preferred shareholders.

          In the event that the proposed amendment is not approved by holders of Archstone common shares or if it is approved by common shareholders but the merger is not consummated within 60 days after the approval, the reorganization of Archstone into an UPREIT will be accomplished using the alternative merger structure. The alternative structure provides for the addition of several intermediate steps to reach essentially the same result. However, it is clear that the approval of Archstone preferred shareholders is not necessary to consummate the reorganization of Archstone into an UPREIT using the alternative structure. The alternative structure to reorganize Archstone into an UPREIT structure is more complex and Archstone believes that it will be more costly as there will likely be additional amounts that have to be paid to obtain the appropriate consents to complete the transaction using the alternative structure, such as consents of lenders, mortgagees and other parties with whom Archstone has entered into contractual arrangements, additional transfer and other taxes may need to be paid in order to complete the transaction using the alternative structure, and additional legal and other expenses will be incurred in implementing the alternative structure. Although Archstone believes that it will be more expensive to complete the reorganization of Archstone into an UPREIT using the alternative structure, Archstone, at this time, is unable to quantify the amount of increased expense that it could incur.

          We encourage you to read “The Merger Agreement—Archstone Reorganization” beginning on page 83 for more information on the primary structure and the alternative structure.

          The affirmative vote of holders of at least a majority of the outstanding Archstone common shares is required to approve the amendment to the Archstone declaration of trust.

          The Archstone board recommends that Archstone shareholders vote “FOR” approval of the amendment to the Archstone declaration of trust.

APPROVAL OF REORGANIZATION OF ARCHSTONE INTO AN UPREIT

          Over the past several years, Archstone management has been examining the feasibility of converting into an UPREIT structure. In its review, Archstone management has determined that it would be advantageous for Archstone to reorganize into an UPREIT, but that due to the costs involved, the best time to effect the reorganization would be at the same time as Archstone was otherwise consummating a business combination transaction. Archstone management has determined that it is in shareholders’ best interest to approve a reorganization of Archstone into an UPREIT whether or not the merger is completed. Although Archstone management believes that the reorganization of Archstone into an UPREIT would be fair to its shareholders, it has not sought nor received a fairness opinion addressing the fairness of this reorganization transaction.

          Archstone believes that its current structure has restricted its ability to acquire properties or engage in business combination transactions due to a perception on the part of property owners that an UPREIT structure is a more effective structure to allow a seller to defer the recognition of gain for tax purposes. An UPREIT structure will give Archstone a greater ability to acquire assets using a tax deferred acquisition currency, which will allow it to compete more effectively with other purchasers with regard to the acquisition of properties.

          The reorganization of Archstone into an UPREIT structure will be accomplished using either the primary structure or the alternative structure as described in the preceding section and in the merger agreement. The primary structure provides that Archstone-Smith, currently a subsidiary of Archstone, will create a new subsidiary followed shortly thereafter by the merger of Archstone with the new subsidiary, with the result that Archstone becomes a wholly owned subsidiary of Archstone-Smith and former shareholders of Archstone receive shares of Archstone-Smith in exchange for their Archstone shares. If the merger with Smith Residential does not occur, following the reorganization into an UPREIT, Archstone and Archstone-Smith will change their names to “Archstone Communities Trust” and “Archstone Operating Trust,” respectively. The alternative structure provides for the addition of several intermediate steps to reach essentially the same result. Therefore, the alternative structure to reorganize Archstone into an UPREIT structure is more complex and Archstone believes that it will be more costly as there will likely be additional amounts that have to be paid to obtain the appropriate consents to complete the transaction using the alternative structure, additional transfer and other taxes may need to be paid in order to complete the transaction using the alternative structure, and additional legal and other expenses will be incurred in implementing the alternative structure. Although Archstone believes that it will be more expensive to complete the reorganization of Archstone into an UPREIT using the alternative structure, Archstone, at this time, is unable to quantify the amount of increased expense that it could incur.

          For a complete description of the terms of the reorganization of Archstone into an UPREIT, please read the appropriate provisions in Article 1 of the merger agreement which is attached to this joint proxy statement/prospectus as Annex A. We also encourage you to read “The Merger Agreement—Archstone Reorganization” beginning on page 83 for more information on the primary structure and the alternative structure. For a description of the shares of Archstone-Smith to be received by Archstone shareholders following the reorganization of Archstone into an UPREIT, please read “Description of Archstone-Smith Shares of Beneficial Interest—General” beginning on page 121, “—Common Shares,” beginning on page 122, “—Shareholder Purchase Rights” beginning on page 123, and “—Preferred Shares” beginning on page 123. For a comparison of your rights as a shareholder of Archstone and those as a shareholder of Archstone-Smith, please read “Comparison of Shareholder Rights” beginning on page 141.

          The affirmative vote of holders of at least a majority of the outstanding Archstone common shares is required to approve the reorganization of Archstone into an UPREIT, including the mergers contemplated thereby. If the amendment to the Archstone declaration of trust is approved, Archstone will likely use the primary structure to reorganize into an UPREIT. If the amendment to the Archstone declaration of trust is not approved or if the amendment is approved but the merger is not consummated within 60 days after the approval is obtained, Archstone will use the alternative structure to reorganize into an UPREIT.

           If you want to approve the reorganization of Archstone into an UPREIT whether or not the merger is completed, you must vote in favor of this proposal. If this proposal is approved, the merger is not completed, and Archstone determines to proceed with its reorganization into an UPREIT, the reorganization will occur in accordance with the applicable provisions which are contained in Article 1 of the merger agreement. If you approve the proposal to reorganize Archstone into an UPREIT but the merger with Smith Residential is not completed, Archstone may decide not to reorganize into an UPREIT at all. If you only want Archstone to reorganize into an UPREIT as part of the merger with Smith Residential, you must vote against this proposal and in favor of the merger and the merger agreement. If shareholders do not approve this proposal, but they do approve the merger and the merger agreement, Archstone will only reorganize into an UPREIT in connection with the closing of the merger.

          The Archstone board recommends that Archstone shareholders vote “FOR” approval of the reorganization of Archstone into an UPREIT, including the mergers contemplated thereby.

THE MERGER

Structure of the Mergers

General

          The merger agreement contemplates the following transactions:

•	the reorganization of Archstone into an UPREIT

—
Archstone will be reorganized into an UPREIT in a transaction pursuant to which Archstone, or in the alternative structure, a newly created Maryland real estate investment trust that will be the successor to Archstone’s assets and liabilities, will become a subsidiary of Archstone-Smith, and thereafter will be named “Archstone-Smith Operating Trust,” followed by

—	the election by Archstone to be treated for federal income tax purposes as either a domestic eligible entity with a single owner disregarded as a separate entity or as a partnership, followed by

•	the merger of Smith Residential with Archstone-Smith

—	the merger, in which Smith Residential will merge with and into Archstone-Smith and Smith Residential will cease to exist, followed by

•	the merger of Smith Partnership with Archstone

—
the partnership merger, in which Smith Partnership will merge with and into Archstone and Smith Partnership will cease to exist, with Archstone thereafter being treated as a partnership for federal income tax purposes.

          The partnership merger will be completed at least one hour following the merger.

Merger Consideration

          In the reorganization of Archstone into an UPREIT:

•	holders of Archstone common shares will receive, for each Archstone common share issued and outstanding immediately prior to the reorganization, one Archstone-Smith common share; and

•
holders of Archstone preferred shares will receive, for each Archstone preferred share issued and outstanding immediately prior to the reorganization, one Archstone-Smith preferred share of a series with equivalent rights and preferences.

          In the merger:

•	holders of Smith Residential common stock will receive, for each share of Smith Residential common stock issued and outstanding immediately before the merger, 1.975 Archstone-Smith common shares;

•
holders of Smith Residential Series A preferred stock will receive, for each share of Smith Residential Series A preferred stock issued and outstanding immediately before the merger, one Archstone-Smith Series H preferred share;

•
holders of Smith Residential Series C preferred stock will receive, for each share of Smith Residential Series C preferred stock issued and outstanding immediately before the merger, one Archstone-Smith Series I preferred share;

•
holders of Smith Residential Series E preferred stock will receive, for each share of Smith Residential Series E preferred stock issued and outstanding immediately before the merger, one Archstone-Smith Series J preferred share;

•
holders of Smith Residential Series F preferred stock will receive, for each share of Smith Residential Series F preferred stock issued and outstanding immediately before the merger, one Archstone-Smith Series K preferred share;

•
holders of Smith Residential Series G preferred stock will receive, for each share of Smith Residential Series G preferred stock issued and outstanding immediately before the merger, one Archstone-Smith Series L preferred share; and

•
holders of Smith Residential Series H preferred stock will receive, for each share of Smith Residential Series H preferred stock issued and outstanding immediately before the merger, one Archstone-Smith Series M preferred share.

          The Archstone-Smith Series H, I, J, K, L and M preferred shares issued in the merger will have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption identical to those of the shares of the corresponding series of Smith Residential preferred stock adjusted as necessary to reflect the exchange ratio, except for changes that do not materially and adversely affect the holders of Smith Residential preferred stock.

          Upon conversion of the outstanding shares of Smith Residential common stock and preferred stock and the Smith Partnership common units and preferred units into the merger consideration, the Smith Residential common stock and preferred stock and the Smith Partnership common units and preferred units will be cancelled and retired and will cease to exist.

          Holders of Smith Residential common stock or Archstone common shares will not receive fractional Archstone-Smith common shares. Instead, each holder otherwise entitled to a fractional share interest in Archstone-Smith will be paid an amount in cash, without interest, rounded to the nearest cent, with 0.5 of a cent rounded up, determined by multiplying:

•	the average closing price of an Archstone common share on the New York Stock Exchange on the 20 trading days immediately preceding the closing date of the merger by

•	the fraction of an Archstone-Smith common share which such holder would otherwise be entitled to receive.

          In the partnership merger:

•
holders of Class A common units in Smith Partnership, other than Archstone-Smith, as successor to Smith Residential as a result of the merger, will receive, for each Smith Partnership Class A common unit issued and outstanding immediately before the partnership merger, 1.975 Archstone Class A-1 common units, rounded to the nearest whole unit, with 0.5 of a unit rounded up;

•
holders of Class B common units in Smith Partnership will receive for each Smith Partnership Class B common unit issued and outstanding immediately before the partnership merger, 1.975 Archstone Class B common units, rounded to the nearest whole unit, with 0.5 of a unit rounded up;

•
Archstone-Smith, as successor to Smith Residential as a result of the merger, will receive, for each Smith Partnership Class A common unit issued and outstanding held by it immediately before the partnership merger, 1.975 Archstone Class A-2 common units, rounded to the nearest whole unit, with 0.5 of a unit rounded up;

•	the Series A preferred units of Smith Partnership held by Archstone-Smith will be exchanged for an equivalent number of Series H preferred units of Archstone;

•	the Series C preferred units of Smith Partnership held by Archstone-Smith will be exchanged for an equivalent number of Series I preferred units of Archstone;

•	the Series E preferred units of Smith Partnership held by Archstone-Smith will be exchanged for an equivalent number of Series J preferred units of Archstone;

•	the Series F preferred units of Smith Partnership held by Archstone-Smith will be exchanged for an equivalent number of Series K preferred units of Archstone;

•	the Series G preferred units of Smith Partnership held by Archstone-Smith will be exchanged for an equivalent number of Series L preferred units of Archstone; and

•	the Series H preferred units of Smith Partnership will be exchanged for an equivalent number of Series M preferred units of Archstone.

Background of the Merger

          In pursuing their strategies for enhancing shareholder value, each of Archstone and Smith Residential regularly consider opportunities for acquisitions, joint ventures and other significant transactions.

          Smith Residential and Smith Partnership were formed to succeed to the residential and retail property assets and various asset management and property service businesses of the Charles E. Smith Companies. On June 30, 1994, Smith Residential completed an initial public offering of its common stock and used the proceeds to purchase the sole general partnership and a proportionate limited partnership interest in Smith Partnership. On the same date, in exchange for Smith Partnership units, Smith Partnership acquired various properties, all of the non-voting common stock of the property service businesses, which include Smith Realty Company, Consolidated Engineering Services, Inc. and Smith Management Construction, Inc., and various obligations of the property service businesses.

          Since that time, Smith Residential has substantially increased its portfolio by acquiring or developing new residential properties for cash, Smith Partnership units or through partnership or joint ventures primarily in the Washington, D.C., Chicago, Illinois, Boston, Massachusetts metropolitan areas and in southeast Florida.

          Over the last several years, representatives of Smith Residential management have investigated and evaluated a number of strategic opportunities for the purpose of enhancing value for Smith Residential stockholders. The strategic opportunities considered have included mergers with other entities, acquisitions of other entities and businesses, divestiture and repositioning of various portions of Smith Residential’s assets and joint venture opportunities. Among other activities, Messrs. Smith, Kogod and Gerardi evaluated acquisition and merger opportunities in various major metropolitan markets throughout the United States and reported on these opportunities to the Smith Residential board of directors as appropriate. In addition, during various meetings, the Smith Residential board of directors discussed and considered the general status of the economy, the REIT industry, Smith Residential’s markets and opportunities for growth and diversification into other markets, and Smith Residential’s stock price performance.

          During early 1998, members of Smith Residential management surveyed and analyzed the real estate investment trusts in the residential sector, focusing on strategic fit, management philosophy, market presence, quality of portfolios, geographic distribution, development pipeline, financial status and various other criteria. Based on its analysis, Smith Residential management identified three companies, one of which was Archstone, with which it would consider exploring a potential transaction. Beginning in 1998, Smith Residential management had preliminary discussions with principals of these companies to explore the possibility of potential strategic transactions.

          During the first half of 1998, Archstone was formulating its strategy for the combination with Security Capital Atlantic Incorporated, including Archstone’s strategy for entering the Boston, Chicago and New York City markets, and expanding its presence in Washington, D.C. On July 7, 1998, Archstone completed its combination with Security Capital Atlantic and launched its national branding strategy. After completion of the combination with Security Capital Atlantic, Archstone began to explore strategic options to facilitate implementation of its strategies.

          In July 1998, R. Scot Sellers, chairman and chief executive officer of Archstone, contacted Smith Residential management concerning a potential strategic transaction between Smith Residential and Archstone. In mid-July 1998, Mr. Sellers met with Messrs. Smith and Kogod in Washington, D.C. to present Archstone’s strategic plan and to provide Smith Residential with specified background information regarding Archstone. These discussions led to a meeting on July 27, 1998 between Mr. Smith, Mr. Sellers and Mr. C. Ronald Blankenship, a member of the board of Archstone at that time. At that meeting, Mr. Smith, Mr. Sellers and Mr. Blankenship discussed their strategic plans for their respective companies, the markets that each company was involved in and the future visions of each company. On August 6, 1998, Mr. Smith and Mr. Gerardi met again with Mr. Sellers to further explore the discussions that Mr. Sellers had initiated in July 1998. After these meetings, members of Smith Residential management had several discussions to evaluate a possible strategic combination with Archstone and concluded that, in view of Archstone’s strategic plan at that time and its presence in secondary markets, a combination of the two companies at that time was not in the best interests of Smith Residential stockholders and Smith Partnership unitholders. On August 11, 1998, during a telephone conversation, Messrs. Smith and Sellers determined that pursuing a strategic transaction at that time was not in the interests of either company or their respective shareholders.

          During the latter part of 1998, Smith management had preliminary discussions with other companies they had identified regarding potential strategic transactions. Mr. Smith, Mr. Kogod and Mr. Gerardi met with the chairman and chief executive officer and other executives of one of these companies, referred to in this description as “company A,” to discuss conceptually the possibility of a strategic transaction. Similar to Smith Residential, company A was a residential property REIT, although larger than Smith Residential. At that time, Smith Residential management concluded that a strategic combination with company A was not in the best interests of Smith Residential stockholders and Smith Partnership unitholders. Smith Residential reached this conclusion based upon, among other factors, the differences between the culture and business visions of the two companies and company A’s strategic plan to focus on the acquisition of Smith Residential’s assets without preserving the Smith Residential brand and organization.

          In December 1998, Mr. Smith and Mr. Kogod met with the president and chief executive officer and the chairman of the board of another entity, referred to in this description as “company B,” to discuss the possibility of a strategic transaction. Similar to Smith Residential, company B was a residential property REIT, although larger than Smith Residential. The meeting between Mr. Smith, Mr. Kogod and the executives of company B included discussions relating to market presence, strategies of the two companies, synergies between the two companies and pricing. The president and chief executive officer of company B informed Mr. Smith and Mr. Kogod that the management of company B would evaluate the potential of a strategic transaction with Smith Residential and would call them in early January 1999 to follow-up on their discussions. In mid-January 1999, the president and chief executive officer of company B contacted Mr. Smith to inform him that due to the stock price of company B at that time, a potential combination with Smith Residential would result in a large dilution to their current stockholders and therefore that it was not in the best interest of their stockholders for company B to pursue such a strategic transaction with Smith Residential at that time.

          During 1999 and 2000, Mr. Smith and Mr. Sellers had conversations from time to time to update one another on the status and future outlook of their respective companies. In October 1999, Mr. Sellers, Mr. Smith and Mr. Kogod had a conversation relating to an update on the progress of Archstone’s strategic plan to redeploy its capital into protected markets.

          During 1999 and 2000, Messrs. Smith, Kogod and Gerardi had discussions concerning Smith Residential’s strategic alternatives, the challenges that Smith Residential might face in meeting its long-term growth targets as a stand-alone business given the projected size of Smith Residential, the markets in which Smith Residential conducts its operations and the need to raise capital to fulfill Smith Residential’s growth strategy.

          During this period, Messrs. Smith, Kogod and Gerardi met with the chief executive officer of another entity, referred to in this description as “company C,” to discuss their respective companies and business philosophies. Similar to Smith Residential, company C was a residential property REIT. The meeting between Messrs. Smith, Kogod and Gerardi and the chief executive officer of company C included discussions relating to the portfolios, markets, strategies and management philosophies of the two companies. Following the meeting, Messrs. Smith, Kogod and Gerardi concluded that a strategic combination with company C was not in the best interests of Smith Residential stockholders and Smith Partnership unitholders because company C’s portfolio was heavily concentrated in a single metropolitan area and because of differences in management philosophies between the two companies.

          In 2000, the chief executive officer of company A contacted Mr. Smith to further pursue discussions regarding a strategic transaction. Messrs. Smith, Kogod and Gerardi met with the chairman and the president and chief executive officer of company A to reconsider a potential business combination. However, once again, as a result of company A’s interest in acquiring specified assets of Smith Residential and the differences in corporate culture between the two companies, the Smith Residential management concluded that a potential strategic transaction with company A was not in the best interests of Smith Residential stockholders and the Smith Partnership unitholders.

          In October 2000, Mr. Sellers met with Mr. Smith and Mr. Kogod in Washington, D.C. regarding Archstone’s continued interest in a strategic transaction with Smith Residential. At this meeting, Mr. Sellers updated Mr. Smith on Archstone’s program of redeploying its capital into protected markets, particularly the greater northeast region, and Archstone’s long-term strategy and opportunities.

          In February 2001, Smith Residential announced that, for health reasons, Mr. Gerardi would reduce his work schedule and would step down as the president and chief executive officer of Smith Residential when a replacement was appointed. At that time, in addition to facilitating the transition, Mr. Gerardi stated he would remain on the board of directors and continue assisting in strategic planning and special projects for Smith Residential.

          During February 2001, Mr. Sellers contacted Mr. Smith to set up a meeting to resume their discussions relating to a potential strategic transaction. However, since the Smith Residential management was conducting a national search to find a replacement for Mr. Gerardi at that time, Mr. Smith decided to postpone having discussions with Mr. Sellers until a later date.

          In early March 2001, management of company B again contacted Smith Residential management to resume discussions relating to a potential strategic transaction between Smith Residential and company B. On March 20, 2001, Mr. Smith, Mr. Kogod, and the president and chief executive officer and the chairman of the board of company B met to discuss the terms of a possible strategic combination. At that meeting, the representatives of company B presented a proposal to Mr. Smith and Mr. Kogod to acquire the company for consideration consisting of a combination of cash, common stock and convertible preferred units. On April 4, 2001, Smith Residential and company B entered into a confidentiality agreement under which Smith Residential and company B agreed to exchange confidential information for the purposes of evaluating a business transaction between the two companies. Pursuant to that confidentiality agreement, each party agreed to keep confidential information provided by the other and to use that information only for purposes of considering a transaction between the two companies. In addition, each company agreed that it would not seek to acquire the voting securities of the other company or take other related actions for a period of two years from the date of the agreement. After the exchange of confidential information, management of Smith Residential and company B continued discussions regarding the terms of a possible transaction. The principal disagreement between the managements of Smith Residential and company B was the form of the merger consideration. The parties also were concerned about the level of dilution to the common shareholders of company B that would result from a merger. On April 10, 2001, after further discussions on the pricing, valuation and structure of a potential business combination transaction between Smith Residential and company B, management of Smith Residential determined not to pursue a potential strategic transaction with company B.

          In March 2001, at the direction of Smith Residential management, representatives of Goldman, Sachs & Co. contacted Mr. Sellers to discuss whether Archstone would be interested in pursuing a potential business combination with Smith Residential. Smith Residential management decided to pursue discussions with Archstone at that time because they were impressed by the improvement in the overall quality of Archstone’s portfolio, resulting from its active disposition program and strategy of repositioning the portfolio in markets that Smith Residential management believes have greater growth potential, and they believed that the risks associated with Security Capital’s large equity investment in Archstone had been eliminated as a result of Security Capital’s disposition of its investment in Archstone in February 2001. From Archstone’s perspective, the magnitude of Smith Residential’s unfunded development commitments was now significantly less than in 1998. The resulting impact from funding such commitments on Archstone’s balance sheet was previously of concern to Archstone’s management given the capital constrained environment both companies were operating in at the time. As such, Archstone elected to pursue discussions with Smith Residential.

           On April 3, 2001, at a special telephonic meeting of the Archstone board, Mr. Sellers briefed the members of the board of trustees on his discussions with representatives of Goldman Sachs regarding a potential business combination with Smith Residential. The Archstone board discussed the potential effects of a business combination with Smith Residential on Archstone and its financial results and operations and directed Mr. Sellers to determine the general terms on which Smith Residential would consider a potential business combination.

          Smith Residential executed an engagement letter with Goldman Sachs, dated as of April 5, 2001, to act as its financial advisor in connection with a possible strategic business combination involving, or possible sale of all or a portion of, Smith Residential. On April 9, 2001, at the direction of Smith Residential, Goldman Sachs contacted company A to discuss once again potential business combinations with Smith Residential. Company A responded that it was not interested in pursing a transaction with Smith Residential at this time.

          On April 10, 2001, at a special telephonic meeting of the Archstone board, Mr. Sellers and Charles E. Mueller, Jr., the chief financial officer of Archstone, discussed with members of the board of trustees the general terms under which Archstone should offer to enter into a potential business combination with Smith Residential. After extensive discussion and review of the general structure of such a transaction, the impact of such a transaction on Archstone’s financial position and operations, Smith Residential’s properties, the markets in which Smith Residential operates and the anticipated market perception of such a transaction, the Archstone board of trustees authorized Mr. Sellers to make a proposal to Smith Residential reflecting a merger of Smith Residential with Archstone in which the holders of Smith Residential common stock would receive merger consideration with a value per share of $47.80. The proposed merger consideration, which could possibly include a cash portion which would be determined at a later date, represented an exchange ratio of 1.9429 Archstone common shares for each share of Smith Residential common stock, reflecting a 6% premium over Smith Residential’s 10-day trailing average closing share price on April 9, 2001.

          On April 12, 2001, Mr. Gerardi met with Mr. Sellers in Boston for a general discussion of Archstone’s strategic business plan, the corporate culture of the two companies, the general business environment, their respective vision of a combined company, the strategic fit between Smith Residential and Archstone, and the general structure of a potential strategic transaction between Smith Residential and Archstone. At that meeting, Mr. Sellers also presented Archstone’s proposal with respect to a business combination transaction between the two companies. Later that day, Mr. Gerardi had a telephone conference with Mr. Smith and Mr. Kogod to update them on the status of his discussions with Mr. Sellers.

          On April 13, 2001, at a special telephonic meeting of the Archstone board of trustees, Mr. Sellers briefed the members of the board on his discussions with Mr. Gerardi. After a full discussion of the state of negotiations, including Smith Residential’s requirement that the high-rise operations of Smith Residential be conducted through a semi-autonomous division of the combined company, Mr. Sellers indicated that he would meet with Mr. Smith on April 18, 2001 to continue negotiations. The Archstone board of trustees authorized Mr. Sellers to offer terms for a business combination with Smith Residential consistent with those discussed at the meeting.

          Between April 13, 2001 and April 15, 2001, the management of Smith Residential, the management of Archstone and representatives of Goldman Sachs had various discussions relating to the terms of a potential strategic combination of the two companies. Smith Residential management and representatives of Goldman Sachs, on behalf of Smith Residential, provided Archstone management with additional data and information regarding the value of Smith Residential’s portfolio, as well as a draft of the proposed confidentiality agreement. At the direction of Smith Residential management, representatives of Goldman Sachs contacted Mr. Sellers on April 14, 2001 and indicated that Smith Residential considered Archstone’s offer to be too low, but that Smith Residential was still interested in pursuing a transaction at a higher price.

          After Archstone management reviewed the additional information provided at the meeting between Mr. Gerardi and Mr. Sellers on April 15 to further discuss the proposed terms of a potential strategic transaction, Archstone increased the proposed merger consideration to a value per share equal to $48.50. The proposed merger consideration, which could possibly include a cash portion to be determined at a later date, represented an exchange ratio of 1.975 Archstone common shares for each share of Smith Residential common stock, reflecting a 7.2% premium over Smith Residential’s 10-day trailing average closing share price on April 10, 2001.

          At a regularly scheduled meeting of the Smith Residential board on April 17, 2001, Mr. Gerardi briefed the Smith Residential directors regarding prior discussions with company B and the discussions with Archstone and advised the board of directors that he and Mr. Smith would meet Mr. Sellers on April 18, 2001 to continue their discussions.

          On April 18, 2001, Mr. Smith, Mr. Gerardi and a representative of Goldman Sachs met with Mr. Sellers in Chicago to further discuss the key operational and strategic issues relating to a potential strategic transaction. Following these discussions, Mr. Sellers and Mr. Gerardi agreed to commence detailed business and legal due diligence.

          On April 19, 2001, members of Smith Residential management discussed with their counsel, Hogan & Hartson L.L.P., the terms of the Archstone proposal, and members of Archstone management discussed with their counsel, Mayer, Brown & Platt, the terms of the Archstone proposal. In addition, representatives of Hogan & Hartson had an extensive discussion with Mayer, Brown & Platt regarding various issues relating to the proposed terms of the merger. On April 19, 2001, Archstone and Smith Residential also entered into a confidentiality agreement. Pursuant to that confidentiality agreement, each party agreed to keep confidential information provided by the other and to use that information only for purposes of considering a transaction between the two companies. In addition, each company agreed that it would not seek to acquire the voting securities of the other company or take other related actions for a period of two years from the date of the agreement. Thereafter, the representatives of the two parties exchanged information concerning their respective businesses.

          Between April 20, 2001 and April 22, 2001, Mr. Gerardi called each member of the board of directors individually to brief such director regarding the discussions that had occurred between Mr. Sellers and Mr. Smith and Mr. Gerardi in their meeting on April 18, 2001. Between April 19 and April 24, 2001, Mr. Sellers held various discussions with Mr. Smith, Mr. Kogod and Mr. Gerardi and representatives of Goldman Sachs to clarify various terms of the proposed transaction. In addition, during that same period, Mr. Sellers had a discussion with each member of the Archstone board of trustees regarding the discussions between the parties on April 18, 2001.

          On April 25, 2001, following a meeting of the Archstone board called for such purpose, Archstone engaged Morgan Stanley & Co. Incorporated to act as its financial advisor in connection with the proposed transaction.

          On April 25, 2001, at a special meeting of the Smith Residential board of directors held at the offices of Hogan & Hartson, Mr. Smith and Mr. Gerardi discussed with the members of the board of directors the status of the proposed merger of Smith Residential with Archstone. Goldman Sachs reviewed with the board various topics relating to the proposed merger transaction, including a REIT market overview, an overview of the apartment sector, Smith Residential’s strategic alternatives, the combined company overview and the proposed merger transaction. The strategic alternatives that Goldman Sachs discussed with the board included Smith Residential continuing operations as a stand alone entity, merging with a nationwide or specialized apartment company and acquiring another apartment company. In addition, Hogan & Hartson discussed the board’s fiduciary duties in considering a strategic business combination. Various members of the board had questions for Smith Residential management relating to, among other things, the risks of the transaction, the long term strategy of Smith Residential, the quality of management at Archstone, and the synergies between Smith Residential and Archstone. Representatives of Hogan & Hartson and Goldman Sachs, at the request of Smith Residential management, participated in these discussions in advising the Smith Residential board. The Smith Residential board of directors also discussed, among other things, the business and operations of Archstone and certain of the matters described below under “—Smith Residential’s Reasons for the Merger; Recommendation of the Smith Residential Board.” After further discussion of the Archstone proposal and after receiving the recommendation of Smith Residential management that Smith Residential pursue continued discussions with Archstone, the board authorized Smith Residential management to continue discussions regarding a strategic combination of Smith Residential and Archstone. On April 25, 2001, Mayer, Brown & Platt provided to Smith Residential and its counsel an initial draft of the merger agreement.

          On April 27 and April 28, 2001, Mr. Smith traveled to California to meet with Richard A. Banks, the president of Archstone’s west region, and to tour some of the Archstone properties in the San Francisco Bay area, the Los Angeles area and San Diego to observe the architecture, location, quality, maintenance, service, operating personnel and other aspects of such properties. Upon his return, Mr. Smith updated the management of Smith Residential as to his observations regarding the Archstone portfolio.

          At a special telephonic meeting of the Archstone board held on April 29, 2001, Mr. Sellers and Mr. Mueller updated the board on the status of the negotiations regarding a possible merger of Smith Residential with Archstone. The Archstone board discussed various topics relating to the proposed merger transaction, including the impact of the proposed transaction on Archstone’s financial results, the potential dilutive effect of the transaction on Archstone’s short-term funds from operations per share, the effect of the transaction on outstanding Smith Residential stock options, compensation of senior management of Smith Residential by the combined company, expected cost savings as a result of the transaction, the costs of completing the transaction in light of the proposed structure of the transaction, the benefits of a substantially greater concentration of assets in protected markets with better long-term growth rates, the benefits of having a significant high-rise franchise and the strong differentiated position of the combined company. The Archstone board of trustees also discussed the strategic fit with Smith Residential and their similar business philosophies, as well as the acquisition of high-rise apartment operations and the potential impact of those operations on Archstone.
The Archstone board of trustees also discussed, among other things, the matters described below under
“—Archstone’s Reasons for the Merger; Recommendation of the Archstone Board.”

          On April 30 and May 1, 2001, Mr. Sellers went to Florida and Washington, D.C. to meet with Messrs. Smith, Gerardi and W.D. Minami, then the executive vice president and chief operating officer of Smith Residential, and to observe the architecture, quality, locations, maintenance, service, operating personnel and other aspects of properties located in various markets which Smith Residential operates. Upon his return, Mr. Sellers updated the management of Archstone as to his observations regarding the Smith Residential portfolio.

          Following the meetings of the boards of Smith Residential and Archstone, representatives of Smith Residential, Archstone, Goldman Sachs, Hogan & Hartson and Mayer, Brown & Platt continued to have various discussions and negotiations concerning the terms of the proposed merger of Smith Residential with Archstone. Management of Smith Residential and management of Archstone and their representatives continued to conduct due diligence with respect to each other and to exchange additional information on the structure, management and personnel of their respective organizations. Following these discussions and additional financial analysis and review of balance sheet ratios, Archstone elected to proceed with an all-stock offer with merger consideration having a value per share of $50.01. This merger consideration represented an exchange ratio of 1.975 Archstone common shares for each share of Smith Residential common stock reflecting a 10.1% premium over Smith Residential’s 10-day trailing average closing share price on May 1, 2001. The possibility of a cash component to the merger consideration was withdrawn due to Archstone’s desire to maintain a strong balance sheet and preserve the financial flexibility of the combined company.

          During the next several days, representatives of Smith Residential, Archstone, Goldman Sachs, Morgan Stanley, Mayer, Brown & Platt and Hogan & Hartson had numerous discussions and negotiations relating to the terms of the merger agreement and various ancillary agreements including, among other things, voting agreements, a shareholder agreement and various other agreements. The negotiations on the terms and conditions of the merger agreement included discussions regarding the structure of the mergers as a three-step transaction involving the reorganization of Archstone into an UPREIT structure, the merger of Smith Residential with and into Archstone-Smith, the merger of Smith Partnership with and into Archstone and the terms of the Archstone declaration of trust to be in effect after completion of the merger. Representatives of Smith Residential, Archstone and their legal advisors also discussed the manner by which Archstone would reorganize into an UPREIT structure using one of two alternative structures—either the merger of Archstone into a wholly-owned subsidiary of Archstone-Smith resulting in Archstone becoming a wholly-owned subsidiary of Archstone-Smith or an alternative structure which would involve several more steps to reach essentially the same result.

          On May 2, 2001, at a special telephonic meeting of the Archstone board, Mr. Sellers updated the board on the status of the negotiations regarding the proposed transaction. The Archstone board discussed the various topics related to the proposed merger transaction, including the composition of the board of trustees of the combined company, compensation expectations for senior management of Smith Residential, the structure of the transaction and organizational and operational issues that may arise in connection with implementing the transaction.

          On May 3, 2001, the Archstone board held a special meeting at which all of the Archstone trustees, members of management and representatives of Morgan Stanley and Mayer, Brown & Platt were present in person or by telephone conference call. The special meeting was held in order for the Archstone board to consider and act upon the proposed merger with Smith Residential. At this meeting, Archstone’s senior management reviewed with the board financial and business terms of the proposed transaction. Mayer, Brown & Platt discussed the board’s fiduciary duties in considering the proposed transaction and explained the material terms of the proposed merger agreement and related agreements, including closing conditions, termination rights, provisions regarding break-up fees, the primary and alternative structure and termination expenses, and briefed the board on open items. Morgan Stanley then presented its financial analysis of the proposed merger, and delivered to the Archstone board its oral opinion that, as of the date of that opinion, the consideration to be paid by Archstone under the merger agreement was fair, from a financial point of view, to Archstone.

          Following these presentations, the Archstone trustees asked numerous questions of management and representatives of Morgan Stanley and Mayer, Brown & Platt and discussed at length the issues raised by the presentations. After discussion by the Archstone board of trustees concerning, among other things, the matters described below under “—Archstone’s Reasons for the Merger; Recommendation of the Archstone Board,” the Archstone board concluded that the proposed merger was fair to and in the best interests of Archstone and its shareholders and unanimously approved the proposed amendment to Archstone’s declaration of trust, the reorganization of Archstone into an UPREIT structure, including the mergers contemplated thereby, the merger agreement, the merger and the partnership merger and all the transactions in connection with the merger agreement on substantially the terms discussed at the meeting. The Archstone board further resolved to recommend that the Archstone common shareholders approve and adopt the proposals. The Archstone board also authorized management to complete negotiations of, and execute, the merger agreement.

          On May 3, 2001, at a special meeting of the Smith Residential board of directors at Smith Residential’s headquarters at which all Smith Residential directors were present in person or by telephone conference call, Smith Residential management reviewed with the directors the terms and conditions of the proposed merger agreement with Archstone. Representatives of Arthur Andersen and Hogan & Hartson then reviewed with the board the results of their due diligence investigation of Archstone. Representatives of Hogan & Hartson then reviewed with the board the terms of the merger agreement and ancillary agreements and answered questions from the directors regarding those terms. In addition, a representative of Hogan & Hartson reviewed with the board its fiduciary duties in considering the proposed merger transaction. Representatives of Goldman Sachs delivered a presentation to the Smith Residential board of directors regarding its analyses of the financial terms of the proposed transaction with Archstone. Goldman Sachs then orally delivered its opinion to the Smith Residential board of directors that, as of May 3, 2001, the exchange ratio of 1.975 Archstone-Smith common shares to be received for each share of Smith Residential common stock pursuant to the initial merger agreement was fair, from a financial point of view, to the Smith Residential common stockholders. After this discussion, the Smith Residential directors determined to proceed to approve the merger and adopt the proposed merger agreement. The initial merger agreement provided that the parties would amend and restate such agreement at a later date to set forth in greater detail the terms of the alternative structure. After further discussion, the Smith Residential board of directors, on behalf of Smith Residential, for itself and as general partner of Smith Partnership, concluded that the proposed merger, the partnership merger and the amendment to the partnership agreement of Smith Partnership, were fair to and in the best interests of Smith Residential and its stockholders and Smith Partnership and its unitholders, as applicable, authorized and unanimously approved the merger agreement, the merger, the partnership merger and the amendment to the partnership agreement of Smith Partnership, and resolved to recommend that the Smith Residential stockholders approve and adopt the merger agreement and the merger and that Smith Partnership unitholders consent to the partnership merger and the amendment to the partnership agreement of Smith Partnership.

          Shortly after the conclusion of the special meeting of the board of directors of each of Smith Residential and Archstone on May 3, 2001, Smith Residential, Smith Partnership, Archstone and Archstone-Smith executed the merger agreement.

          Mr. Gerardi resigned as president and chief executive officer of Smith Residential effective as of May 16, 2001.

          After execution of the merger agreement, the parties amended and restated the terms of the merger agreement primarily to provide the additional details through which the alternative structure could be implemented. At a special meeting of the Smith Residential board of directors on May 31, 2001, at which all Smith Residential directors were present in person or by telephone conference call, Goldman Sachs confirmed its earlier oral opinion, to the board of directors of Smith Residential that, as of May 3, 2001, the exchange ratio of 1.975 Archstone-Smith common shares to be received for each share of Smith Residential common stock pursuant to the merger agreement, as amended and restated, was fair, from a financial point of view, to the Smith Residential common stockholders and delivered its written opinion to that effect. The Smith Residential board of directors then unanimously approved the execution and delivery of the merger agreement as amended and restated. Thereafter, on May 31, 2001, each of Smith Residential, Smith Partnership, Archstone and Archstone-Smith executed the amended and restated merger agreement dated as of May 3, 2001.

          As a result of the proposed merger, Smith Residential abandoned its plans to raise additional equity capital to fund operations. In order to avoid encumbering additional Smith Partnership assets and to avoid incurring third party financing fees, on July 27, 2001, Archstone funded a $100 million loan to Smith Partnership. Under the terms of the loan agreement, Smith Partnership will pay a minimum interest rate equal to the London Interbank Offered Rate plus 100 basis points until 60 days after the termination of the merger agreement, if applicable, and thereafter will pay interest at LIBOR plus 200 basis points. The loan matures on the earlier of the completion of the merger or 180 days after the merger agreement is terminated. The loan is unsecured, but may become secured by specified properties having a value of approximately $153 million at Archstone’s option upon an event of default. The loan may be prepaid by Smith Partnership at anytime in whole or in part.

Archstone’s Reasons for the Merger; Recommendation of the Archstone Board

          The Archstone board of trustees has unanimously adopted and approved the merger agreement and the merger. The Archstone board believes that the terms of the merger agreement, the merger, the partnership merger and the other transactions contemplated by the merger agreement, including the amendment to the Archstone declaration of trust, the related reorganization of Archstone into an UPREIT and the issuance of Archstone-Smith shares to Smith Residential stockholders, are advisable and in the best interests of Archstone and its shareholders. Accordingly, the Archstone board recommends that Archstone common shareholders approve the merger agreement and the merger, the amendment to the declaration of trust, and the reorganization of Archstone into an UPREIT, including the mergers contemplated thereby.

          Set forth below is a discussion of the material positive and negative factors considered by the Archstone board in making its determination to adopt and approve the merger agreement and the merger. As used in this discussion, references to the assets and business activities of Smith Residential mean the assets and business activities of Smith Partnership. Smith Residential has no material assets other than its interest in Smith Partnership and it conducts all of its business activities through that partnership and its subsidiaries.

Positive Factors Considered by the Archstone Board

          In making its determination with respect to the merger agreement, the merger and the partnership merger, the Archstone board discussed with Archstone senior management a number of factors, including the following material positive factors:

•
the transaction will increase Archstone’s presence in protected markets such as Washington, D.C., Chicago, Boston and southeast Florida, with access to what the Archstone board believes to be a high quality portfolio of well-located assets in these protected markets;

•	the Archstone board believes that the Smith Residential portfolio is one of the most desirable apartment portfolios and is the largest high-rise apartment portfolio outside of Manhattan, New York;

•
the Archstone board believes that the merger transaction represented an attractive valuation for the real estate assets based on an 8.3% capitalization rate (using the May 3, 2001 closing price of $25.18 per Archstone common share to value Archstone common shares to be issued in the merger), given the geographic distribution of the Smith Residential portfolio which is located exclusively in protected markets;

•
Smith Residential’s net operating income for its same-store portfolio—meaning the group of apartments that were fully operating during the periods being compared—has had a higher growth rate than Archstone has had for its same-store portfolio. Therefore management believes that the net operating income of the combined company’s same-store portfolio will grow at a greater rate than did Archstone’s same-store portfolio on a stand alone basis, which should also enhance the long-term growth rate of Archstone’s net earnings. The following table shows same-store revenue and net operating income growth rates for each of the last three fiscal years:

	Smith Residential			Archstone
	2000	1999	1998	2000	1999	1998
Revenue	7.7%	6.5%	4.8%	6.7%	3.6%	3.6%
Net operating income	10.7%	8.8%	7.4%	7.7%	6.2%	5.6%

•
the combination of the two companies creates the potential for substantial revenue increases and approximately $7 million to $8 million of anticipated cost synergies through the adoption of best practices of each party and the elimination of public company costs and other redundant expenses;

•
the acquisition of the Smith Residential portfolio and management team will add what the Archstone board believes to be well-located high-rise assets as well as high-rise development and management capability to allow expansion of Archstone’s high-rise business into its west coast markets;

•
the transaction should result in improved liquidity for Archstone shareholders as a result of the increased equity capitalization and the increased shareholder base, while at the same time allowing Archstone to retain a strong balance sheet. The combined company will have a combined total debt to total undepreciated book capitalization ratio of 42.6%;

•	the transaction will give Archstone access to another high-quality brand name in Archstone’s operating platform;

•
the transaction would create the second largest publicly traded apartment REIT and the fourth largest publicly traded REIT overall in the United States, based on total equity market capitalization, with a pro forma total market capitalization of approximately $9.3 billion based on the closing market price of Archstone common shares on May 3, 2001;

•	Archstone will be reorganized into a more typical UPREIT structure which will give the combined company a greater ability to acquire assets using a tax deferred acquisition currency;

•
Archstone believes that the high quality of the portfolio of the combined company together with Archstone-Smith’s desirable national platform will make Archstone-Smith one of the most sought after purchasers of properties in the real estate market using UPREIT currency and therefore will increase the opportunity of the combined company to acquire attractive properties;

•
the exchange ratio, which determines the number of Archstone-Smith common shares required to be issued in the merger and the number of Archstone units required to be issued in the partnership merger, is fixed and will not be adjusted in the event of a decline in the trading price of Archstone common shares;

•
the due diligence review of Smith Residential and its assets conducted by Archstone management and its advisors, including, among other things, site tours of a significant number of Smith Residential’s properties, and Archstone management’s favorable assessment of the high quality of Smith Residential’s assets;

•
historical and prospective information concerning Archstone’s and Smith Residential’s respective businesses, operations and financial performance, including, among other things, the earnings prospects of Archstone and its debt service and financial obligations, both before and after the merger; and

•
the opinion, analyses and presentations of Morgan Stanley described under “—Opinion of Morgan Stanley” below, including the opinion of Morgan Stanley that, as of the date of that opinion, and based upon and limited by the matters stated in that opinion, the consideration to be paid by Archstone under the merger agreement is fair, from a financial point of view, to Archstone.

Negative Factors Considered by the Archstone Board

          The Archstone board also considered the following potentially negative factors in its deliberations concerning the merger, the partnership merger and the merger agreement:

•
the risk that the anticipated benefits of the merger and the partnership merger to Archstone and its shareholders may not be realized as a result of possible changes in the real estate market in the Washington, D.C. and other markets;

•
the risk that anticipated benefits of the merger to Archstone and its shareholders may not be realized as a result of any inability to achieve the anticipated cost savings and expense reduction and other potential difficulties in integrating the two companies and their respective operations;

•
the limitations on Archstone’s ability to sell the Smith Residential properties resulting from the tax related undertakings, the tax protection agreement and other tax protection agreements between Smith Partnership and various unitholders to be assumed in connection with the merger;

•
the significant cost involved in connection with completing the merger and the partnership merger, estimated to be approximately $40 million in the aggregate, and the substantial management time and effort required to effect the merger and the partnership merger and integrate the businesses of Archstone and Smith Residential;

•	the estimated $0.03 dilution to Archstone’s 2002 funds from operations per share in connection with the transaction;

•
the fact that the exchange ratio is fixed and will not be adjusted in the event of an increase in the trading price of Archstone common shares or a decrease in the trading price of Smith Residential common stock;

•	the risk that the merger could be viewed negatively by investors or analysts and, as a result, the Archstone or Archstone-Smith share price could be adversely affected;

•	the risk that rating agencies may view the merger and the partnership merger unfavorably and decrease Archstone’s rating thereby potentially increasing Archstone’s cost of debt; and

•	the risk that the merger might not be completed based upon the failure to satisfy covenants or closing conditions.

          The above discussion of the material factors considered by the Archstone board is not intended to be exhaustive, but does set forth the material positive and negative factors considered by the Archstone board. The Archstone trustees unanimously adopted and approved the merger agreement and the merger and recommended approval of the merger agreement and the merger in light of the various factors described above and other factors that each such member of the Archstone board felt were appropriate. In view of the wide variety of factors considered by the Archstone board in connection with its evaluation of the merger and the complexity of these matters, the Archstone board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Archstone board made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual trustees may have given different weights to different factors.

Opinion of Morgan Stanley

          Archstone retained Morgan Stanley to provide financial advisory services and a financial fairness opinion in connection with the merger of Smith Residential with and into Archstone-Smith. The Archstone board selected Morgan Stanley to act as Archstone’s financial advisor based on Morgan Stanley’s qualifications, expertise, reputation and its knowledge of the business and affairs of Archstone. At the meeting of the Archstone board on May 3, 2001, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of May 3, 2001, and subject to and based on the considerations in its opinion, the consideration to be paid by Archstone pursuant to the merger agreement is fair from a financial point of view to Archstone.

          The full text of Morgan Stanley’s opinion, dated as of May 3, 2001, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Morgan Stanley, is attached as Annex B to this joint proxy statement/prospectus. We urge you to read this opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the board of trustees of Archstone, addresses only the fairness from a financial point of view of the consideration to be paid by Archstone pursuant to the merger agreement, and does not address any other aspect of the merger nor constitute a recommendation to any person as to how to vote with respect to the merger. This summary should be read together with the full text of the opinion.

          In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Smith Residential and Archstone, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Smith Residential prepared by the management of Smith Residential;

•	analyzed certain internal financial forecasts prepared by the managements of Smith Residential and Archstone, respectively;

•	reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of Smith Residential and Archstone, respectively;

•
discussed the past and current operations and financial condition and the prospects of Archstone, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Archstone;

•	reviewed the pro forma impact of the merger on Archstone’s funds from operations per share, cash flow, and consolidated capitalization and financial ratios;

•	reviewed the reported prices and trading activity for Smith Residential common stock and Archstone common shares, respectively;

•
compared the financial performance of Smith Residential and Archstone and the prices and trading activity of Smith Residential common stock and Archstone common shares with that of certain other publicly-traded companies comparable with Smith Residential and Archstone, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of Smith Residential and Archstone and their financial and legal advisors;

•	reviewed the draft merger agreement, dated as of May 3, 2001, and certain related documents; and

•	considered such other factors and performed such other analyses as Morgan Stanley deemed appropriate.

          Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to Morgan Stanley by Smith Residential and Archstone for the purposes of this opinion. With respect to the internal financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Smith Residential and Archstone. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the draft merger agreement, dated as of May 3, 2001. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Smith Residential, nor was Morgan Stanley furnished with any such appraisals. The opinion of Morgan Stanley is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, May 3, 2001.

          The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

          Historical Share Price Performance.    Morgan Stanley reviewed the historical trading prices for the common stock of Smith Residential from May 2, 2000 through May 2, 2001. The table below presents the stock prices based on specified parameters during the period and presents the premium to such prices implied by the acquisition price. The acquisition price was determined to be $49.71 per share for Smith Residential, which is based on 1.975 common shares of Archstone being offered for each share of Smith Residential common stock, and assuming a value of $25.17 per share of Archstone, which was the closing price of Archstone on May 2, 2001.

Metric	Period Date	Smith Residential Stock Price	Proposal % Premium
Price on May 2, 2001	5/2/01	$44.91	10.7%
Average Price	Last 2 weeks	45.42	9.4
Average Price	Last 6 months	45.25	9.9
Average Price	2001	45.24	9.9
Price on May 2, 2000	5/2/00	37.94	30.8
All-Time High	12/28/00	48.18	3.2

          Morgan Stanley also reported that the closing price for Smith Residential on May 3, 2001 was $45.56 per share. Based on Archstone’s closing price on May 3, 2001 of $25.18 and the 1.975 exchange ratio, the implied acquisition price is $49.73 per share, a 9.15% premium to Smith Residential’s closing price.

          Net Asset Valuation Analysis.    Using Smith Residential management’s projections of operating income for the year 2001 and asset and liability balances as of March 31, 2001, Morgan Stanley calculated the net asset value per share for Smith Residential. Morgan Stanley applied a range of capitalization rates of 7.5% to 8.0% to Smith Residential management’s projections of 2001 net operating income escalated at an annual rate of 6.0% for six months to arrive at a forward 12 month net operating income estimate beginning July 2001 for the core and joint venture apartment portfolio, assuming no additional net operating income from future acquisitions. For the development and redevelopment portfolio, Morgan Stanley also applied a range of capitalization rates of 7.5% to 8.0% to Smith Residential management projections of 3rd quarter and 4th quarter net operating income, annualized and escalated at an annual growth rate of 6%. Additionally, Morgan Stanley valued Smith Residential’s construction in progress at 100.0% to 120.0% of its March 31, 2001 book value. Morgan Stanley valued the retail property utilizing Smith Residential management projections of 2001 net operating income and applied a range of capitalization rates of 10.0% to 11.0%. The total resulting real estate value was $3.6 billion.

          Other assets, cash and marketable securities as of March 31, 2001 and the value of the property services business were added to the gross real estate value. Morgan Stanley valued Smith Residential’s property services business by applying a range of multiples to Smith Residential management projections of 2001 net operating income less general and administrative expenses, resulting in an earnings before depreciation and amortization estimate, and escalated at an annual rate of 6.0% for 6 months. Morgan Stanley valued the interior construction component at 3.0x to 5.0x earnings before depreciation and amortization, the engineering services component at 5.0x to 7.0x earnings before depreciation and amortization, the property management services component at 3.0x to 5.0x earnings before depreciation and amortization, and the corporate living component at 2.0x to 4.0x earnings before depreciation and amortization. The multiples applied for earnings before interest, taxes, depreciation and amortization reflect the range of current trading multiples for similar business types, including publicly traded construction, brokerage and property management companies. The resulting gross asset value of $3.7 billion was reduced by outstanding debt as of March 31, 2001, adjusted for estimated transaction costs, debt associated with the development and redevelopment projected income, and the liquidation value of the Smith Residential Series C preferred stock, to arrive at an equity net asset value. The equity net asset value per share was calculated by dividing the equity net asset value by the number of shares of Smith Residential common stock and Smith Partnership units outstanding on a fully diluted basis. This analysis indicated a net asset value range of between $49.78 and $56.74 per share, which exceeds the acquisition price of $49.71 per share for Smith Residential.

          Discounted Cash Flow Analysis.    Morgan Stanley performed discounted cash flow analyses, calculated as of June 30, 2001, of both the projected unlevered free cash flows and cash flows to equity holders of Smith Residential.

          Free Cash Flow Model.    Morgan Stanley performed a discounted cash flow analysis, calculated as of June 30, 2001, of Smith Residential’s projected free cash flow for the period from 2001 to 2005. Cash flows for 2001 and 2002 were based upon projections provided by Smith Residential management. For 2003 to 2005, Morgan Stanley assumed that Smith Residential same-store net operating income increases by 5.0% annually, that general and administrative expenses remain constant at 6.0% of net operating income, and that Smith Residential’s portfolio is 95.0% occupied as well as specified assumptions regarding recurring maintenance capital expenditures and their growth rate. Furthermore, Morgan Stanley assumed developments of $100 million, acquisitions of $80 million, and dispositions of $70 to $80 million annually from 2001 to 2004. Morgan Stanley employed discount rates reflecting an unlevered cost of capital ranging from 11.0% to 12.0%, based upon expected total return levels for apartment assets of this type, and applied terminal forward 12-month capitalization rates to 2006 net operating income in the range of 8.00% to 8.75%. Based upon the projected cash flows for the years 2001 through 2005, the range of present values per share of Smith Residential common stock was as follows:

	Terminal Forward 12-Month Capitalization Rates
Discount Rates	7.75%	8.00%	8.25%	8.50%	8.75%	9.00%
10.5%	61.65	59.21	56.91	54.75	52.71	50.79
11.0%	59.88	57.48	55.23	53.12	51.12	49.23
11.5%	58.15	55.80	53.60	51.52	49.56	47.72
12.0%	56.46	54.16	52.00	49.96	48.05	46.24
12.5%	54.81	52.56	50.44	48.44	46.56	44.79

           The acquisition price of $49.71 per share for Smith Residential falls within the above range of present values implied by the free cash flow discount model.

          Dividend Discount Model.    Morgan Stanley performed a discounted cash flow analysis, calculated as of June 30, 2001, of the projected cash flows to equity for the period from 2001 to 2005. Funds from operations and dividends per share for 2001 and 2002 were based upon estimates provided by Smith Residential management. Subsequent year dividends per share were arrived at by applying 90.0% of the previous years’ funds from operations per share growth rate to the previous year’s dividend per share. Morgan Stanley employed discount rates reflecting an equity cost of capital ranging from 14.5% to 16.0% and employed terminal forward 12-month funds from operations multiples to projected 2006 funds from operations per share ranging from 9.5x to 10.5x. Morgan Stanley solved for Smith Residential’s cost of equity using an assumed unlevered return on assets of 10.5% to 12.0%, an assumed debt rate of 7.0%, and an assumed preferred stock rate of 7.9%, and Smith’s capitalization structure, resulting in an implied total equity return of 12.9% to 15.4%. This equity return was averaged with apartment company comparables’ equity returns of 14.6% to 16.1%, resulting in a range of 13.9% to 15.8%. Based upon Smith Residential management projections of cash flows to equity for the years 2001 through 2005, the range of present values per share of Smith Residential common stock was as follows, including a control premium of 20.0%:

	Terminal Forward 12-Month Funds From Operations Multiples
Discount Rates	9.0x	9.5x	10.0x	10.5x	11.0x
14.0%	$50.69	$52.85	$55.00	$57.16	$59.31
14.5%	49.82	51.93	54.04	56.16	58.27
15.0%	48.96	51.03	53.11	55.18	57.25
15.5%	48.13	50.16	52.19	54.22	56.26
16.0%	47.31	49.30	51.30	53.29	55.28

          The acquisition price of $49.71 per share for Smith Residential falls within the above range of present values implied by the dividend discount model.

          Comparable Companies Analysis.    Morgan Stanley compared various publicly available information of Smith Residential with publicly traded companies that share similar characteristics with Smith Residential. These companies include:

•	Archstone;

•	AvalonBay Communities, Inc.;

•	BRE Properties, Inc.;

•	Equity Residential Properties Trust;

•	Essex Property Trust;

•	Post Properties, Inc.; and

•	Summit Properties Inc.

          Morgan Stanley arrived at a range of comparable company multiples by (1) dividing the share prices (using closing share prices as of May 2, 2001) by consensus 2001 and 2002 funds from operations per share and 2000 and 2001 adjusted funds from operations per share estimates from First Call Corporation and Realty Stock Review, respectively, and (2) dividing estimated price/2001 funds from operations multiples by total returns (the sum of existing indicated dividend yield and First Call 5-year growth estimates). First Call Corporation is a global research network that provides funds from operations estimates and long-term growth rate estimates from contributing equity research analysts including institutional buy- and sell-side analysts, and provides the data publicly. Morgan Stanley’s calculations resulted in a selected range of price/2001 funds from operations multiples from 9.5x to 11.0x, a range of price/2002 funds from operations multiples from 9.0x to 10.25x, price/2000 adjusted funds from operations multiples of 12.5x to 14.0x, price/2002 adjusted funds from operations multiples of 12.0x to 13.0x and a range of 2001 funds from operations multiple/total return of 60.0% to 75.0%.

	Price/Funds From Operations Multiples		Price/Adjusted Funds From Operations Multiples		Funds From Operations Multiples/ Total Return
	2001	2002	2000	2001	2001
High	11.0x	10.25x	14.0x	13.0x	75.0%
Low	9.5	9.0	12.5	12.0	60.0

          All multiples were applied to Smith Residential management projections for Smith Residential. Applying a 20% control premium to the above-mentioned selected range of multiples, Morgan Stanley determined an implied value per share of Smith Residential common stock as follows:

	20% Premium to:
	Price/Funds From Operations Multiples		Price/Adjusted Funds From Operations Multiples		Funds From Operations Multiples/ Total Return
	2001	2002	2000	2001	2001
High	$53.59	$55.10	$51.74	$53.04	$54.33
Low	46.28	48.38	46.20	48.96	46.17

          The acquisition price of $49.71 per share for Smith Residential falls within the above range of values implied by the comparable companies analysis.

          Premiums Paid in Selected Precedent Transactions Analysis.    Morgan Stanley used publicly available information from several precedent transactions and analyzed the premiums/discounts paid in these transactions over prevailing market prices, 52-week high closing prices and net asset value per share estimates as provided by Green Street Advisors, Inc. before the announcement of these transactions. Morgan Stanley selected these transactions based on one of the following criteria: (1) mergers of large, publicly-traded real estate investment trusts in the broader real estate industry; or (2) mergers within the multifamily sector.

          The transactions reviewed include:

•	Equity Residential Properties Trust acquisition of Grove Property Trust;

•	The Olympus Real Estate Corporation acquisition of Walden Residential Properties, Inc.;

•	Equity Residential Properties Trust acquisition of Lexford Realty Co.;

•	The Apto LLC (Krupp Group) acquisition of Berkshire Realty Co.;

•	The Irvine Company acquisition of Irvine Apartment Communities, Inc.;

•	Equity Residential Properties Trust acquisition of Merry Land & Investment Company;

•	Security Capital Pacific Trust acquisition of Security Capital Atlantic Incorporated;

•	Bay Apartment Communities, Inc. acquisition of Avalon Properties, Inc.;

•	Apartment and Investment Management Company acquisition of Ambassador Apartments, Inc.;

•	Camden Realty Trust acquisition of Oasis Residential, Inc.;

•	Equity Residential Properties Trust acquisition of Evans Withycombe Residential;

•	Post Properties, Inc. acquisition of Columbus Realty Trust;

•	Equity Residential Properties Trust acquisition of Wellsford Residential Properties Trust;

•	Camden Properties Trust acquisition of Paragon Group, Inc.;

•	United Dominion Realty Trust acquisition of South West Property Trust;

•	Wellsford Residential Properties Trust acquisition of Holly Residential Properties;

•	Equity Office Properties Trust pending acquisition of Spieker Properties, Inc.;

•	Equity Office Properties Trust acquisition of Cornerstone Properties, Inc.;

•	Duke Realty Investments, Inc. acquisition of Weeks Corporation;

•	New Plan Realty Trust acquisition of Excel Realty Trust;

•	Kimco Realty Corporation acquisition of Price REIT, Inc.;

•	Equity Office Properties Trust acquisition of Beacon Properties Corporation; and

•	Simon Property Group, Inc. acquisition of DeBartolo Realty Corporation.

          The table below provides the selected high and low premiums to the unaffected price (average stock price for the 10 trading days ending 5 trading days before the announcement of the transaction), the 52-week high closing price and the Green Street Advisors, Inc.’s net asset value per share estimate (before the announcement of the merger) for the precedent transactions:

	Premium to
	Unaffected Price	52-Week High	Green Street Net Asset Value
Low	5.0%	0.0%	7.5%
High	25.0	12.5	25.0

          Based upon an unaffected share price of $44.91, a 52-week high closing price of $48.25 and Green Street Advisors’ net asset value per share estimate of $44.25, these premiums imply a valuation range as follows:

	Premium to
	Unaffected Price	52-Week High	Green Street Net Asset Value
Low	$47.16	$48.25	$47.57
High	56.14	54.28	55.31

          The acquisition price of $49.71 per share for Smith Residential falls within the above range of values implied by the premiums paid in selected precedent transactions analysis.

          Pro Forma Merger Analysis.    Morgan Stanley analyzed the effect of the merger on, among other things, the estimated First Call consensus funds from operations per fully diluted Archstone common share, including all securities convertible into or exchangeable for Archstone common shares, for the years ended December 31, 2001 to 2005. The First Call consensus funds from operations are the funds from operations estimates, and those implied by the long-term growth rate estimates, compiled by First Call from contributing equity research analysts. In doing so, Morgan Stanley combined the projected operating results for Archstone and Smith Residential and assumed specified savings in general and administrative expenses as well as additional costs related to the transaction in accordance with estimates provided by the management of Archstone. Morgan Stanley also made assumptions regarding the synergies to be realized, the capitalization policy adjustment, the benefit from marking to market Smith Residential’s debt, the number of options and restricted shares that would be cashed out and the other transaction costs. Morgan Stanley observed a total projected post-merger incremental dilution of $0.04 and $0.06 to Archstone’s First Call consensus of 2002 and 2003 funds from operations per share estimates of $2.53 and $2.76, respectively. In calculating the purchase price for Smith Residential common stock and Smith Partnership units, a $25.17 share price for Archstone common shares was assumed, which equals Archstone’s closing price on May 2, 2001.

           Morgan Stanley also analyzed the effect of the merger on Archstone’s pro forma equity market capitalization, total market capitalization and leverage ratios. In this regard, Morgan Stanley noted that:

•
the pro forma equity market capitalization for Archstone would be approximately $5.4 billion, assuming a share price of $25.17 and assuming approximately 213.0 million Archstone-Smith common shares and Archstone common shares redeemable for Archstone-Smith common units outstanding after completion of the merger. The pro forma total market capitalization would be approximately $9.3 billion assuming $3.6 billion in debt and $0.3 million of preferred stock; and

•
Archstone’s total debt to total market capitalization ratio would decrease, upon completion of the merger, from 39.3% before the merger to 39.2% after the assumption of Smith Residential’s outstanding debt plus incremental debt incurred for the payment of the transaction costs.

          In connection with the review of the merger by Archstone’s board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Morgan Stanley’s view of the actual value of Smith Residential or Archstone.

          In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Archstone, Archstone-Smith or Smith Residential. Any estimates contained in Morgan Stanley’s analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed were prepared solely as a part of Morgan Stanley’s analysis of the fairness from a financial point of view of the consideration to be paid by Archstone pursuant to the proposed merger agreement and were conducted in connection with the delivery by Morgan Stanley of its opinion dated May 3, 2001 to the Archstone board. Morgan Stanley’s analyses do not purport to be appraisals or to reflect the prices at which shares of Smith Residential common stock or Archstone common shares might actually trade or how Archstone-Smith common shares will trade following the consummation of the merger. The consideration to be paid by Archstone in the merger was determined through negotiations between Archstone and Smith Residential and was approved by Archstone’s board. Morgan Stanley did not recommend any specific consideration to Archstone or that any given consideration constituted the only appropriate consideration for the merger.

          Morgan Stanley’s opinion was one of the many factors taken into consideration by the Archstone board of trustees in making its determination to approve the merger. Morgan Stanley’s analyses summarized above should not be viewed as determinative of the opinion of the Archstone board with respect to the value of Smith Residential or of whether the Archstone board would have been willing to agree to a different form of consideration.

          Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services to Archstone and have received customary fees for the rendering of these services. Furthermore, Morgan Stanley may in the future provide financial advisory and financing services to Archstone or Archstone-Smith, for which it expects to receive customary fees for the rendering of these services. In the ordinary course of business, Morgan Stanley may from time to time trade in the securities of or indebtedness of Archstone and/or Archstone-Smith and Smith Residential for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and, accordingly, may at any time hold a long or short position in these securities or indebtedness. In addition, asset management affiliates of Morgan Stanley beneficially own, in the aggregate, approximately 3.0 % of Archstone’s common shares, which will convert into Archstone-Smith common shares as part of the Archstone reorganization into an UPREIT, and approximately 6.4% of Smith Residential common stock.

          Archstone has agreed to pay Morgan Stanley a financial advisory fee of $2.5 million upon completion of the transaction. Archstone has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Morgan Stanley’s engagement and any related transactions.

          The merger agreement does not contemplate or provide for Morgan Stanley to update its opinion dated May 3, 2001. Archstone does not currently intend to request an updated opinion from Morgan Stanley. However, if there were a material amendment to the merger agreement before the completion of the merger that results in a resolicitation of proxies for Smith Residential and Archstone shareholder votes on the merger agreement and the merger, Archstone would consider at that time whether it was appropriate to obtain an updated opinion from Morgan Stanley.

Smith Residential’s Reasons for the Merger; Recommendation of the Smith Residential Board

          The Smith Residential board of directors has unanimously adopted and approved the merger agreement and the merger. The Smith Residential board believes that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Smith Residential and its stockholders and Smith Partnership and its unitholders. Accordingly, after careful consideration, the Smith Residential board recommends that Smith Residential common stockholders vote FOR approval of the merger agreement and the merger.

          In considering the recommendation of the Smith Residential board with respect to the merger, Smith Residential stockholders should be aware that some members of the Smith Residential board as well as some Smith Residential executive officers have interests in the merger, the partnership merger and the other transactions contemplated thereby, which differ from, or are in addition to, and, therefore, may conflict with, the interests of Smith Residential stockholders generally. See “—Interests of Smith Residential Directors and Executive Officers in the Merger and the Partnership Merger” beginning on page 70.

          Set forth below is a discussion of all material positive and negative factors considered by the Smith Residential board of directors in making its determination to adopt and approve the merger agreement and the merger. As used in this discussion, references to the assets and business activities of Smith Residential mean the assets and business activities of Smith Partnership. Smith Residential has no material assets other than its interest in Smith Partnership and it conducts all of its business activities through that partnership.

Positive Factors Considered by the Smith Residential Board

          In making its determination with respect to the merger agreement and the merger, the Smith Residential board of directors discussed with Smith Residential senior management, as well as its financial and legal advisors, and considered a number of factors, including the following material positive factors:

•
the terms of the merger agreement, including that each share of Smith Residential common stock will be converted into 1.975 common shares of Archstone-Smith, which based on the implied $49.73 per share price represents a premium of 9.15% over the closing price for Smith Residential common stock as of May 3, 2001;

•
the fact that holders of Smith Residential common stock currently receive a dividend of $0.585 per share per quarter and that, as adjusted to reflect the 1.975 Archstone-Smith common shares to be received in the merger for each outstanding share of Smith Residential common stock, such holders will receive a distribution of approximately $0.810 per quarter for such share following the merger;

•
a combined company would own and operate an exceptional apartment portfolio concentrated in high barrier-to-entry markets, including more than 70% of its property investments located in some of the nation’s most desirable protected markets, including the Washington, D.C. metropolitan area, Boston, Chicago, the San Francisco Bay area, southern California, southeast Florida and Seattle;

•
the presence of Archstone’s complementary garden apartment properties in desirable protected geographic markets outside of markets in which Smith Residential primarily operates its high-rise operations would result in a strong and varied property portfolio with an expanded geographic scope and would increase Archstone-Smith’s ability to expand its high-rise product to new markets;

•
the ability to maintain Smith Residential’s high-rise residential operations as a semi-autonomous division of Archstone-Smith and the preservation of the brand name, culture and traditions of the Smith Residential organization, which the Smith Residential board of directors believes add value to the Smith Residential assets;

•	the strong recognition and industry respect for the Archstone brand and the prospect of Archstone-Smith creating the preeminent residential apartment industry brand following the merger;

•
the ability to maintain Smith Residential’s primary business operations in the Crystal City area of Arlington, Virginia which increases the likelihood of retaining talented employees and maintaining Smith Residential’s long-time presence in the Washington, D.C. metropolitan area;

•	the similarity of the corporate cultures and philosophies of Smith Residential and Archstone promotes employee retention and facilitates the integration of the companies;

•
management’s belief that the complementary nature of Archstone’s garden apartment operations with Smith Residential’s high-rise operations facilitates the companies’ integration efforts and benefits each company’s employees;

•	the reputation, strength and expertise of Archstone’s management team;

•
management’s assessment that a merger of Smith Residential with another entity with a complementary property portfolio and a strong presence in among the most desirable protected geographic markets was Smith Residential’s most attractive strategic alternative, and that a combination of Smith Residential and Archstone would be expected to produce a combined company with enhanced, long-term, sustainable growth due to, among other things:

—	Archstone’s strong market position in some of the most desirable protected real estate markets in the nation;

—
Archstone’s internally funded expansion opportunities, which allow for enhanced development capability and enable the national extension of Smith Residential’s high-rise business to additional markets including, New York City, Los Angeles, San Francisco and Seattle; and

—	the operational efficiencies expected to result from the merger, which are estimated at $7 million dollars annually, allowing a stronger, sustainable growth rate;

•
the fact that a combined company would result in a larger, more diverse and more liquid stockholder base for the Smith Residential stockholders and the likelihood that the larger, more diverse stockholder base of the combined company would result in a lower cost of capital for the combined company, enhance liquidity and increase financial flexibility;

•
the fact that two of the three representatives of Smith Residential, or their nominees, to be elected to the Archstone-Smith board of trustees will be nominated to continue to serve on such board for a period of ten years, increasing the likelihood that Smith Residential stockholders’ interests will continue to be represented following the merger;

•
the fact that the initial president of the Smith Residential high-rise division of Archstone-Smith will be W.D. Minami, president of Smith Residential, which should benefit employees of Smith Residential and therefore help to preserve the special characteristics and value of the Smith Residential business;

•
the due diligence review of Archstone and its assets conducted by or on behalf of Smith Residential management by its advisors, including, among other things, site tours of a number of Archstone’s properties, and Smith Residential management’s assessment of the high quality of Archstone’s assets;

•
the financial presentation of Goldman Sachs on May 3, 2001 and the oral opinion of Goldman Sachs rendered to the Smith Residential board on May 3, 2001 that, as of May 3, 2001, the exchange ratio of 1.975 Archstone-Smith common shares to be received for each share of Smith Residential common stock pursuant to the initial merger agreement was fair, from a financial point of view, to the Smith Residential common stockholders and the written confirmation of its oral opinion, dated as of May 31, 2001, to the Smith Residential board that, as of May 3, 2001, the exchange ratio of 1.975 Archstone-Smith common shares to be received for each share of Smith Residential common stock pursuant to the merger agreement, as amended and restated, was fair, from a financial point of view, to the Smith Residential common stockholders;

•
the social and economic effect on the employees of Smith Residential and its subsidiaries, including, among other things, similar corporate cultures and philosophies of Smith Residential and Archstone and that the merger agreement requires Archstone-Smith to allow former Smith Residential employees to participate in Archstone-Smith plans in substantially the same manner as other similarly situated employees of Archstone-Smith or, if not practicable in the determination of Archstone-Smith, to allow former Smith Residential employees to continue to be eligible to participate in Smith Residential employee benefit plans;

•
the fact that the consideration to be received by Smith Residential common stockholders in the merger, except for any cash paid instead of fractional shares of Archstone-Smith, will generally be a tax-free transaction to those stockholders; and

•	the likelihood that the transactions contemplated by the merger agreement would be successfully completed.

Negative Factors Considered by the Smith Residential Board

          The Smith Residential board of directors also considered the following potentially negative factors in determining whether to adopt and approve the merger agreement and the merger and to recommend approval of the merger agreement and the merger by the Smith Residential stockholders:

•
the fact that the consideration to be received by Smith Residential common stockholders consists of Archstone-Smith common shares, the exact number of which is based on a fixed exchange ratio of 1.975 Archstone-Smith common shares for each share of Smith Residential common stock. As a result, a decrease in the trading price of Archstone common shares before the closing of the merger will reduce the value of the per share and aggregate consideration that will be received by the Smith Residential stockholders;

•
the risk that the anticipated benefits of the merger to Smith Residential stockholders discussed above under “—Positive Factors Considered by the Smith Residential Board” may not be realized as a result of possible changes in the real estate market or as a result of potential difficulties in integrating the two companies and their respective operations;

•	the risk that the market may not perceive the combination of Smith Residential’s high-rise residential operations and Archstone’s garden apartment operations as a positive factor;

•
the possibility that the public announcement of the merger would lead to a decrease in the trading price of Archstone’s common shares which, due to the fact that the consideration to be received by Smith Residential common stockholders consists entirely of Archstone-Smith common shares, would reduce the overall value of the merger consideration;

•
the possibility that a public announcement of the merger would make it more difficult for Smith Residential to retain employees because of the likelihood that some Smith Residential employees would anticipate that they would not have a position with the combined company and would begin to search for new employment even before the merger closed;

•
the estimated dilution of funds from operations per share for Archstone common shares in 2002, which the Smith Residential board estimated to be approximately $0.045 per share, as a result of the merger;

•
the significant cost involved in connection with completing the merger, which the Smith Residential board estimated at $40 million in the aggregate, the substantial management time and effort required to effectuate the merger and to integrate the businesses of the companies and the related disruption to Smith Residential’s operations; and

•
the termination fee of up to $95 million payable by Smith Residential and Smith Partnership to Archstone under certain circumstances, which might discourage some proposals to acquire Smith Residential because of the increased price that the acquiror would have to pay.

          The above discussion is not intended to be exhaustive of all factors considered by the Smith Residential board, but does set forth the material positive and negative factors considered by the Smith Residential board of directors. At the May 3, 2001 and May 31, 2001 special meetings of the Smith Residential board of directors, the board unanimously approved the merger agreement and the merger and recommended approval of the merger to the stockholders of Smith Residential in light of the various factors described above and other factors that each such member of the Smith Residential board of directors felt were appropriate. In view of the wide variety of factors considered by the Smith Residential board in connection with its evaluation of the merger and the complexity of these matters, the Smith Residential board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Smith Residential board made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Opinion of Goldman Sachs

          On May 3, 2001, Goldman Sachs delivered its oral opinion to the board of directors of Smith Residential that, as of May 3, 2001, the exchange ratio of 1.975 Archstone-Smith common shares to be received for each share of Smith Residential common stock pursuant to the initial merger agreement was fair from a financial point of view to the holders of shares of Smith Residential common stock. On May 31, 2001, Goldman Sachs delivered its written opinion, confirming its oral opinion delivered on May 3, 2001, to the board of directors of Smith Residential that, as of May 3, 2001, the exchange ratio of 1.975 Archstone-Smith common shares to be received for each share of Smith Residential common stock pursuant to the merger agreement, as amended and restated, was fair from a financial point of view to the holders of shares of Smith Residential common stock.

          The full text of the written opinion of Goldman Sachs, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C and is incorporated herein by reference. Goldman Sachs provided this opinion for the information and assistance of Smith Residential’s board of directors in connection with its consideration of the transaction contemplated by the merger agreement. Goldman Sachs’ opinion is not a recommendation as to how any holder of shares of Smith Residential common stock should vote with respect to the transaction. We urge you to read the opinion in its entirety.

          In connection with its oral and written opinions, Goldman Sachs reviewed, among other things:

•	the initial merger agreement and the merger agreement;

•	the Annual Reports to Stockholders and Annual Reports on Form 10-K of Smith Residential and Archstone for the five years ended December 31, 2000;

•	interim reports to stockholders and Quarterly Reports on Form 10-Q of Smith Residential and Archstone;

•
other communications from Smith Residential and Archstone to their respective stockholders, including proxy materials, press releases and investor presentations and quarterly financial disclosures publicly available at the time; and

•
internal financial analyses and forecasts for Smith Residential and Archstone prepared by their respective managements, including certain estimates of net cost savings and operating synergies projected by the managements of Smith Residential and Archstone to result from the transactions contemplated by the merger agreement.

          Goldman Sachs also held discussions with members of the senior managements of Smith Residential and Archstone regarding their assessment of the strategic rationale for, and the potential benefits of, the transactions contemplated by the merger agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs:

•	reviewed the reported price and trading activity for shares of Smith Residential common stock and the Archstone common shares;

•	compared financial and stock market information for Smith Residential and Archstone with similar information for certain other companies the securities of which are publicly traded;

•	reviewed the financial terms of recent business combinations in the real estate industry and in other industries generally and performed other studies and analyses it considered appropriate.

          Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its oral and written opinions. In that regard, Goldman Sachs has assumed with the consent of the board of directors of Smith Residential that the internal financial forecasts prepared by the managements of Smith Residential and Archstone, including the estimates of net cost savings and operating synergies projected by the managements of Smith Residential and Archstone to result from the transaction contemplated by the merger agreement, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Smith Residential and Archstone. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Smith Residential and Archstone or any of their subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. With the consent of the board of directors of Smith Residential, Goldman Sachs has relied upon the advice that Smith Residential has received from its legal counsel and tax advisors as to all legal and tax matters in connection with the transaction contemplated by the merger agreement. In rendering its opinion, Goldman Sachs did not opine on the consideration to be received by Smith Partnership unitholders in the partnership merger or express any view regarding the different consideration to be received by holders of shares of Smith Residential common stock in the merger in comparison to the consideration to be received by Smith Partnership unitholders in the partnership merger. Smith Partnership did not obtain a fairness opinion in connection with the partnership merger.

           The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its written opinion to Smith Residential’s board of directors. This summary does not purport to be a complete description of the analyses performed by Goldman Sachs. In arriving at this opinion, Goldman Sachs considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it.

          The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the text of each summary.

          (i)  Accretion/Dilution Analysis.    Goldman Sachs analyzed the financial impact of the merger on the funds from operations, or FFO, per Archstone common share. These analyses were based on projections provided by the managements of Smith Residential and Archstone for each of their respective companies. For the year 2002, Goldman Sachs analyzed the estimated FFO per share for Smith Residential common stock and Archstone common shares and the projected synergies to result from the merger to calculate the estimated accretion/dilution on Archstone’s common shares. Goldman Sachs’ analysis included costs savings and synergies of $7 million projected by Smith Residential and Archstone management to result from the merger but excluded any incremental expenses that may result from the merger. This analysis indicated the merger would be dilutive by $0.045 per Archstone common share in 2002. Goldman Sachs also performed the same analysis excluding both the $7 million of cost savings and synergies projected by the managements of Smith Residential and Archstone to result from the merger and any incremental expenses that may result from the merger. Smith Residential management believes that such incremental expenses, if any, will not exceed the cost savings and synergies projected by the managements of Smith Residential and Archstone to result from the merger. Such analysis indicated that the transaction would be dilutive by $0.077 per Archstone common share in 2002.

          (ii)  Contribution Analysis.    Goldman Sachs analyzed the relative contribution of Smith Residential and Archstone to Archstone-Smith using selected historical and financial information for Smith Residential and Archstone and estimated future operating information based on the financial analyses and forecasts for Smith Residential, Archstone and Archstone-Smith prepared by the managements of Smith Residential and Archstone. The results of these analyses indicated that following the merger holders of Smith Residential common stock would receive 40.7% of the outstanding common equity of Archstone-Smith, based upon the exchange ratio of 1.975 Archstone-Smith common shares for each share of Smith Residential common stock, although Smith Residential would contribute only 37.7% of the estimated FFO in 2002.

          (iii)  Common Stock Comparison.    Using Smith Residential management projections and Institutional Brokers Estimate System, or IBES, consensus estimates, Goldman Sachs reviewed and compared selected financial information and multiples for Smith Residential to corresponding financial information and multiples for the following multifamily real estate companies:

•	AvalonBay Communities, Inc.;

•	Archstone Communities Trust;

•	Essex Properties Trust, Inc.;

•	BRE Properties, Inc.;

•	Equity Residential Properties Trust;

•	Post Properties, Inc.;

•	Summit Properties, Inc.;

•	Gables Residential Trust;

•	Home Properties of New York, Inc.;

•	Camden Property Trust;

•	United Dominion Realty Trust, Inc.; and

•	Apartment Investment & Management Co.

          Goldman Sachs calculated the FFO multiples and other financial information, including stock price as a percentage of net asset value, or NAV, for Smith Residential at the implied transaction price, based on the closing price for shares of Smith Residential common stock on the New York Stock Exchange on May 1, 2001, and the current market price, based on the closing price for shares of Smith Residential common stock on the New York Stock Exchange on May 1, 2001. The multiples and other financial information calculated by Goldman Sachs are based on the closing prices on May 1, 2001 for shares of Smith Residential and the selected companies’ common stock and the most recent publicly available information for Smith Residential and the selected companies. The FFO multiples for Smith Residential and the selected companies were based upon median IBES estimates, as well as Smith Residential management projections. The stock price as a percentage of NAV was based upon NAV estimates from Green Street Advisors, dated April 2, 2001. Goldman Sachs’ analysis of the selected companies compared the following to the results for Smith Residential:

•	the May 1, 2001 closing share price as a percentage of the 52-week high share price;

•	the annual dividend yield;

•	total market capitalization;

•	net debt as a percentage of total market capitalization;

•	the May 1, 2001 closing share price as a multiple of estimated 2001 and 2002 FFO;

•	the estimated FFO growth rate for 2001 to 2002; and

•	the May 1, 2001 closing share price as a percentage of NAV.

          The results of these analyses with respect to Smith Residential, using IBES estimates, are summarized as follows:

	Transaction Price		Current Market Price
Closing price on May 1, 2001 as a percentage of 52-week high	105.4%		93.5%
Annual dividend yield	NA		5.2%
Total market capitalization (in millions)	$3,378.4		$3,172.6
Net debt as a percentage of total market capitalization	37.0%		39.5%
Price/2001E FFO	12.7	x	11.3	x
Price/2002E FFO	11.6	x	10.3	x
Estimated 2001-2002 FFO growth rate	9.7%		9.7%
Stock price as a percentage of NAV	114.9%		102.0%

          Goldman Sachs also performed the same analyses with respect to Smith Residential using projections prepared by Smith Residential management for Smith Residential. The results of these analyses are summarized as follows:

	Transaction Price		Current Market Price
Closing price on May 1, 2001 as a percentage of 52-week high	105.4%		93.5%
Annual dividend yield	NA		5.2%
Total market capitalization (in millions)	$3,378.4		$3,172.6
Net debt as a percentage of total market capitalization	37.0%		39.5%
Price/2001E FFO	12.5	x	11.1	x
Price/2002E FFO	11.3	x	10.1	x
Estimated 2001-2002 FFO growth rate	10.3%		10.3%
Stock price as a percentage of NAV	114.9%		102.0%

           The results of these analyses with respect to the selected multifamily real estate companies are summarized as follows:

	HIGH		MEDIAN		MEAN		LOW
Closing price on May 1, 2001 as a percentage of 52 week high	99.5%		90.6%		90.8%		78.7%
Annual dividend yield	8.4%		7.2%		7.0%		5.2%
Total market capitalization (in millions)	$14,547.2		$2,898.9		$4,471.3		$1,666.6
Net debt as a percentage of total market capitalization	51.8%		41.0%		41.5%		32.0%
Price/2001E FFO	11.2	x	9.6	x	9.7	x	8.2	x
Price/2002E FFO	10.2	x	8.9	x	8.9	x	7.4	x
Estimated 2001-2002 FFO growth rate	12.8%		8.8%		8.8%		5.8%
Stock price as a percentage of NAV	100.6%		94.3%		94.1%		86.1%

          (iv)  Net Asset Value Analysis.    Using projections for Smith Residential’s and Archstone’s performance results for the year 2001 based upon Goldman Sachs research, Goldman Sachs calculated the NAV per share for Smith Residential and Archstone. In so doing, Goldman Sachs reviewed the NAV estimates published in the Goldman Sachs research reports which applied capitalization rates of 8.75% to the projections for Smith Residential’s and Archstone’s 2001 net operating income for their core properties, 20.0% to the projections for Smith Residential’s and Archstone’s 2001 net property management fees and 10.0% for Smith Residential and 9.0% for Archstone to the projections for Smith Residential’s and Archstone’s 2001 net operating income for their unconsolidated joint ventures. The resulting real estate value of each of Smith Residential’s and Archstone’s core properties and unconsolidated joint venture interests and the resulting gross value of each of Smith Residential’s and Archstone’s net property management fees, real estate under construction and certain other assets, were then added together to determine the total private market value of each of Smith Residential and Archstone. Smith Residential’s and Archstone’s projected 2001 total liabilities were then subtracted from their respective total private market value to arrive at their respective NAV. NAV per share was then calculated by dividing the NAV by the number of shares of Smith Residential common stock and Archstone common shares outstanding on a fully diluted basis. This analysis indicated a NAV for Smith Residential of $47.00 per share and a NAV for Archstone of $29.00 per share.

          (v)  Exchange Ratio Analysis.    Goldman Sachs reviewed the implied exchange ratio history for various periods ending May 1, 2001. Goldman Sachs calculated the implied historical exchange ratios of shares of Smith Residential common stock to Archstone common shares for the average of the periods set forth below and for May 1, 2001 as follows:

Period	Implied Exchange Ratio
May 1, 2001	1.753x
Five day average for the period ended May 1, 2001	1.778x
Ten day average for the period ended May 1, 2001	1.794x
Three month average for the period ended May 1, 2001	1.826x
One year average for the period ended May 1, 2001	1.782x

          The analysis showed that the implied historical exchange ratios were less than the exchange ratio of 1.975x to be received by Smith Residential stockholders pursuant to the merger agreement.

          (vi)  Discounted Cash Flow Analysis.    Goldman Sachs performed a discounted cash flow analysis by calculating the present value of estimated annual dividends for Smith Residential for 2001 through 2005 based upon Smith Residential management projections for 2001 and 2002 and FFO growth rates after 2002 of 9.0% and 10.0%, respectively. Goldman Sachs calculated the terminal values based on FFO multiples ranging from 9.5x to 11.5x applied to the projected 2006 FFO per share. Goldman Sachs discounted the dividends and the terminal values to present value based on discount rates ranging from 12.0% to 15.0%. Goldman Sachs assumed an annual dividend growth rate of 5.0%. The results of this analysis were as follows:

Smith Residential Management Projections—9% FFO Growth Rate

		Equity Discount Rate
		12.0%	13.0%	14.0%	15.0%
Terminal	9.5x	$46.84	$44.98	$43.21	$41.54
	10.0x	$48.79	$46.85	$45.00	$43.25
FFO	10.5x	$50.75	$48.72	$46.79	$44.96
	11.0x	$52.70	$50.59	$48.58	$46.68
Multiple	11.5x	$54.66	$52.46	$50.37	$48.39

Smith Residential Management Projections—10% FFO Growth Rate

		Equity Discount Rate
		12.0%	13.0%	14.0%	15.0%
Terminal	9.5x	$48.57	$46.64	$44.80	$43.06
	10.0x	$50.62	$48.60	$46.68	$44.85
FFO	10.5x	$52.67	$50.56	$48.55	$46.64
	11.0x	$56.80	$54.51	$52.33	$50.26
Multiple	11.5x	$58.94	$56.56	$54.29	$52.14

          (vii)  Selected Public REIT Mergers.    Goldman Sachs analyzed information relating to the following eight comparable transactions in the real estate investment trust industry since 1997:

Acquirer	Target
Equity Office Properties Trust	Spieker Properties, Inc.
Equity Office Properties Trust	Cornerstone Properties, Inc.
Duke Realty Investments, Inc.	Weeks Corporation
Equity Residential Properties Trust	Merry Land & Investment Co.
Camden Property Trust	Oasis Residential, Inc.
Equity Residential Properties Trust	Evans Withycombe Residential
Equity Residential Properties Trust	Wellsford Residential Properties Trust

          Goldman Sachs compared the following information relating to the selected transactions to the contemplated transaction:

•	the premium of the implied offer price to the target stock price on the day prior to announcement of the particular transaction;

•
the transaction FFO multiple, based on the implied offer price and current year IBES FFO estimates for transactions announced prior to June 30 and forward year IBES FFO estimates for transactions announced after June 30; and

•	the transaction FFO multiple as a percentage of the acquiror’s FFO multiple.

          The results of this analysis were as follows:

	Selected REIT Mergers
	High		Median		Low		Proposed Transaction*
Premium of implied offer price to target stock price on day prior to announcement	21.0%		11.5%		5.3%		12.7%
Transaction FFO multiple	12.7	x	11.5	x	10.1	x	12.7	x
Transaction FFO multiple as a percentage of acquirer’s FFO multiple	124.1%		98.7%		94.9%		114.6%

*As of May 1, 2001.

           The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Smith Residential and Archstone or the contemplated transaction.

          The analyses were prepared solely for purposes of Goldman Sachs’ providing its opinion to the Smith Residential board of directors as to the fairness from a financial point of view of the exchange ratio of 1.975 Archstone-Smith common shares to be received for each share of Smith Residential common stock pursuant to the merger agreement. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Smith Residential, Archstone, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

          As described in this joint proxy statement/prospectus, Goldman Sachs’ opinion to the board of directors of Smith Residential was one of many factors taken into consideration by the Smith Residential board of directors in making its determination to approve the contemplated transaction. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs.

          Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Smith Residential, having provided certain investment banking services to Smith Residential from time to time, including having acted as:

•
financial advisor to Smith Residential in connection with its private placement of $90 million aggregate amount of Series H cumulative convertible redeemable preferred shares of Smith Residential and Series H preferred units of Smith Partnership in September 1999; and

•	having acted as financial advisor to Smith Residential in connection with, and participating in certain of the negotiations leading to, the merger agreement.

•	Goldman Sachs also has provided certain investment banking services to Archstone from time to time, including having acted as:

—	agent and dealer on Archstone’s Medium Term Notes Program and having placed $50 million aggregate principal amount of Archstone’s Medium Term Notes over the last three years; and

—	lead-managing underwriter of a secondary public offering of 29,500,000 Archstone common shares in February 2001.

          Goldman Sachs has received from Smith Residential a total of $1.75 million over the past two years as compensation for financial advisory and financing services provided to Smith Residential, excluding the fees it will earn upon the consummation of this transaction.

          Goldman Sachs has provided investment banking services to Archstone in the past and may also provide investment banking services to Archstone-Smith and its subsidiaries in the future. Smith Residential selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the contemplated transaction.

           Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Smith Residential or Archstone for its own account and for the accounts of customers.

          Pursuant to a letter agreement dated April 5, 2001, Smith Residential engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Smith Residential has agreed to pay Goldman Sachs a fee of $13.75 million upon consummation of the contemplated transaction. Smith Residential has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys’ fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

          The merger agreement does not contemplate or provide for Goldman Sachs to update its opinion dated as of May 3, 2001. Smith Residential does not currently intend to request an updated opinion from Goldman Sachs. If there were a material amendment to the merger agreement before the completion of the merger that results in a resolicitation of proxies for Smith Residential and Archstone shareholder votes on the merger agreement and the merger, Smith Residential would consider at that time whether it was appropriate to obtain an updated opinion from Goldman Sachs.

Trustees and Executive Officers of Archstone-Smith After the Merger

          Following the merger, the six current trustees of Archstone will become trustees of Archstone-Smith. In addition, three current directors of Smith Residential, Messrs. Smith, Kogod and Gerardi, will become trustees of Archstone-Smith. Mr. Smith’s initial term will expire in 2003, Mr. Kogod’s initial term will expire in 2002 and Mr. Gerardi’s term will expire in 2004.

          Following the merger, the current executive officers of Archstone will become executive officers of Archstone-Smith. Mr. Minami, president and chief operating officer of Smith Residential, will become the president of the Charles E. Smith Residential division of Archstone-Smith. It is expected that no other officers of Smith Residential will become executive officers of Archstone-Smith.

Interests of Smith Residential Directors and Executive Officers in the Merger and the Partnership Merger

          In considering the recommendation of the Smith Residential board with respect to the merger agreement and the merger, Smith Residential stockholders should be aware that, as described below, some Smith Residential directors and executive officers have interests in the merger and in the partnership merger that differ from, or are in addition to, and, therefore, may conflict with, the interests of Smith Residential stockholders generally.

          Trustees of Archstone-Smith After the Merger.    Under the merger agreement, Robert H. Smith, chairman of the board and chief executive officer of Smith Residential, Robert P. Kogod, chairman of the executive committee of the board of Smith Residential, and Ernest A. Gerardi, Jr., a Smith Residential director and the former president and chief executive officer of Smith Residential, will become members of the Archstone-Smith board following the merger. Mr. Smith’s initial term will expire in 2003, Mr. Kogod’s initial term will expire in 2002 and Mr. Gerardi’s term will expire in 2004. Each of Messrs. Smith and Kogod, or their replacement nominees, will have the right to be nominated to serve on the Archstone-Smith board for a period of ten years from the date of the closing of the merger, provided that such person or his related persons or entities continue to beneficially own at least 1,000,000 Archstone-Smith common shares. Messrs. Smith and Kogod, or their replacement nominees, also will serve as members of the executive committee of the Archstone-Smith board for so long as such persons have the right to be nominated as trustees. Such persons identified above will be entitled to fees and other compensation and participation in options, share or other benefit plans for which trustees or officers of Archstone-Smith, as applicable, are eligible. Messrs. Smith and Kogod have agreed not to sell any Archstone-Smith common shares beneficially owned by them for a period of three years after completion of the merger, subject to various exceptions.

           Indemnification and Insurance.    The merger agreement provides that Archstone and Archstone-Smith will provide exculpation and indemnification for current and former directors and officers of Smith Residential and specified subsidiaries, including for actions taken in connection with the merger, which is the same as the exculpation and indemnification provided by Smith Residential and specified subsidiaries as of the date of the merger agreement. The merger agreement also provides that Archstone and Archstone-Smith will indemnify and hold harmless current and former directors and officers of Smith Residential and Smith Partnership after the merger to the fullest extent permitted by law. In addition, Archstone and Archstone-Smith have agreed to provide directors’ and officers’ insurance covering acts or omissions occurring before the merger, for the benefit of those individuals currently covered by Smith Residential’s insurance for a period of six years after the merger.

          Equity-Based Awards.    Unvested options to purchase an aggregate of 965,873 shares of Smith Residential common stock at an average exercise price of $34.84 per share previously awarded to Smith Residential directors and executive officers will vest in connection with the merger pursuant to the plans under which they were issued and in any event no later than the day before the merger closes. These Smith Residential directors and executive officers also currently hold vested options to purchase an aggregate of an additional 637,177 shares of Smith Residential common stock at an average exercise price of $28.42. All Smith Residential stock options will be converted in the merger into options to purchase Archstone-Smith common shares under the terms of the merger agreement. Under the merger agreement, holders of Smith Residential stock options will be entitled to tender the Archstone-Smith options that they will receive in the merger to Archstone for a cash payment equal to the excess, if any, of $49.48 per share over the exercise price of the Smith Residential stock options multiplied by the number of shares of Smith Residential common stock converted in the merger subject to their options, which acquisition and payment, less any applicable withholding taxes, will be made within seven business days of the closing of the merger. In the event that all Smith Residential directors and executive officers tender all of their options for cash, such persons would receive an aggregate payment from Archstone of approximately $24.6 million, before any applicable withholding taxes. Options to purchase Archstone-Smith common shares that are not tendered to Archstone as described above would remain outstanding under the same terms and conditions of the Smith Residential stock options from which such options were converted but the exercise price of each option will be adjusted to reflect the merger and all options will be fully vested.

          The following table sets forth the unvested Smith Residential stock options held by Smith Residential directors and executive officers which will vest in connection with the merger.

Name	Unvested Smith Residential Stock Options	Total Outstanding Smith Residential Stock Options	Average Exercise Price of Outstanding Smith Residential Stock Options	Cash Value of Tender of Outstanding Smith Residential Stock Options
Ernest A. Gerardi, Jr.	206,566	269,350	$ 37.51	$ 3,223,612
Roger J. Kiley, Jr.	0	5,000	$ 38.00	$ 57,400
Robert P. Kogod	219,816	325,100	$ 33.43	$ 5,217,544
R. Michael McCullough	0	5,000	$ 35.06	$ 72,088
Robert H. Smith	219,816	325,100	$ 33.43	$ 5,217,544
Karen Hastie Williams	0	5,000	$ 38.00	$ 57,400
John W. Guinee	63,111	155,945	$ 34.21	$ 2,381,736
Wesley D. Minami	79,966	149,800	$ 34.62	$ 2,226,132
Alfred G. Neely	47,023	84,340	$ 34.04	$ 1,302,470
Charles B. Gill	0	0	N/A	N/A
Matthew B. McCormick	65,996	139,764	$ 33.14	$ 2,283,459
Robert D. Zimet	33,609	108,650	$ 26.89	$ 2,453,554
Steve F. Hallsey	30,000	30,000	$ 45.71	$ 113,100
All directors and executive officers as a group (13 persons)	965,873	1,603,049	$ 34.13	$24,606,039

          Severance Agreements.    Smith Residential and specified subsidiaries have entered into severance agreements with specified executive officers, other than Mr. Smith and Mr. Kogod, that provide for the payment of severance benefits if such executive officers are terminated from employment other than for “cause” or if such executive officers voluntarily terminate their employment for “good reason.” These agreements currently automatically renew for consecutive one-year terms unless there is a “change in control” in which case the term automatically resets for a two year period from the date of the change of control. In exchange for entering into the severance agreements, all but one covered executive officer have agreed to a covenant not to compete for the lesser of one year following termination of employment or the period for which severance is paid following termination, and to be subject to various confidentiality and “anti-raid” covenants. One covered executive officer has agreed to be bound by such provisions for the lesser of six months following termination of employment or the period for which severance is paid following termination. Each covered executive officer also is entitled to receive reasonable outplacement services, an immediate vesting of all of his or her Smith Residential stock options and Smith Partnership unit options, if any, from the date of such change of control event and the removal of any restrictions on any restricted stock or units held.

          In the event a covered executive officer’s employment is terminated following a change in control, such as the merger, the amount of severance pay and other benefits to which each covered executive would be entitled will be calculated based upon his or her current base annual salary and his or her highest annual cash bonus amount in the previous three years. The covered executives would be entitled to a payment equal to one year’s annual salary and bonus, or two years’ salary and bonus if the covered executive is terminated within two years following the closing of the merger. The covered executives would be entitled to continued coverage for up to one year under any medical and other welfare plans in which the covered executive officer participated, or two years’ coverage if the covered officer is terminated within the two-year period following the closing of the merger. If any of these payments would constitute excess parachute payments under section 280G of the Internal Revenue Code, the covered executive would also receive gross-up payments in an amount sufficient to offset the 20% excise tax applicable to such amounts.

          For purposes of the severance agreements, a termination following a change in control will be considered “voluntary for good reason” if it is the direct result of:

•	a reduction in base salary, fringe benefits or bonus eligibility, except when generally applicable to peer employees,

•	a substantial reduction of responsibilities or areas of supervision or an instruction to report to a lower level supervisor after a “change in control,”

•	a substantial increase in responsibilities or areas of supervision without an appropriate increase in compensation, or

•	after a “change in control,” a required change of office location outside of the metropolitan area in which the executive was previously located.

          Under the severance agreements, the specified executive officers of Smith Residential, if they are terminated within the two years following the closing of the merger, other than for cause or if they voluntarily terminate their employment for good reason, would be entitled to receive estimated cash payments ranging from approximately $864,000 to $1.4 million as a base amount, or approximately $5.3 million in the aggregate. In the event that these executive officers become entitled to tax gross-up payments as described above, the tax reimbursement amounts could range from $0 to $493,000 per individual, or approximately $1.3 million in the aggregate. The calculation of the estimated cash payments under the severance agreements assumes that the obligations are triggered immediately upon the closing of the merger and that the merger will close on October 1, 2001. The amounts described above include estimated 2001 bonuses through the closing date. Neither Smith Residential nor Archstone has yet determined that any tax gross-up payments would be required.

          Tax Related Undertakings of Archstone.    Under the Archstone declaration of trust that will be in effect following the closing of the partnership merger, Archstone has agreed, for the benefit of the holders of Smith Partnership units, not to sell, exchange or otherwise dispose of, except in tax-free or tax-deferred transactions, any of the Smith Partnership properties or any interest therein, or any of Archstone’s interest in Smith Realty Company, a wholly owned subsidiary of Smith Partnership that provides property management services to Smith Partnership and third parties. These restrictions, which benefit Messrs. Smith and Kogod, among others, are effective until January 1, 2022. In addition, Archstone has agreed to maintain specified levels of borrowings outstanding with respect to the Smith Partnership properties for the same period, and has made other specified undertakings. These provisions are intended to ensure that the holders of Smith Partnership units will be able to continue to defer the gain that would be recognized by them for tax purposes upon a sale by Archstone of any one or more of the Smith Partnership properties, upon the sale by Archstone of any of its interest in Smith Realty Company, or upon the repayment of borrowings relating to the Smith Partnership properties. If Archstone sells any of the Smith Partnership properties or any interest therein or its interest in Smith Realty Company, or repays borrowings relating to the Smith Partnership properties, Archstone may be liable for monetary damages for engaging in these undertakings.

          Employment.    Messrs. Smith and Kogod will be employed by Archstone-Smith following the closing of the merger. Mr. Smith will be paid an annual minimum salary of $300,000 and an annual minimum bonus of $150,000 for each year during his employment. Mr. Smith will also be entitled to receive options to purchase 100,000 Archstone-Smith common shares for each year during his term of employment, with the number of options granted in each year being equal to 100,000 multiplied by the same percentage of the base option level as the number of options granted to the chief executive officer of Archstone-Smith increases or decreases in that year beyond the target amount established for such officer. Mr. Kogod will be paid an annual minimum salary of $150,000 for each year during his employment. Mr. Gerardi will be employed by Consolidated Engineering Services, Inc., one of Smith Residential’s non-controlled property services subsidiaries, and will be paid an annual salary of $200,000 for each year during his employment and an annual bonus to be determined by the Consolidated Engineering Services, Inc. board. Mr. Gerardi will also be entitled to maintain his existing company-provided apartment and whole life insurance policy, both of which are to be paid by Consolidated Engineering Services, Inc. Messrs. Smith, Kogod and Gerardi will also be able to participate in other benefit plans generally made available to trustees and officers, as applicable, of Archstone-Smith. In addition,
Mr. Minami will become the president of the Charles E. Smith Residential division of Archstone-Smith.
Mr. Minami will receive an annual salary of $360,000 for the balance of 2001 and for 2002, plus a bonus in an amount to be determined by the management development and compensation committee of the Archstone-Smith board of trustees. Mr. Minami will also be entitled to receive an award of 25,000 restricted share units under the Archstone-Smith 2001 Long-Term Incentive Plan. The restricted share units will be priced at the closing price of the Archstone-Smith common shares on the day of the merger and will vest in 25% increments beginning on the first anniversary of the merger. If, during the first six months following the merger, Archstone-Smith terminates Mr. Minami’s employment for reasons other than cause or if Mr. Minami resigns for any reason, he will be entitled to the benefits he would have been entitled to receive under his existing severance agreement with Smith Residential had his employment terminated immediately prior to the merger for good reason and Mr. Minami will not be subject to the non-competition provisions of the severance arrangement. Mr. Minami’s severance agreement will terminate six months after the closing of the merger and, provided he is still employed by Archstone-Smith at that time, Mr. Minami and Archstone-Smith will enter into a change-in-control agreement substantially similar to those then currently in effect with officers of Archstone.

          Acquisition of Smith Management Construction, Inc.    In connection with the merger, Archstone will purchase 100% of the voting common stock of Smith Management Construction, Inc., a non-controlled property service subsidiary of Smith Partnership, for an aggregate of $70,560 in cash from Smith Management Construction Partnership, the holder of its voting common stock. Smith Management Construction Partnership is a general partnership controlled by Mr. Gerardi and the children of Messrs. Smith and Kogod. Prior to the closing, Archstone will assign Archstone’s right to acquire the shares of voting common stock to a non-controlled subsidiary of Archstone created specifically to hold these shares.

          Acquisition of Consolidated Engineering Services, Inc.    In connection with the merger, Consolidated Engineering Services, Inc., a non-controlled subsidiary of Smith Partnership, Consolidated Engineering Services Partnership, a general partnership controlled by Mr. Gerardi and the children of Messrs. Smith and Kogod that is the sole voting stockholder of Consolidated Engineering Services, Inc., and Archstone-Smith have entered into a recapitalization agreement. The terms of the recapitalization agreement require Consolidated Engineering Services, Inc. to propose to a meeting of its sole voting stockholder, Consolidated Engineering Services Partnership, a recapitalization of its capital stock such that Smith Partnership will own 51% of the outstanding voting common stock immediately following the recapitalization, representing a value of $381,865, and Smith Partnership and Consolidated Engineering Services Partnership will each own the same proportion of the outstanding equity of Consolidated Engineering Services, Inc. immediately following the recapitalization that each owned immediately prior to the recapitalization. Under the recapitalization agreement, Consolidated Engineering Services Partnership has agreed to vote the Consolidated Engineering Services, Inc. voting common stock held by it in favor of the recapitalization. The recapitalization will take place immediately prior to the effective time of the merger. Consolidated Engineering Services Partnership will not receive any payments and Smith Partnership will not be required to make any payments in connection with the recapitalization of Consolidated Engineering Services, Inc. Following the merger, Consolidated Engineering Services Partnership will continue to own 49% of the outstanding voting common stock of Consolidated Engineering Services, Inc. It is also contemplated that, prior to the merger, Consolidated Engineering Services, Inc. will issue up to 100,000 shares of restricted non-voting common stock to its officers and will grant options to purchase up to 588,600 shares of its non-voting common stock to its directors and officers. Such non-voting common stock will convert into voting common stock upon the occurrence of various corporate events involving Consolidated Engineering Services, Inc. Of this amount, it is expected that Mr. Gerardi will receive                  shares of restricted stock and options to purchase                  shares.

          Legal Counsel.    Roger J. Kiley, Jr., a director of Smith Residential, is also a partner in Mayer, Brown & Platt, legal counsel to Archstone and Archstone-Smith.

Interests of Archstone Trustees and Executive Officers in the Merger and the Partnership Merger

          Subsidiary Voting Interests.    Currently, Smith Partnership owns all of the non-voting common stock of two companies, Smith Management Construction, Inc. and Consolidated Engineering Services, Inc. The voting stock in each corporation is held by affiliated third parties. Following the merger agreement, Archstone has agreed to purchase the voting stock of Smith Management Construction, Inc. from Smith Management Construction Partnership for an aggregate of $70,560 in cash. Before the closing, Archstone will assign its right to purchase such stock to a newly formed limited liability company, of which R. Scot Sellers, the chairman and chief executive officer of Archstone, will own all of the voting interests and Archstone will own all of the non-voting interests. Mr. Sellers will pay approximately $3,500 to the limited liability company to acquire his interest.

          Currently, all of the non-voting common stock of Consolidated Engineering Services, Inc. is owned by Smith Partnership and all of the voting common stock is held by an affiliated third party. In connection with entering into the merger agreement, Consolidated Engineering Services Partnership, the owner of the voting common stock of Consolidated Engineering Services, Inc., and Archstone have agreed to recapitalize Consolidated Engineering Services, Inc. immediately prior to the merger such that Smith Partnership will own 51% of the outstanding voting common stock immediately following the recapitalization and Smith Partnership and Consolidated Engineering Services Partnership will each own the same proportion of the outstanding equity of Consolidated Engineering Services, Inc. immediately following the recapitalization that each owned immediately prior to the recapitalization. As part of the partnership merger, the voting interest of Consolidated Engineering Services, Inc. held by Smith Partnership will be assumed by Archstone in the partnership merger. Immediately following the closing of the partnership merger, Archstone will contribute this interest to a newly formed limited liability company of which R. Scot Sellers will own all of the voting interests and Archstone will own all of the non-voting interests. Mr. Sellers will pay approximately $20,000 to the limited liability company to acquire his interest.

          Change in Control Arrangements.    Archstone has entered into change in control agreements with several of its executive and senior officers. The agreements provide that if a change in control occurs and the officer is thereafter terminated other than for cause, or as a result of the officer’s death or disability, or if the officer resigns as a result of, among other matters, a material adverse change in the nature or scope of the officer’s duties, authority or compensation and such termination or action is taken within the protective period applicable to such officer, then the officer will be entitled to receive a lump-sum payment, together with specified other payments and benefits, including continuation of employee benefits. The duration of the period during which the officer is entitled to continue to receive benefits and the amount of the lump-sum payment depends upon the officer’s responsibility level within Archstone. For Mr. Sellers, the chief executive officer of Archstone, the period extends for 36 months after the change in control and the severance payment would be three times the sum of the base salary and target bonus for Mr. Sellers for the year in which termination occurs. For Messrs. Banks, Dickason, Freeman and Mueller and Ms. Dana Hamilton, each of whom are executive officers of Archstone, and for other senior officers, the period ranges from 12 to 24 months following the change in control and the multiple for the severance payment ranges from one to two times base salary and target bonus. Each officer, regardless of tier, will also receive, if terminated within his or her applicable period after a change in control, an amount equal to the officer’s pro-rated salary and target bonus for the year of termination through the date of termination, and, upon certain circumstances, an additional payment required to reimburse the officer for excise taxes and related payments imposed upon the severance payments made under the officer’s agreement.

          Under the change in control agreements, the six executive officers of Archstone, if they are terminated for any of the reasons described above, would be entitled to receive estimated cash payments ranging from approximately $520,000 to $5.9 million as a base amount, or approximately $10.5 million in the aggregate, if their employment were terminated after the merger under specified circumstances. In the event that these executive officers become entitled to tax reimbursements as described above, the tax reimbursement amounts could range from $0 to $2.8 million, or approximately $3.2 million in the aggregate. The senior officers would be entitled to receive estimated cash payments ranging from approximately $450,000 to $3.6 million, or approximately $11.8 million in the aggregate under the change in control agreements. The calculation of the estimated cash payments under the severance agreements assumes that the obligations are triggered immediately upon the closing of the merger and that the merger will close on October 1, 2001. The amounts described above include target 2001 bonuses through the closing date but do not include any applicable tax reimbursement payments. Archstone does not currently expect that it will be required to make any payments under these agreements.

The Partnership Merger

          In the partnership merger, Archstone will acquire all outstanding Smith Partnership units through the merger of Smith Partnership with and into Archstone. Archstone will be the surviving entity in the partnership merger.

•
holders of Class A common units in Smith Partnership, other than Archstone-Smith, as successor to Smith Residential as a result of the merger, will receive, for each Smith Partnership Class A common unit issued and outstanding immediately before the partnership merger, 1.975 Archstone Class A-1 common units, rounded to the nearest whole unit, with 0.5 of a unit rounded up;

•
holders of Class B units in Smith Partnership will receive for each Smith Partnership Class B common unit issued and outstanding immediately before the partnership merger, 1.975 Archstone Class B common units, rounded to the nearest whole unit, with 0.5 of a unit rounded up;

•
Archstone-Smith, as successor to Smith Residential as a result of the merger, will receive, for each Smith Partnership Class A common unit issued and outstanding held by it immediately before the partnership merger, 1.975 Archstone Class A-2 common units, rounded to the nearest whole unit, with 0.5 of a unit rounded up;

          The Smith Partnership preferred units will be exchanged as follows:

•	the Series A preferred units of Smith Partnership held by Archstone-Smith will be exchanged for an equivalent number of Series H preferred units of Archstone;

•	the Series C preferred units of Smith Partnership held by Archstone-Smith will be exchanged for an equivalent number of Series I preferred units of Archstone;

•	the Series E preferred units of Smith Partnership held by Archstone-Smith will be exchanged for an equivalent number of Series J preferred units of Archstone;

•	the Series F preferred units of Smith Partnership held by Archstone-Smith will be exchanged for an equivalent number of Series K preferred units of Archstone;

•	the Series G preferred units of Smith Partnership held by Archstone-Smith will be exchanged for an equivalent number of Series L preferred units of Archstone; and

•	the Series H preferred units of Smith Partnership will be exchanged for an equivalent number of Series M preferred units of Archstone.

          In connection with the partnership merger, Archstone and Archstone-Smith have filed a registration statement on Form S-4 to register the Class A-1 common units of Archstone to be issued in the partnership merger and the Archstone-Smith common shares that may be issued upon the redemption of those units. Under the Archstone declaration of trust, each Archstone Class A-1 common unit issued in the partnership merger is subject to a unit redemption right at the option of the holder thereof immediately following the partnership merger. Upon exercise by a unitholder of the redemption right, Archstone is required to acquire the unitholder’s Class A-1 common unit for an amount of cash per unit based on the market price of Archstone-Smith common shares in accordance with the Archstone declaration of trust. However, Archstone-Smith, in its sole discretion, may elect to assume and directly satisfy Archstone’s redemption obligation, in which case Archstone-Smith will pay the redeeming unitholder in Archstone-Smith common shares, or their cash equivalent. The registration statement filed in connection with the partnership merger contains a consent solicitation statement/prospectus soliciting the approval of Smith Partnership unitholders to approve the partnership merger and an amendment to the partnership agreement of Smith Partnership.

          The partnership agreement of Smith Partnership requires the approval of the merger of Smith Partnership into Archstone by at least a majority of the outstanding common units of Smith Partnership, including those owned by Smith Residential. By authority granted to Smith Residential, as general partner of Smith Partnership, Smith Residential has approved the partnership merger and intends to deliver its written consent to the partnership merger, as permitted under the partnership agreement of Smith Partnership. Since Smith Residential owns at least a majority in percentage interest of the outstanding units of Smith Partnership, the approval of the partnership merger by at least a majority of the outstanding units of Smith Partnership, including those owned by Smith Residential, is assured. In addition, in order to complete the merger of Smith Residential into Archstone-Smith, an amendment to the partnership agreement must be approved by at least a majority of the common units of Smith Partnership not owned by Smith Residential. The amendment to the partnership agreement will permit the merger of Smith Residential with Archstone-Smith, or a related entity, pursuant to the terms of the merger agreement, provided that as part of the merger transaction Smith Partnership merges with a subsidiary of Archstone-Smith. If at least a majority of the outstanding common units of Smith Partnership not owned by Smith Residential does not consent to approve the necessary amendment to the partnership agreement of Smith Partnership, neither the partnership merger nor the merger will be completed even if the common stockholders of Smith Residential and the common shareholders of Archstone both vote to approve the merger. If approved, the partnership merger will be completed at least one hour following the merger.

          The merger agreement also provides that the former Smith Partnership unitholders, other than Archstone-Smith, as the surviving entity in the merger with Smith Residential, and its subsidiaries, will have the right, beginning immediately after the partnership merger, to redeem the Archstone Class A-1 units issued to them in the partnership merger in accordance with the terms and limitations of the amended and restated Archstone declaration of trust. Upon redemption of these units, these unitholders would receive Archstone-Smith common shares on a one-for-one basis or their cash equivalent, at the election of Archstone-Smith.

Regulatory Approvals

          No material federal or state regulatory requirements must be complied with and no approvals must be obtained by Archstone, Archstone-Smith, Smith Residential or Smith Partnership in connection with either the merger or the partnership merger.

Accounting Treatment

          Archstone and Archstone-Smith will treat the merger as a purchase for financial accounting purposes. This means that Archstone and Archstone-Smith, respectively, will record the assets acquired and the liabilities assumed at their estimated fair values at the time the partnership merger and the merger, respectively, are completed.

Restrictions on Resales by Affiliates

          The Archstone-Smith common and preferred shares to be issued to Smith Residential stockholders in the merger and to Archstone shareholders in the reorganization of Archstone into an UPREIT will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an “affiliate” of Smith Residential or Archstone, as applicable, within the meaning of Rule 145 under the Securities Act or who will become an “affiliate” of Archstone-Smith within the meaning of Rule 144 under the Securities Act after the merger. Archstone-Smith shares received by persons who are deemed to be Smith Residential affiliates, Archstone affiliates or who become Archstone-Smith affiliates may be resold by these persons only in transactions permitted by the limited resale provisions of Rule 145 or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Smith Residential generally include individuals or entities that, directly or indirectly through one or more intermediaries, control, are controlled by or are under common control with Smith Residential and may include officers, directors and principal stockholders of Smith Residential. People who may be deemed to be affiliates of Archstone generally include individuals or entities that directly or indirectly through one or more intermediaries, control, are controlled by, or are under common control with Archstone and may include officers, trustees and principal shareholders of Archstone. All Smith Residential stockholders and Archstone shareholders who may be deemed to be affiliates of Smith Residential or Archstone will be so advised before the completion of the merger.

          Under the merger agreement, Smith Residential will use commercially reasonable efforts to obtain an affiliate agreement from each affiliate of Smith Residential before the completion of the merger by which each Smith Residential affiliate will agree not to sell, transfer, pledge or otherwise dispose of any of the Archstone-Smith common shares, Archstone-Smith preferred shares, Archstone common shares and Archstone preferred shares received in the merger in violation of the Securities Act or the rules and regulations promulgated under the Securities Act. Generally, this will require that all sales be made as provided by Rule 145 under the Securities Act, which in turn requires that, for specified periods, sales be made in compliance with the volume limitations, manner of sale provisions and current information requirements of Rule 144 under the Securities Act.

          Archstone-Smith and Archstone have the right to place legends on the certificates evidencing Archstone-Smith common or preferred shares issued to Smith Residential affiliates in the merger summarizing the foregoing restrictions until a sale, transfer, pledge or other disposition of the Archstone-Smith or Archstone shares represented by these certificates has been registered under the Securities Act or is made in compliance with Rule 145 under the Securities Act.

          Persons who are not affiliates of Smith Residential, Archstone or Archstone-Smith generally may sell their Archstone-Smith common or preferred shares without restrictions.

No Dissenters’ Rights

          Archstone and Smith Residential are organized under Maryland law. Under Maryland law, because Archstone’s common shares and Series A, C and D preferred shares are listed on a national securities exchange, Archstone’s common and Series A, C and D preferred shareholders have no rights to dissent and receive the appraised value of their shares in the merger. No Archstone Series E, F or G preferred shares are currently outstanding. Under Maryland law, because shares of Smith Residential common stock are listed on a national securities exchange and Series A, C, E, F, G and H preferred stock are not entitled to vote on the merger transaction, holders of Smith Residential common and Series A, C, E, F, G and H preferred stock have no rights to dissent and receive the appraised value of their shares in the merger.

Archstone-Smith Trust 2001 Long-Term Incentive Plan

          The Archstone-Smith Trust 2001 Long-Term Incentive Plan has been approved by the Archstone-Smith board of trustees and has been approved by the sole shareholder of Archstone-Smith. The plan will be effective upon the reorganization of Archstone into an UPREIT. A summary of the material provisions of the plan is set forth below. A copy of the plan is attached as Appendix E.

          The plan will continue in effect until it is terminated by the Archstone-Smith board of trustees; provided, however, that no awards may be granted under the plan after the ten-year anniversary of the effective date, except for awards granted pursuant to commitments entered into prior to such ten-year anniversary. Any awards that are outstanding after plan termination will remain subject to the terms of the plan.

Purpose

          The plan has been established by Archstone-Smith for the following purposes:

•	to attract and retain persons eligible to participate in the plan;

•	to motivate participants, by means of appropriate incentives, to achieve long-range goals;

•	to provide incentive compensation opportunities that are competitive with those of other similar companies; and

•
to further identify participants’ interests with those of Archstone-Smith’s other shareholders through compensation that is based on Archstone-Smith common shares, and to thereby promote the long-term financial interest of Archstone-Smith and its subsidiaries, including the growth in value of Archstone-Smith’s equity and enhancement of long-term shareholder return.

To achieve these objectives, the plan provides for the grant of non-qualified options, incentive share options, share appreciation rights, bonus shares, share units, performance shares, performance units, restricted shares and restricted share units.

          The plan also provides for the automatic grant of replacement awards in substitution of awards outstanding upon the reorganization of Archstone into an UPREIT under the Archstone 1997 Long-Term Incentive Plan, and as of the effective time of the merger and the partnership merger under the Charles E. Smith Residential Realty, Inc. Directors Stock Option Plan and the Charles E. Smith Residential Realty, Inc. First Amended and Restated 1994 Employee Stock and Unit Option Plan, as amended.

General

          The plan is administered by a committee selected by the board of trustees of Archstone-Smith. The committee selects from the eligible individuals those persons to whom awards under the plan will be granted, the types of awards to be granted and the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards. The committee may delegate all or any portion of its responsibilities or powers under the plan to persons selected by it, except to the extent inconsistent with Rule 16b-3 promulgated under section 16 of the Securities Exchange Act of 1934 or other applicable rules. Rule 16b-3 exempts employee plan transactions meeting certain requirements from the short-swing trading profit recovery provisions of section 16. Replacement awards will be made automatically under the terms of the plan.

           No more than 20,000,000 Archstone-Smith common shares may be issued to participants and their beneficiaries under the plan, including to individuals who are participants solely with respect to replacement awards. Any shares allocated to an award that expires, lapses, is forfeited or terminated for any reason without issuance of the shares, whether or not cash or other consideration is paid to the participant in respect of such shares, may again become subject to awards under the plan. The following additional limits apply to awards, other than replacement awards, under the plan:

•	no more than 1,000,000 common shares may be issued for options and share appreciation rights granted to any one individual in any one calendar-year period; and

•
no more than 1,000,000 common shares may be issued for bonus shares, share unit awards, performance share awards, performance unit awards, restricted share awards and restricted share unit awards that are intended to be “performance-based compensation,” as described below, granted to any one individual during any one calendar-year period.

The common shares with respect to which awards may be made under the plan will be shares currently authorized but unissued, or currently held or subsequently acquired by Archstone-Smith as treasury shares, including shares purchased in the open market or in private transactions. At the discretion of the committee, an award under the plan may be settled in cash rather than common shares.

          The committee may use common shares available under the plan as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of Archstone-Smith or a subsidiary, including the plans and arrangements of Archstone-Smith or a subsidiary assumed in business combinations.

          In the event of transactions involving Archstone-Smith, including any share dividend, share split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, the committee may make adjustments to the plan and awards to preserve the benefits or potential benefits of the plan and awards. Action by the committee may include:

•	adjustment of the number and kind of shares which may be delivered under the plan;

•	adjustment of the number and kind of shares subject to outstanding awards;

•	adjustment of the exercise price of outstanding options and share appreciation rights; and

•	any other adjustments that the committee determines to be equitable.

          Except as otherwise provided by the committee, awards under the plan are not transferable except as designated by the participant by will or by laws of descent and distribution.

          All employees of Archstone-Smith and its subsidiaries are eligible to become participants in the plan. The specific employees who initially will be granted awards under the plan, other than those receiving replacement awards, and the type and amount of any such awards will be determined by the committee.

          Pursuant to the plan, Archstone-Smith may deduct from any payment or distribution of shares under the plan the amount of any tax required by law to be withheld with respect to such payment, or may require the participant to pay such amount to Archstone-Smith prior to, and as a condition of, making such payment or distribution. Subject to rules and limitations established by the committee, a participant may elect to satisfy the withholding required, in whole or in part, either by having Archstone-Smith withhold Archstone-Smith common shares from any payment under the plan or by the participant delivering Archstone-Smith common shares to Archstone-Smith; provided, however, that the number of such shares used to satisfy the withholding obligation with respect to the exercise of an option may not be more than the number required to satisfy Archstone-Smith’s minimum statutory withholding obligation, based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income.

Replacement Awards

          At the effective time of the reorganization of Archstone into an UPREIT, any prior Archstone awards outstanding under the prior Archstone plan will be substituted with replacement awards under the plan. With respect to prior Archstone awards, the number of common shares subject to each replacement award will be equal to the number of Archstone common shares subject to the corresponding prior Archstone award and, to the extent applicable, the exercise price with respect to the replacement award will be equal to the exercise price of the corresponding prior Archstone award.

          At the effective time of the merger, any prior Smith Residential awards outstanding under the prior Smith Residential plans will be substituted with replacement awards under the plan. With respect to prior Smith Residential awards, the number of common shares subject to each replacement award will be equal to the number of shares of Smith Residential common stock that could have been purchased, assuming full vesting, under the applicable prior Smith Residential award multiplied by 1.975, rounded down to the nearest whole number, and, to the extent applicable, the exercise price with respect to the replacement award will be equal to the per share or unit exercise price of the corresponding prior Smith Residential award divided by 1.975, rounded up to the nearest whole cent.

          Other than the number of shares and the exercise price, all replacement awards granted pursuant to the plan will be subject to the same terms and conditions as the corresponding prior Archstone award or prior Smith Residential award, as applicable.

Options

          The committee may grant options to purchase the common shares which may be either incentive share options or non-qualified options. The purchase price of a common share under each option will not be less than the fair market value of a common share on the date the option is granted. The option will be exercisable in accordance with the terms established by the committee. The full purchase price of each share purchased upon the exercise of any option will be paid at the time of exercise. Except as otherwise determined by the committee, the purchase price will be payable in cash or in common shares, valued at fair market value as of the day of exercise, or in any combination thereof. The committee, in its discretion, may impose such conditions, restrictions, and contingencies on common shares acquired pursuant to the exercise of an option as the committee determines to be desirable.

Share Appreciation Rights

          The committee may grant a share appreciation right in connection with all or any portion of a previously or contemporaneously granted option or independent of any option grant. A share appreciation right entitles the participant to receive the amount by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the committee, which will not be less than the fair market value of the common shares at the time the share appreciation right is granted. Such excess amount will be payable in common shares, in cash, or in a combination thereof, as determined by the committee. The committee, in its discretion, may impose such conditions, restrictions, and contingencies on common shares acquired pursuant to the exercise of a share appreciation right as the committee determines to be desirable.

Other Share Awards

          The committee may grant the following awards:

•	bonus shares—a grant of common shares in return for previously performed services, or in return for the participant surrendering other compensation that may be due;

•	share units—a right to receive common shares in the future;

•
performance shares and performance units—a right to receive common shares or share units, or the right to receive a designated dollar value of common shares that is contingent upon achievement of performance or other objectives;

•
restricted shares and restricted share units—a grant of common shares and a grant of the right to receive common shares in the future, with such shares or rights subject to a risk of forfeiture or other restrictions that lapse upon the achievement of one or more goals relating to completion of service by the participant or the achievement of performance or other objectives, as determined by the committee.

Any such awards will be subject to such conditions, restrictions and contingencies as the committee determines.

Amendment and Termination

          The plan, and any award granted under the plan, may be amended or terminated at any time by the board of trustees of Archstone-Smith, provided that no amendment or termination may adversely affect the rights of any participant without the participant’s written consent.

Federal Income Tax Considerations

          Under present federal income tax laws, options granted under the plan will have the following tax consequences:

Non-Qualified Options

          The grant of a non-qualified option will not result in taxable income to the participant. Except as described below, the participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares, and Archstone-Smith will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

          The exercise of a non-qualified option through the delivery of previously acquired shares will generally be treated as a non-taxable, like-kind exchange as to the number of shares surrendered and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gains purposes, the same holding period as the shares that are given up. The value of the shares received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the participant at the time of the exercise. The excess shares will have a new holding period for capital gains purposes and a basis equal to the value of such shares determined at the time of exercise.

Incentive Share Options

          The grant of an incentive share option will not result in taxable income to the participant. The exercise of an incentive share option will not result in taxable income to the participant provided that the participant was, without a break in service, an employee of Archstone-Smith or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise—one year prior to the date of exercise if the participant is disabled, as that term is defined in the Internal Revenue Code.

           The excess of the fair market value of the shares at the time of the exercise of an incentive share option over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the incentive share option is exercised. For purposes of determining the participant’s alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the incentive share option exercise, the participant will have a basis in those shares equal to the fair market value of the shares at the time of exercise.

          If the participant does not sell or otherwise dispose of the shares within two years from the date of the grant of the incentive share option or within one year after receiving the transfer of such shares, then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed to the participant as capital gain, and Archstone-Smith will not be entitled to any deduction for federal income tax purposes. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.

          If the foregoing holding period requirements are not met, the participant will generally realize ordinary income, and a corresponding deduction will be allowed to Archstone-Smith, at the time of the disposition of the shares, in an amount equal to the lesser of the excess of the fair market value of the shares on the date of exercise over the exercise price, or the excess, if any, of the amount realized upon disposition of the shares over the exercise price. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be taxed as capital gain. If the amount realized is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

          The exercise of an incentive share option through the exchange of previously acquired shares will generally be treated in the same manner as such an exchange would be treated in connection with the exercise of a non-qualified option. Special rules apply, however, to application of the holding period with respect to the shares acquired upon exercise of the incentive share option and in the case of dispositions outside of the holding periods described above.

Replacement Awards

          The grant of a replacement award to any individual will not result in taxable income to the individual and Archstone-Smith will not be entitled to a deduction as a result of the grant. The tax consequences upon exercise of the replacement award are the same as described above.

Change In Control

          Any acceleration of the vesting or payment of awards under the plan in the event of a change in control in Archstone-Smith may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Internal Revenue Code, which may subject the participant to a 20% excise tax and which may not be deductible by Archstone-Smith.

Tax Advice

          The preceding discussion is based on federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the federal income tax aspects of the plan. A participant may also be subject to state and local taxes in connection with the grant of awards under the plan. Archstone-Smith suggests that participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

THE MERGER AGREEMENT

          The following is a summary of the material terms of the merger agreement, but does not describe all the terms of the merger agreement. The full text of the merger agreement is attached at the back of this joint proxy statement/prospectus as Annex A. You should read the merger agreement because it is the legal document that governs the merger.

Closing; Effective Time of the Merger

          The reorganization of Archstone into an UPREIT pursuant to which Archstone will become a subsidiary of Archstone-Smith will occur no later than the third business day after the satisfaction or waiver of the conditions set forth in the merger agreement or on such other date as may be agreed in writing by Archstone and Smith Residential. On the business day after Archstone reorganizes into an UPREIT or as soon thereafter as is practicable, Archstone will elect to be treated for federal income tax purposes as either a domestic eligible entity with a single owner disregarded as a separate entity or as a partnership. The merger and the partnership merger will occur on the business day after Archstone makes this election or as soon thereafter as is practicable after the satisfaction or waiver of the conditions under the merger agreement or on another date as may be agreed in writing by Archstone and Smith Residential. If the merger agreement and the merger are approved at the special meetings, and the unitholders of Smith Partnership consent to the partnership merger and the amendment to the partnership agreement of Smith Partnership, Archstone and Smith Residential currently expect to complete the merger and the partnership merger as soon as practicable following receipt of the necessary shareholder and unitholder approvals and satisfaction or waiver of the conditions set forth in the merger agreement.

          Following the reorganization of Archstone into an UPREIT structure, Archstone-Smith and Smith Residential will execute and file articles of merger with the State Department of Assessments and Taxation of Maryland relating to the merger. As soon thereafter as is practicable, Archstone and Smith Partnership will execute and file articles of merger with the State Department of Assessments and Taxation of Maryland and a certificate of merger with the Secretary of State of Delaware relating to the partnership merger. The effective time of the merger will be the later of the acceptance for record of the articles of merger or the time specified in the articles of merger. The effective time of the partnership merger will be the latest of the filing of the certificate of merger with the State of Delaware, the acceptance for record by the State of Maryland of the articles of merger for the partnership merger or the date and time specified in either the articles of merger or the certificate of merger.

Archstone Reorganization

Primary Structure

          Under the primary structure for reorganizing Archstone into an UPREIT, Archstone-Smith, which is currently a wholly owned subsidiary of Archstone, will create a wholly owned subsidiary. Archstone will then merge with the newly created subsidiary with Archstone surviving the merger and becoming a wholly owned subsidiary of Archstone-Smith. Holders of shares of beneficial interest in Archstone will receive shares of beneficial interest in Archstone-Smith as follows:

•	holders of Archstone common shares will receive, for each Archstone common share issued and outstanding immediately before the merger, one Archstone-Smith common share;

•
holders of Archstone Series A preferred shares will receive, for each Archstone Series A preferred share issued and outstanding immediately before the merger, one Archstone-Smith Series A preferred share;

•
holders of Archstone Series C preferred shares will receive, for each Archstone Series C preferred share issued and outstanding immediately before the merger, one Archstone-Smith Series C preferred share;

•
holders of Archstone Series D preferred shares will receive, for each Archstone Series D preferred share issued and outstanding immediately before the merger, one Archstone-Smith Series D preferred share;

•
holders of Archstone Series E preferred shares, if any, will receive, for each Archstone Series E preferred share issued and outstanding immediately before the merger, one Archstone-Smith Series E preferred share;

•
holders of Archstone Series F preferred shares, if any, will receive, for each Archstone Series F preferred share issued and outstanding immediately before the merger, one Archstone-Smith Series F preferred share; and

•
holders of Archstone Series G preferred shares, if any, will receive, for each Archstone Series G preferred share issued and outstanding immediately before the merger, one Archstone-Smith Series G preferred share.

          The Archstone-Smith Series A, C, D, E, F and G preferred shares issued in connection with the Archstone reorganization will have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption identical to those of the shares of the corresponding series of Archstone preferred shares, except for changes that do not materially and adversely affect the holders of the Archstone preferred shares. At June 30, 2001 no Archstone Series E, F or G preferred shares were outstanding. The Series E, F and G preferred shares are issuable upon exchange of preferred partnership interests in two limited partnerships of which Archstone is the general partner.

          Each option to acquire Archstone common shares under Archstone’s 1997 Long-Term Incentive Plan will be converted into an option to acquire the same number of Archstone-Smith common shares under the Archstone-Smith Trust 2001 Long-Term Incentive Plan. The options to acquire Archstone-Smith common shares will have the same exercise price, vesting and other terms as the Archstone options for which they are substituted. See “The Merger—Archstone-Smith Trust 2001 Long-Term Incentive Plan” beginning on page 78.

          Archstone-Smith will assume the Archstone 1987 Share Option Plan for Outside Trustees and the Archstone 1996 Share Option Plan for Outside Trustees. Each option to acquire Archstone common shares under the plans will remain outstanding and will be exercisable with respect to Archstone-Smith common shares. The exercise price, vesting and other terms of the options will remain the same.

          Holders of fractional Archstone common shares will not receive fractional Archstone-Smith common shares. Instead, each holder of Archstone common shares otherwise entitled to a fractional share interest in Archstone-Smith will be paid an amount in cash, without interest, rounded to the nearest cent, with 0.5 of a cent rounded up, determined by multiplying:

•	the average closing price of an Archstone common share on the New York Stock Exchange for the 20 trading days immediately preceding the closing date of the Archstone reorganization by

•	the fraction of an Archstone-Smith common share which such holder would otherwise be entitled to receive.

Alternative Structure

          Archstone will be organized into an UPREIT through the alternative structure only if one of the following conditions exists:

•
the Archstone shareholders either disapprove or fail to approve the proposed amendment to the Archstone declaration of trust within 110 days after the matter is submitted for their approval or, if earlier, by March 1, 2002; or

•
the Archstone shareholders approve the proposed amendment to the Archstone declaration of trust, the merger agreement and the merger, but the reorganization of Archstone into an UPREIT through the primary structure is not consummated within 60 days after the Archstone shareholders’ approval.

           Under the alternative structure for reorganizing Archstone into an UPREIT, Archstone would form a corporation as a wholly owned subsidiary and Archstone-Smith, which is currently a wholly owned subsidiary of Archstone, would form a Maryland real estate investment trust as a wholly owned subsidiary. Archstone would then merge with and into its wholly owned corporate subsidiary with the corporation as the surviving entity. In this merger, each existing common and preferred shareholder of Archstone would receive securities of the corporation in the same number and of the same series as the securities they currently hold in Archstone.

          The corporation and Archstone-Smith would then enter into a share exchange in which each existing common and preferred stockholder of the corporation would receive securities of Archstone-Smith in the same number and of the same series as the securities they held in the corporation.

          The corporation would then merge with and into the Maryland real estate investment trust with the Maryland real estate investment trust as the surviving entity. In connection with this merger, all of the existing shares of common stock and preferred stock of the corporation would be cancelled. The Maryland real estate investment trust would issue to its parent, Archstone-Smith, a number and series of common and preferred shares of beneficial interest such that the number and series of common and preferred shares of beneficial interest of the Maryland real estate investment trust is equal to the number and series of shares of common and preferred stock in the corporation being cancelled in this merger. The former holders of Archstone common and preferred shares would receive securities of Archstone-Smith in the same number and of the same series as the securities they held in Archstone.

          Holders of Archstone common shares will not receive fractional Archstone-Smith common shares. Instead, each holder of Archstone common shares otherwise entitled to a fractional share interest in Archstone-Smith will be paid an amount in cash, without interest, rounded to the nearest cent, with 0.5 of a cent rounded up, determined by multiplying:

•	the average closing price of an Archstone common share on the New York Stock Exchange for the 20 trading days immediately preceding the closing date of the Archstone reorganization by

•	the fraction of an Archstone-Smith common share which such holder would otherwise be entitled to receive.

          The end result of this alternative structure is essentially the same as that in the primary structure. Archstone would become a wholly owned subsidiary of Archstone-Smith and each existing common and preferred shareholder of Archstone would receive common or preferred shares of Archstone-Smith, as applicable, as described above under “—Primary Structure.”

Merger Consideration

          In the merger:

•	holders of Smith Residential common stock will receive, for each share of Smith Residential common stock issued and outstanding immediately before the merger, 1.975 Archstone-Smith common shares;

•
holders of Smith Residential Series A preferred stock will receive, for each share of Smith Residential Series A preferred stock issued and outstanding immediately before the merger, one Archstone-Smith Series H preferred share;

•
holders of Smith Residential Series C preferred stock will receive, for each share of Smith Residential Series C preferred stock issued and outstanding immediately before the merger, one Archstone-Smith Series I preferred share;

•
holders of Smith Residential Series E preferred stock will receive, for each share of Smith Residential Series E preferred stock issued and outstanding immediately before the merger, one Archstone-Smith Series J preferred share;

•
holders of Smith Residential Series F preferred stock will receive, for each share of Smith Residential Series F preferred stock issued and outstanding immediately before the merger, one Archstone-Smith Series K preferred share;

•
holders of Smith Residential Series G preferred stock will receive, for each share of Smith Residential Series G preferred stock issued and outstanding immediately before the merger, one Archstone-Smith Series L preferred share; and

•
holders of Smith Residential Series H preferred stock will receive, for each share of Smith Residential Series H preferred stock issued and outstanding immediately before the merger, one Archstone-Smith Series M preferred share.

          The Archstone-Smith Series H, I, J, K, L and M preferred shares issued in the merger will have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption identical to those of the shares of the corresponding series of Smith Residential preferred stock, adjusted as necessary to reflect the exchange ratio in the merger, except for changes that do not materially and adversely affect the holders of Smith Residential preferred stock.

          Holders of Smith Residential common stock will not receive fractional Archstone-Smith common shares. Instead, each holder of Smith Residential common stock otherwise entitled to a fractional share interest in Archstone-Smith will be paid an amount in cash, without interest, rounded to the nearest cent, with 0.5 of a cent rounded up, determined by multiplying:

•	the average closing price of an Archstone common share on the New York Stock Exchange for the 20 trading days preceding the closing date of the merger by

•	the fraction of an Archstone-Smith common share which such holder would otherwise be entitled to receive.

          Except as otherwise agreed, the merger and the partnership merger will be completed on the closing date of the merger with the partnership merger occurring at least one hour after the merger. Upon conversion of the outstanding shares of Smith Residential common stock and preferred stock into the merger consideration, the Smith Residential common stock and preferred stock will be cancelled and retired and will cease to exist.

          Because the exchange ratio is fixed at 1.975, the market value of any Archstone-Smith common shares you will receive in the merger may differ from the market value of the Archstone common shares if the merger occurred today. On                  , 2001, the most recent date practicable for obtaining pricing information for Archstone common shares prior to mailing this joint proxy statement/prospectus, the closing price of Archstone common shares was $                  per share, which, based on the 1.975 exchange ratio, would equal a market value equivalent per share of Smith Residential common stock of $                  had the merger been completed on that date.

Surrender of Stock or Share Certificates

          Archstone has appointed Mellon Investor Services, LLC to act as exchange agent for the purpose of paying the merger consideration. Archstone will make available to the exchange agent, on or before the effective time of the merger, the cash and securities certificates for that purpose.

          Archstone will use commercially reasonable efforts to cause the exchange agent within five days after the closing of the merger to send to each holder of Smith Residential common or preferred stock, a letter of transmittal for use in the exchange and instructions explaining how to surrender certificates to the exchange agent. Holders of Smith Residential common or preferred stock whose shares are converted into the right to receive the merger consideration and who surrender their certificates to the exchange agent, together with a properly completed and signed letter of transmittal, will receive the merger consideration.

           Holders of unexchanged shares of Smith Residential common or preferred stock will not be entitled to receive any dividends, interest payments or other distributions payable by Archstone-Smith on the Archstone-Smith common or preferred shares, as applicable, until surrender of their Smith Residential common or preferred stock. Upon surrender, those holders will receive accumulated dividends and distributions, without interest, payable on Archstone-Smith common or preferred shares, as applicable, after and in respect of a record date following the closing of the merger, together with cash instead of fractional shares.

          If you are an Archstone common or preferred shareholder, you are not required to take any action regarding your Archstone share certificates. Your share certificates will be deemed to be certificates of Archstone-Smith. However, if you would like to exchange your Archstone share certificates for Archstone-Smith share certificates, the exchange agent will provide instructions on how to exchange your share certificates at the same time as instructions are provided to holders of Smith Residential common and preferred stock.

Treatment of Smith Residential Stock Options

          Each Smith Residential stock option outstanding under Smith Residential’s Directors’ Stock Option Plan and each stock option outstanding under Smith Residential’s Employee Stock and Unit Option Plan, whether or not then vested or exercisable, will become fully vested immediately prior to the date on which the Smith Residential stockholders approve the merger agreement and the merger. Each outstanding Smith Residential stock option will be automatically converted upon the completion of the merger into an option to purchase Archstone-Smith common shares under the Archstone-Smith Trust 2001 Long-Term Incentive Plan. The substituted Archstone-Smith option will permit its holder to purchase a number of Archstone-Smith common shares equal to the number of shares of Smith Residential common stock that could have been purchased, under the corresponding Smith Residential stock option, multiplied by 1.975, rounded down to the nearest whole number of shares. The exercise price per Archstone-Smith common share of the substituted option will be equal to the per-share option exercise price specified in the Smith Residential stock option divided by 1.975, rounded up to the nearest whole cent. Each substituted option will otherwise be subject to the same terms and conditions as the corresponding Smith Residential stock option. However, the exercise price of each option will be adjusted to reflect the merger and all options will be fully vested. For a description of the Archstone-Smith Trust 2001 Long-Term Incentive Plan, see “The Merger—Archstone-Smith Trust 2001 Long-Term Incentive Plan” beginning on page 78.

          Under the merger agreement, Archstone-Smith will offer to purchase, subject to the completion of the merger and the partnership merger, all Smith Residential stock options which had been converted into Archstone-Smith options for an amount in cash, less applicable withholding taxes, equal to:

•	the excess, if any, of $49.48 over the exercise price of the Smith Residential stock options, multiplied by

•	the number of shares of Smith Residential common stock subject to that Smith Residential stock option.

          Options to purchase Archstone-Smith common shares that are not tendered to Archstone-Smith as described above would remain outstanding under their terms, however, the exercise price of each option will be adjusted to reflect the merger and all options will be fully vested.

Representations and Warranties of Archstone and Smith Residential

          The merger agreement contains customary representations and warranties by each of Smith Residential, Smith Partnership, Archstone and Archstone-Smith relating to, among other things:

•	due organization and good standing;

•	capital structure;

•	authorization to enter into the merger agreement and to consummate the merger or the partnership merger, as applicable;

•	enforceability of the merger agreement;

•	no breach of organizational documents or material agreements as a result of the merger agreement or the consummation of the merger or the partnership merger, as applicable;

•	required governmental and third-party consents;

•	compliance with SEC reporting requirements;

•	no material undisclosed liabilities;

•	no changes since December 31, 2000 that would have a material adverse effect;

•	no material legal proceedings;

•	real property;

•	environmental matters;

•	tax matters, including qualification as a REIT;

•	finders’ fees;

•	compliance with laws;

•	contracts and debt instruments;

•	receipt of opinion of financial advisor;

•	exemption from anti-takeover statutes;

•	inapplicability of the Investment Company Act of 1940; and

•	required stockholder and unitholder approvals.

          In addition to these representations and warranties made by all parties to the merger agreement, the merger agreement contains additional representations and warranties made by each of Smith Residential and Smith Partnership relating to, among other things:

•	disclosure of all related party transactions;

•	appropriate funding of employee benefit plans and compliance with applicable regulations;

•	disclosure of all payments to employees, officers and directors as a result of the merger or the partnership merger or a termination of service after the merger or the partnership merger; and

•	action by Smith Residential’s board of directors to render the stockholder rights plan inapplicable to the merger and the partnership merger.

Conduct of Business Pending the Merger

          Until the completion of the merger, Archstone, Smith Residential and Smith Partnership have each agreed that, unless permitted by obtaining the other party’s prior written consent or except as otherwise expressly contemplated by the merger agreement, it will, and will cause its subsidiaries to, among other things:

•	conduct its business only in the ordinary course and in a manner which is substantially consistent with past practice;

•	use commercially reasonable efforts to preserve intact its business organizations and goodwill;

•	use commercially reasonable efforts to keep available the services of its officers and employees, provided that, in the case of Smith Residential, such efforts do not require additional compensation;

•
confer on a regular basis with the other party to report material operational matters and, subject to the non-solicitation provision of the merger agreement as discussed in “—No Solicitation by Smith Residential” below, any proposals to engage in material transactions;

•
promptly notify the other party of the occurrence or existence of any circumstance, event, occurrence, change or effect that has had or would reasonably be expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations of the party providing such notice and its subsidiaries taken as a whole;

•	promptly deliver to the other party true and correct copies of any report, statement, schedule or other document filed with the SEC;

•
maintain its books and records in accordance with generally accepted accounting principles consistently applied, and not change any of its methods, principles or practices of accounting in any material manner, except as required by the SEC, applicable law or generally accepted accounting principles;

•
duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided that notice of the party’s availing itself to such extension is provided to the other party and that such extensions do not adversely affect its status as a REIT under the Internal Revenue Code; and

•	maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date of the merger agreement.

          In addition, pending the merger, Archstone, Smith Residential and Smith Partnership have each agreed that, unless permitted by obtaining the other party’s prior written consent or except as otherwise expressly contemplated by the merger agreement, it will not, and will cause its subsidiaries not to, among other things:

•
unless required by law or necessary either to preserve a party’s status as a REIT or to qualify or preserve the status of any subsidiary of a party as a partnership for federal income tax purposes, as a qualified REIT subsidiary or as a taxable REIT subsidiary as defined under the Internal Revenue Code, as the case may be:

—	make or rescind any express or deemed election relating to taxes; or

—
change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns that have been filed for prior taxable years, except as may be required by applicable law or except for changes that are reasonably expected not to have a material adverse effect on Archstone and its subsidiaries or Smith Residential and its subsidiaries, respectively;

•
amend its organizational documents except in specified instances, including, in the case of Archstone, the proposed amendment to Archstone’s declaration of trust and the amendment and restatement of its charter documents in connection with the transactions contemplated by the merger agreement;

•	classify or reclassify any unissued shares of beneficial interest, with respect to Archstone, or shares of stock, with respect to Smith Residential, except in specified circumstances;

•
make any change in the number of shares of beneficial interest with respect to Archstone, and the number of shares of stock, membership interests or units with respect to Smith Residential and Smith Partnership, issued and outstanding, except in specified instances;

•
authorize, declare, set aside or pay any dividend, or make any other distribution or payment with respect to Archstone common or preferred shares or the Smith Residential common or preferred stock or the common or preferred units of Smith Partnership, except quarterly distributions, with respect to Smith Residential common stock and Archstone common shares, or regular distributions under the partnership agreement of Smith Partnership, redemptions of Smith Partnership units under the partnership agreement of Smith Partnership where solely Smith Residential common stock is used and in the use of Smith Residential common stock to pay the exercise price or tax withholding in connection with equity-based employee benefit plans, or as necessary to maintain REIT status and avoid corporate level taxation with respect to any undistributed income or gain;

•
directly or indirectly redeem, purchase or acquire any shares of capital stock or any option, warrant or right to acquire, or security convertible into, shares of capital stock, of Archstone or units of partnership interest of Smith Residential or any Smith Residential subsidiary, other than the use of Archstone common stock in connection with equity-based employee benefit plans or other than redemptions of Smith Partnership units under the partnership agreement of Smith Partnership where solely Smith Residential common stock is used, the use of Smith Residential common stock to pay the exercise price or tax withholding in connection with equity-based employee benefit plans or as necessary to maintain REIT status and avoid corporate level taxation with respect to any undistributed income or gain;

•	adopt any new employee benefit plan, policy, program or arrangement, or amend any existing employee plans or rights, except in specified instances;

•	settle any stockholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by the merger agreement;

•	with respect to Archstone only, enter into or agree to effect:

—	any merger, acquisition, consolidation, reorganization or other business combination with any third party in which Archstone is not the surviving party to the transaction, or

—
any merger, acquisition, exchange offer or other business combination with a third party in which Archstone is the surviving party that would result in the issuance of equity securities representing in excess of 15% of the outstanding Archstone common shares on the date any business combination is entered into or agreed to;

unless, in either case, the business combination is approved by Smith Residential, which approval will not be unreasonably withheld or delayed, or

•
authorize or publicly announce an intention to do any of the prohibited actions in this “Conduct of Business Pending the Merger” section, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing prohibited actions.

          Until the completion of the merger and the partnership merger, each of Smith Residential and Smith Partnership has agreed that, unless permitted by obtaining Archstone’s prior written consent or except as contemplated by the merger agreement, it will not, and will cause its subsidiaries not to, among other things:

•
unless required by law or necessary to preserve Smith Residential’s status as a REIT or to qualify or preserve the status of any subsidiary of Smith Residential as a partnership for federal income tax purposes, as a qualified REIT subsidiary or as a taxable REIT subsidiary as defined under the Internal Revenue Code, as the case may be, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except where such settlement or compromise will not materially and adversely affect Smith Residential and its subsidiaries taken as a whole;

•
acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any commitment for the acquisition of any real property, except as permitted in a property capital budget approved in writing by Archstone, or transactions involving consideration of less than $10,000,000 in the aggregate for all such transactions;

•
encumber assets, commence construction of or enter into any commitment to develop or construct real estate projects, except for specified ongoing renovations or capital repair projects or in the ordinary course of its leasing activities consistent with past practice;

•
incur or enter into any commitment to incur additional debt, except for refinancings of specified debt in the ordinary course of its business consistent with past practices and on commercially reasonable terms, working capital under its revolving line(s) of credit or other debt that is secured by a second mortgage on any property of Smith Residential or its subsidiaries and commitments for debt for specified purposes so long as their consolidated debt does not exceed specified amounts;

•	materially modify, amend or terminate, or enter into any commitment to materially modify, amend or terminate, any debt in existence on the date of the merger agreement, except in specified instances;

•
grant options or any other rights or commitments relating to its shares of capital stock, membership interests or units, or any security convertible into its shares of capital stock, membership interests or units, or any security the value of which is measured by shares of beneficial interest, or any security subordinated to the claim of its general creditors, except in specified instances;

•	amend or waive any rights under any options or other stock rights;

•
sell, lease, mortgage, subject to lien or otherwise dispose of any real property, except in specified instances, in the ordinary course of business and in connection with real property that is the subject of a binding contract in existence on May 3, 2001, or in connection with leasing activities consistent with past practice and good business judgment;

•
sell, lease, mortgage, subject to lien or otherwise dispose of any personal property or intangible property, except in the ordinary course of business and as is not material, individually or in the aggregate;

•	make any loans, advances or capital contributions to, or investments in, any other person, except in specified instances;

•	enter into any new, or amend or supplement any existing, contract, lease or other agreement with Smith Management Construction, Inc. or Consolidated Engineering Services, Inc.;

•	pay, discharge or satisfy any claims, liabilities or obligations whether absolute, accrued, asserted or unasserted, contingent or otherwise, except in specified instances;

•
guarantee the debt of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the same economic effect, except in specified instances;

•
enter into any commitment with any officer, director or affiliate of Smith Residential or any of its subsidiaries or Smith Management Construction, Inc. or Consolidated Engineering Services, Inc., or with a consultant, except in specified instances;

•
increase any compensation, pay any bonuses or enter into or amend any employment, severance or other arrangement with any of its officers, directors or employees earning more than $100,000 per year, other than as required by any contract or employee plan;

•	change the ownership of any of its subsidiaries or Smith Management Construction, Inc. or Consolidated Engineering Services, Inc., except in specified instances;

•	accept a promissory note in payment of the exercise price payable under any option to purchase shares of Smith Residential common stock;

•	enter into any “tax protection agreement”;

•	settle or compromise any material federal, state, local or foreign tax liability; or

•
authorize or publicly announce an intention to do any of the prohibited actions in this “Conduct of Business Pending the Merger” section, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing prohibited actions.

Pre-Merger Dividends and Distributions

Regular Dividends

          Under the merger agreement, Smith Residential and Smith Partnership are permitted to continue to pay regular quarterly dividends and distributions on their common stock and units, other than preferred units, as applicable, of $0.585 per share or unit and on its preferred stock or units, as applicable, at the stated rate. On April 17, 2001, Smith Residential declared a dividend of $0.585 per share payable on May 10, 2001 to holders of record of its common stock on May 2, 2001. Smith Partnership declared a distribution of $0.585 per unit payable on May 10, 2001 to holders of record of its common units on May 2, 2001. Smith Residential and Smith Partnership currently intend to continue to pay regular quarterly dividends or distributions for any additional quarterly periods ending before the closing of the merger.

Final Dividend

          In addition to regular quarterly distributions, as described above, the merger agreement provides that Smith Residential will declare a final dividend to holders of shares of Smith Residential common stock, and each series of Smith Residential preferred stock, if and to the extent required by the terms of the preferred stock, in an amount equal to the minimum amount necessary for Smith Residential to maintain its REIT status and satisfy the REIT distribution requirements under section 857(a)(1) of the Internal Revenue Code and to avoid the payment of corporate level tax with respect to any undistributed income or gain for Smith Residential’s short taxable year ending at the time of the merger. Section 857(a)(1) requires a REIT to distribute to its stockholders each taxable year an amount equal to 90% of its “REIT taxable income.” In addition, a REIT is required to pay tax on any income or gain that it does not distribute to its shareholders, even if it satisfies the 90% distribution requirement.

          If Smith Residential pays a pre-merger dividend to satisfy the distribution requirements described above, Archstone will be entitled to declare a dividend to holders of Archstone common shares in an amount per share equal to the amount per share of the pre-merger dividend paid by Smith Residential to holders of Smith Residential common stock, divided by 1.975.

          If Smith Residential and Archstone declare pre-merger dividends to satisfy the REIT distribution requirements as described above, the Smith Residential and Archstone dividends will be paid on the last business day before the closing of the merger. The record date for the Archstone and Smith Residential dividends will also be on the last business day before the closing of the merger.

          If Smith Residential declares a pre-merger dividend to satisfy the REIT distribution requirements as described above, Smith Partnership will simultaneously declare a distribution to the holders of common units of Smith Partnership in an amount per unit equal to the dividend per share to be paid to the holders of Smith Residential common stock, together with any distributions required to be paid to holders of preferred units of Smith Partnership because of any of the dividends described above. The record date for the Smith Partnership distribution will be on the last business day before the closing of the partnership merger. If the terms of any Archstone preferred shares require the payment of a dividend because of the corresponding dividends to holders of Archstone common shares, Archstone will declare the required dividends and distributions.

Conditions to the Merger and the Partnership Merger

Conditions to Each Party’s Obligations to Effect the Merger and the Partnership Merger

          The obligations of Smith Residential, Smith Partnership, Archstone and Archstone-Smith to complete the merger and the partnership merger are subject to the satisfaction or, where permissible, waiver of the following conditions:

•	the approval of the merger and the merger agreement by the affirmative vote of the holders of:

—	at least a majority of the outstanding Archstone common shares;

—	at least two-thirds of the outstanding shares of Smith Residential common stock; and

•	the approval of the partnership merger by the consent of at least a majority of the outstanding common units of Smith Partnership, including common units owned by Smith Residential;

•
the approval of the amendment to the partnership agreement of Smith Partnership by at least a majority of the outstanding common units of Smith Partnership, excluding common units owned by Smith Residential;

•	the waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 will have expired or been terminated;

•
the New York Stock Exchange will have approved for listing the Archstone-Smith common shares, the Archstone-Smith Series A preferred shares, the Archstone-Smith Series C preferred shares and the Archstone-Smith Series D preferred shares to be issued in the merger;

•
the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part will have become effective and will not be the subject of any stop order or proceedings by the SEC seeking a stop order;

•
the registration statement on Form S-4 relating to the partnership merger of which the consent solicitation statement/prospectus forms a part will have become effective and will not be the subject of any stop order or proceedings by the SEC seeking a stop order;

•
no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the completion of the Archstone reorganization, the merger or the partnership merger, or any of the other transactions contemplated by the merger agreement will be in effect; and

•
Archstone and Archstone-Smith will have received all state securities or “blue sky” permits and other authorizations necessary to issue the Archstone-Smith common and preferred shares issuable in the Archstone reorganization and the merger and the Archstone common and preferred units issuable in the partnership merger.

Conditions to the Obligations of Archstone-Smith and Archstone to Effect the Merger and the Partnership Merger

          The obligations of Archstone and Archstone-Smith to complete the merger and the partnership merger are subject to the satisfaction or, where permissible, waiver of the following conditions:

•
each of the representations and warranties of Smith Residential and Smith Partnership contained in the merger agreement, disregarding exceptions relating to materiality or a Smith Residential material adverse effect, as described below, will be true and correct as of the date of the merger agreement and as of the closing of the merger and the partnership merger except:

—
to the extent that these representations and warranties are expressly limited by their terms to another date, in which case these representations and warranties will be true and correct as of that other date; and

—
where the failure of these representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Smith Residential material adverse effect, as described below;

•
Smith Residential and Smith Partnership will have performed in all material respects all obligations required to be performed by them under the merger agreement at or before the completion of the merger and the partnership merger;

•	since May 3, 2001, there will have been no Smith Residential material adverse effect, as described below;

•	Archstone will have received a certificate of an officer of Smith Residential certifying to each of the above;

•	Archstone will have received an opinion, dated as of the closing date of the merger, from counsel:

—to Smith Residential relating to the REIT status of Smith Residential and the partnership status of Smith Partnership;

—to Archstone relating to the REIT status of Archstone and Archstone-Smith;

—to Archstone relating to the federal income tax treatment of the merger and the partnership merger; and

—to Archstone relating to the federal income tax treatment of the reorganization of Archstone into an UPREIT.

•	Archstone will have received a comfort letter from Arthur Andersen LLP;

•	all of the voting shares of Smith Management Construction, Inc. will have been transferred to an Archstone subsidiary designated by Archstone;

•	the recapitalization of Consolidated Engineering Services, Inc. as described in “—Acquisition of Consolidated Engineering Services, Inc.” will have occurred; and

•	each of Messrs. Robert H. Smith and Robert P. Kogod will have entered into the shareholders agreement with Archstone and Archstone-Smith.

          As used in the merger agreement, a “Smith Residential material adverse effect” means any circumstance, event, occurrence, change or effect that is materially adverse to the business, properties, assets (tangible or intangible), financial condition or results of operations of Smith Residential, Smith Partnership and the Smith Residential subsidiaries, taken as a whole, except, in each case, as a result of:

•	changes in general economic conditions nationally or regionally;

•
changes affecting the real estate industry generally which do not affect Smith Residential or Smith Partnership, as the case may be, materially disproportionately relative to other participants in the real estate industry similarly situated; or

•
in and of itself and without the occurrence of any other Smith Residential material adverse effect, changes in the trading prices of Smith Residential common stock or any series of Smith Residential preferred stock.

Conditions to the Obligations of Smith Residential and Smith Partnership to Effect the Merger and the Partnership Merger

          The obligations of Smith Residential and Smith Partnership to complete the merger and the partnership merger are subject to the satisfaction or, where permissible, waiver of the following conditions:

•
each of the representations and warranties of Archstone and Archstone-Smith contained in the merger agreement, disregarding exceptions relating to materiality or an Archstone material adverse effect, as described below, will be true and correct as of the date of the merger agreement and as of the closing of the merger and the partnership merger, except:

—
to the extent that these representations and warranties are expressly limited by their terms to another date, in which case these representations and warranties will be true and correct as of that other date; and

—	where the failure of these representations and warranties to be true and correct would not reasonably be expected to have an Archstone material adverse effect, as described below;

•
Archstone and Archstone-Smith will have performed in all material respects all obligations required to be performed by them under the merger agreement at or before the completion of the merger and the partnership merger;

•	since May 3, 2001, there will have been no Archstone material adverse effect, as described below;

•	Smith Residential will have received a certificate of an officer of Archstone and Archstone-Smith certifying to each of the foregoing;

•	Smith Residential will have received opinions, dated as of the closing date of the merger and the partnership merger, from counsel:

—	to Archstone relating to the REIT status of Archstone and Archstone-Smith;

—	to Archstone relating to the federal income tax treatment of the reorganization of Archstone into an UPREIT;

—	to Archstone relating to the treatment of Archstone as a partnership for federal income tax purposes immediately prior to, and at the time of, the partnership merger;

—	to Smith Residential relating to the federal income tax treatment of the merger and the partnership merger;

•	Smith Residential and Smith Partnership will have received a comfort letter from KPMG LLP;

•
Archstone will have properly filed an election with the IRS to be treated as a domestic eligible entity with a single owner disregarded as a separate entity or as a partnership for federal income tax purposes;

•	the reorganization of Archstone into an UPREIT will have been completed not less than two days prior to the closing date of the merger; and

•
Archstone will have completed a restructuring of assets in which it or any of its subsidiaries owns an interest that on the day after the merger closing would be considered owned by Archstone-Smith pursuant to applicable Treasury regulations so that Archstone-Smith will satisfy all of the asset requirements applicable to REITs; and

•	Archstone and Archstone-Smith will have entered into the shareholders agreement with Messrs. Smith and Kogod.

          As used in the merger agreement, an “Archstone material adverse effect” means any circumstance, event, occurrence, change or effect that is materially adverse to the business, properties, assets (tangible or intangible), financial condition or results of operations of Archstone and the Archstone subsidiaries, taken as a whole, except, in each case, as a result of:

•	changes in general economic conditions nationally or regionally;

•	changes affecting the real estate industry generally which do not affect Archstone materially disproportionately relative to other participants in the real estate industry similarly situated; or

•	in and of itself and without the occurrence of any other Archstone material adverse effect, changes in the trading prices of Archstone common shares or any series of Archstone preferred shares.

No Solicitation by Smith Residential

          Smith Residential has agreed, for itself and for Smith Partnership, that neither Smith Residential nor any Smith Residential subsidiary will, and Smith Residential will use its best efforts to cause its officers, directors, employees, affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, consultants or other agents or representatives, which we collectively refer to as “Smith Residential’s representatives,” not to:

•
invite, initiate, solicit or encourage, directly or indirectly, any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal or offer, including any proposal or offer to its stockholders, with respect to an “alternative acquisition proposal,” as defined below;

•
engage in any discussions or negotiations with or provide any confidential or non-public information or data to, or afford access to properties, books or records to, any person relating to, or that may reasonably be expected to lead to, an alternative acquisition proposal;

•	enter into any letter of intent, agreement in principle or agreement relating to an alternative acquisition proposal;

•	propose publicly to agree to do any of the foregoing; or

•	otherwise facilitate any effort or attempt to make or implement an alternative acquisition proposal, including by amending or granting any waiver under the Smith Residential stockholder rights plan.

          Smith Residential has agreed, for itself and for Smith Partnership, that it will:

•
immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons or entities conducted before the merger agreement with respect to any alternative acquisition proposal, and inform each Smith Residential representative and cause each of them to comply with this obligation;

•
request that each person, if any, that has executed a confidentiality agreement in the twenty-four months before the date of the merger agreement in connection with the consideration by the person of any alternative acquisition proposal to return or destroy all confidential information furnished to that person by or on behalf of Smith Residential and its subsidiaries; and

•	notify Archstone promptly if Smith Residential or any of its subsidiaries or any Smith Residential representative receives:

—	an alternative acquisition proposal or any amendment or change in any previously received alternative acquisition proposal;

—
any request for confidential or nonpublic information or data relating to, or for access to the properties, books or records of, Smith Residential or any of its subsidiaries by any person that has made or to its knowledge may be considering making an alternative acquisition proposal; or

—	any oral or written expression that any activities, discussions or negotiations described above are sought to be initiated or continued with it;

and, as applicable, include in that notice the identity of the person making the alternative acquisition proposal, indication or request, the material terms of that alternative acquisition proposal, indication or request and, if in writing, promptly deliver to Archstone copies of any proposal, indication or request along with all other related documentation and correspondence and keep Archstone informed of the status and material terms, including all changes to the status or material terms, of any alternative acquisition proposal, indication or request.

          However, under specified circumstances, Smith Residential, including in its capacity as the sole general partner of Smith Partnership, may furnish information to, or enter into discussions or negotiations with, any person that makes a bona fide written alternative acquisition proposal after the date of the merger agreement which was not invited, initiated, solicited or encouraged, directly or indirectly, by Smith Residential or any of its subsidiaries, including Smith Partnership, provided that:

•
a majority of the board of directors of Smith Residential determines in good faith, after consultation with its financial advisors of nationally recognized reputation and outside legal counsel, that the alternative acquisition proposal is reasonably likely to result in a “superior acquisition proposal,” as defined below;

•	each of Smith Residential and Smith Partnership complies with all its obligations under the merger agreement;

•
before furnishing that information to, or entering into discussions or negotiations with, that person, Smith Residential provides written notice to Archstone which states that it is furnishing information to, or entering into discussions with, that person; and

•
Smith Residential enters into a confidentiality agreement with that person the terms of which are in all material respects no less favorable to Smith Residential and no less restrictive to the person making the alternative acquisition proposal, than the terms of the confidentiality agreement entered into with Archstone.

          For purposes of the merger agreement, an “alternative acquisition proposal” means any direct or indirect:

•	merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction;

•
sale, acquisition, tender offer, exchange offer, or the filing of a registration statement under the Securities Act in connection with an exchange offer, share exchange or other transaction or series of related transactions, that, if completed, would result in the issuance of securities representing, or the sale, exchange or transfer of, 15% or more of the outstanding voting equity securities of Smith Residential or outstanding units of Smith Partnership, except an underwritten public offering of Smith Residential common stock for cash; or

•
sale, lease, exchange, mortgage, pledge, transfer or other disposition of any assets of Smith Residential or Smith Partnership in one or a series of related transactions that, if completed, would result in the transfer of more than 15% of the assets of Smith Residential or Smith Partnership, other than the merger and the partnership merger.

          If an alternative acquisition proposal constitutes a superior alternative acquisition proposal, as described below, the board of directors of Smith Residential may withdraw, modify, amend or qualify its recommendation of the merger agreement and the merger and recommend the superior alternative acquisition proposal to its stockholders provided that:

•
Smith Residential complies fully with the non-solicitation provisions and provides Archstone with at least three business days’ prior written notice of its intent to withdraw, modify, amend or qualify its recommendation of the merger agreement or the merger;

•
if during those three business days Archstone makes a counter proposal to the superior alternative acquisition proposal, Smith Residential’s board of directors in good faith, taking into account the advice of its outside financial advisors of nationally recognized reputation, determines that the Archstone counter proposal is not at least as favorable:

—	to Smith Residential’s stockholders as the superior alternative acquisition proposal, from a financial point of view; or

—
generally to Smith Residential’s stockholders, taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of the proposals, and the conditions, prospects and time required for completion of that proposal; and

•	Smith Residential terminates the merger agreement under the terms of the merger agreement and pays to Archstone the termination fee of up to $95 million.

          For purposes of the merger agreement, a “superior alternative acquisition proposal” means a bona fide written proposal made by a third party to acquire, directly or indirectly, Smith Residential and/or Smith Partnership in a tender or exchange offer, merger, share exchange, consolidation or sale of all or substantially all of the assets of Smith Residential, Smith Partnership, and their subsidiaries or otherwise:

•
on terms which a majority of the board of directors of Smith Residential determines in good faith, after consultation with Smith Residential’s financial advisors of nationally recognized reputation, are superior, from a financial point of view, to Smith Residential’s stockholders to those provided for in the merger;

•
on terms which a majority of the board of directors of Smith Residential determines in good faith to be more favorable generally to Smith Residential’s stockholders than those provided for in the merger, taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of the proposals, and the conditions, prospects and time required for completion of the proposal;

•	for which financing, to the extent required, in the reasonable judgment of the board of directors of Smith Residential is capable of being obtained; and

•	which the board of directors of Smith Residential determines in good faith is reasonably capable of being consummated.

Termination of the Merger Agreement

Right to Terminate

          The merger agreement may be terminated at any time before the completion of the merger, whether before or after approvals by the Archstone shareholders, Smith Residential stockholders or Smith Partnership unitholders, as applicable, as follows:

•	by mutual written consent duly authorized by the Archstone board of trustees and the Smith Residential board of directors;

•	by Archstone or Smith Residential if:

—
any judgment, injunction, order, decree or action by any governmental entity preventing the consummation of the reorganization of Archstone into an UPREIT, or either the merger or the partnership merger becomes final and non-appealable;

—
the merger and the partnership merger have not been completed before March 31, 2002; however, neither Archstone nor Smith Residential may terminate the merger agreement if its breach is the reason that the merger or partnership merger has not been completed by that date;

—
the holders of at least two-thirds of the outstanding shares of Smith Residential common stock fail to approve the merger and the merger agreement at the Smith Residential special meeting, or if the holders of the Smith Partnership units fail to approve the partnership merger and the amendment to the partnership agreement by the required consent, but Smith Residential may not terminate for either of these reasons if it is in breach in any material respect of its obligations contained in the merger agreement relating to obtaining the required stockholder votes and unitholder consents; or

—
the holders of at least a majority of the outstanding Archstone common shares fail to approve the merger and the merger agreement at the Archstone special meeting, but Archstone may not terminate for either of these reasons if it is in breach in any material respect of its obligations contained in the merger agreement relating to obtaining the required shareholder votes.

•	by Archstone:

—
upon a breach of or failure to perform any covenant, obligation or agreement on the part of Smith Residential or Smith Partnership contained in the merger agreement, or upon a breach of any representation or warranty of Smith Residential or Smith Partnership or if any representation or warranty of Smith Residential or Smith Partnership is or becomes untrue, in either case so that the conditions to the consummation of the merger contained in the merger agreement would be incapable of being satisfied by March 31, 2002, or as otherwise extended by the parties; or

—	if

➢
the Smith Residential board of directors has failed to recommend or has withdrawn, modified, amended or qualified, or proposed publicly not to recommend or to withdraw, modify, amend or qualify, in any manner adverse to Archstone, its approval or recommendation of the merger, the partnership merger or the merger agreement, or approved or recommended any superior alternative acquisition proposal,

➢
following the announcement or receipt of an alternative acquisition proposal, Smith Residential has failed to call a special meeting of stockholders or failed to prepare and mail to its stockholders this joint proxy statement/prospectus, or

➢	the Smith Residential board of directors or any committee of the Smith Residential board of directors has resolved to do any of the foregoing.

•	by Smith Residential:

—
upon a breach of or failure to perform any covenant, obligation or agreement on the part of Archstone or Archstone-Smith contained in the merger agreement, or upon a breach of any representation or warranty of Archstone or Archstone-Smith or if any representation or warranty of Archstone or Archstone-Smith is or becomes untrue, in either case so that the conditions to the consummation of the merger contained in the merger agreement would be incapable of being satisfied by March 31, 2002 or as otherwise extended by the parties; or

—
if the Smith Residential board has withdrawn, modified, amended or qualified in any manner adverse to Archstone its approval or recommendation of the merger, the partnership merger or the merger agreement in connection with, or approved or recommended, any superior alternative acquisition proposal, or to enter into a binding written agreement with respect to a superior alternative acquisition proposal, so long as, in each case, Smith Residential has complied with the terms of the no solicitation provisions contained in the merger agreement and, at the same time as or before terminating the merger agreement, has paid to Archstone the termination fee.

Effect of Termination

          Except for provisions in the merger agreement regarding confidentiality of nonpublic information, payment of fees and expenses, the effect of termination and specified miscellaneous provisions, if the merger agreement is terminated as described above, the merger agreement will become void and have no effect. In addition, if the merger agreement is so terminated, there will be no liability on the part of Archstone, Archstone-Smith, Smith Residential or Smith Partnership, except to the extent that the termination results from a material breach by any party of any of its representations, warranties, covenants or agreements contained in the merger agreement. The confidentiality agreement, dated April 19, 2001, between Smith Residential and Archstone will continue in effect notwithstanding any termination of the merger agreement.

Expenses; Termination Fee

          Except as described below, each party to the merger agreement will bear its own fees and expenses in connection with the transactions contemplated by the merger agreement.

          Smith Residential and Smith Partnership will pay to Archstone a termination fee of up to $95 million if the merger agreement is terminated:

•	by Smith Residential,

—
if the Smith Residential board of directors has withdrawn, modified, amended or qualified in any manner adverse to Archstone its approval or recommendation of the merger, the partnership merger or the merger agreement in connection with, or approved or recommended, any superior alternative acquisition proposal, or

—
in order to enter into a binding written agreement with respect to a superior alternative acquisition proposal, so long as, in each case, Smith Residential complied with the terms of the nonsolicitation provisions contained in the merger agreement;

•
by Archstone, if the Smith Residential board of directors has failed to recommend or has withdrawn, modified, amended or qualified, or proposed publicly not to recommend or to withdraw, modify, amend or qualify, in any manner adverse to Archstone its approval or recommendation of the merger, the partnership merger or the merger agreement or approved or recommended any superior alternative acquisition proposal, or has resolved to do any of the foregoing; or

•
by such party and under the circumstances listed below, but only if (a) Smith Residential or Smith Partnership has received a proposal for an alternative acquisition transaction before the termination of the merger agreement and (b) before or within 12 months after the termination of the merger agreement, Smith Residential or Smith Partnership enters into an agreement regarding any alternative acquisition transaction that is later completed whether or not the agreement is related to the pre-termination proposal described above:

—
by Archstone, if Smith Residential or Smith Partnership breaches or fails to perform in all material respects its covenants, obligations and agreements in the merger agreement and the failure cannot be rectified by March 31, 2002, or as otherwise extended by the parties;

—
by Archstone, if Smith Residential or Smith Partnership is in breach of any of its representations or warranties in the merger agreement, or if any representation or warranty is or becomes untrue, and the breach reasonably would be expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations of Smith Residential, Smith Partnership and their subsidiaries taken as a whole and cannot be rectified by March 31, 2002, or as otherwise extended by the parties;

—
by Archstone or Smith Residential, if the holders of at least two-thirds of the outstanding shares of Smith Residential common stock fail to approve the merger and the merger agreement at the Smith Residential special meeting, or the holders of units of Smith Partnership fail to approve the partnership merger and the amendment to the partnership agreement by the required consent; or

—
by Archstone, if following Smith Residential’s receipt or announcement of an alternative acquisition proposal, Smith Residential fails to call the Smith Residential special meeting or fails to prepare and mail to its stockholders this joint proxy statement/prospectus.

•
by Smith Residential, if the merger and the partnership merger are not completed before March 31, 2002, Smith Residential has not breached in any material respect its obligations under the merger agreement in any manner that shall have caused either the merger or the partnership merger to not be completed by March 31, 2002, or as otherwise extended by the parties, and each of the following conditions is present:

—	Smith Residential or Smith Partnership has received a proposal for an alternative acquisition transaction before the termination of the merger agreement;

—
after Smith Residential or Smith Partnership receives this proposal for an alternative acquisition transaction and before the termination of the merger agreement, Archstone and/or Archstone-Smith does not announce, enter into or agree to effect any merger, acquisition, exchange offer, consolidation, reorganization or other business combination with any third party; and

—
before or within 12 months after the termination of the merger agreement, Smith Residential or Smith Partnership enters into an agreement regarding any alternative acquisition transaction that is later completed whether or not the agreement is related to the pre-termination proposal above.

          The termination fee that Archstone may be entitled to receive will be an amount equal to the lesser of

•	$95 million less termination expenses, as described below, paid or payable under the merger agreement; and

•	the maximum amount that can be paid to Archstone without causing Archstone to fail to meet the REIT income requirements under the Internal Revenue Code.

The unpaid amount, if any, will be paid in subsequent years to the extent the payment would not cause Archstone to fail to meet the REIT income requirements under the Internal Revenue Code. Smith Residential’s and Smith Partnership’s obligation to pay any unpaid portion of the termination fee will terminate on May 3, 2008. Archstone has not agreed to pay any termination fee under the merger agreement.

          Smith Residential and Smith Partnership will pay to Archstone termination expenses if the merger agreement is terminated:

•
by Archstone, if Smith Residential or Smith Partnership breaches or fails to perform in all material respects all of its covenants, obligations and agreements in the merger agreement and the failure cannot be rectified by March 31, 2002, or if Smith Residential or Smith Partnership is in breach of any of its representations or warranties in the merger agreement, and the breach reasonably would be expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations of Smith Residential, Smith Partnership and their subsidiaries taken as a whole, and the breach cannot be rectified by March 31, 2002, or as otherwise extended by the parties, in each case, so long as Smith Residential was not entitled to terminate the merger agreement because Archstone failed to perform in all material respects all of its covenants, obligations and agreements in the merger agreement, or because Archstone is in breach of any of its representations or warranties in the merger agreement; or

•
by either Archstone or Smith Residential, if the holders of at least two-thirds of the outstanding shares of Smith Residential common stock fail to approve the merger and the merger agreement at the Smith Residential special meeting, or the holders of the units of Smith Partnership fail to approve the partnership merger and the amendment to the partnership agreement by the required vote, but neither Archstone nor Smith Residential may terminate for any of these reasons if it is in breach in any material respect of its obligations contained in the merger agreement relating to obtaining the required shareholder and unitholder votes.

          Archstone will pay to Smith Partnership termination expenses if the merger agreement is terminated:

•
by Smith Residential, if Archstone fails to perform in all material respects all of its covenants, obligations and agreements in the merger agreement and the failure cannot be rectified by March 31, 2002, or as otherwise extended by the parties, or if Archstone is in breach of any of its representations or warranties in the merger agreement, and the breach reasonably would be expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations of Archstone, Archstone-Smith and the subsidiaries of Archstone taken as a whole, and the breach cannot be rectified by March 31, 2002, or as otherwise extended by the parties, in each case, so long as Archstone was not entitled to terminate the merger agreement because Smith Residential or Smith Partnership failed to perform in all material respects all of its covenants, obligations and agreements in the merger agreement, or because Smith Residential or Smith Partnership is in breach of any of its representations or warranties in the merger agreement; or

•
by either Smith Residential or Archstone, if the holders of a majority of the outstanding Archstone common shares fail to approve the merger and the merger agreement at the Archstone special meeting, but neither Archstone nor Smith Residential may terminate for this reason if it is in breach in any material respect of its obligations contained in the merger agreement relating to obtaining the required shareholder and unitholder votes, so long as Archstone was not entitled to terminate the merger agreement because Smith Residential or Smith Partnership failed to perform in all material respects all of its covenants, obligations and agreements in the merger agreement, or because Smith Residential or Smith Partnership is in breach of any of its representations or warranties in the merger agreement.

          The termination expenses that Archstone or Smith Partnership may be entitled to receive in these cases will be an amount equal to the lesser of (a) $7,500,000 or (b) the applicable party’s out-of-pocket expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, including all attorneys’, accountants’ and investment bankers’ fees and expenses. If the termination expenses payable to that party exceed the maximum amount that can be paid to that party without causing that party to fail to meet the REIT income requirements under the Internal Revenue Code, then the amount initially payable to that party will be that maximum amount, and the unpaid amount will be placed in escrow and paid in subsequent years to the extent the payment would not cause Archstone to fail to meet the REIT income requirements under the Internal Revenue Code. The paying party’s obligation to pay any unpaid portion of the termination expenses will terminate on May 3, 2008.

          In addition, if Archstone prevails in a suit for a breach by Smith Residential and Smith Partnership of their obligation to pay the termination fee or termination expenses under the merger agreement, Archstone will be entitled to its costs and expenses in connection with the suit, with interest.

Waiver and Amendment of the Merger Agreement

          The merger agreement may be amended by the parties in writing by action of the Archstone board of trustees and the Smith Residential board of directors at any time before the filing of the articles of merger relating to the merger with the State of Maryland. However, after the shareholder and unitholder approvals are obtained, no such amendment may be made which by law requires the further approval of shareholders or unitholders without obtaining such further approval.

          At any time before the completion of the merger and the partnership merger, the parties may, in writing:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered under the merger agreement; or

•	waive compliance with any of the agreements or conditions of the other party contained in the merger agreement, except as specified.

By law, neither Archstone or Archstone-Smith, on the one hand, nor Smith Residential or Smith Partnership, on the other hand, can waive:

•	the requirement that Archstone common shareholders and Smith Residential common stockholders approve the merger;

•	the requirement that unitholders of Smith Partnership approve the partnership merger and the amendment to the partnership agreement of Smith Partnership; or

•	any court order or law preventing the closing of the merger or the partnership merger.

          Whether any of the other conditions would be waived would depend on the facts and circumstances as determined by the reasonable business judgment of the Archstone board of trustees or the Smith Residential board of directors acting on its own behalf or in its capacity as general partner of Smith Partnership. If Archstone or Smith Residential waived compliance with one or more of the other conditions and the conditions were deemed material to a vote of Archstone common shareholders, Smith Residential common stockholders and/or Smith Partnership unitholders, Archstone, Smith Residential and/or Smith Partnership would have to resolicit shareholder, stockholder and/or unitholder approval, as applicable, before closing the merger or the partnership merger. Neither Archstone nor Smith Residential intends to resolicit shareholders for any waiver that, in the judgment of Archstone’s board of trustees or Smith Residential’s board of directors, as applicable, does not require resolicitation of shareholders.

          It is a condition to the closing of the merger and the partnership merger that Mayer, Brown & Platt, counsel to Archstone and Archstone-Smith, and Hogan & Hartson L.L.P., counsel to Smith Residential and Smith Partnership, deliver opinions regarding various issues, including opinions that the merger qualifies as a reorganization under the provisions of section 368(a) of the Internal Revenue Code, and that the partnership merger will not result in the recognition of taxable gain or loss at the time of the partnership merger to a Smith Partnership unitholder

•	who is a U.S. person;

•
who does not exercise its redemption right with respect to Archstone Class A-1 common units under the Archstone declaration of trust on a date sooner than the date two years after the partnership merger;

•
who does not receive a cash distribution in connection with the partnership merger, or a deemed cash distribution resulting from relief or a deemed relief from liabilities, including as a result of the prepayment of indebtedness of Smith Partnership in connection with or following the partnership merger, in excess of such holder’s adjusted basis in its Smith Partnership units at the time of the partnership merger;

•
who is not required to recognize gain by reason of the application of section 707(a) of the Internal Revenue Code and the Treasury regulations thereunder to the partnership merger, with the result that the partnership merger is treated as part of a “disguised sale” by reason of any transactions undertaken by Smith Partnership prior to or in connection with the partnership merger or any debt of Smith Partnership that is assumed or repaid in connection with the partnership merger; and

•	whose “at risk” amount does not fall below zero as a result of the merger and the partnership merger.

          In addition, it is a condition to the closing of the merger and the partnership merger, that Mayer, Brown & Platt deliver an opinion that the reorganization of Archstone into an UPREIT will qualify as a reorganization under section 368(a)(1)(F) of the Internal Revenue Code.

          It is also a condition to the closing of the merger and the partnership merger that Hogan & Hartson L.L.P. deliver an opinion that Smith Partnership has been since June 30, 1994 through and including its taxable year ending at the time of the partnership merger treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation and that Mayer, Brown & Platt deliver an opinion that immediately prior to, and at the time of, the partnership merger, Archstone or an entity that Archstone will merge into as part of Archstone’s reorganization into an UPREIT, is and will be treated for federal income tax purposes pursuant to Treasury regulation section 301.7701-3 as a partnership or an entity disregarded as a separate entity and not as a corporation or association taxable as a corporation.

          The conditions of the delivery of the opinions, although waiveable under the terms of the merger agreement, will not be waived.

Indemnification; Directors’ and Officers’ Insurance

          Under the merger agreement, Archstone and Archstone-Smith will provide exculpation and indemnification for each person who has been at any time on or before May 3, 2001, or who becomes before the completion of the merger, an officer or director of Smith Residential or specified subsidiaries. This exculpation and indemnification will be the same as provided to these persons by Smith Residential and specified subsidiaries immediately before the completion of the merger in each entity’s respective charter, bylaws, partnership, operating or similar agreement, as applicable, as in effect on May 3, 2001. This exculpation and indemnification covers actions only on or before the completion of the merger, including all transactions contemplated by the merger agreement.

          In addition, Archstone and Archstone-Smith will indemnify and hold harmless, to the full extent permitted by applicable law, each of the persons described above against any losses, claims, liabilities, expenses, judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any action by or on behalf of any or all security holders of Smith Residential, Smith Partnership, Archstone, Archstone-Smith, or any of their subsidiaries, or by or in the right of Smith Residential, Smith Partnership, Archstone, Archstone-Smith, or any of their subsidiaries, in which any of these persons is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to:

•	the fact that he or she is or was an officer, employee or director of Smith Residential or any of its subsidiaries or any action or omission by that person in his or her capacity as a director; or

•	the merger agreement or the transactions contemplated by the merger agreement, whether in any case asserted or arising before or after the completion of the merger.

          After the completion of the merger, Archstone and Archstone-Smith will be obligated to promptly pay and advance reasonable expenses and costs incurred by each of these persons as they become due and payable in advance of the final disposition of the claim, action, suit, proceeding or investigation to the fullest extent and in the manner permitted by law. Archstone and Archstone-Smith are also obligated to purchase, at or before the completion of the merger, directors’ and officers’ liability insurance policy coverage for Smith Residential’s directors and officers for a period of six years which will provide the directors and officers with coverage on substantially similar terms as currently provided by Smith Residential to these directors and officers.

Assumption of Smith Residential’s Obligations Under Registration Rights Agreements

          Under the merger agreement, Archstone-Smith has agreed to assume Smith Residential’s obligations under existing registration rights agreements between Smith Residential and several holders of Smith Partnership common units, Smith Partnership preferred units and shares of Smith Residential preferred stock.

Voting Agreements

          Each of the directors of Smith Residential, consisting of Messrs. Gerardi, Kiley, Kogod, McCullough and Smith and Ms. Williams, has entered into a voting agreement with Archstone agreeing to vote all shares of Smith Residential common stock, and, if applicable, all Smith Partnership units, owned of record by him or her, or that he or she otherwise has the power to vote:

•	for adoption and approval of the merger agreement, the merger, the partnership merger, the amendment to the partnership agreement of Smith Partnership and the transactions contemplated thereby; and

•
against approval or adoption of any action or agreement, other than the merger agreement or the transactions contemplated thereby, made or taken in opposition to or in competition with the merger or the partnership merger.

          As of                           , 2001, the directors of Smith Residential beneficially owned, excluding stock options held by them, 242,464 shares of Smith Residential common stock, representing approximately          % of the outstanding shares of Smith Residential common stock entitled to be voted at the Smith Residential special meeting and a total of 2,141,833 Smith Partnership common units representing approximately         % of the outstanding Smith Partnership common units entitled to vote on the partnership merger.

          The voting agreements prohibit these individuals from, directly or indirectly, selling, transferring, hypothecating, pledging, encumbering or otherwise disposing of their Smith Residential common stock or Smith Partnership units or granting any option or other right with respect thereto.

          Each of the trustees of Archstone, consisting of Messrs. Cardwell, Holmes, Polk, Richman, Schweitzer and Sellers, has entered into a voting agreement with Smith Residential agreeing to vote all Archstone common shares owned of record by him, or that he otherwise has the power to vote:

•	for adoption and approval of the merger agreement, the merger, the partnership merger and the transactions contemplated thereby; and

•
against approval or adoption of any action or agreement, other than the merger agreement or the transactions contemplated thereby, made or taken in opposition to or in competition with the merger or the partnership merger.

           As of                           , 2001, the trustees of Archstone beneficially owned, excluding share options held by them, 572,230 Archstone common shares, representing approximately          % of the outstanding Archstone common shares entitled to vote at the Archstone special meeting.

Acquisition of Non-Controlled Subsidiaries

          Smith Management Construction, Inc.    Smith Management Construction Partnership owns all of the outstanding shares of voting common stock of Smith Partnership’s non-controlled subsidiary, Smith Management Construction, Inc., which represents 100% of the voting power in Smith Management Construction, Inc. Smith Management Construction Partnership has entered into a stock purchase agreement with Archstone that provides for the sale of all of the shares of voting common stock of Smith Management Construction, Inc. to Archstone in exchange for $70,560. Prior to the closing of the merger, Archstone will assign the stock purchase agreement to a non-controlled subsidiary of Archstone.

          Consolidated Engineering Services, Inc.    In connection with the merger, Consolidated Engineering Services, Inc., a non-controlled subsidiary of Smith Partnership, Consolidated Engineering Services Partnership, a general partnership controlled by Mr. Gerardi and the children of Messrs. Smith and Kogod that is the sole voting stockholder of Consolidated Engineering Services, Inc., and Archstone-Smith have entered into a recapitalization agreement. The terms of the recapitalization agreement require Consolidated Engineering Services Inc. to propose to a meeting of its sole voting stockholder, Consolidated Engineering Services Partnership, a recapitalization of its capital stock such that Smith Partnership will own 51% of the outstanding voting common stock immediately following the recapitalization, representing a value of $381,865, and Smith Partnership and Consolidated Engineering Services Partnership will each own the same proportion of the outstanding equity of Consolidated Engineering Services, Inc. immediately following the recapitalization that each owned immediately prior to the recapitalization. Under the recapitalization agreement, Consolidated Engineering Services Partnership has agreed to vote the Consolidated Engineering Services, Inc. voting common stock held by it in favor of the recapitalization. The recapitalization will take place immediately prior to the effective time of the merger. Following the merger, Consolidated Engineering Services Partnership will continue to own 49% of the outstanding voting common stock of Consolidated Engineering Services, Inc. It is also contemplated that, prior to the merger, Consolidated Engineering Services, Inc. will issue up to 100,000 shares of restricted non-voting common stock to its officers and will grant options to purchase up to 588,600 shares of its restricted non-voting common stock to its director and officers. Such non-voting common stock will convert into voting common stock upon the occurrence of various corporate events involving Consolidated Engineering Services, Inc. Of this amount, it is expected that Mr. Gerardi will receive              shares of restricted stock and options to purchase           shares. Immediately following the closing of the merger, Archstone, as successor to Smith Partnership by the partnership merger, will contribute the voting stock of Consolidated Engineering Services, Inc. to a non-controlled subsidiary of Archstone.

Shareholders’ Agreement

          In connection with the merger and the partnership merger, Archstone-Smith and Archstone will enter into a shareholders’ agreement with Robert H. Smith, the chairman of the board and chief executive officer of Smith Residential, and Robert P. Kogod, the chairman of the executive committee of the Smith Residential board.

          Composition of the Archstone-Smith Board of Trustees.    Under the shareholders’ agreement, Messrs. Smith, Kogod, and Gerardi will become members of the Archstone-Smith board following the merger. Mr. Smith’s initial term will expire in 2003, Mr. Kogod’s initial term will expire in 2002, and Mr. Gerardi’s term will expire in 2004. In the case of the death, disability, resignation, or removal of Messrs. Smith or Kogod, a person designated as a replacement nominee by their representative, will have the right to be nominated to serve on the Archstone-Smith board for a period of ten years. Any successor nominee is subject to the reasonable approval of the Archstone-Smith board. Archstone-Smith will take all actions necessary to cause the board to nominate Messrs. Smith and Kogod, and each of their replacement nominees, as the case may be, and to recommend his or her election by the shareholders. Archstone-Smith and Messrs. Smith and Kogod will take all actions necessary to cause the individuals so nominated to be elected to the board, including, without limitation, by voting their common shares and causing the vote of all common shares beneficially owned thereby, the execution of written consents, the calling of special meetings, the removal of trustees, the filling of vacancies on the board, and the waiving of notice and the attending of meetings. Mr. Gerardi will be appointed to the board for a single, three-year term. In the event of Mr. Gerardi’s death, disability, resignation or removal during this term, Messrs. Smith and Kogod, or any replacement nominee then serving as a successor trustee on the board, as the case may be, acting unanimously, will be entitled to designate Mr. Gerardi’s replacement on the board, provided that such person is reasonably acceptable to the board. See “—Trustees and Executive Officers of Archstone-Smith After the Merger,” beginning on page 70.

          Termination of Nomination Rights.    The nomination rights of Messrs. Smith and Kogod detailed above will cease and Messrs. Smith or Kogod, or any replacement nominee then serving as a successor trustee on the board, will immediately offer his or her unconditional resignation from the board if:

•
such person is employed by, or has equity investment interests, directly or indirectly, in, any material competitor of Archstone-Smith or Archstone, unless such investment constitutes less than one-half of one percent (0.50%) of the equity ownership in a public company;

•	such person is not reasonably experienced in business, financial, or real estate industry matters;

•	such person has been convicted of, or has pled nolo contendere to, a felony;

•	the election of such person would violate any law; or

•	such person is involved in specified legal proceedings, including, but not limited to

—	any conviction or being named the subject of a pending criminal proceeding, excluding traffic violations and minor offenses;

—
being the subject of certain orders, judgments, or decrees temporarily or permanently enjoining such person from engaging in certain business activities, including those related to the purchase or sale of securities or commodities; or

—	any finding by a court or administrative body of a violation of any federal or state securities law or federal commodities law, not subsequently reversed, suspended, or vacated.

          Board of Trustees Compensation and Benefits.    Except during any period in which Messrs. Smith, Kogod, or Gerardi, or any replacement nominee of Messrs. Smith and Kogod serving as a successor trustee on the board, serves as an officer or employee of Archstone-Smith or Archstone, such persons will be entitled to fees and other compensation, participation in option, share or other benefit plans for which trustees are eligible, reimbursement of expenses, and trustees’ and officers’ liability insurance and indemnities on an equal basis with other members of Archstone-Smith’s board.

          Size of Archstone-Smith Board of Trustees.    For so long as Messrs. Smith and Kogod, or their representatives, as the case may be, have the right to nominate one or more trustees, Archstone-Smith’s board will consist of no more than 10 members; provided that the size of the board may be increased beyond 10 members, in the sole discretion of the board, in connection with any future mergers, acquisitions, business combinations, or other strategic transactions of Archstone-Smith or Archstone, and the size of the board may be increased beyond 10 members as may be required pursuant to the terms of any class or series of preferred shares of Archstone-Smith. Additionally, the size of the board may be increased beyond 10 members, in the sole discretion of the board, other than in connection with any mergers, acquisitions, business combinations or other strategic transactions of Archstone-Smith or Archstone and other than as may be required pursuant to the terms of a class or series of preferred shares of Archstone-Smith, only as follows:

•
if the board desires to increase its size by one additional member, then, at the time the board adds such additional member, Messrs. Smith and Kogod, or their representatives, as the case may be, as a group, will be entitled to nominate one additional member at the same time the board adds the such additional member; and

•
thereafter, Messrs. Smith and Kogod, or their representatives, as the case may be, as a group, will be entitled to nominate one additional member for every second additional member added by the board and at the time thereof.

          Any additional board members that Messrs. Smith and Kogod, or their representatives, as the case may be, may be entitled to nominate as a result of an increase in the size of the board contemplated above are subject to the reasonable approval of the board, and such additional board member(s) will serve in the appropriate class as determined by the board. Archstone-Smith and Messrs. Smith and Kogod, or their representatives, as the case may be, will take such actions detailed above in “—Composition of the Board of Trustees,” in connection with the nomination and election of such additional board members.

          Executive Committee of the Board of Trustees.    Pursuant to the terms of the shareholders’ agreement, Archstone-Smith will establish and maintain, in accordance with its bylaws, an executive committee of the board, the members of which will include Messrs. Smith and Kogod, and any replacement nominee then serving as a successor trustee, for so long as such persons will have the right to nominate themselves for election as trustees. In the event that the number of members of the executive committee is more than seven, Messrs. Smith and Kogod, and any replacement nominee then serving as a successor trustee, as a group, will be entitled to designate the eighth member, at the time the ninth member is designated, and every third member thereafter, at the time the second member thereafter is designated, from among the trustees then serving on the board.

          Creation of a High-Rise Division.    The shareholders’ agreement provides that all of Archstone-Smith’s high-rise apartments, including those owned by Smith Residential on May 3, 2001, the date of the merger agreement, will be operated under the name “Charles E. Smith Residential.” Archstone-Smith will create a separate operating division, similar to its current East and West Regions, under the name “Charles E. Smith Residential” through which it will conduct substantially all of its high-rise business. Unless otherwise agreed in writing by Messrs. Smith and Kogod, or their representatives, as the case may be, for a period of 15 years, or until the earlier termination of the shareholders’ agreement pursuant to the provisions discussed below:

•
neither Archstone-Smith nor any subsidiary thereof will conduct operations related to its high-rise business, including the high-rise business formerly operated by Smith Residential, except through the newly created Charles E. Smith Residential division, other than as may be determined by the chief executive officer of Archstone-Smith with respect to high-rise apartments not owned by Smith Residential prior to the merger; and

•
Archstone-Smith will use the name “Charles E. Smith Residential” in the operation of all high-rise apartments. As to any mid-rise apartments that Archstone-Smith may acquire or develop after the merger, the chief executive officer of Archstone-Smith will determine whether such assets should be operated as part of the high-rise business or as part of the garden apartment business.

          Charles E. Smith Residential Division Headquarters.    Under the shareholders’ agreement, the Charles E. Smith Residential division will maintain the current headquarters of Smith Residential in the Crystal City area of Arlington, Virginia, for a period of 15 years, so long as the lease terms for those offices are consistent with local market terms, unless otherwise agreed to in writing by Messrs. Smith and Kogod, or their representatives, as the case may be.

          Charles E. Smith Residential Division Management.    Under the shareholders’ agreement, the Charles E. Smith Residential division will be operated under the direction of a president. The initial person serving as such officer will be W.D. Minami, president of Smith Residential, who will report directly to R. Scot Sellers, Archstone-Smith’s chairman and chief executive officer. Messrs. Smith and Kogod, will be employed by Archstone-Smith and Mr. Gerardi will be employed by Consolidated Engineering Services, Inc. following the closing of the merger. Mr. Smith will serve as chairman of the Charles E. Smith Residential division and will be paid an annual minimum salary of $300,000 and an annual minimum bonus of $150,000 for each year during his employment. Mr. Smith will also be entitled to receive options to purchase 100,000 Archstone-Smith common shares for each year during his term of employment, with the number of options granted in each year being equal to 100,000 multiplied by the same percentage of the base option level as the number of options granted to the chief executive officer of Archstone-Smith increases or decreases in that year beyond the target amount established for such officer. Mr. Kogod will be paid an annual minimum salary of $150,000 for each year during his employment. Mr. Gerardi will be paid an annual salary of $200,000 from Consolidated Engineering Services, Inc. for each year during his employment and an annual bonus to be determined by the Consolidated Engineering Services, Inc. board of directors. Mr. Gerardi will also be entitled to maintain his existing company-provided apartment and whole life insurance policy. Messrs. Smith, Kogod and Gerardi will also be able to participate in other benefit plans generally made available to trustees and officers of Archstone-Smith, as applicable.

          Smith and Kogod Share Transfer Restrictions.    Pursuant to the shareholders’ agreement, Messrs. Smith and Kogod will agree not to sell any Archstone-Smith common shares, or securities convertible or exchangeable for Archstone-Smith common shares, beneficially owned by them after the merger for a period of three years. This restriction will not apply to the sale by Messrs. Smith and Kogod and their affiliates of up to 400,000 shares between the first and second anniversaries of the merger and up to an aggregate of 800,000 shares between the first and third anniversaries of the merger. Provided such transferees agree in writing to be bound by the terms of the shareholders’ agreement, the transfer restrictions above will not apply to any transfer by Messrs. Smith and Kogod to their:

•	affiliates;

•
respective spouses and descendants, whether natural or adopted, and any trust for the benefit of Messrs. Smith or Kogod or their respective spouses and/or descendants or any entity controlled by Messrs. Smith or Kogod’s respective spouses and/or descendants; and

•	charitable foundations.

For purposes of this summary of the shareholders’ agreement, the persons contemplated by the clauses above will be referred to as “permitted transferees.” In addition, Messrs. Smith and Kogod and their affiliates will be permitted to transfer any common shares beneficially owned, including securities convertible or exchangeable for such common shares, to:

•
any existing or future lender to whom such securities are pledged, hypothecated, mortgaged or encumbered pursuant to a bona fide financing incurred for investment or other valid business purposes upon customary commercial terms; and

•	any person to whom such shares are transferred upon foreclosure, or in lieu of foreclosure of any loan contemplated by the first clause above.

          Property Transfer Restrictions.    For a period of 15 years, without the prior written consent of Messrs. Smith and Kogod, or their representatives, as the case may be, Archstone-Smith and its subsidiaries will not directly or indirectly transfer any interest in specified properties located in the Crystal City area of Arlington, Virginia, formerly owned by Smith Partnership, except in the case of a sale of all of the specified Crystal City properties in a single transaction and other than pursuant to a bona fide mortgage of any or all of such properties to secure a loan or other financing of Archstone-Smith or its subsidiaries upon customary commercial terms.

          Termination.    The shareholders’ agreement will terminate:

•	with respect to Mr. Smith, at such time as Mr. Smith and his permitted transferees, other than charitable foundations, beneficially own less than 1,000,000 common shares of Archstone-Smith; and

•	with respect to Mr. Kogod, at such time as Mr. Kogod and his permitted transferees, other than charitable foundations, beneficially own less than 1,000,000 common shares of Archstone-Smith.

           It is a condition of the merger that each of Messrs. Smith and Kogod enter into the shareholders’ agreement with Archstone and Archstone-Smith.

Tax Related Undertakings of Archstone

          Lock-up Agreements.    Archstone has agreed that it will not sell, exchange or otherwise dispose of, except in tax-free or tax-deferred transactions, any of the properties that Smith Partnership transfers to Archstone including the Smith Partnership properties, any interest therein and Archstone’s interest in Smith Realty Company and other assets covered by Exhibit D to Annex A of the amended and restated declaration of trust of Archstone.

          These restrictions, which are for the benefit of the Smith Partnership unitholders, are effective until January 1, 2022.

          If Archstone sells any of the protected properties other than through tax-free or tax-deferred exchange transactions that do not result in taxable income or gain to the former holders of Smith Partnership units, for example, through a tax-deferred exchange transaction under section 1031 of the Internal Revenue Code, Archstone will be required to pay each former Smith Partnership unitholder an amount equal to any income taxes incurred by the unitholder as a result of the sale, to the extent that any of the built in gain on the date of the merger with respect to protected properties is allocated to the unitholder as a result of that sale, plus a gross-up for taxes payable by the unitholder. Therefore, even if it were otherwise in the best interest of Archstone to sell any of the protected properties, such a sale would cause Archstone to be liable for significant damages.

          Debt Maintenance.    Archstone has agreed to maintain specified levels of borrowings outstanding with respect to the Smith Partnership properties until January 1, 2022, which borrowings constitute nonrecourse liabilities. A nonrecourse liability is a liability for which no unitholder of Archstone “bears the economic risk of loss.” After the merger and the partnership merger, if a nonrecourse liability is repaid, Archstone must replace such nonrecourse liability with a replacement borrowing also constituting a nonrecourse liability. The amount of nonrecourse liabilities that Archstone must retain will be reduced until January 1, 2022 in accordance with amortization schedules attached as schedules to Exhibit D to Annex A of the amended and restated declaration of trust of Archstone.

          To the extent that the debt being refinanced has been guaranteed by one or more Smith Partnership unitholders, the Smith Partnership unitholders must be offered the opportunity to guarantee the replacement debt. In such case, replacement debt must have collateral value, as determined in good faith by Archstone-Smith, that is not less than the value, as determined in good faith by Archstone-Smith, of the collateral for the debt being repaid. The guarantee for such replacement debt must be an “acceptable guarantee.” An acceptable guarantee is a guarantee meeting the following criteria:

•	the guarantee agreement is substantially in the form of the guarantee agreement being replaced;

•	the guarantee is given to the lender in connection with, and in consideration for, the replacement debt;

•	the guarantee must be executed and delivered by the lender;

•	the aggregate amount of guarantees, indemnities and other similar undertakings for the replacement debt does not exceed the face amount of the replacement debt; and

•	no other person would be considered to “bear the economic risk of loss” with respect to the portion of the debt being guaranteed.

           If Archstone fails to comply with its obligations described above, Archstone will be required to pay each former Smith Partnership unitholder an amount equal to any income taxes incurred by the unitholder as a result of income or gain actually recognized by the unitholder as a result of the sale or debt repayment, plus a gross-up for taxes payable by the unitholder. Therefore, even if it were otherwise in the best interest of Archstone to pay down or refinance all or a portion of the existing nonrecourse debt outstanding with respect to the Smith Partnership properties, such prepayment or repayment would cause Archstone to be liable for significant damages.

          Allocations of Nonrecourse Liabilities Under Treasury Regulation Section 1.752-3.     Archstone has agreed pursuant to Exhibit D to Annex A of the Archstone declaration of trust, which we refer to as the tax protection agreement, to make allocations of liabilities under section 752 of the Internal Revenue Code taking into account the following:

•
existing Smith Partnership nonrecourse debt, or any replacement debt therefor, is treated as allocable to specified contributed Smith Partnership properties in amounts not less than the amounts set forth on a schedule to the tax protection agreement at the time of the merger, subject to reduction for scheduled amortization;

•
“excess nonrecourse liabilities” are allocated to the Smith Partnership unitholders to the extent that section 704(c) gain of any Smith Partnership unitholder exceeds such unitholder’s section 704(c) minimum gain with respect to Smith Partnership properties;

•
Smith Partnership unitholders that are shown on a schedule to the tax protection agreement as having liability for a specified dollar amount of an existing nonrecourse debt that is “partner nonrecourse debt” are allocated a dollar amount of such debt equal to the amount shown on the schedule with respect to such unitholder, subject to reduction for scheduled amortization; and

•	in making allocations of debt under Treasury regulation section 1.752-3(a)(2) with respect to a specific property contributed by Smith Partnership, allocations are made

—	first to the Smith Partnership unitholders in an amount equal to the lesser of

➢
the “section 704(c) minimum gain” that such Smith Partnership unitholder would have been allocated by Smith Partnership under Treasury regulation section 1.752-3(a)(2) immediately prior to the partnership merger, or

➢
the “section 704(c) minimum gain” that such Smith Partnership unitholder would have been allocated by Smith Partnership under Treasury regulation section 1.752-3(a)(2) immediately after the unitholder acquired an interest in Smith Partnership by reason of the contribution of an interest in the contributed property to Smith Partnership in exchange for an interest in Smith Partnership, and

—
thereafter pro rata among the Smith Partnership unitholders based upon the number of Archstone units that they hold and their proportionate shares of the “section 704(c) minimum gain” existing immediately after the partnership merger in excess of amounts described in the second arrow above.

Archstone will be prohibited from using a method of allocating excess nonrecourse liabilities to Smith Partnership unitholders that is less favorable than methods used with respect to other Archstone unitholders in the future without offering former Smith Partnership unitholders the opportunity to participate in that allocation method. Archstone is not required to make allocations of nonrecourse liabilities in accordance with the foregoing, however, if there has been an applicable change in law that would no longer permit such allocations. See “The Merger Agreement—Tax Related Undertakings of Archstone” beginning on page 109. Although Archstone intends to use allocation methods that are authorized by applicable Treasury regulations, Archstone cannot guarantee that the Internal Revenue Service will respect these methods of allocation of excess nonrecourse liabilities following the partnership merger. These methods also could result in changes from year to year in an Archstone unitholder’s share of excess nonrecourse liabilities of Archstone.

          Section 708 Termination; Section 704(c) Method.    Pursuant to tax-related agreements, Archstone has agreed to treat the merger as a transfer of a greater than fifty percent interest in the capital and profits of Smith Partnership that resulted in a termination of Smith Partnership pursuant to section 708(b)(1)(B) of the Internal Revenue Code at the effective time of the merger.

          In addition, Archstone has agreed to use the traditional method with specific and limited curative allocations for purposes of making allocations under Section 704(c) of the Internal Revenue Code with respect to all properties acquired in connection with the merger, including the assets of Archstone owned prior to the partnership merger and the assets of Smith Partnership.

          Assumption of Smith Partnership Tax Protection Agreements.    Under the merger agreement, Archstone also has expressly agreed to assume the obligations of Smith Partnership to Smith Partnership unitholders under existing tax protection agreements between Smith Partnership and these unitholders.

          Requirement for Delivery of Evidence of Filing of Form 8832.    Archstone has agreed that within 30 days following the merger, Archstone-Smith will provide to Messrs. Smith and Kogod, as representatives of the former Smith Partnership unitholders, evidence in the form of a certified mail return receipt, that Archstone filed with the IRS Form 8832 electing to be treated either as a domestic eligible entity with a single owner disregarded as a separate entity or a partnership, as applicable, not later than one day prior to the closing of the merger.

FEDERAL INCOME TAX
CONSEQUENCES RELATING TO THE REORGANIZATION OF ARCHSTONE INTO AN UPREIT

          The following discussion describes the material U.S. federal income tax consequences relating to the reorganization of Archstone into an UPREIT and receipt of Archstone-Smith common shares, preferred shares and cash received instead of Archstone-Smith fractional shares in the reorganization by the holders of Archstone common shares and preferred shares in exchange for their Archstone shares. Because this discussion is intended to address only federal income tax consequences of the reorganization that will apply to all Archstone shareholders, it may not contain all of the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•	you may be subject to special rules that are not discussed below if you are:

—	a tax-exempt organization;

—	a broker-dealer;

—	a trader in securities that elects to mark to market;

—	a person who holds Archstone shares as part of a hedge, straddle or conversion transaction;

—	a person who acquired Archstone shares pursuant to the exercise of employee stock options or otherwise as compensation;

—	a person who does not hold its Archstone shares as a capital asset;

—
a non-U.S. corporation, non-U.S. partnership, non-U.S. trust, non-U.S. estate, or individual who is not taxed as a citizen or resident of the United States, all of which may be referred to collectively as “non-U.S. persons;”

—	a trust;

—	an estate;

—	a regulated investment company;

—	an insurance company;

—	U.S. expatriates who are subject to special rules; or

—	otherwise subject to special tax treatment under the Internal Revenue Code;

•	this discussion does not address state, local, or foreign tax considerations; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

          You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of the reorganization on your individual tax situation, including any state, local or non-U.S. tax consequences.

          The information in this section is based on the current Internal Revenue Code, current, temporary and proposed regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. Archstone has not requested, and does not plan to request, any rulings from the Internal Revenue Service concerning the tax treatment of the reorganization. It is possible that the Internal Revenue Service would challenge the statements in this discussion, which do not bind the Internal Revenue Service or the courts and that a court would agree with the Internal Revenue Service.

          Mayer, Brown & Platt, counsel to Archstone-Smith and Archstone, has reviewed this discussion and the statements as to the federal income tax consequences of the reorganization of Archstone into an UPREIT set forth below under the captions “—General,” and “—Federal Income Tax Consequences to Archstone and its Shareholders if the Reorganization of Archstone into an UPREIT Qualifies as a Reorganization under Section 368(a)(1)(F),” and such statements and discussions are the opinions of Mayer, Brown & Platt. These opinions are subject to the limitations and qualifications described in the captioned sections referenced in the preceding sentence.

          General.    The reorganization of Archstone into an UPREIT is intended to qualify as a “reorganization” under section 368(a)(1)(F) of the Internal Revenue Code. The income tax consequences described below are based on the assumption that the reorganization of Archstone into an UPREIT, will qualify as a reorganization. The obligation of Archstone and Smith Residential to consummate the merger is conditioned upon Mayer, Brown & Platt, counsel to Archstone, delivering opinions to Archstone and Smith Residential, respectively, that the reorganization of Archstone into an UPREIT will qualify as a reorganization under the provisions of section 368(a)(1)(F) of the Internal Revenue Code. Mayer, Brown & Platt is of the opinion that the reorganization of Archstone into an UPREIT will qualify as a reorganization under section 368(a)(1)(F) of the Internal Revenue Code. The Mayer, Brown & Platt opinion is based on customary representations made by Archstone and applicable factual assumptions. If any of the factual assumptions or representations relied upon in the opinion of counsel are inaccurate, the opinion may not accurately describe the U.S. federal income tax treatment of the reorganization, and this discussion may not accurately describe the tax consequences of the reorganization.

          Federal Income Tax Consequences to Archstone and its Shareholders if the Reorganization of Archstone into an UPREIT Qualifies as a Reorganization under Section 368(a)(1)(F).    Archstone will not recognize any gain or loss as a result of the reorganization of Archstone into an UPREIT if the reorganization qualifies as a reorganization under section 368(a)(1)(F) of the Internal Revenue Code. The reorganization will have the following federal income tax consequences to Archstone shareholders:

•
Receipt of Archstone-Smith Shares.    An Archstone shareholder that exchanges his, her or its Archstone shares for Archstone-Smith shares will not recognize gain or loss on such exchange. An Archstone shareholder will have a tax basis in the Archstone-Smith shares received in the reorganization equal to the shareholder’s adjusted tax basis in the Archstone shares exchanged.

•
Fractional Shares.    An Archstone shareholder that receives cash instead of a fractional Archstone-Smith common share will be treated as if the fractional share was received in the reorganization and then redeemed by Archstone-Smith. The Archstone shareholder generally will recognize capital gain or loss equal to the difference between the amount of cash received for the fractional share and the shareholder’s basis in the fractional share. The capital gain or loss will be long-term capital gain or loss if the Archstone shareholder’s holding period in the Archstone common stock is more than one year.

•	Holding Period. The holding period of the Archstone-Smith shares received by an Archstone shareholder in the reorganization will include the holding period of the Archstone shares exchanged.

          Federal Income Tax Consequences to Archstone, Archstone-Smith and their Shareholders if the Reorganization of Archstone into an UPREIT Qualifies as a Reorganization under Section 368(a) but Does Not Qualify as a Reorganization under Section 368(a)(1)(F).    It is a condition to the merger that Archstone receive an opinion of counsel that the reorganization of Archstone into an UPREIT will qualify as a reorganization under section 368(a)(1)(F) of the Internal Revenue Code. Mayer, Brown & Platt is of the opinion that the reorganization of Archstone into an UPREIT will qualify as a reorganization under section 368(a)(1)(F) of the Internal Revenue Code but this opinion will not be binding upon the Internal Revenue Service or the courts. If the reorganization of Archstone into an UPREIT failed to qualify as a reorganization under section 368(a)(1)(F) of the Internal Revenue Code, but did qualify under another provision of section 368(a) of the Internal Revenue Code, the treatment of Archstone and the Archstone shareholders would be as described in the previous section. Archstone, however, might be required to distribute additional dividends to its shareholders prior to the reorganization in an amount sufficient to maintain its REIT status through the effective time of the reorganization of Archstone into an UPREIT. Archstone will not make any such additional distributions. Accordingly, in the event the reorganization were not to qualify under section 368(a)(1)(F) of the Internal Revenue Code, Archstone might not qualify as a REIT for the year in which the reorganization occurred, and Archstone-Smith might not be able to qualify as a REIT following the reorganization.

          Federal Income Tax Consequences to Archstone and its Shareholders if the Reorganization of Archstone into an UPREIT Does Not Qualify as a Reorganization.    It is a condition to the merger that Archstone receive an opinion of counsel that the reorganization of Archstone into an UPREIT will qualify as a reorganization under section 368(a)(1)(F) of the Internal Revenue Code for federal income tax purposes but this opinion will not be binding upon the Internal Revenue Service or the courts. If the reorganization of Archstone into an UPREIT failed to qualify as a reorganization under section 368(a) of the Internal Revenue Code, an Archstone shareholder would recognize gain or loss, as applicable, equal to the difference between:

•	the aggregate fair market value of the Archstone-Smith common and preferred shares received in the merger plus any cash received instead of fractional shares; and

•	the shareholder’s adjusted tax basis in Archstone shares.

          If the reorganization of Archstone into an UPREIT failed to qualify as a reorganization under section 368(a) of the Internal Revenue Code, so long as Archstone qualified as a REIT at the time of the merger, Archstone would not incur a tax liability so long as Archstone makes distributions (including for these purposes, the fair market values of the Archstone-Smith common and preferred shares issued pursuant to the merger) to its shareholders equal to the net gain on the deemed transfer of its assets to Archstone-Smith. The liability for any such tax would transfer to Archstone-Smith as a result of the merger.

          If the reorganization failed to qualify as a reorganization under section 368(a) of the Internal Revenue Code and Archstone did not qualify as a REIT at the time of the merger, Archstone generally would recognize gain or loss on the deemed transfer of its assets to Archstone-Smith and Archstone-Smith, as its successor, would incur a very significant current tax liability.

          Information Reporting.    Shareholders of Archstone who receive Archstone-Smith shares also must comply with the information reporting requirements of the Treasury regulations under section 368 of the Internal Revenue Code. In general, the Treasury regulations under section 368 of the Internal Revenue Code require any taxpayer who receives stock, securities or other property, including cash, in a tax-free exchange in connection with a corporate reorganization to include with his or her income tax return a complete statement of facts pertaining to the nonrecognition of gain or loss including:

•	the cost or other basis of the stock or securities transferred in the exchange; and

•	the amount of stock, securities or other property received in the exchange.

          In addition, the statement must include the fair market value, at the date of the exchange, of each kind of stock, securities or other property received by the taxpayer. Taxpayers are required to keep permanent records showing the cost or other basis of any property involved in such an exchange. All Archstone shareholders are urged to consult their tax advisors to determine the specific information that they may need to file pursuant to the Treasury regulations under section 368 of the Internal Revenue Code.

          Backup Withholding.    Backup withholding tax at a rate of 31% may apply to cash paid in the merger to an Archstone shareholder. Backup withholding will not apply, however, if the shareholder:

•	furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on Internal Revenue Service Form W-9, or an appropriate substitute form;

•	provides a certificate of foreign status on Internal Revenue Service Form W-8BEN, or an appropriate substitute form; or

•	is otherwise exempt from backup withholding.

          The Internal Revenue Service may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number. Any amount withheld under the backup withholding rules may be allowed as a refund or a credit against the stockholder’s federal income tax liability provided that the stockholder furnishes required information to the Internal Revenue Service.

          Reductions in backup withholding tax rates were made pursuant to the enactment of the Economic Growth and Tax Reconciliation Act of 2001 which provides, in general, that the withholding rate of 31% in effect for payments made on or before August 6, 2001 will be reduced over a six-year period. The new rate of 30.5% applies in the case of payments made on or after August 7, 2001 and the rate is further reduced to 30.0% for taxable years 2002 and 2003, 29% for taxable years 2004 and 2005, and 28% for the taxable years 2006 and thereafter.

FEDERAL INCOME TAX
CONSEQUENCES RELATING TO THE MERGER

          The following discussion describes the material U.S. federal income tax consequences relating to the merger and the receipt of Archstone-Smith common shares, preferred shares and cash received in lieu of Archstone-Smith fractional shares in the merger by holders of Smith Residential common stock and by holders of Smith Residential preferred stock. Because this discussion is intended to address only federal income tax consequences of the merger that will apply to all Smith Residential stockholders, it may not contain all of the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•	you may be subject to special rules that are not discussed below if you are:

—	a tax-exempt organization;

—	a broker-dealer;

—	a trader in securities that elects to mark to market;

—	a person who holds Smith Residential stock as part of a hedge, straddle or conversion transaction;

—	a person who acquired shares of Smith Residential stock pursuant to the exercise of employee stock options or otherwise as compensation;

—	a person who does not hold its shares of Smith Residential stock as a capital asset;

—
a non-U.S. corporation, non-U.S. partnership, non-U.S. trust, non-U.S. estate, or individual who is not taxed as a citizen or resident of the United States, all of which may be referred to collectively as “non-U.S. persons;”

—	a trust;

—	an estate;

—	a regulated investment company;

—	an insurance company;

—	U.S. expatriates who are subject to special rules; or

—	otherwise subject to special tax treatment under the Internal Revenue Code;

•	this discussion does not address state, local, or foreign tax considerations; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

          You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of the merger on your individual tax situation, including any state, local or non-U.S. tax consequences.

          The information in this section is based on the current Internal Revenue Code, current, temporary and proposed regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. Neither Archstone nor Smith Residential has requested, or plans to request, any rulings from the Internal Revenue Service concerning the tax treatment of the merger. It is possible that the Internal Revenue Service would challenge the statements in this discussion, which do not bind the Internal Revenue Service or the courts and that a court would agree with the Internal Revenue Service.

           Mayer, Brown & Platt, counsel to Archstone-Smith and Archstone, and Hogan & Hartson L.L.P., counsel to Smith Residential, have reviewed this discussion and the statements as to the federal income tax consequences of the merger set forth below under the captions “—General,” “—Federal Income Tax Consequences of the Merger to Smith Residential Common Stockholders,” “—Federal Income Tax Consequences of the Merger to Smith Residential Preferred Stockholders,” “—Federal Income Tax Consequences to Archstone-Smith and its Shareholders,” and “—Federal Income Tax Consequences to Smith Residential,” and such statements and discussions are the opinions of Mayer, Brown & Platt and Hogan & Hartson L.L.P. These opinions are subject to the limitations and qualifications described in the captioned sections referenced in the preceding sentence.

          General.    The merger is intended to qualify as a “reorganization” under section 368(a) of the Internal Revenue Code. The income tax consequences described below are based on the assumption that the merger will qualify as a reorganization. The obligation of Archstone and Archstone-Smith to consummate the merger is conditioned upon Mayer, Brown & Platt, counsel to Archstone-Smith, delivering an opinion to Archstone-Smith that the merger will qualify as a reorganization under the provisions of section 368(a) of the Internal Revenue Code. Mayer, Brown & Platt is of the opinion that the merger will qualify as a reorganization under section 368(a) of the Internal Revenue Code. The obligation of Smith Residential to consummate the merger is conditioned upon Hogan & Hartson L.L.P., counsel to Smith Residential, delivering an opinion to Smith Residential that the merger will qualify as a reorganization under the provisions of section 368(a) of the Internal Revenue Code. Hogan & Hartson L.L.P. is of the opinion that the merger will qualify as a reorganization under section 368(a) of the Internal Revenue Code. The opinions of counsel are based upon customary representations made by Archstone, Archstone-Smith, Smith Residential and Smith Partnership and applicable factual assumptions. If any of the factual assumptions or representations relied upon in the opinions of counsel are inaccurate, the opinions may not accurately describe the U.S. federal income tax treatment of the merger, and this discussion may not accurately describe the tax consequences of the merger.

          Federal Income Tax Consequences of the Merger to Smith Residential Common Stockholders.     Smith Residential common stockholders will receive 1.975 Archstone-Smith common shares for each share of Smith Residential common stock exchanged in the merger, but will receive cash instead of fractional shares of Archstone-Smith. If the merger of Smith Residential with and into Archstone-Smith constitutes a reorganization under section 368(a) of the Internal Revenue Code, the merger will have the following federal income tax consequences to Smith Residential common stockholders:

•
Receipt of Archstone-Smith Common Shares.    A Smith Residential common stockholder will not recognize gain or loss on the exchange of Smith Residential common stock for Archstone-Smith common shares. A Smith Residential common stockholder will have a tax basis in the Archstone-Smith common shares received equal to the stockholder’s tax basis in his, her or its Smith Residential common stock exchanged for such Archstone-Smith shares.

•
Fractional Shares.    A Smith Residential common stockholder that receives cash instead of a fractional Archstone-Smith common share will be treated as if the fractional share was received in the merger and then redeemed by Archstone-Smith. The Smith Residential common stockholder generally will recognize capital gain or loss equal to the difference between the amount of cash received for the fractional share and the stockholder’s basis in the fractional share. This capital gain or loss will be long-term capital gain or loss if the Smith Residential stockholder’s holding period in the Smith Residential common stock is more than one year.

•
Holding Period.    The holding period of the Archstone-Smith common shares received by a Smith Residential common stockholder in the merger will include the holding period of the Smith Residential common stock exchanged.

          Federal Income Tax Consequences of the Merger to Smith Residential Preferred Stockholders.     Under the merger agreement, each outstanding share of Smith Residential Series A preferred stock will be converted into the right to receive one Archstone-Smith Series G preferred share, each outstanding share of Smith Residential Series C preferred stock will be converted into the right to receive one Archstone-Smith Series H preferred share, each outstanding share of Smith Residential Series E preferred stock will be converted into the right to receive one Archstone-Smith Series I preferred share, each outstanding share of Smith Residential Series F preferred stock will be converted into the right to receive one Archstone-Smith Series J preferred share, each outstanding share of Smith Residential Series G preferred stock will be converted into the right to receive one Archstone-Smith Series L preferred share, and each outstanding share of Smith Residential Series H preferred stock will be converted into the right to receive one Archstone-Smith Series M preferred share. See “The Merger Agreement—Merger Consideration” beginning on page 85. The merger will have the following federal income tax consequences to Smith Residential preferred stockholders:

•
Receipt of Archstone-Smith Preferred Shares.    A Smith Residential preferred stockholder that exchanges his, her or its Smith Residential preferred stock for only Archstone-Smith preferred shares will not recognize gain or loss on such exchange. A Smith Residential preferred stockholder will have a tax basis in the Archstone-Smith preferred shares received equal to the stockholder’s adjusted tax basis in the Smith Residential preferred stock exchanged.

•
Holding Period.    The holding period of the Archstone-Smith preferred shares received by a Smith Residential preferred stockholder in the merger will include the holding period of the Smith Residential preferred stock exchanged.

          Backup Withholding.    Backup withholding tax at a rate of 31% may apply to cash paid in the merger instead of fractional shares to a Smith Residential common stockholder. Backup withholding will not apply, however, if the stockholder:

•	furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on Internal Revenue Service Form W-9, or an appropriate substitute form;

•	provides a certificate of foreign status on Internal Revenue Service Form W-8BEN, or an appropriate substitute form; or

•	is otherwise exempt from backup withholding.

          The Internal Revenue Service may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number. Any amount withheld under the backup withholding rules may be allowed as a refund or a credit against the stockholder’s federal income tax liability provided that the stockholder furnishes required information to the Internal Revenue Service.

          Reductions in backup withholding tax rates were made pursuant to the enactment of the Economic Growth and Tax Reconciliation Act of 2001 which provides, in general, that the withholding rate of 31% in effect for payments made on or before August 6, 2001 will be reduced over a six-year period. The new rate of 30.5% applies in the case of payments made on or after August 7, 2001 and the rate is further reduced to 30.0% for taxable years 2002 and 2003, 29% for taxable years 2004 and 2005, and 28% for the taxable years 2006 and thereafter.

          Information Reporting.    Stockholders who receive Archstone-Smith common shares and/or Archstone-Smith preferred shares must comply with the information reporting requirements of the Treasury regulations under section 368 of the Internal Revenue Code. In general, the Treasury regulations under section 368 of the Internal Revenue Code require any taxpayer, who receives stock, securities or other property, including cash, in a tax-free exchange in connection with a corporate reorganization, to include with his or her income tax return a complete statement of facts pertaining to the nonrecognition of gain or loss including:

•	the cost or other basis of the stock or securities transferred in the exchange; and

•	the amount of stock, securities or other property received in the exchange.

          In addition, the statement must include the fair market value, at the date of the exchange, of each kind of stock, securities or other property received by the taxpayer. Taxpayers are required to keep permanent records showing the cost or other basis of any property involved in such an exchange. All Smith Residential stockholders are urged to consult their tax advisors to determine the specific information that they may need to file pursuant to the Treasury regulations under section 368 of the Internal Revenue Code.

          Federal Income Tax Consequences to Archstone-Smith and its Shareholders.     Archstone-Smith and its shareholders will not recognize any gain or loss as a result of the merger, whether or not the merger qualifies as a reorganization under section 368(a) of the Internal Revenue Code. However, as explained below, if the merger does not qualify as a reorganization under section 368(a) of the Internal Revenue Code, certain tax liabilities of Smith Residential would be transferred to Archstone-Smith.

          Federal Income Tax Consequences to Smith Residential.    Smith Residential will not recognize any gain or loss as a result of the merger if the merger qualifies as a reorganization under section 368(a) of the Internal Revenue Code and Smith Residential qualifies as a “real estate investment trust,” or “REIT,” at the time of the merger.

          Federal Income Tax Consequences of the Merger to Smith Residential and Smith Residential Stockholders if the Merger Did Not Qualify as a Reorganization.    It is a condition to consummation of the merger that Archstone-Smith and Smith Residential receive opinions of counsel that the merger will qualify as a reorganization for federal income tax purposes, but these opinions will not be binding upon the Internal Revenue Service or the courts.

          If the merger failed to qualify as a reorganization, then, a Smith Residential stockholder would recognize gain or loss, as applicable, equal to the difference between:

•	the aggregate fair market value of the Archstone-Smith common and preferred shares received in the merger plus any cash received instead of fractional shares; and

•	the stockholder’s adjusted tax basis in its Smith Residential stock.

          If the merger failed to qualify as a reorganization, so long as Smith Residential qualified as a REIT at the time of the merger, Smith Residential would not incur a tax liability so long as Smith Residential makes distributions, including for these purposes, the fair market values of the Archstone-Smith common and preferred shares issued pursuant to the merger, to its shareholders equal to the net gain on the deemed transfer of its assets to Archstone-Smith. The liability for any such tax would transfer to Archstone-Smith as a result of the merger.

          If the merger failed to qualify as a reorganization and Smith Residential did not qualify as a REIT at the time of the merger, Smith Residential would generally recognize gain or loss on the deemed transfer of its assets to Archstone-Smith and Archstone-Smith, as its successor, would incur a very significant current tax liability.

          REIT Qualification of Archstone-Smith.    Hogan & Hartson L.L.P., counsel to Smith Residential, is of the opinion that Smith Residential qualifies as a REIT. In addition, as a condition to the merger and the partnership merger, Hogan & Hartson L.L.P. will deliver an opinion to Archstone-Smith that commencing with its taxable year ended December 31, 1994 through and including its taxable year ending as of the merger closing, Smith Residential was organized and has operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code. This opinion, however, will not be binding on the Internal Revenue Service or the courts. This opinion relies on customary representations made by Smith Residential about factual matters relating to the organization and operation of Smith Residential, Smith Partnership and its subsidiaries. In addition, this opinion is based on factual representations of Smith Residential concerning its business and properties as set forth in this joint proxy statement/prospectus and the other documents incorporated by reference in this joint proxy statement/prospectus. If Smith Residential did not qualify as a REIT in any of its prior tax years, Smith Residential would be liable for, and, as successor to Smith Residential in the merger, Archstone-Smith would be obligated to pay, any federal income tax on its income earned in any year that it did not qualify as a REIT. In addition, if Smith Residential were to fail to qualify as a REIT, Archstone-Smith would be subject to tax if, during the 10 years following the merger, Archstone-Smith disposed of any asset that was acquired from Smith Residential in the merger. In this event, Archstone-Smith would generally be subject to tax at the highest regular corporate rate on the built-in gain, if any, that existed with respect to such asset at the time of the merger.

          As a condition to the merger, Mayer, Brown & Platt, counsel to Archstone and Archstone-Smith, will deliver an opinion to Archstone-Smith and Smith Residential that, since Archstone’s taxable year ending December 31, 1994, Archstone was organized and has operated in conformity with the requirements for qualification as a REIT, and that Archstone-Smith’s organization and proposed method of operation will enable it to continue to qualify as a REIT.

          This opinion will rely upon customary representations made by Archstone and Archstone-Smith about factual matters relating to the organization and operation of Archstone-Smith, Archstone and its subsidiaries. In addition, this opinion will be based upon factual representations of Archstone concerning its business and properties as set forth in this joint proxy statement/prospectus and the other documents incorporated by reference in this joint proxy statement/prospectus. Finally, the portion of the Mayer, Brown & Platt opinion that addresses the qualification of Archstone-Smith as a REIT following the merger and the partnership merger will be based in part upon the opinion of Hogan & Hartson L.L.P. described above relating to the qualification of Smith Residential as a REIT at the closing of the merger and the partnership merger and the representations made by Smith Residential in connection with the Hogan & Hartson L.L.P. opinion. If Smith Residential did not qualify as a REIT at the time of the merger, Archstone-Smith could fail to qualify as a REIT after the merger.

          Archstone-Smith intends to continue to operate in a manner to qualify as a REIT following the merger and the partnership merger, but there is no guarantee that Archstone-Smith will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon Archstone-Smith’s ability to meet, through actual annual, or, in some cases, quarterly, operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Internal Revenue Code. Mayer, Brown & Platt will not review Archstone-Smith’s compliance with these tests on a continuing basis. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of Archstone-Smith, Archstone-Smith cannot guarantee that its actual operating results will satisfy the requirements for taxation as a REIT under the Internal Revenue Code for any particular tax year.

DESCRIPTION OF ARCHSTONE-SMITH SHARES OF BENEFICIAL INTEREST

          The following summary of the material terms of Archstone-Smith’s shares of beneficial interest does not include all of the terms of the shares and should be read together with the declaration of trust and bylaws of Archstone-Smith, which are incorporated by reference in this joint proxy statement/prospectus, and applicable Maryland law. See “Where You Can Find More Information” beginning on page 161. The declaration of trust and bylaws of Archstone-Smith are included as exhibits to the registration statement, of which this document is a part.

General

          The authorized shares of beneficial interest of Archstone-Smith consist of 450,000,000 shares, par value $0.01 per share, of which 430,278,516 shares are designated as common shares, 3,206,635 shares are designated as Series A cumulative convertible preferred shares, 1,989,200 shares are designated as Series C cumulative redeemable preferred shares, 1,992,200 shares are designated as Series D cumulative redeemable preferred shares, 1,600,000 shares are designated as Series E cumulative redeemable preferred shares of beneficial interest, 800,000 shares are designated as Series F cumulative redeemable preferred shares of beneficial interest, 600,000 shares are designated as Series G cumulative redeemable preferred shares of beneficial interest, 2,640,325 shares are designated as Series H cumulative convertible redeemable preferred shares of beneficial interest, 500 shares are designated as Series I cumulative redeemable preferred shares of beneficial interest, 684,931 shares are designated as Series J cumulative convertible redeemable preferred shares of beneficial interest, 666,667 shares are designated as Series K cumulative convertible redeemable preferred shares of beneficial interest, 641,026 shares are designated as Series L cumulative convertible redeemable preferred shares of beneficial interest, and 400,000 shares are designated as Series M cumulative convertible redeemable preferred shares of beneficial interest and 4,500,000 shares are designated as Series B junior participating preferred shares.

          The following table sets forth the issued and outstanding common shares and preferred shares of Archstone-Smith immediately after the completion of the merger, based on the number of Archstone and Smith Residential shares outstanding as of June 30, 2001:

Class or Series of Shares	Issued and Outstanding Shares
Common Shares	171,298,986
Series A Preferred Shares	3,206,635
Series B Preferred Shares	0
Series C Preferred Shares	1,989,200
Series D Preferred Shares	1,992,200
Series E Preferred Shares	0
Series F Preferred Shares	0
Series G Preferred Shares	0
Series H Preferred Shares	2,640,325
Series I Preferred Shares	500
Series J Preferred Shares	684,931
Series K Preferred Shares	666,667
Series L Preferred Shares	641,026
Series M Preferred Shares	400,000

          Under the Archstone-Smith declaration of trust, the Archstone-Smith board of trustees has the authority to issue authorized but unissued shares and, subject to the rights of holders of any class or series of preferred shares, preferred shares in one or more classes or series, without shareholder approval. The Archstone-Smith board of trustees also is authorized to reclassify authorized but unissued common shares into preferred shares, and authorized but unissued preferred shares into common shares, without shareholder approval, subject to the rights of holders of any class or series of preferred shares. Absent an express provision to the contrary in the terms of any class or series of authorized shares, under the Archstone-Smith declaration of trust, the Archstone-Smith board of trustees also has the power to divide or combine the outstanding shares of any class or series, without shareholder approval.

          The board of trustees may amend the Archstone-Smith declaration of trust without shareholder approval to increase or decrease the aggregate number of shares or the number of shares of any class or series.

          Archstone-Smith believes that the power of its board of trustees to issue additional authorized but unissued common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to cause Archstone-Smith to issue such classified or reclassified shares of beneficial interest provides Archstone-Smith with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which may arise. The additional classes or series, as well as the common shares, generally will be available for future issuance without further action by Archstone-Smith’s shareholders, unless such action is required by applicable law or the rules of the New York Stock Exchange. Although the Archstone-Smith board of trustees has no present intention of doing so, it could authorize Archstone-Smith to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of Archstone-Smith that might involve a premium price for holders of common shares or otherwise be in their best interests.

          Under Maryland law applicable to Maryland REITs, a shareholder is not personally liable for the obligations of Archstone-Smith solely as a result of his or her status as a shareholder. The Archstone-Smith declaration of trust provides that no shareholder will be personally or individually liable for any debt, act, omission or obligation of Archstone-Smith by reason of being a shareholder.

          The Archstone-Smith declaration of trust further provides that Archstone-Smith will indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of being or having been a shareholder and that Archstone-Smith will reimburse each shareholder for all reasonable expenses incurred by him or her relating to any such claim or liability. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by Archstone-Smith.

          Inasmuch as Archstone-Smith will carry public liability insurance, any risk of personal liability to shareholders is limited to situations in which Archstone-Smith’s assets plus its insurance coverage would be insufficient to satisfy the claims against Archstone-Smith and its shareholders.

Common Shares

          All Archstone-Smith common shares will be duly authorized, validly issued, fully paid and nonassessable.

          Subject to the preferential rights of any other shares of beneficial interest and to the provisions of the Archstone-Smith declaration of trust regarding ownership limitations and restrictions on transfers of shares of beneficial interest, holders of Archstone-Smith common shares are entitled to receive distributions if, as and when authorized and declared by the Archstone-Smith board of trustees out of assets legally available therefor and to share ratably in the assets of Archstone-Smith legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liability of Archstone-Smith. Before holders of Archstone-Smith common shares are entitled to receive any distributions in any quarter, Archstone-Smith must pay or set apart for payment on all of its outstanding series of preferred shares an aggregate amount of approximately $8.9 million.

          Subject to the provisions of the Archstone-Smith declaration of trust regarding ownership limitations and restrictions on transfer of shares of beneficial interest, and except for any special voting rights of any other class or series of shares of beneficial interest, each outstanding Archstone-Smith common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. Except as provided with respect to any other class or series of shares of beneficial interest, the holders of the Archstone-Smith common shares possess the exclusive voting power.

          There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election and the holders of the remaining shares of beneficial interest, except as provided with respect to any other class or series of shares of beneficial interest, will not be able to elect any trustees.

          Holders of Archstone-Smith common shares have no preferences, conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of Archstone-Smith. Subject to the exchange provisions of the declaration of trust regarding ownership limitations and restrictions on transfer, Archstone-Smith common shares have equal distribution, liquidation, voting and other rights.

          The Archstone-Smith declaration of trust permits the termination of the existence of Archstone-Smith if it is approved by:

•	at least a majority of the board of trustees, and

•	holders of not less than a majority of the outstanding shares of beneficial interest entitled to vote on the matter.

Shareholder Purchase Rights

          On                      , 2001 the board of trustees of Archstone-Smith declared and paid a dividend on its outstanding common shares of one preferred share purchase right for each common share. The holders of common shares issued in the merger and any additional common shares issued after the merger and before the redemption or expiration of the preferred share purchase rights will also be entitled to receive one preferred share purchase right for each such additional common share. Each preferred share purchase right entitles the holder in various circumstances to purchase from Archstone-Smith one one-hundredth of a Series B junior participating preferred share at a price of $         per one one-hundredth of a Series B junior participating preferred share, subject to adjustment to prevent dilution. Preferred share purchase rights are exercisable when a person or group of persons acquires     % of the outstanding common shares or announces a tender offer or exchange offer for     % or more of the outstanding common shares. In some circumstances, each preferred share purchase right entitles the holder to purchase, at the preferred share purchase right’s then current exercise price, a number of common shares having a market value of twice the preferred share purchase right’s then current exercise price. The acquisition of Archstone-Smith pursuant to specified mergers or other business transactions would entitle each holder of a preferred share purchase right to purchase, at the then current exercise price of the preferred share purchase right, a number of the acquiring company’s common shares having a market value at the time equal to twice the preferred share purchase right’s exercise price. The preferred share purchase rights held by     % shareholders would not be exercisable. The preferred share purchase rights will expire on                     , 2011. All, but not less than all of the preferred share purchase rights may be redeemed at a price of $0.001 per preferred share purchase right, payable in cash, shares or any other form of consideration determined by Archstone-Smith’s board of trustees.

Preferred Shares

          Subject to limitations prescribed by Maryland law and the Archstone-Smith declaration of trust, the Archstone-Smith board of trustees is authorized to issue, from the authorized but unissued shares of beneficial interest of Archstone-Smith, preferred shares in series and to establish from time to time the number of preferred shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each series, and any other relative rights, preferences, limitations and powers of such series. The Archstone-Smith declaration of trust also authorizes the Archstone-Smith board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued preferred shares of any series from time to time, in one or more series. The Archstone-Smith board of trustees also is authorized to reclassify authorized but unissued common shares into preferred shares, and authorized but unissued preferred shares into common shares, without shareholder approval.

Series A Preferred Shares

          The Archstone-Smith Series A preferred shares to be established before or at the time of the merger will have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption identical to those of the existing Archstone Series A preferred shares, except for changes that do not materially and adversely affect the holders of such shares. The Archstone-Smith Series A preferred shares will rank senior to the Archstone-Smith common shares and on a parity with all other series of Archstone-Smith preferred shares that will be issued in the merger with respect to the payment of distributions and distribution of assets upon liquidation, dissolution or winding up of Archstone-Smith.

          Holders of the Archstone-Smith Series A preferred shares are entitled to receive, when, as and if authorized by the Archstone-Smith board of trustees out of funds legally available for that purpose, cash distributions equal to the greater of $1.75 per share per year or the dividend on the common shares into which a Series A preferred share is convertible. These distributions are cumulative and are payable quarterly in arrears on the last calendar day of March, June, September and December of each year.

          Unless previously redeemed, the Archstone-Smith Series A preferred shares are convertible at any time, at the option of the holder, into the number of Archstone-Smith common shares obtained by dividing the aggregate liquidation preference of such Series A preferred shares by the conversion price of $18.561, which is equivalent to a conversion rate of 1.3469 common shares for each Archstone-Smith Series A preferred share. The conversion rate may be adjusted in specified circumstances.

          The Archstone-Smith Series A preferred shares are not entitled to the benefit of any sinking fund.

          On and after November 30, 2003, Archstone-Smith may redeem the Series A preferred shares, in whole or from time to time in part, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid distributions to the date fixed for redemption.

          So long as any Series A preferred shares are outstanding, no distributions may be declared or paid or set apart for payment on any class or series of shares of beneficial interest of Archstone-Smith ranking, as to distributions and distribution of assets upon liquidation, on a parity with the Series A preferred shares for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payments on Series A preferred shares for all distribution periods ending on or prior to the distribution payment date for the parity shares.

          In addition, unless full cumulative distributions on the Series A preferred shares and on any class or series of shares of beneficial interest of Archstone-Smith ranking, as to distributions and distribution of assets upon liquidation, on a parity with the Series A preferred shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period:

•
no distributions, other than distributions paid solely in Archstone-Smith common shares, other shares of beneficial interest ranking junior to Series A preferred shares as to distributions and distribution of assets upon liquidation or options, warrants or rights to acquire any such shares, may be declared or paid or set aside for payment or other distribution declared or made upon the Archstone-Smith common shares, or any other shares of beneficial interest of Archstone-Smith ranking junior to the Series A preferred shares as to distributions or distribution of assets upon liquidation; and

•
no Archstone-Smith common shares or any other shares of beneficial interest of Archstone-Smith ranking junior to the Series A preferred shares as to distributions or distribution of assets upon liquidation may be redeemed, purchased or otherwise acquired for any consideration, or any moneys be paid to or made available for a sinking fund for the redemption of any such shares of beneficial interest, by Archstone-Smith, except by conversion into or exchange for other shares of beneficial interest of Archstone-Smith ranking junior to Series A preferred shares as to distributions and distribution of assets upon liquidation, and except for redemptions, purchases or other acquisitions of common shares made for purposes of an employee incentive or benefit plan of Archstone-Smith or its subsidiaries.

Series C Preferred Shares

          The Archstone-Smith Series C preferred shares to be established before or at the time of the merger will have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption identical to those of the existing Archstone Series C preferred shares, except for changes that do not materially and adversely affect the holders of such shares. The Archstone-Smith Series C preferred shares rank senior to the Archstone-Smith common shares and on a parity with all other series of Archstone-Smith preferred shares that will be issued in the merger with respect to the payment of distributions and distribution of assets upon liquidation, dissolution or winding up of Archstone-Smith.

          Holders of the Archstone-Smith Series C preferred shares are entitled to receive, when, as and if authorized by the Archstone-Smith board of trustees out of funds legally available for that purpose, cash distributions at a rate of 8.625% of the $25.00 liquidation preference per annum, which is equivalent to $2.15625 per share. These distributions are cumulative and are payable quarterly in arrears on the last calendar day of March, June, September and December of each year.

          The Archstone-Smith Series C preferred shares are not convertible and are not entitled to the benefit of any sinking fund.

          On and after August 20, 2002, Archstone-Smith may redeem the Archstone-Smith Series C preferred shares, in whole at any time, or in part from time to time, at a price of $25.00 per Archstone-Smith Series C preferred share, plus any accumulated and unpaid distributions to the redemption date. The redemption price, other than the portion consisting of accrued and unpaid distributions, is payable only out of the sale proceeds of other shares of beneficial interest of Archstone-Smith.

          The Archstone-Smith Series C preferred shares will have the same limitations on the payment of distributions on junior and parity shares as the Archstone-Smith Series A preferred shares.

Series D Preferred Shares

          The Archstone-Smith Series D preferred shares to be established before or at the time of the merger will have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption identical to those of the existing Archstone Series D preferred shares, except for changes that do not materially and adversely affect the holders of such shares. The Archstone-Smith Series D preferred shares rank senior to the common shares and on a parity with all other series of the Archstone-Smith preferred shares that will be issued in the merger with respect to payment of distributions and distribution of assets upon liquidation, dissolution or winding up of Archstone-Smith.

          Holders of the Archstone-Smith Series D preferred shares are entitled to receive, when, as and if authorized by the Archstone-Smith board of trustees out of funds legally available for that purpose, cash distributions at a rate of 8.75% of the $25.00 liquidation preference per annum, which is equivalent to $2.1875 per share. These distributions are cumulative and are payable quarterly in arrears on the last calendar day of March, June, September and December of each year.

           The Archstone-Smith Series D preferred shares are not convertible and are not entitled to the benefit of any sinking fund.

          On or after August 6, 2004, Archstone-Smith may redeem the Archstone-Smith Series D preferred shares, in whole or in part, at any time or from time to time, at a redemption price of $25.00 per share, plus any accumulated and unpaid distributions to the date of redemption. The redemption price, other than any portion thereof consisting of accumulated and unpaid distributions, may be paid only from sale proceeds of other equity securities of Archstone-Smith.

          The Archstone-Smith Series D preferred shares will have the same limitations on the payment of distributions on junior and parity shares as the Archstone-Smith Series A and C preferred shares.

Series E Preferred Shares

          The Archstone-Smith Series E preferred shares to be established before or at the time of the merger will have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption identical to those of the authorized Archstone Series E preferred shares, except for such changes that do not materially and adversely affect the holders of such shares. As of the date of this joint proxy statement/prospectus, there are no Archstone Series E preferred shares issued or outstanding.

          The Archstone-Smith Series E preferred shares, when issued, will rank senior to the common shares and on a parity with all other series of the Archstone-Smith preferred shares that will be issued in the merger with respect to payment of distributions and distribution of assets upon liquidation, dissolution or winding up of Archstone-Smith.

          Holders of the Archstone-Smith Series E preferred shares will be entitled to receive, when, as and if authorized by the Archstone-Smith board of trustees out of funds legally available for that purpose, cash distributions equal to 8.375% of the $25.00 liquidation preference per annum, which is equivalent to $2.09375 per share. These distributions are cumulative and are payable quarterly in arrears on the last calendar day of March, June, September and December of each year.

          The Archstone-Smith Series E preferred shares are not convertible and are not entitled to the benefit of any sinking fund.

          On and after August 13, 2004, Archstone-Smith may redeem the Archstone-Smith Series E preferred shares, in whole at any time or in part from time to time, at a price of $25.00 per Archstone-Smith Series E preferred share, plus any accumulated and unpaid distributions to the redemption date. The redemption price, other than the portion consisting of accrued and unpaid distributions, is payable only out of the sale proceeds of other shares of beneficial interest of Archstone-Smith.

          The Archstone-Smith Series E preferred shares will have the same limitations on the payment of distributions on junior and parity shares as the Archstone-Smith Series A, C and D preferred shares.

Series F Preferred Shares

          The Archstone-Smith Series F preferred shares to be established before or at the time of the merger will have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption identical to those of the authorized Archstone Series F preferred shares, except for such changes that do not materially and adversely affect the holders of such shares. As of the date of this joint proxy statement/prospectus, there are no Archstone Series F preferred shares issued or outstanding.

           The Archstone-Smith Series F preferred shares, when issued, will rank senior to the common shares and on a parity with all other series of the Archstone-Smith preferred shares that will be issued in the merger with respect to payment of distributions and distribution of assets upon liquidation, dissolution or winding up of Archstone-Smith.

          Holders of the Archstone-Smith Series F preferred shares will be entitled to receive, when, as and if authorized by the Archstone-Smith board of trustees out of funds legally available for that purpose, cash distributions equal to 8.125% of the $25.00 liquidation preference per annum, which is equivalent to $2.03125 per share. These distributions are cumulative and are payable quarterly in arrears on the 25th day of March, June, September and December of each year.

          The Archstone-Smith Series F preferred shares are not convertible and are not entitled to the benefit of any sinking fund.

          On and after September 27, 2004, Archstone-Smith may redeem the Archstone-Smith Series F preferred shares, in whole at any time or in part from time to time, at a price of $25.00 per Archstone-Smith Series F preferred share, plus any accumulated and unpaid distributions to the redemption date. The redemption price, other than the portion consisting of accrued and unpaid distributions, is payable only out of the sale proceeds of other shares of beneficial interest of Archstone-Smith.

          The Archstone-Smith Series F preferred shares will have the same limitations on the payment of distributions on junior and parity shares as the Archstone-Smith Series A, C, D and E preferred shares.

Series G Preferred Shares

          The Archstone-Smith Series G preferred shares to be established before or at the time of the merger will have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption identical to those of the existing Archstone Series G preferred shares, except for such changes that do not materially and adversely affect the holders of such shares. As of the date of this joint proxy statement/prospectus, there are no Archstone Series G preferred shares issued or outstanding.

          The Archstone-Smith Series G preferred shares, when issued, will rank senior to the common shares and on a parity with all other series of the Archstone-Smith preferred shares that will be issued in the merger with respect to payment of distributions and distribution of assets upon liquidation, dissolution or winding up of Archstone-Smith.

          Holders of the Archstone-Smith Series G preferred shares will be entitled to receive, when, as and if authorized by the Archstone-Smith board of trustees out of funds legally available for that purpose, cash distributions equal to 8.625% of the $25.00 liquidation preference per annum, which is equivalent to $2.15625 per share. These distributions are cumulative and are payable quarterly in arrears on the 25th day of March, June, September and December of each year.

          The Archstone-Smith Series G preferred shares are not convertible and are not entitled to the benefit of any sinking fund.

          On and after March 3, 2005, Archstone-Smith may redeem the Archstone-Smith Series G preferred shares, in whole at any time or in part from time to time, at a price of $25.00 per Archstone-Smith Series G preferred share, plus any accumulated and unpaid distributions to the redemption date. The redemption price, other than the portion consisting of accrued and unpaid distributions, is payable only out of the sale proceeds of other shares of beneficial interest of Archstone-Smith.

          The Archstone-Smith Series G preferred shares will have the same limitations on the payment of distributions on junior and parity shares as the Archstone-Smith Series A, C, D and E preferred shares.

Liquidation Rights of Series A, C, D, E, F and G Preferred Shares

          Upon any voluntary or involuntary liquidation, dissolution or winding up of Archstone-Smith, the outstanding Archstone-Smith Series A, C, D, E, F and G preferred shares are entitled to a liquidation preference of $25.00 per share plus all accumulated and unpaid distributions to the date of payment, before any distribution of assets is made to holders of common shares and any other class or series of shares of Archstone-Smith ranking junior to the Archstone-Smith Series A, C, D, E, F and G preferred shares. If upon any voluntary or involuntary liquidation, dissolution or winding up of Archstone-Smith, the assets of Archstone-Smith are insufficient to make such payments in full to holders of Archstone-Smith Series A, C, D, E, F and G preferred shares and other preferred shares ranking on a parity with the Archstone-Smith Series A, C, D, E, F and G preferred shares, then holders of Archstone-Smith Series A, C, D, E, F and G preferred shares and parity preferred shares will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Archstone-Smith Series A, C, D, E, F and G preferred shares will not be entitled to any further participation in any distribution of assets by Archstone-Smith.

Voting Rights of Series A, C and D Preferred Shares

          Holders of Archstone-Smith Series A, C and D preferred shares do not have any voting rights, except as set forth below or as otherwise required by law.

          Under the provisions of the Archstone-Smith declaration of trust governing these series of preferred shares, if six quarterly distributions, whether or not consecutive, payable on any of these series of preferred shares, or any other series or class of shares of beneficial interest of Archstone-Smith ranking, as to distributions and distribution of assets upon liquidation, on a parity with the Series A, C or D preferred shares, which we will refer to in this section as “parity preferred shares,” are in arrears, the number of trustees on the Archstone-Smith board of trustees will be increased by two, and the holders of the Series A, C and D preferred shares, voting together as a class, with the holders of other series of parity preferred shares entitled to such voting rights, which are referred to as “voting preferred shares,” will have the right to elect two additional trustees to serve on the Archstone-Smith board of trustees until the distributions have been paid in full or set aside for payment. The term of office of all trustees so elected will terminate with the termination of such voting rights.

          For each of the Series A, C and D preferred shares, the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of such series and all other series of voting preferred shares similarly affected and having such voting rights, voting as a single class is required to:

•	amend, alter or repeal any of the provisions of the declaration of trust or the bylaws that materially and adversely affect the powers, rights or preferences of the holders of such series,

•
enter into a share exchange that affects such series, or consolidate with or merge Archstone-Smith with or into any other entity, unless in each case each preferred share of such series remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption thereof identical to those of such series, except for changes that do not materially and adversely affect the holders of such series, and

•
authorize, create or increase the authorized amount of any class of shares of beneficial interest having rights senior to such series with respect to the payment of distributions or distribution of assets upon liquidation, dissolution or winding up of the affairs of Archstone-Smith.

          However, Archstone-Smith may authorize or create, or increase the authorized amount of, any classes of shares of beneficial interest ranking on a parity with or junior to Series A, C or D preferred shares as to distributions or distribution of assets upon liquidation, dissolution or winding up of the affairs of Archstone-Smith without the consent of any holder of Series A, C and D preferred shares.

           The Series A, C and D preferred shares will have one vote for each $25.00 of stated liquidation preference.

Voting Rights of Series E, F and G Preferred Shares

          Holders of Archstone-Smith Series E, F and G preferred shares will not have any voting rights, except as set forth below or as otherwise required bylaw.

          Under the provisions of the Archstone-Smith declaration of trust governing these series of preferred shares, if six quarterly distributions, whether or not consecutive, payable on any of these series of preferred shares are in arrears, then the holders of such series, together with any other series of shares ranking as to distributions and distribution of assets upon liquidation, on a parity with the Series E, F or G preferred shares upon which like voting rights have been conferred and are exercisable, will have the right to elect, by a plurality vote, two additional trustees to serve on the Archstone-Smith board of trustees until the distributions have been paid in full or set aside for payment. The term of office of all trustees so elected will terminate with the termination of such voting rights.

          For each of the Series E, F and G preferred shares, the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of such series is required to:

•
designate or create, or increase the authorized or issued amount of, any class or series of shares ranking senior to such series of preferred shares with respect to the payment of distributions or rights upon liquidation, dissolution or winding up of Archstone-Smith, or reclassify any authorized shares of Archstone-Smith into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares;

•
designate or create, or increase the authorized or issued amount of, any shares ranking, as to distributions or distribution of assets upon liquidation, dissolution or winding up of Archstone-Smith on a parity with such preferred series, or reclassify any authorized shares of Archstone-Smith into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares, but only to the extent such parity shares are issued to an affiliate of Archstone-Smith;

•
consolidate, merge into or with, or convey, transfer or lease its assets substantially as an entirety, to any corporation, real estate investment trust or other entity, unless, in each case, each preferred share of such series remains outstanding without change, or the resulting, surviving or transferee entity substitutes such series of preferred shares for other preferred shares having substantially the same terms and same rights as the Series E, F or G preferred shares; and

•
amend, alter or repeal the provisions of the Archstone-Smith Declaration of trust or bylaws that materially and aversely affect the powers, special rights, preferences, privileges or voting power of such series of preferred shares.

          However, Archstone-Smith may increase the amount of authorized preferred shares or create or issue any other class or series of preferred shares, or increase the authorized amount of any class or series ranking either junior to or on a parity with the Series E, F or G preferred shares with respect to payment of distributions and distribution of assets upon liquidation, dissolution or winding up of Archstone-Smith, to the extent that such preferred shares are not issued to an affiliate of Archstone-Smith.

          The Series E, F and G preferred shares will have one vote for each $25.00 of stated liquidation preference.

New Series H, I, J, K, L and M Preferred Shares

          The Archstone-Smith Series H, I, J, K, L and M preferred shares to be established before or simultaneously with the merger will have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption identical to those of the shares of the corresponding series of Smith Residential preferred stock, except for changes that do not materially and adversely affect the holders of such shares.

Series H Preferred Shares to be Issued in the Merger

          The Archstone-Smith Series H preferred shares will be issued in the merger to holders of shares of Smith Residential Series A preferred stock. The Archstone-Smith Series H preferred shares to be issued in the merger will rank senior to the Archstone-Smith common shares and on a parity with all other series of Archstone-Smith preferred shares that will be issued in the merger with respect to the payment of distributions and distribution of assets upon liquidation, dissolution or winding up of Archstone-Smith.

          Holders of the Archstone-Smith Series H preferred shares will be entitled to receive when, as and if authorized by the Archstone-Smith board of trustees out of funds legally available for that purpose, cash distributions equal to the greater of 7.459% of the $27.08 liquidation preference per annum, which is equivalent to $2.02 per annum per share, or the dividend on the common shares into which a Series H preferred share is convertible. These distributions are cumulative and are payable quarterly in arrears on the same date on which Archstone-Smith pays a distribution on the common shares or, if no such distribution is paid on the common shares, then on such date to be set by the board, which date will not be later than 45 days after the end of each distribution period ending March 31, June 30, September 30 and December 31.

          Unless previously redeemed, the Archstone-Smith Series H preferred shares will be convertible at any time, at the option of the holder, into the number of Archstone-Smith common shares obtained by dividing the aggregate liquidation preference of such shares by the conversion price of $13.71, which is equivalent to a conversion rate of 1.975 common shares for each Archstone-Smith Series H preferred share, and which may be adjusted in specified circumstances.

          The Archstone-Smith Series H preferred shares will not be entitled to the benefit of any sinking fund.

          On or after May 15, 2003, Archstone-Smith may redeem the Archstone-Smith Series H preferred shares, in whole or in part, at a cash redemption price of $27.08 per Archstone-Smith Series H preferred share, or in exchange for that number of Archstone-Smith common shares as equals the liquidation preference per Series H preferred share divided by the conversion price, plus, in either case, accumulated and unpaid distributions to the redemption date. Archstone-Smith may issue common shares upon any such redemption only if:

•
for 20 trading days, within the last 30 trading days immediately before the date of the notice of the redemption, the weighted average trading price of the Archstone-Smith common shares on the New York Stock Exchange equals or exceeds $14.81 per share, which may be adjusted in specified circumstances; and

•	at least 1,000,000 common shares were traded during such 30 trading days.

          So long as any Series H preferred shares are outstanding, no distributions may be declared or paid or set apart for payment on any class or series of shares of beneficial interest of Archstone-Smith ranking, as to distributions or distribution of assets upon liquidation, on a parity with or junior to Series H preferred shares for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on Series H preferred shares for all distribution periods ending on or prior to the distribution payment date for such parity shares.

          In addition, unless full cumulative distributions on Series H preferred shares and on any class or series of shares of beneficial interest of Archstone-Smith ranking as to distributions and distribution of assets upon liquidation on parity with the Series H preferred shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period:

•
no distributions, other than distributions paid solely in Archstone-Smith common shares, other shares of beneficial interest ranking junior to Series H preferred shares as to distributions and distribution of assets upon liquidation or options, warrants or rights to acquire such junior shares, may be declared or paid or set aside for payment or other distribution declared or made upon the Archstone-Smith common shares or any other shares of beneficial interest of Archstone-Smith ranking junior to the Series H preferred shares as to distributions or distribution of assets upon liquidation; and

•
no Archstone-Smith common shares or any other shares of beneficial interest of Archstone-Smith ranking junior to the Series H preferred shares as to distributions or distribution of assets upon liquidation may be redeemed, purchased or otherwise acquired for any consideration, or any moneys be paid to or made available for a sinking fund for the redemption of any such shares of beneficial interest, by Archstone-Smith, except by conversion into or exchange for other shares of beneficial interest of Archstone-Smith ranking junior to Series H preferred shares as to distributions and distribution of assets upon liquidation, and except for redemptions, purchases or other acquisitions of common shares made for purposes of an employee incentive or benefit plan of Archstone-Smith or its subsidiaries.

          Upon any voluntary or involuntary liquidation, dissolution or winding up of Archstone-Smith, holders of the Archstone-Smith Series H preferred shares, when issued, will be entitled to a liquidation preference of $27.08 per share, plus accrued and unpaid distributions to the date of payment, before any distribution or payment to the Archstone-Smith common shares or any other class or series of shares of beneficial interest of Archstone-Smith ranking junior to the Archstone-Smith Series H preferred shares.

          If upon any voluntary or involuntary liquidation, dissolution or winding up of Archstone-Smith, the assets of Archstone-Smith are insufficient to make such payments in full to holders of Archstone-Smith Series H preferred shares and other preferred shares ranking on a parity with the Archstone-Smith Series H preferred shares, then holders of Archstone-Smith Series H preferred shares and such other preferred shares will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Archstone-Smith Series H preferred shares will not be entitled to any further participation in any distribution of assets by Archstone-Smith.

Series I Preferred Shares to be Issued in the Merger

          The Archstone-Smith Series I preferred shares will be issued in the merger to holders of Smith Residential Series C preferred stock. The Archstone-Smith Series I preferred shares to be issued in the merger will rank senior to the Archstone-Smith common shares and on a parity with each other series of Archstone-Smith preferred shares to be issued in the merger with respect to the payment of distributions and distribution of assets upon liquidation, dissolution or winding up of Archstone-Smith.

          Holders of the Archstone-Smith Series I preferred shares will be entitled to receive, when, as and if authorized by the Archstone-Smith board of trustees out of funds legally available for that purpose, cash distributions equal to $7,660.00 per annum per share. These distributions are cumulative and are payable on the 15th day of February, May, August and November of each year.

          The Archstone-Smith Series I preferred shares will not be convertible into Archstone-Smith common shares and will not be entitled to the benefit of any sinking fund.

          The Archstone-Smith Series I preferred shares, when issued, will be redeemable by Archstone-Smith after February 1, 2028 at a price of $100,000 per Archstone-Smith Series I preferred share, plus accumulated and unpaid distributions to the redemption date.

           The Archstone-Smith Series I preferred shares will have the same limitations on the payment of distributions on junior and parity shares and the same liquidation rights as the Archstone-Smith Series H preferred shares, with the exception of a liquidation preference of $100,000 per share.

Series J Preferred Shares to be Issued in the Merger

          The Archstone-Smith Series J preferred shares will be issued in the merger to holders of Smith Residential Series E preferred stock. The Archstone-Smith Series J preferred shares to be issued in the merger will rank senior to the Archstone-Smith common shares and on a parity with each other series of Archstone-Smith preferred shares to be issued in the merger with respect to the payment of distributions and distribution of assets upon liquidation, dissolution or winding up of Archstone-Smith.

          Holders of Archstone-Smith Series J preferred shares will be entitled to receive, when, as and if authorized by the Archstone-Smith board of trustees out of funds legally available for that purpose, cash distributions equal to the greater of 8.50% of the $36.50 liquidation preference per annum, which is the equivalent of $3.1025 per year per share, or the dividend on the common shares into which a Series J preferred share is convertible. Distributions on the Archstone-Smith Series J preferred shares will cumulate and will be payable quarterly in arrears on the same date on which Archstone-Smith pays a distribution on the common shares or, if no such distribution is paid on the common shares, then on such date to be set by the board, which date will not be later than 45 days after the end of each distribution period ending March 31, June 30, September 30 and December 31.

          Unless previously redeemed, the Archstone-Smith Series J preferred shares are convertible at any time, at the option of the holder, into the number of Archstone-Smith common shares obtained by dividing the aggregate liquidation preference of such shares by the conversion price of $18.48, which is equivalent to a conversion rate of 1.975 common shares for each Archstone-Smith Series J preferred share, and which may be adjusted in specified circumstances.

          The Archstone-Smith Series J preferred shares will not be entitled to the benefit of any sinking fund.

          On or after July 13, 2002, Archstone-Smith may redeem the Archstone-Smith Series J preferred shares, in whole or in part at a cash redemption price of $36.50 per Archstone-Smith Series J preferred share, or in exchange for that number of Archstone-Smith common shares as equals the liquidation preference per Series J preferred share divided by the conversion price, plus, in either case, accumulated and unpaid distributions to the redemption date. Archstone-Smith may issue common shares upon any such redemption only:

•
if for 20 consecutive trading days, within the last 30 trading days immediately before the date of the notice of redemption, the weighted average trading price of the Archstone-Smith common shares on the New York Stock Exchange equals or exceeds $19.9584 per share, which may be adjusted in specified circumstances; and

•	at least 1,000,000 common shares were traded during such 30 trading days.

          The Archstone-Smith Series J preferred shares will have the same limitations on the payment of distributions on junior and parity preferred shares and the same liquidation rights as the Archstone-Smith Series H and I preferred shares, with the exception of a liquidation preference of $36.50 per share.

Series K Preferred Shares to be Issued in the Merger

          The Archstone-Smith Series K preferred shares will be issued in the merger to holders of Smith Residential Series F preferred stock. The Archstone-Smith Series K preferred shares to be issued in the merger will rank senior to the Archstone-Smith common shares and on a parity with each other series of Archstone-Smith preferred shares to be issued in the merger with respect to the payment of distributions and distribution of assets upon liquidation, dissolution or winding up of Archstone-Smith.

           Holders of Archstone-Smith Series K preferred shares will be entitled to receive, when, as and if authorized by the Archstone-Smith board of trustees, cash distributions equal to the greater of 8.25% of the $37.50 liquidation preference per annum, which is the equivalent of $3.09375 per annum per share, through October 1, 2001, and 8.50% of the liquidation preference per annum, which is the equivalent of $3.1875 per annum per share, after October 1, 2001 or the dividend on the common shares into which a Series K preferred share is convertible. Distributions on the Archstone-Smith Series K preferred shares will cumulate and will be payable quarterly in arrears on the same date on which Archstone-Smith pays a distribution on the common shares or, if no such distribution is paid on the common shares, then on such date to be set by the board, which date will not be later than 45 days after the end of each distribution period ending March 31, June 30, September 30 and December 31.

          Unless previously redeemed, the Archstone-Smith Series K preferred shares are convertible at any time, at the option of the holder, into the number of Archstone-Smith common shares obtained by dividing the aggregate liquidation preference of such shares by the conversion price of $18.99, which is equivalent to a conversion rate of 1.975 common shares for each Archstone-Smith Series K preferred share, and which may be adjusted in specified circumstances.

          The Archstone-Smith Series K preferred shares will not be entitled to the benefit of any sinking fund.

          On or after October 1, 2004, Archstone-Smith may redeem the Archstone-Smith Series K preferred shares, in whole or in part at a cash redemption price of $37.50 per Archstone-Smith Series K preferred share, or in exchange for that number of Archstone-Smith common shares as equals the liquidation preference per Series K preferred share divided by the conversion price, plus, in either case, accumulated and unpaid distributions to the redemption date. Archstone-Smith may issue common shares upon any such redemption only if:

•
for 20 consecutive trading days, within the last 30 trading days immediately before the date of the notice of redemption, the weighted average trading price of the Archstone-Smith common shares on the New York Stock Exchange equals or exceeds $20.5092 per share, which may be adjusted in specified circumstances; and

•	at least 1,000,000 common shares were traded during such 30 trading days.

          The Archstone-Smith Series K preferred shares will have the same limitations on the payment of distributions on junior and parity preferred shares and the same liquidation rights as the Archstone-Smith Series H, I and J preferred shares, with the exception of a liquidation preference of $37.50 per share.

Series L Preferred Shares to be Issued in the Merger

          The Archstone-Smith Series L preferred shares will be issued in the merger to holders of Smith Residential Series G preferred stock. The Archstone-Smith Series L preferred shares to be issued in the merger will rank senior to the Archstone-Smith common shares and on a parity with each other series of Archstone-Smith preferred shares to be issued in the merger with respect to the payment of distributions and distribution of assets upon liquidation, dissolution or winding up of Archstone-Smith.

          Holders of Archstone-Smith Series L preferred shares will be entitled to receive, when, as and if authorized by the board of trustees, cash distributions equal to the greater of 8.25% of the $39.00 liquidation preference per annum, which is the equivalent of $3.2175 per annum per share, through November 5, 2001, and 8.50% of the liquidation preference per annum, which is the equivalent of $3.315 per annum per share after November 5, 2001, or the dividend on the common shares into which a Series L preferred share is convertible. Distributions on the Archstone-Smith Series L preferred shares, when issued, will cumulate and will be payable quarterly, in arrears on the same date on which Archstone-Smith pays a distribution on the common shares or, if no such distribution is paid on the common shares, then on such date to be set by the board, which date will not be later than 45 days after the end of each distribution period ending March 31, June 30, September 30 and December 31.

           Unless previously redeemed, the Archstone-Smith Series L preferred shares are convertible at any time, at the option of the holder, into the number of Archstone-Smith common shares obtained by dividing the aggregate liquidation preference of such shares by the conversion price of $19.75, which is equivalent to a conversion rate of 1.975 common shares for each Archstone-Smith Series L preferred share, and which may be adjusted in specified circumstances.

          The Archstone-Smith Series L preferred shares will not be entitled to the benefit of any sinking fund.

          On or after November 5, 2005, Archstone-Smith may redeem the Archstone-Smith Series L preferred shares, in whole or in part at a cash redemption price of $39.00 per Archstone-Smith Series L preferred share, or in exchange for that number of Archstone-Smith common shares as equals the liquidation preference per Series L preferred share divided by the conversion price, plus, in either case, accumulated and unpaid distributions to the redemption date. Archstone-Smith may issue common shares upon any such redemption only if:

•
for 20 consecutive trading days, within the last 30 trading days immediately before the date of the notice of redemption, the average trading price of the Archstone-Smith common shares on the New York Stock Exchange exceeds $21.33 per share, which may be adjusted in specified circumstances; and

•	at least 1,000,000 common shares were traded during such 30 trading days.

          The Archstone-Smith Series L preferred shares will have the same limitations on the payment of distributions on junior and parity preferred shares and the same liquidation rights as the Archstone-Smith Series H, I, J and K preferred shares, with the exception of a liquidation preference of $39.00 per share.

Series M Preferred Shares to be Issued in the Merger

          The Archstone-Smith Series M preferred shares will be issued in the merger to holders of Smith Residential Series H preferred stock. The Archstone-Smith Series M preferred shares to be issued in the merger will rank senior to the Archstone-Smith common shares and on a parity with each other series of Archstone-Smith preferred shares to be issued in the merger with respect to the payment of distributions and distribution of assets upon liquidation, dissolution or winding up of Archstone-Smith.

          Holders of Archstone-Smith Series M preferred shares will be entitled to receive, when, as and if authorized by the Archstone-Smith board of trustees, cash distributions equal to the greater of 8.125% of the $25.00 liquidation preference per annum, which is the equivalent of $2.03125 per annum per share, or the dividend on the common shares into which a Series M preferred share is convertible. Distributions on the Archstone-Smith Series M preferred shares will cumulate and will be payable quarterly in arrears on the same date on which Archstone-Smith pays a distribution on the common shares or, if no such distribution is paid on the common shares, then on such date to be set by the board, which date will not be later than 45 days after the end of each distribution period ending March 31, June 30, September 30 and December 31.

          Unless previously redeemed, the Archstone-Smith Series M preferred shares are convertible at any time, at the option of the holder, into the number of Archstone-Smith common shares obtained by dividing the aggregate liquidation preference of such shares by the conversion price of $19.49, which is equivalent to a conversion rate of 1.2827 common shares for each Archstone-Smith Series M preferred share, and which may be adjusted in specified circumstances.

          The Archstone-Smith Series M preferred shares will not be entitled to the benefit of any sinking fund.

          On or after September 13, 2004, Archstone-Smith may redeem the Archstone-Smith Series M preferred shares, in whole or in part at a cash redemption price of $25.00 per Archstone-Smith Series M preferred share, plus accumulated and unpaid distributions to the redemption date. The terms of the purchase agreement between Smith Residential and the purchaser of the Smith Residential Series H preferred stock, which will be converted into Archstone-Smith Series M preferred shares in the merger, provides that, upon a change of control of Smith Residential, Smith Residential, or its successor, is required to notify the holder of the preferred shares of its right to require that Archstone-Smith repurchase all or any portion of the preferred shares owned by that person. The purchase price at which Archstone-Smith would be required to purchase the shares would be equal to the aggregate liquidation preference of the preferred shares, plus accrued and unpaid dividends, if any. In the event that the holder of the Series M preferred shares were to require Archstone-Smith to repurchase all of the outstanding Series M preferred shares, the aggregate purchase price would be approximately $10 million, plus accrued and unpaid dividends, if any.

          The Archstone-Smith Series M preferred shares will have the same limitations on the payment of distributions on junior and parity preferred shares and the same liquidation rights as the Archstone-Smith Series H, I, J, K and L preferred shares, with the exception of the liquidation preference of $25.00 per share.

Voting Rights of Archstone-Smith Series H, I, J, K, L and M Preferred Shares

          Holders of Archstone-Smith Series H, I, J, K, L and M preferred shares will not have any voting rights, except as set forth below or as otherwise required by law.

          Under the provisions of the Archstone-Smith declaration of trust governing these series of preferred shares, if four quarterly distributions, or in the case of the Series I and M preferred shares, six quarterly distributions, whether or not consecutive, payable on any of these series of preferred shares, or any other series or class of shares of beneficial interest of Archstone-Smith ranking, as to distributions and distribution of assets upon liquidation, on a parity with the Series H, I, J, K, L and M preferred shares, which we refer to in this section as “parity preferred shares,” are in arrears, the number of trustees on the Archstone-Smith board of trustees will be increased by two, and the holders of the Series H, I, J, K, L and M preferred shares, voting together as a class, with the holders of other series of parity preferred shares entitled to such voting rights, which are referred to as “voting preferred shares,” will have the right to elect two additional trustees to serve on the Archstone-Smith board of trustees until the distributions have been paid in full or set aside for payment. The term of office of all trustees so elected will terminate with the termination of such voting rights.

          For each of the Series H, I, J, K, L and M preferred shares, the affirmative vote of at least 66 2 /3% of the votes entitled to be cast by the holders of such series is required to:

•	amend, alter or repeal any of the provisions of the declaration of trust or the bylaws that materially and adversely affect the powers, rights or preferences of the holders of such series,

•
enter into a share exchange that affects such series, or consolidate with or merge Archstone-Smith with or into any other entity, unless in each case each preferred share of such series remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption thereof identical to those of such series, except for changes that do not materially and adversely affect the holders of such series,

•
authorize, reclassify, create, or increase the authorized amount of any class of shares of beneficial interest having rights senior to such series with respect to the payment of distributions or distribution of assets upon liquidation, dissolution or winding up of the affairs of Archstone-Smith, or

•	in the case of holders of Series M preferred shares, any increase or decrease in the authorized number of Series M preferred shares below the number then issued and outstanding.

          However, Archstone-Smith may authorize or create, or increase the authorized amount of, any classes of shares of beneficial interest ranking on a parity with or junior to Series H, I, J, K, L or M preferred shares as to distributions or distribution of assets upon liquidation, dissolution or winding up of the affairs of Archstone-Smith without the consent of any holder of Series H, I, J, K, L or M preferred shares.

           The Series H, I, J, K, L and M preferred shares will each have one vote for each $25.00 of stated liquidation preference.

REIT Ownership Limitations and Transfer Restrictions Applicable to Archstone-Smith Common Shares and Series A, C, D, E, F and G Preferred Shares

          For Archstone-Smith to qualify as a real estate investment trust under the Internal Revenue Code, no more than 50% in value of Archstone-Smith’s shares, after taking into account options to acquire shares, may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code to include various entities and constructive ownership among specified family members, during the last half of a taxable year or during a proportionate part of a short taxable year. Archstone-Smith shares must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year.

          Subject to various exceptions, no holder is permitted to beneficially own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in number of shares or value of the outstanding shares. The Archstone-Smith board of trustees, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the board of trustees and upon such other conditions as the board of trustees may direct, may also exempt a proposed transferee from the ownership limit. The proposed transferee must give written notice to Archstone-Smith of the proposed transfer at least 30 days prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the ownership limit. The Archstone-Smith board of trustees may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure its status as a real estate investment trust. Any transfer of shares that would:

•	create a direct or indirect ownership of shares in excess of the ownership limit;

•	result in shares being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution, as provided in section 856(a) of the Internal Revenue Code;

•	result in Archstone-Smith being “closely held” within the meaning of section 856(h) of the Internal Revenue Code; or

•	result in Archstone-Smith failing to qualify as a REIT,

shall be null and void, and the intended transferee will acquire no rights to shares. The foregoing restrictions on transferability and ownership will not apply if the board of trustees determines that it is no longer in Archstone-Smith’s best interests to attempt to qualify, or to continue to qualify, as a real estate investment trust.

          Any shares the purported transfer of which would result in a person owning shares in excess of the ownership limit or cause Archstone-Smith to become “closely held” under section 856(h) of the Internal Revenue Code that is not otherwise permitted as provided above will constitute excess shares. These excess shares will be transferred pursuant to the declaration of trust to a party not affiliated with Archstone-Smith who is designated by Archstone-Smith as the trustee of a trust for the exclusive benefit of an organization described in Sections 170(b)(1)(A) and 170(c) of the Internal Revenue Code and identified by the board of trustees as the beneficiary or beneficiaries of the trust, until such time as the excess shares are transferred to a person whose ownership will not violate the restrictions of ownership. While these excess shares are held in trust, distributions on such excess shares will be paid to the trust for the benefit of the beneficiary and may only be voted by the trustee for the benefit of the beneficiary. Subject to the ownership limit, the excess shares will be transferred by the trustee at Archstone-Smith’s direction to any person, if the excess shares would not be excess shares in the hands of such person. The purported transferee will receive the lesser of:

•	the price paid by the purported transferee for the excess shares, or, if no consideration was paid, fair market value on the day of the event causing the excess shares to be held in trust; and

•	the price received from the sale or other disposition of the excess shares held in trust.

           Any proceeds in excess of the amount payable to the purported transferee will be paid to the beneficiary. In addition, such excess shares held in trust are subject to purchase by Archstone-Smith for a 90-day period at a purchase price equal to the lesser of:

•	the price paid for the excess shares by the purported transferee, or, if no consideration was paid, fair market value at the time of event causing the shares to be held in trust; and

•	the fair market value of the excess shares on the date Archstone-Smith elects to purchase such shares.

          Fair market value, for these purposes, means:

•	the last reported sales price on the New York Stock Exchange on the trading day immediately preceding the relevant date,

•
if not then traded on the New York Stock Exchange, the last reported sales price on the trading day immediately preceding the relevant date as reported on, over or through any exchange or quotation systems, or

•	if not then traded on, over or through any exchange or quotation system, then the market price on the relevant date as determined in good faith by the board of trustees.

          From and after the purported transfer to the purported transferee of the excess shares, the purported transferee will cease to be entitled to distributions, other than liquidating distributions, voting rights and other benefits with respect to the excess shares except the right to payment on the transfer of the excess shares as described above. Any distribution paid to a purported transferee on excess shares prior to the discovery by Archstone-Smith that such excess shares have been transferred in violation of the provisions of the declaration of trust will be repaid, upon demand, to Archstone-Smith, and Archstone-Smith will pay any such amounts to the trust for the benefit of the beneficiary. If the foregoing transfer restrictions are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the purported transferee of any excess shares may be deemed, at Archstone-Smith’s option, to have acted as an agent on our behalf in acquiring such excess shares and to hold such excess shares on its behalf.

          All certificates evidencing shares will bear a legend referring to the restrictions described above.

          All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5%, or such other percentage between 0.5% and 5%, as provided in the rules and regulations promulgated under the Internal Revenue Code, of the number or value of Archstone-Smith’s outstanding shares must give Archstone-Smith a written notice containing certain information by January 31 of each year. In addition, each shareholder is upon demand required to disclose to Archstone-Smith in writing such information with respect to the direct, indirect and constructive ownership of shares as the board of trustees deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a real estate investment trust, to determine its status as a real estate investment trust, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

          The ownership limitations under the declaration of trust are designed to protect our real estate investment trust status. The limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the common shares might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

          In addition to the foregoing restrictions, the Archstone-Smith Series A, C and D preferred shares provide that no person, or persons acting as a group, may beneficially own more than 25% of such series outstanding at any time, except as a result of Archstone-Smith’s redemption of preferred shares. Shares acquired in excess of this ownership limit must be redeemed by Archstone-Smith at a price equal to the average daily per share closing sale price during the 30-day period ending on the business day prior to the redemption date. Such redemption is not applicable if a person’s ownership exceeds the limitations solely due to Archstone-Smith’s redemption of preferred shares; provided that thereafter any additional preferred shares acquired by such person will be deemed excess shares. From and after the date of notice of such redemption, the holder of the preferred shares thus redeemed shall cease to be entitled to any distributions, other than distributions declared prior to the date of notice of redemption, voting rights and other benefits with respect to such shares except the right to receive payment of the redemption price determined as described above.

          The foregoing ownership limitations also may have the effect of preventing or hindering any attempt to acquire control of Archstone-Smith without the consent of the Archstone-Smith board of trustees.

REIT Ownership Limitations and Transfer Restrictions Applicable to Archstone-Smith Series H, I, J, K, L and M Preferred Shares

          Instead of being governed by the foregoing restrictions, the Archstone-Smith Series H, I, J, K, L and M preferred shares will have ownership limitations and transfer restrictions identical to those contained in the Smith Residential charter and articles supplementary for the corresponding Smith Residential Series A, C, E, F, G and H preferred stock, except for changes that do not materially and adversely affect the holders of Smith Residential preferred stock.

          Under the provisions of the declaration of trust governing the Archstone-Smith Series H, I, J, K, L and M preferred shares, no more than 50% in value of Archstone-Smith’s outstanding shares of beneficial interest may be owned, directly or constructively under the applicable attribution rules of the Internal Revenue Code, by five or fewer individuals, which is defined in the Internal Revenue Code to include various entities, during the last half of a taxable year. In addition, the shares of beneficial interest must be beneficially owned by 100 or more persons. The Archstone-Smith declaration of trust restricts various acquisitions of shares, including common shares, in order to comply with these requirements. These restrictions are also intended to inhibit changes of control of Archstone-Smith.

          Subject to certain exceptions specified in the Archstone-Smith declaration of trust, no holder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in number or value of the issued and outstanding shares of beneficial interest. The board of trustees in its discretion may waive this ownership limit or the ownership limit described in the preceding paragraph with respect to a holder that is an entity, but not an individual, if such holder’s ownership will not then or in the future jeopardize Archstone-Smith’s status as a REIT and other requirements are met.

          In addition, holders that have specified relationships with the Smith and Kogod families are prohibited from acquiring shares of beneficial interest or rights to acquire shares, if, as a result of, and after giving effect to, such acquisition, any tenant would be regarded as a related party tenant for purposes of Section 856(d)(2)(B) of the Internal Revenue Code and Archstone-Smith would be considered to receive more than 0.5% of its gross annual revenue from related party tenants.

          If any shareholder purports to transfer shares to a person and either the transfer would result in Archstone-Smith failing to qualify as a REIT, or such transfer would cause the transferee to hold shares in excess of the ownership limits described above, the purported transfer will be null and void.

          All certificates representing Archstone-Smith Series H, I, J, K, L and M preferred shares will bear a legend referring to the restrictions described above.

          Every owner, or deemed owner, of more than 5%, or such lower percentage as required by the Internal Revenue Code or regulations thereunder, in number or value of the issued and outstanding shares of beneficial interest, must file a written notice with Archstone-Smith containing the information specified in the Archstone-Smith declaration of trust no later than January 30th of each year. In addition, each shareholder shall be required upon demand to disclose to Archstone-Smith in writing such information as it may request in order to determine the effect of such shareholder’s direct, indirect and constructive ownership of such shares on Archstone-Smith’s REIT status.

           The foregoing ownership limitations also may have the effect of preventing or hindering any attempt to acquire control of Archstone-Smith without the consent of the Archstone-Smith board of trustees.

Transfer Agent and Registrar

          The transfer agent and registrar for the Archstone-Smith common and preferred shares is Mellon Investor Services, LLC.

Anti-Takeover Considerations

          Maryland law and the Archstone-Smith declaration of trust and bylaws contain a number of provisions that may have the effect of discouraging transactions that involve an actual or threatened change of control of Archstone-Smith. See “Comparison of Shareholder Rights” beginning on page 141. These provisions include:

•
Classified board of trustees and size of board fixed with range; two-thirds shareholder vote required for removal—The board of trustees of Archstone-Smith is divided into three classes with staggered terms of office. The total number of trustees is fixed by a majority vote of the board of trustees within a range of a minimum of three and a maximum of 15. Trustees may be removed with or without cause, but only by the vote of two-thirds of all of the votes entitled to be cast in the election of trustees. These provisions may make it more difficult for a third party to gain control of the board of trustees of Archstone-Smith. Unless two-thirds of the shareholders have voted to remove incumbent trustees, at least two annual meetings of shareholders of Archstone-Smith, instead of one, generally would be required to effect a change in a majority of the board of trustees, and the number of trustees cannot be increased above the maximum number of trustees specified in the declaration of trust without board and shareholder approvals.

•
Unsolicited Takeover Provisions of Maryland Law—Maryland law provides that the board of trustees is not subject to higher duties with regard to actions taken in a takeover context. These provisions may make it more difficult to effect an unsolicited takeover of a Maryland real estate investment trust. Maryland law also allows publicly held Maryland real estate investment trusts with at least three independent trustees to elect to be governed by all or any part of Maryland law provisions relating to extraordinary actions and unsolicited takeovers.

•
Call of Special Meetings of Shareholders—The Archstone-Smith declaration of trust provides that special meetings of shareholders may be called only by the chairman of the board, the president, the chief executive officer or a majority of the board of trustees, or by the holders of shares entitled to cast not less than 25% of all the votes entitled to be cast at the meeting. The effect of this provision is to make it more difficult for a shareholder to call a special meeting than if a lower percentage were required in the declaration of trust.

•
Advance Notice Provisions for Shareholder Nominations and Shareholder New Business Proposals—The Archstone-Smith bylaws require advance written notice for shareholders to nominate a trustee or bring other business before a meeting of shareholders. This provision limits the ability of shareholders to make nominations for trustees or introduce other proposals that are not timely received for consideration at a meeting.

•
Two-thirds Shareholder Vote Required to Approve Some Amendments to the Declaration of Trust—Some amendments to the declaration of trust must first be declared advisable by the board of trustees and thereafter must be approved by shareholders by the affirmative vote of not less than two-thirds of all votes entitled to be cast. These voting requirements may make amendments to the Archstone-Smith declaration of trust that shareholders believe desirable more difficult to effect.

•
Business Combination with Interested Shareholders—The Maryland Business Combination Act provides that, unless exempted, a Maryland real estate investment trust may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, issuances of shares and other specified transactions, with an “interested shareholder” or its affiliates, for five years after the most recent date on which the interested shareholder became an interested shareholder and thereafter unless specified criteria are met.

•
Control Share Acquisitions—The Maryland Control Shares Acquisition Act provides that shares acquired by any person over one-tenth, one-third and a majority of the voting power of a real estate investment trust do not have voting rights, except to the extent approved by the vote of two-thirds of the votes entitled to be cast on the matter. The Archstone-Smith bylaws exempt from the provisions of the Maryland Control Share Acquisition Act any business combination with any person. However, this provision of the bylaws, by its terms, may be amended, altered or repealed at any time, in whole or in part, by the board of trustees.

•
Other Constituencies—Maryland law expressly codifies the authority of a Maryland real estate investment trust to include in its charter a provision that allows the board of trustees to consider the effect of a potential acquisition of control on shareholders, employees, suppliers, customers, creditors and communities in which offices or other establishments of the trust are located. The Archstone-Smith declaration of trust does not include a provision of this type. Maryland law also provides, however, that the inclusion or omission of this type of provision in the declaration of trust of a Maryland real estate investment trust does not create an inference concerning factors that may be considered by the board of trustees regarding a potential acquisition of control. This law may allow the board of trustees to reject an acquisition proposal even though the proposal was in the best interests of Archstone-Smith shareholders.

COMPARISON OF SHAREHOLDER RIGHTS

          The following comparison of the rights of Smith Residential stockholders, Archstone shareholders and Archstone-Smith shareholders summarizes the material differences but is not intended to list all of the differences. As a Maryland corporation, Smith Residential is subject to the Maryland General Corporation Law, which is a general corporation statute dealing with a wide variety of matters, including election, tenure, duties, limitation of liabilities and indemnification of directors and officers, classification of the board, classification of shares, dividends and other distributions, meetings and voting rights of stockholders, and extraordinary actions, such as amendments to the charter, mergers, sales of all or substantially all of the assets and dissolution. As a Maryland REIT, Archstone and Archstone-Smith are subject to the Maryland REIT Law. The Maryland REIT Law covers many of the same matters covered by the Maryland General Corporation Law, including limitation of liabilities of trustees and officers, indemnification of trustees and officers, classification of the board, classification of shares, amendment to the declaration of trust, mergers of a Maryland REIT with other entities, and dissenters’ rights and makes applicable to Maryland REITs, certain provisions of the Maryland General Corporation Law. However, not all of the corporate governance provisions in the Maryland General Corporation Law are specifically addressed in the Maryland REIT Law. It is the general practice of Maryland REITs to address some of these matters through provisions in their declarations of trust or bylaws. In some instances where neither the Maryland REIT Law nor the declaration of trust or bylaws of a Maryland REIT has addressed an issue, Maryland courts have looked to the Maryland General Corporation Law for guidance.

          The following discussion should be read together with the charter and bylaws of Smith Residential, the declaration of trust and bylaws of Archstone, the form of the declaration of trust and bylaws of Archstone-Smith that is expected to be adopted before the merger and applicable Maryland law. The current charter and bylaws of Smith Residential, the current declaration of trust and bylaws of Archstone and the form of the declaration of trust and bylaws of Archstone-Smith are incorporated by reference into this joint proxy statement/prospectus, and will be sent to holders of Smith Residential common and preferred stock and Archstone common and preferred shares upon request. See “Where You Can Find More Information” beginning on page 161.

Authorized Shares

          Smith Residential.    The authorized shares of stock of Smith Residential consist of 145,000,000 shares, par value $0.01 per share, of which 80,000,000 shares are classified as common stock, 2,640,325 shares are classified as Series A cumulative convertible redeemable preferred stock, 1,216,666 shares are classified as Series B cumulative convertible redeemable preferred stock, 500 shares are classified as Series C cumulative redeemable preferred stock, 72,980 shares are classified as Series D junior participating preferred stock, 684,931 shares are classified as Series E cumulative convertible redeemable preferred stock, 666,667 shares are classified as Series F cumulative convertible redeemable preferred stock, 641,026 shares are classified as Series G cumulative convertible redeemable preferred stock, 2,200,000 shares are classified as Series H cumulative convertible redeemable preferred stock, 45,000,000 shares are classified as excess stock and 1,142,509 shares are not classified.

          Under the Smith Residential charter, subject to the rights of holders of any class or series of preferred shares, the board of directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock. In addition, the board of directors may also authorize the issuance from time to time of shares of Smith Residential stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized, for such consideration as may be deemed advisable by the board of directors and without any action by the stockholders, except for any voting rights of the holders of shares of preferred stock, including the rights of the holders of any series of the preferred stock to approve any increase in the authorized number of shares of preferred stock of the applicable series by a vote of at least 66 2 /3% of the votes entitled to be cast by the holders of such series of preferred stock.

           At June 30, 2001, there were issued and outstanding 25,343,295 shares of Smith Residential common stock, 2,640,325 shares of Series A preferred stock, 500 shares of Series C preferred stock, 684,931 shares of Series E preferred stock, 666,667 shares of Series F preferred stock, 641,026 shares of Series G preferred stock and 400,000 shares of Series H preferred stock. In addition, 72,980 shares of Smith Residential Series D junior participating preferred stock have been reserved for issuance pursuant to the Smith Residential stockholder rights plan and none are outstanding.

          Archstone.    The authorized shares of beneficial interest of Archstone consist of 250,000,000 shares, par value $1.00 per share, of which 232,100,000 shares are classified as common shares, 9,200,000 shares are classified as Series A cumulative convertible preferred shares, 4,200,000 shares are classified as Series B cumulative redeemable preferred shares, 2,000,000 shares are classified as Series C cumulative redeemable preferred shares, 2,300,000 shares are classified as Series D cumulative redeemable preferred shares, 1,600,000 shares are classified as Series E cumulative redeemable preferred shares, 800,000 shares are classified as Series F cumulative redeemable preferred shares, 600,000 shares are classified as Series G cumulative redeemable preferred shares and 2,500,000 shares are classified as Series B junior participating preferred shares.

          Under the Archstone declaration of trust, the Archstone board of trustees may amend the declaration of trust, without the consent of the shareholders of Archstone, to increase or decrease the aggregate number of shares or the number of shares of any class which Archstone has authority to issue. The Archstone board of trustees also may classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of the shares by filing articles supplementary pursuant to Maryland law. In addition, subject to the rights of holders of any class or series of preferred shares, the Archstone board may also issue from the authorized but unissued shares of the trust preferred shares in series and to establish from time to time the number of preferred shares to be included in each such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each series.

          At June 30, 2001, there were issued and outstanding 121,245,978 shares of Archstone common shares, 3,206,635 shares of Archstone Series A preferred shares, no shares of Archstone Series B preferred shares, 1,989,200 shares of Archstone Series C preferred shares, 1,992,200 shares of Archstone Series D preferred shares, no shares of Archstone Series E preferred shares, no shares of Archstone Series F preferred shares, no shares of Archstone Series G preferred shares and no shares of Archstone junior participating preferred shares.

          Archstone-Smith.    At the time of the merger, the authorized shares of Archstone-Smith are expected to consist of 450,000,000 shares of beneficial interest, par value $0.01 per share, of which 430,278,516 are classified as common shares, 3,206,635 are classified as Series A cumulative convertible preferred shares, 4,500,000 are classified as Series B junior participating preferred shares, 1,989,200 are classified as Series C cumulative redeemable preferred shares, 1,992,200 are classified as Series D cumulative redeemable preferred shares, 1,600,000 are classified as Series E cumulative redeemable preferred shares, 800,000 are classified as Series F cumulative redeemable preferred shares, 600,000 are classified as Series G cumulative redeemable preferred shares, 2,640,325 are classified as Series H cumulative convertible redeemable preferred shares, 500 are classified as Series I cumulative redeemable preferred shares, 684,931 are classified as Series J cumulative convertible redeemable preferred shares, 666,667 are classified as Series K cumulative convertible redeemable preferred shares, 641,026 are classified as Series L cumulative convertible redeemable preferred shares and 400,000 are classified as Series M cumulative convertible redeemable preferred shares.

          Under the Archstone-Smith declaration of trust, the Archstone-Smith board of trustees may amend the declaration of trust, without the consent of the shareholders of Archstone-Smith, to increase or decrease the aggregate number of shares or the number of shares of any class which Archstone-Smith has authority to issue, subject to the rights of holders of any class or series of preferred shares, including the rights of holders of the Series M preferred shares to approve any increase or decrease in the authorized number of Series M preferred shares by a vote of at least 66 2 /3% of the votes entitled to be cast by the holders of Series M preferred shares. Subject to the rights of holders of any class or series of preferred shares, the Archstone-Smith board of trustees also may classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of the shares by filing articles supplementary pursuant to Maryland law. In addition, subject to the rights of holders of any class or series of preferred shares, the Archstone-Smith board may issue from the authorized but unissued shares of the trust preferred shares in series and establish from time to time the number of preferred shares to be included in each such series and fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each series.

          Immediately after completion of the merger, based on the number of Archstone and Smith Residential shares outstanding as of June 30, 2001, the issued and outstanding shares of Archstone-Smith are expected to consist of 171,298,986 common shares, 3,206,635 Series A preferred shares, no Series B preferred shares, 1,989,200 Series C preferred shares, 1,992,200 Series D preferred shares, no Series E preferred shares, no Series F preferred shares, no Series G preferred shares, 2,640,325 Series H preferred shares, 500 Series I preferred shares, 684,931 Series J preferred shares, 666,667 Series K preferred shares, 641,026 Series L preferred shares and 400,000 Series M preferred shares.

Voting Rights

          Smith Residential.    Subject to the provisions of the Smith Residential charter regarding ownership limitations and restrictions on transfer of shares of capital stock, and except for any special voting rights of any other class or series of capital stock, each outstanding share of Smith Residential common stock is entitled to one vote on all actions to be taken by the stockholders. Except as provided with respect to any other class or series of shares of capital stock, the exclusive voting power on all matters is vested in the holders of Smith Residential common stock.

          Archstone and Archstone-Smith.    Subject to the provisions of the Archstone-Smith declaration of trust regarding ownership limitations and restrictions on transfer of shares of beneficial interest, and except for any special voting rights of any other class or series of shares of beneficial interest, each outstanding Archstone-Smith common share is entitled to one vote on all matters to be acted upon by the shareholders. Except as provided with respect to any other class or series of shares of beneficial interest, the exclusive voting power on all matters is vested in the holders of Archstone-Smith common shares.

Classification of the Board; Removal of Directors/Trustees

          Smith Residential.    The Maryland General Corporation Law permits a Maryland corporation to divide its board of directors into classes with staggered terms of office so long as the term of office of at least one class expires each year. Smith Residential’s board of directors is divided into three classes, with each class having a three-year term of office. The term of one of the three classes of Smith Residential directors expires at the annual meeting of stockholders in each year.

          Under the Smith Residential charter and bylaws, a director may be removed only for cause and only by the affirmative vote of stockholders holding at least 80% of all the votes entitled to be cast for the election of directors. However, in the case of any directors elected by holders of a class or series of capital stock other than common stock, such directors may be removed without cause, but solely by the affirmative vote of all of the votes of that class or series.

          Archstone and Archstone-Smith.    The Maryland REIT Law permits a Maryland real estate investment trust’s board of trustees to be divided into up to three classes with staggered terms of office. The board of trustees of each of Archstone and Archstone-Smith is divided into three classes, with each class having a three-year term of office. The term of one of the three classes of Archstone trustees and of Archstone-Smith trustees expires at their respective annual meetings of shareholders in each year.

           The declaration of trust of each of Archstone and Archstone-Smith provides that trustees may be removed from office with or without cause by the shareholders by the affirmative vote of two-thirds of all the votes entitled to be cast in the election of trustees or by the trustees then in office by a two-thirds vote at a meeting of the board of trustees. However, in the case of any trustees elected by holders of a class or series of preferred shares, such trustees may be removed without cause solely by the affirmative vote of the holders of that class or series of preferred shares.

Number of Directors/Trustees; Vacancies

          Smith Residential.    The Smith Residential charter provides that the number of directors may be increased or decreased by the bylaws. The Smith Residential bylaws establishes the current number of Smith Residential directors at 7 directors. The bylaws further provide that a majority of the entire board of directors may alter the number of directors to not more than 25 nor less than 3, but the action may not affect the tenure of office of any director.

          Smith Residential’s charter and bylaws provide that, except in the case of a vacancy on the board of directors among the directors elected by a class or series of capital stock other than common stock, any vacancy on the board of directors may be filled by the affirmative vote of the remaining directors, except that a vacancy which results from an increase in the number of directors may be filled by a majority of the entire board of directors, and, in the case of a vacancy resulting from the removal of a director, by the stockholders. Any vacancy on the board of directors among the directors elected by a class or series of capital stock other than common stock may be filled by a majority of the remaining directors or the sole remaining director elected by that class or series, or by the stockholders of that class or series.

          The provisions of Smith Residential’s charter governing the outstanding series of preferred stock provide for the right of the holders of such shares to elect additional directors in certain circumstances.

          Archstone.    Archstone’s declaration of trust provides that the board of trustees shall be comprised of not less than 3 nor more than 15 trustees. The current size of Archstone’s board of trustees is 6, which number may be changed from time to time by resolution of the board of trustees within the limits described in the preceding sentence.

          Vacancies on the board of trustees resulting from any cause, including an increase in the number of trustees, may be filled either by a special meeting or written consent of shareholders, by the remaining trustees in office or at the next annual meeting of shareholders. Any vacancy among the trustees elected by a class or series of preferred shares, however, may be filled by a majority of the remaining trustees elected by that class or series of preferred shares or by the holders of that class or series of preferred shares. Trustees elected at special meetings of shareholders to fill vacancies or appointed by the remaining trustees to fill vacancies shall hold office until the next annual meeting of shareholders.

          The provisions of Archstone’s declaration of trust governing the outstanding series of preferred shares provide for the right of the holders of such shares to elect additional trustees in certain circumstances.

          Archstone-Smith.    Archstone-Smith’s declaration of trust provides that the board of trustees shall be comprised of not less than 3 nor more than 15 trustees. Immediately following completion of the merger, the Archstone-Smith board is expected to be comprised of 9 members. The size of Archstone-Smith’s board of trustees may be changed from time to time by resolution of the board of trustees within the limits provided in the preceding sentence.

          Vacancies on the board of trustees resulting from any cause, including an increase in the number of trustees, may be filled either by a special meeting or written consent of shareholders, by the remaining trustees in office or at the next annual meeting of shareholders. Any vacancy among the trustees elected by a class or series of preferred shares, however, may be filled by a majority of the remaining trustees elected by that class or series of preferred shares or by the holders of that class or series of preferred shares. Trustees elected at special meetings of shareholders to fill vacancies hold office for the balance of the unexpired term of the trustees whom they are replacing or whose vacancy they are filling, or in the case of a vacancy created by an increase in the number of trustees, for the balance of the unexpired term of trustees of the same class. Any trustee appointed by the remaining trustees to fill vacancies shall hold office until the next annual meeting of shareholders and until his or her successor is elected and qualifies.

          The provisions of Archstone’s declaration of trust governing the outstanding series of preferred shares provide rights to the holders of such preferred shares to elect additional trustees under certain circumstances. See “Description of Archstone-Smith Shares of Beneficial Interest—Preferred Shares—Voting Rights of Series A, C and D Preferred Shares,” “—Voting Rights of Series E, F and G Preferred Shares” and “Description of Archstone-Smith Shares of Beneficial Interest—Preferred Shares—New Series H, I, J, K, L and M Preferred Shares—Voting Rights of Archstone-Smith Series H, I, J, K, L and M Preferred Shares.”

Limitation of Trustee/Director and Officer Liability

          Smith Residential.    Under Maryland law, the charter of a Maryland corporation may include a provision expanding or limiting the liability of its directors and officers to the corporation or its stockholders for money damages but may not include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders to the extent that:

•
it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or

•
a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

          The Smith Residential charter provides that, to the fullest extent permitted by Maryland law, no director or officer of Smith Residential will be personally liable to Smith Residential or to its stockholders for money damages.

          Archstone and Archstone-Smith.    Maryland REIT law permits a real estate investment trust to include in its declaration of trust any provision expanding or limiting the liability of its trustees and officers to the trust or its shareholders for money damages, subject to the same limitations described above for a Maryland corporation. Both Archstone’s and Archstone-Smith’s declarations of trust provides that, to the maximum extent permitted under Maryland law, no officer or trustee shall be liable to the trust or to any shareholder for money damages.

Indemnification

          Smith Residential.    The Maryland General Corporation Law allows corporations to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, partner, trustee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, unless it is established that:

•	the act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

•	the person actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful.

           Under Maryland law, indemnification may be provided against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding. The indemnification may be provided, however, only if authorized for a specific proceeding after a determination has been made that indemnification is permissible under the circumstances because the person met the applicable standard of conduct. This determination is required to be made:

•
by the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding or, if a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to the proceeding and who a majority of the board of directors designated to act in the matter;

•	by special legal counsel selected by the board or board committee by the vote set forth above or, if such vote cannot be obtained, by a majority of the entire board; or

•	by the shareholders.

          If the proceeding is one by or in the right of the corporation, indemnification may not be provided as to any proceeding in which the person is found liable to the corporation.

          A Maryland corporation may pay, before final disposition, the expenses, including attorneys’ fees, incurred by a director, officer, employee or agent in defending a proceeding. Under Maryland law, expenses may be advanced to a director or officer when the director or officer gives a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking to the corporation to repay the amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. Maryland law does not require that the undertaking be secured, and the undertaking may be accepted without reference to the financial ability of the director or officer to repay the advance. A Maryland corporation is required to indemnify any director who has been successful, on the merits or otherwise, in defense of a proceeding for reasonable expenses. The determination as to reasonableness of expenses is required to be made in the same manner as required for indemnification.

          Under Maryland law, the indemnification and advancement of expenses provided by statute are not exclusive of any other rights to which a person who is not a director seeking indemnification or advancement of expenses may be entitled under any charter, bylaw, agreement, vote of stockholders, vote of directors or otherwise.

          Under the Smith Residential charter, Smith Residential is required to indemnify

•
its directors and officers, whether serving the corporation or at its request any other entity, to the full extent required or permitted by Maryland law now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law; and

•	other employees and agents to such extent as shall be authorized by the board of directors or Smith Residential’s bylaws and be permitted by law.

          Archstone and Archstone-Smith.    Maryland law generally permits a Maryland real estate investment trust to indemnify any person made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the person is or was a trustee, officer, employee or agent of the trust or any predecessor entity, or is or was serving at the request of the trust or predecessor entity as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, on the same terms and subject to the same limitations as described above for a Maryland corporation.

          The declarations of trust of both Archstone and Archstone-Smith provides that the trust shall indemnify each trustee, officer and employee to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a trustee, officer, employee or agent of the trust or is or was serving at the request of the trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each trustee, officer, employee or agent in connection with any such proceedings.

Duties of Trustees and Directors

          Smith Residential, Archstone and Archstone-Smith.    Maryland law provides protection for Maryland corporations and Maryland real estate investment trusts against unsolicited takeovers by protecting the board of directors or board of trustees with regard to actions taken in a takeover context. Maryland law provides that the duties of directors and trustees will not require them to:

•	accept, recommend, or respond to any proposal by a person seeking to acquire control;

•	authorize the corporation or real estate investment trust, as applicable, to redeem any rights under, modify, or render inapplicable a shareholder or a stockholder rights plan;

•	make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act, as described below;

•	elect to be subject to any or all of the “elective provisions” related to unsolicited takeovers described below; or

•	act or fail to act solely because of:

—	the effect the act or failure to act may have on an acquisition or potential acquisition of control; or

—	the amount or type of consideration that may be offered or paid to shareholders in an acquisition.

          Maryland law also establishes a presumption that the act of a director or trustee satisfies the required standard of conduct. In the case of a Maryland corporation, a director must perform his or her duties in good faith, in a manner that is in the best interests of the corporation and with the care of an ordinarily prudent person under similar circumstances. In the case of a Maryland real estate investment trust, the standard of conduct is not explicitly addressed in the statute. Archstone-Smith’s bylaws, however, provide that except to the extent that the trustees are subject to a different standard under Maryland law or its declaration of trust, the trustees shall perform their duties as trustees or members of committees of trustees in accordance with the standard set forth in the Maryland General Corporation Law.

          An act of a director or trustee relating to or affecting an acquisition or a potential acquisition of control of a Maryland corporation or a Maryland REIT is not subject under Maryland law to a higher duty or greater scrutiny than is applied to any other act of a director or trustee. This provision creates a Maryland rule which is less exacting than case law in many other jurisdictions which:

•	imposes an enhanced level of scrutiny when a board implements anti-takeover measures in a change of control context, and

•	in these circumstances shifts the burden of proof to directors to show that the defensive mechanism adopted by a board is reasonable in relation to the threat posed.

          Maryland law also provides that the duty of a trustee is only enforceable by the trust or in the right of the trust. A shareholder suit to enforce the duty of a trustee, therefore, can only be brought derivatively.

Call of Special Meetings of Shareholders

          Smith Residential.    Smith Residential’s bylaws provide that special meetings of shareholders may be called by the chairman of the board or the president or by a majority of the board of directors, and upon the written request of stockholders entitled to cast at least 25% of all the votes entitled to be cast at the meeting.

          Archstone.    Archstone’s declaration of trust provides that special meetings of shareholders may be called by a majority of the trustees or by any officer, and upon the written request of shareholders holding not less than 25% of the outstanding shares entitled to vote.

          Archstone-Smith.    Archstone-Smith’s declaration of trust provides that special meetings of shareholders may be called by a majority of the trustees or by the chairman of the board, the president or the chief executive officer, and upon the written request of shareholders holding not less than 25% of the outstanding shares entitled to vote.

Advance Notice Provisions for Shareholder Nominations and Shareholder New Business Proposals

          Smith Residential.    The Smith Residential bylaws require advance written notice for stockholders to nominate a director or bring other business before a meeting of stockholders.

          For an annual meeting, a stockholder must deliver notice to the secretary of Smith Residential not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, notice by the stockholder must be delivered not earlier than the 90th day before the annual meeting and not later than the close of business on the later of the 60th day before the annual meeting or the tenth day following the day on which public announcement of the date of the meeting is first made.

          In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder must be given not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the directors to be elected at such meeting.

          The Smith Residential bylaws contain detailed requirements for the contents of stockholder notices of director nominations and business proposals.

          Archstone and Archstone-Smith.    Both Archstone’s and Archstone-Smith’s bylaws require advance written notice for shareholders to nominate a trustee or bring other business before a meeting of shareholders.

          For an annual meeting, a shareholder must deliver written notice to the secretary of Archstone or Archstone-Smith, as the case may be, not less than 90 days nor more than 120 days before the first anniversary of the date the proxy statement was released to shareholders in connection with the preceding year’s annual meeting. However, if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the preceding year’s annual meeting, notice by the shareholder must be delivered not more than 120 days nor less than 90 days before the first anniversary of the date the proxy statement was released to shareholders in connection with the preceding year’s annual meeting or not later than the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made.

          In the case of a special meeting of stockholders called for the purpose of electing trustees, a shareholder must give notice not more than 120 days nor less than 90 days before the special meeting or not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting and of the nominees proposed by the board of trustees to be elected at the meeting is first made.

           The declaration of trust of Archstone and the bylaws of Archstone-Smith contain detailed requirements for the contents of shareholder notices of trustee nominations and new business.

Amendment of the Smith Residential Charter and the Archstone and Archstone-Smith Declarations of Trust

          Smith Residential.    Subject to the rights of any class or series of preferred shares outstanding, amendments to Smith Residential’s charter must be approved by the board of directors and by the vote of at least two-thirds of the votes entitled to be cast at a meeting of shareholders. However, notwithstanding any other provisions of the charter or bylaws of Smith Residential and in addition to any other vote that may be required, the affirmative vote of stockholders holding at least 80% of all of the votes entitled to be cast on the matter shall be required to amend, alter, change, repeal or adopt any provisions inconsistent with the charter provisions relating to the number, selection and removal of members of the board of directors. In addition, the Smith Residential charter prohibits the board of directors from taking any action to terminate Smith Residential’s status as a REIT or to amend the ownership limitations in the charter until the board of directors adopts a resolution recommending such action and such resolution is subsequently approved at an annual or special meeting of stockholders by at least a majority of all the votes entitled to be cast on the matter.

          Archstone and Archstone-Smith.    Subject to the rights of any class or series of preferred shares outstanding, amendments to the declaration of trust of Archstone and the declaration of trust of Archstone-Smith are governed by the provisions of the Maryland REIT Law. Under the Maryland REIT Law, Archstone-Smith’s declaration of trust and Archstone’s declaration of trust, with specified exceptions, amendments to Archstone’s declaration of trust and Archstone-Smith’s declaration of trust require their respective boards of trustees to adopt a resolution which sets forth the proposed amendment, declare that it is advisable and direct that the proposed amendment be submitted for consideration at an annual or special meeting of the shareholders entitled to vote to approve the amendment and require approval by at least a majority of the outstanding shares entitled to vote.

          As permitted under Maryland REIT Law, however, both the Archstone and Archstone-Smith declarations of trust provide that the trustees, by a two-thirds vote, may at any time amend the declaration of trust solely to enable the trust to qualify as a REIT under the Internal Revenue Code or as a real estate investment trust under Maryland law, without action by its shareholders. In addition, as permitted by Maryland REIT Law, the Archstone and Archstone-Smith declarations of trust permit the board of trustees, without any action by the shareholders, to amend the declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or, subject to the rights of holders of certain series of preferred shares, the number of shares of beneficial interest of any class that the trust has authority to issue.

Amendment of the Bylaws

          Smith Residential.    The Smith Residential bylaws provide that, unless otherwise provided by statute, the power to make and adopt new bylaws, or to amend, alter or repeal the bylaws is vested exclusively with the board of directors.

          Archstone and Archstone-Smith.    The Archstone declaration of trust and Archstone-Smith declarations of trust and bylaws provide that the bylaws may be altered, amended or repealed, and that new bylaws may be adopted, at any meeting of the board of trustees by vote of a majority of the trustees, subject to repeal or change by action of the shareholders of the trust entitled to vote thereon.

Mergers, Consolidations and Sales of Assets

          Smith Residential.    Under the Maryland General Corporation Law, Smith Residential board of directors may approve a consolidation, merger, share exchange or transfer of assets by adopting a resolution that declares the proposed transaction is advisable on substantially the terms and conditions set forth or referred to in the resolution and directing that the proposed transaction be submitted for consideration at either an annual or special meeting of the stockholders. Notice which states that a purpose of the meeting will be to act on the proposed consolidation, merger, share exchange or transfer of assets must be provided to each stockholder entitled to vote on the proposed transaction and to each stockholder not entitled to vote on the proposed transaction, except the stockholders of a successor in a merger if the merger does not alter the contract rights of their stock as expressly provided in the charter.

          Under the Maryland General Corporation Law and the Smith Residential charter, a proposed merger, consolidation or sale of all or substantially all of the assets of Smith Residential requires the approval of stockholders by the affirmative vote of two-thirds of all the votes entitled to vote on the matter.

          Archstone and Archstone-Smith.    Under the Maryland REIT Law, a merger involving a Maryland real estate investment trust generally requires approval by the affirmative vote of not less than two-thirds of all votes entitled to be cast on the matter, unless the declaration of trust specifies a greater or lesser percentage, but not less than a majority of all votes entitled to be cast. The Maryland REIT Law does not address the requirements for the approval by shareholders of a consolidation or sale of all or substantially all of the assets of a real estate investment trust.

          Subject to the rights of any class or series of preferred shares outstanding, both the Archstone declaration of trust and the Archstone-Smith declaration of trust provide that the trust may merge with or into another entity, consolidate the trust with one or more other entities into a new entity, or sell or otherwise dispose of all or substantially all of the assets of the trust so long as such action is approved by the board of trustees and by the shareholders at a special meeting by the affirmative vote of the holders of not less than a majority of the shares outstanding and entitled to vote on the matter.

Dissolution of Smith Residential, Archstone or Archstone-Smith; Termination of REIT Status

          Smith Residential.    Under the Maryland General Corporation Law, Smith Residential may be dissolved if its board of directors adopts a resolution which declares that dissolution is advisable and directs that the proposed dissolution be submitted for consideration at either an annual or special meeting of the stockholders. Notice which states that a purpose of the meeting will be to act on the proposed dissolution must be given to each stockholder entitled to vote on the proposed dissolution. To be effective, the proposed dissolution must be approved by the stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast.

          Archstone and Archstone-Smith.    The Archstone declaration of trust and the Archstone-Smith declaration of trust permit the termination of the existence of the trust, subject to the provisions of any class or series of shares then outstanding, if approved by a majority of the entire board of trustees and by the shareholders at a special meeting by the affirmative vote of not less than a majority of the outstanding shares. In addition, the board of trustees of Archstone and Archstone-Smith may terminate the status of the trust as a REIT, or reorganize as a corporation under the Internal Revenue Code without a vote of its shareholders.

Business Combinations with Interested Shareholders

          The Maryland Business Combination Act provides that, unless exempted, a Maryland real estate investment trust or corporation may not engage in business combinations, including, among other things, mergers, dispositions of assets valued at 10% or more of the value of the corporation’s outstanding stock or of its net worth, issuances of shares and other specified transactions, with an “interested shareholder” or its affiliates, for five years after the most recent date on which the interested shareholder became an interested shareholder. Thereafter, unless specified “price criteria” and other standards are met or an exemption is available, a business combination with an interested shareholder or its affiliates must be recommended by the board of directors or board of trustees and approved by:

•	at least 80% of the outstanding voting shares and

•	at least two-thirds of the outstanding voting shares, other than voting shares held by the interested shareholder or any of its affiliates.

           Under the statute, an “interested shareholder” generally is defined to mean a person or group which owns beneficially, directly or indirectly, 10% or more of the outstanding voting shares of the corporation or real estate investment trust. These requirements do not apply to a business combination with an interested shareholder or its affiliates if approved by the board of directors or board of trustees before the time the interested shareholder first became an interested shareholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

          Smith Residential.    Smith Residential has elected in its charter to exempt from the provisions of the Maryland Business Combination Act any business combinations of any type:

•	with or involving Robert H. Smith, Robert P. Kogod and all persons, firms or corporations affiliated with either of them or acting in concert or as a group with either of them; or

•	which may be involved in the issuance of shares of capital stock in connection with the redemption of units of Smith Partnership.

          Archstone and Archstone-Smith.    The Archstone board of trustees and the Archstone-Smith board of trustees have adopted a resolution that operates to exempt from the provisions of the Maryland Business Combination Act the merger and the transactions related to the merger. However, each of these resolutions, by their terms, may be altered or repealed, in whole or in part, at any time by the respective board of trustees.

Control Share Acquisitions

          The Maryland Control Share Acquisition Act provides that shares of a Maryland real estate investment trust or corporation that are acquired in a “control share acquisition,” which is defined as the acquisition of shares comprising one-tenth, one-third or a majority of all voting shares, have no voting rights except:

•	if approved by shareholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, excluding all “interested shares”; or

•	if the acquisition of the shares has been approved or exempted at any time before the acquisition of the shares.

          The Maryland Control Share Acquisition Act is applicable to a publicly traded Maryland real estate investment trust or corporation unless its charter or declaration of trust, as applicable, or bylaws specifically provides that it shall be inapplicable.

          Smith Residential.    The Smith Residential charter provides that the Maryland Control Share Acquisition Act shall not apply to any acquisition of shares of Smith Residential that is not prohibited by the terms of the charter.

          Archstone and Archstone-Smith.    Both the Archstone and Archstone-Smith bylaws contain a provision that provides that the Maryland Control Share Acquisition Act shall not apply to any acquisition by any person of shares of Archstone or Archstone-Smith, respectively, but also provides that this bylaw provision may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares. Upon such repeal, the Maryland Control Share Acquisition Act may apply to any prior or subsequent control share acquisition to the extent provided by any successor bylaw and consistent with applicable law.

Distributions

          Smith Residential.    The Maryland General Corporation Law provides that the board of directors may not make a distribution of money or property to its stockholders if, after the distribution, the corporation would be unable to pay its indebtedness as it becomes due in the usual course of business or, unless and to the extent specifically allowed by the corporation’s charter, if after the distribution, the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights to distributions upon dissolution of the corporation’s shareholders whose rights upon dissolution are superior to those receiving the distribution.

          Archstone and Archstone-Smith.    Maryland REIT law does not specify rules for the payment of dividends or other distributions by Maryland REITs, such as Archstone and Archstone-Smith. Both the Archstone declaration of trust and the Archstone-Smith declaration of trust provide that the trustees will endeavor to declare and pay distributions as necessary for it to qualify as a REIT under the Internal Revenue Code, so long as qualification as a REIT, in the opinion of the board of trustees, is in the best interest of the shareholders. However, shareholders do not have any right to a distribution unless and until authorized by the board of trustees and declared by the trust and then subject to the rights of holders of any class or series of preferred shares.

Board Committees

          Smith Residential.    Under the Maryland General Corporation Law, a board of directors of a Maryland corporation may not delegate to a committee of the board of directors the power to authorize dividends on stock, issue stock, other than specified permitted issuances, recommend to stockholders any action which requires stockholder approval, amend the bylaws, or approve any merger or share exchange which does not require stockholder approval.

          Archstone and Archstone-Smith.    Under the Maryland REIT Law, a board of trustees of a Maryland REIT may delegate any of its powers to a committee of the board of trustees.

Shareholder Rights Plans

          Smith Residential.    On December 2, 1998, Smith Residential adopted a stockholder rights plan. On that date, the Smith Residential board of directors declared a dividend payable on December 14, 1998 of one preferred stock purchase right for each outstanding share of Smith Residential common stock held of record at the close of business on December 14, 1998. Shares of Smith Residential common stock issued thereafter and prior to the redemption or expiration of the rights or the rights distribution date, as described below, will have an attached right. Each right entitles the registered holder under certain circumstances to purchase from Smith Residential one one-thousandth of a share of Series D junior participating preferred stock of Smith Residential, at a price of $108.00 per one one-thousandth of a Series D junior participating preferred share, subject to adjustment.

          The rights distribution date will occur upon the earliest of:

•	10 days following a public announcement that a person or group has become an acquiring person, as described below, or

•
10 business days, or a later date to be determined by the board of directors prior to the time any person becomes an acquiring person, following the date any person or group commences or announces an intention to make a tender or exchange offer which, if completed, would result in that person or group beneficially owning 15% or more of the outstanding shares of common stock of Smith Residential, with some exceptions.

          An acquiring person is any person or group of affiliated or associated persons which beneficially owns 15% or more of the outstanding shares of common stock of Smith Residential, with some exceptions.

          The rights will become exercisable only after the rights distribution date. In that event, each holder of a right, other than rights beneficially owned by the acquiring persons, will have the right to receive upon exercise of the right a number of shares of common stock having a market value of twice the purchase price, subject to the ownership limit and other ownership restrictions contained in Smith Residential’s charter. In the event that, after any person or group becomes an acquiring person, either Smith Residential is acquired in a merger or other business combination or 50% or more of its consolidated assets or earning power are sold or transferred, then each holder of a right would be entitled to receive, upon exercise, common stock of the acquiring company having a market value equal to twice the exercise price of the right.

           The Smith Residential board of directors may also elect, at any time after any person or group becomes an acquiring person and prior to the acquisition by that person or group of 50% or more of the outstanding common stock of Smith Residential, to exchange the rights, in whole or in part, at an exchange ratio of one share of common stock per right, subject to adjustment. At any time before a person or group becomes an acquiring person, the board of directors may redeem all of the outstanding rights at a price of $.005 per right, payable in cash, Smith Residential common stock or any other form of consideration deemed appropriate by the board of directors. Immediately upon the redemption of the rights, the right to exercise the rights will terminate and each right will thereafter represent only the right to receive the redemption price.

          The rights will expire on December 13, 2008, unless the expiration date is extended or unless the rights are earlier redeemed or exchanged by Smith Residential as provided in the stockholder rights agreement.

          The exercise price, the number of rights outstanding, and the number of Series D junior participating preferred shares or other securities or property issuable upon exercise of the rights, are subject to adjustment under certain circumstances from time to time to prevent dilution.

          As permitted in the stockholder rights agreement, the Smith Residential board of directors has resolved to, prior to the merger, take all actions necessary to render the rights issued under the stockholder rights agreement inapplicable to the merger, the partnership merger and the transactions contemplated thereby.

          Archstone.    On July 11, 1994, Archstone adopted a shareholder rights plan. On that date, the Archstone board of trustees authorized and Archstone declared a dividend payable on July 21, 1994 of one preferred share purchase right for each outstanding Archstone common share held of record at the close of business on July 21, 1994. Shares of Archstone common stock issued thereafter and prior to the redemption or expiration of the rights or the rights distribution date, as described below, will have an attached right. Each right entitles the registered holder under certain circumstances to purchase from Archstone one one-hundredth of a share of Series B junior participating preferred shares of Archstone, at a price of $60.00 per one one-hundredth of a Series B junior participating preferred share, subject to adjustment.

          The rights distribution date will occur upon the earliest of:

•	10 days following a public announcement that a person or group has become an acquiring person, as described below, or

•
15 business days, or a later date to be determined by the board of trustees prior to the time any person becomes an acquiring person, following the date any person or group commences or announces an intention to make a tender or exchange offer which, if completed, would result in that person beneficially owning 25% or more of the outstanding common shares of Archstone, with some exceptions.

          An acquiring person is any person or group of affiliated or associated persons which beneficially owns 20% or more of the outstanding common shares of Archstone, with some exceptions.

          The rights will become exercisable only after the rights distribution date. In that event, each holder of a right, other than rights beneficially owned by the acquiring persons, will have the right to receive upon exercise of the right a number of common shares having a market value of twice the purchase price. In the event that, after any person or group becomes an acquiring person, either Archstone is acquired in a merger or other business combination or 50% or more of its consolidated assets or earning power are sold, then each holder of a right would be entitled to receive, upon exercise, common stock of the acquiring company having a market value equal to twice the exercise price of the right.

          The Archstone board of trustees may also elect, at any time after any person or group becomes an acquiring person and prior to the acquisition by that person or group of 50% or more of the outstanding common shares of Archstone, to exchange the rights, in whole or in part, at an exchange ratio of one common share or one one-hundredth of a Series B junior participating preferred share per right, subject to adjustment. At any time before a person or group becomes an acquiring person, the board of trustees may redeem all of the outstanding rights at a price of $.01 per right, payable in cash, Archstone common shares or any other form of consideration deemed appropriate by the board of trustees. Immediately upon the redemption of the rights, the right to exercise the rights will terminate and each right will thereafter represent only the right to receive the redemption price.

          The rights will expire on July 21, 2004, unless the expiration date is extended or unless the rights are earlier redeemed or exchanged by Archstone as provided in the shareholder rights agreement.

          The exercise price, the number of rights outstanding, and the number of Series B junior participating preferred shares or other securities or property issuable upon exercise of the rights, are subject to adjustment under certain circumstances from time to time to prevent dilution.

          As permitted in the shareholder rights agreement, the Archstone board of trustees have resolved to amend the shareholder rights agreement to delay the rights distribution date with respect to the acquisition of any shares of beneficial interest of Archstone by Archstone-Smith and to provide for the termination of the rights agreement following the completion of the merger to accomplish the restructuring of Archstone into an UPREIT.

          Archstone-Smith.    On                  , 2001, Archstone-Smith adopted a shareholder rights plan. On that date, Archstone, as the sole trustee of Archstone-Smith, authorized and Archstone declared a dividend payable on                  , 2001 of one preferred share purchase right for each outstanding Archstone-Smith common share held of record at the close of business on                  , 2001. Archstone-Smith common shares issued after that date, including shares issued in the reorganization of Archstone into an UPREIT and in the merger, and prior to the redemption or expiration of the rights or the rights distribution date, as described below, will have an attached right. Each right entitles the registered holder under certain circumstances to purchase from Archstone-Smith one one-hundredth of a share of Series B junior participating preferred shares of Archstone-Smith, at a price of $         per one one-hundredth of a Series B junior participating preferred share, subject to adjustment.

          The rights distribution date will occur upon the earliest of:

•	10 days following a public announcement that a person or group has become an acquiring person, as described below, or

•
15 business days, or a later date to be determined by the board of trustees prior to the time any person becomes an acquiring person, following the date any person or group commences or announces an intention to make a tender or exchange offer which, if completed, would result in that person beneficially owning         % or more of the outstanding common shares of Archstone-Smith, with some exceptions.

          An acquiring person is any person or group of affiliated or associated persons which beneficially owns       % or more of the outstanding common shares of Archstone-Smith, with some exceptions.

          The rights will become exercisable only after the rights distribution date. In that event, each holder of a right, other than rights beneficially owned by the acquiring persons, will have the right to receive upon exercise of the right a number of common shares having a market value of twice the purchase price. In the event that, after any person or group becomes an acquiring person, either Archstone-Smith is acquired in a merger or other business combination or 50% or more of its consolidated assets or earning power are sold, then each holder of a right would be entitled to receive, upon exercise, common stock of the acquiring company having a market value equal to twice the exercise price of the right.

          The board of trustees of Archstone-Smith may also elect, at any time after any person or group becomes an acquiring person and prior to the acquisition by that person or group of 50% or more of the outstanding common shares of Archstone-Smith, to exchange the rights, in whole or in part, at an exchange ratio of one common share or one one-hundredth of a Series B junior participating preferred share per right, subject to adjustment. At any time before a person or group becomes an acquiring person, the board of trustees may redeem all of the outstanding rights at a price of $0.001 per right, payable in cash, Archstone-Smith common shares or any other form of consideration deemed appropriate by the board of trustees. Immediately upon the redemption of the rights, the right to exercise the rights will terminate and each right will thereafter represent only the right to receive the redemption price.

          Any exchange or redemption of rights or any modification or termination of the shareholders rights plan must be approved by a majority of the board of trustees of Archstone-Smith who are not acquiring persons or associated with an acquiring person and who were members of the board of trustees immediately prior to the time any person becomes an acquiring person.

          The rights will expire on                  , 2011, unless the expiration date is extended or unless the rights are earlier redeemed or exchanged by Archstone-Smith as provided in the shareholder rights agreement.

          The exercise price, the number of rights outstanding, and the number of Series B junior participating preferred shares or other securities or property issuable upon exercise of the rights, are subject to adjustment under certain circumstances from time to time to prevent dilution.

REIT Ownership Limitations

          Smith Residential.    Smith Residential’s charter provides that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in number or value of the issued and outstanding shares of common stock or all of the classes of stock of Smith Residential. The board of directors in its discretion may waive this ownership limit or the ownership limit described in the next paragraph with respect to a holder that is an entity, but not an individual, if such holder’s ownership will not then or in the future jeopardize Smith Residential’s status as a REIT and certain other requirements are met.

          In addition, holders that have certain relationships with the Smith and Kogod families are prohibited from acquiring stock or rights to acquire stock, if, as a result of, and after giving effect to, such acquisition, any tenant would be regarded as a related party tenant for purposes of section 856(d)(2)(B) of the Internal Revenue Code and Smith Residential would be considered to receive more than 0.5% of its gross annual revenue from related party tenants.

          Notwithstanding any of the foregoing ownership limits, no holder may own or acquire, either directly or constructively under the applicable attribution rules of the Internal Revenue Code, any shares of any class of Smith Residential stock if such ownership or acquisition:

•
would cause more than 50% in value of Smith Residential’s shares to be owned, either directly or constructively under the applicable attribution rules of the Internal Revenue Code, by five or fewer individuals, as defined in the Internal Revenue Code to include various tax-exempt entities, other than, in general, qualified domestic pension funds, or

•	would result in Smith Residential’s shares being beneficially owned by less than 100 persons, determined without reference to any rules of attribution.

          If any stockholder purports to transfer shares to a person and either the transfer would result in Smith Residential failing to qualify as a REIT, or such transfer would cause the transferee to hold shares in excess of the ownership limits described above, the purported transfer will be null and void. In that event, in the case of common stock, the intended transferee will acquire no rights or economic interest in the shares, and the shareholder will be deemed to have transferred the shares of capital stock to Smith Residential in exchange for excess common stock, which will be deemed to be held by Smith Residential as trustee of a trust for the exclusive benefit of the person or persons to whom the shares can be transferred without violating the ownership limit. In addition, if any person owns, either directly or constructively under the applicable attribution rules of the Internal Revenue Code, shares of capital stock in excess of the applicable ownership limit, such person will be deemed to have exchanged the shares of capital stock that cause the ownership limit to be exceeded for an equal number of shares of excess common stock, which will be deemed to be held by Smith Residential as trustee of a trust for the exclusive benefit of the person or persons to whom the shares of excess common stock can be transferred without violating the ownership limit.

          A person who holds or transfers shares such that shares of capital stock shall have been deemed to be exchanged for excess common stock will not be entitled to vote the shares of excess common stock and will not be entitled to receive any dividends or distributions. Any dividend or distribution paid on shares of capital stock prior to Smith Residential’s discovery that such shares have been exchanged for excess stock shall be repaid to Smith Residential upon demand, and any dividend or distribution declared but unpaid shall be rescinded. Such person shall have the right to designate a transferee of such excess common stock so long as consideration received for designating such transferee does not exceed a price that is equal to the lesser of:

•
in the case of a deemed exchange for excess common stock resulting from a transfer, the price paid for the shares in such transfer or, in the case of a deemed exchange for excess common stock resulting from some other event, the fair market value, on the date of the deemed exchange, of the shares deemed exchanged, and

•	the fair market value of the shares for which such excess common stock will be deemed to be exchanged on the date of the designation of the transferee.

          For these purposes, fair market value on a given date is determined by reference to the average closing price for the five preceding days on which Smith Residential shares were traded on the New York Stock Exchange. The excess common stock so transferred will automatically be deemed to be exchanged for shares of capital stock. Smith Residential may purchase excess common stock for the lesser of the price paid or the average closing price for the five days immediately preceding such purchase on which the Smith Residential shares were traded on the New York Stock Exchange. Under certain conditions, Smith Residential may elect to redeem the excess common stock for units of Smith Partnership.

          If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any excess common stock may be deemed, at Smith Residential’s option, to have acted as an agent on Smith Residential’s behalf in acquiring such excess common stock and to hold such excess common stock on Smith Residential’s behalf.

          All certificates representing Smith Residential shares bear a legend referring to the restrictions described above.

          Every owner, or deemed owner, of more than 5%, or such lower percentage as required by the Internal Revenue Code or regulations thereunder, in number or value of the issued and outstanding shares of capital stock, must file a written notice with Smith Residential containing the information specified in the Smith Residential charter no later than January 30th of each year. In addition, each stockholder shall be required upon demand to disclose to Smith Residential in writing such information as it may request in order to determine the effect of such stockholder’s direct, indirect and constructive ownership of such shares on Smith Residential’s REIT status.

          Archstone.     For Archstone to qualify as a real estate investment trust under the Internal Revenue Code, no more than 50% in value of Archstone’s shares, after taking into account options to acquire shares, may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code to include various entities and constructive ownership among specified family members, during the last half of a taxable year or during a proportionate part of a short taxable year. Archstone shares must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year.

          Subject to various exceptions, no holder is permitted to own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in number of shares or value of the outstanding shares. The Archstone board of trustees, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the board of trustees and upon such other conditions as the board of trustees may direct, may also exempt a proposed transferee from the ownership limit. The proposed transferee must give written notice to Archstone of the proposed transfer at least 30 days prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the ownership limit. The Archstone board of trustees may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure its status as a real estate investment trust. Any transfer of shares that would:

•	create a direct or indirect ownership of shares in excess of the ownership limit;

•	result in shares being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution, as provided in section 856(a) of the Internal Revenue Code;

•	result in Archstone-Smith being “closely held” within the meaning of section 856(h) of the Internal Revenue Code; or

•	result in Archstone-Smith failing to qualify as a REIT,

shall be null and void, and the intended transferee will acquire no rights to shares. The foregoing restrictions on transferability and ownership will not apply if the board of trustees determines that it is no longer in Archstone’s best interests to attempt to qualify, or to continue to qualify, as a real estate investment trust.

          Any shares the purported transfer of which would result in a person owning shares in excess of the ownership limit or cause Archstone to become “closely held” under section 856(h) of the Internal Revenue Code that is not otherwise permitted as provided above will constitute excess shares. These excess shares will be transferred pursuant to the declaration of trust to a party not affiliated with Archstone who is designated by Archstone as the trustee of a trust for the exclusive benefit of an organization described in sections 170(b)(1)(A) and 170(c) of the Internal Revenue Code and identified by the board of trustees as the beneficiary or beneficiaries of the trust, until such time as the excess shares are transferred to a person whose ownership will not violate the restrictions of ownership. While these excess shares are held in trust, distributions on such excess shares will be paid to the trust for the benefit of the beneficiary and may only be voted by the trustee for the benefit of the beneficiary. Subject to the ownership limit, the excess shares will be transferred by the trustee at Archstone’s direction to any person, if the excess shares would not be excess shares in the hands of such person. The purported transferee will receive the lesser of:

•	the price paid by the purported transferee for the excess shares, or, if no consideration was paid, fair market value on the day of the event causing the excess shares to be held in trust; and

•	the price received from the sale or other disposition of the excess shares held in trust.

          Any proceeds in excess of the amount payable to the purported transferee will be paid to the beneficiary. In addition, such excess shares held in trust are subject to purchase by Archstone for a 90-day period at a purchase price equal to the lesser of:

•	the price paid for the excess shares by the purported transferee, or, if no consideration was paid, fair market value at the time of event causing the shares to be held in trust; and

•	the fair market value of the excess shares on the date Archstone-Smith elects to purchase such shares.

          Fair market value, for these purposes, means

•	the last reported sales price on the New York Stock Exchange on the trading day immediately preceding the relevant date,

•	if not then traded on the New York Stock Exchange, the last reported sales price on the trading day immediately preceding the relevant date as reported on any exchange or quotation systems, or

•	if not then traded through any exchange or quotation system, then the market price on the relevant date as determined in good faith by the board of trustees.

          From and after the purported transfer to the purported transferee of the excess shares, the purported transferee will cease to be entitled to distributions, other than liquidating distributions, voting rights and other benefits with respect to the excess shares except the right to payment on the transfer of the excess shares as described above. Any distribution paid to a purported transferee on excess shares prior to the discovery by Archstone that such excess shares have been transferred in violation of the provisions of the declaration of trust will be repaid, upon demand, to Archstone, and Archstone will pay any such amounts to the trust for the benefit of the beneficiary. If the foregoing transfer restrictions are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the purported transferee of any excess shares may be deemed, at Archstone’s option, to have acted as an agent on Archstone’s behalf in acquiring such excess shares and to hold such excess shares on Archstone’s behalf.

          All certificates evidencing shares bear a legend referring to the restrictions described above.

          All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5%, or such other percentage between 0.5% and 5%, as provided in the rules and regulations promulgated under the Internal Revenue Code, of the number or value of Archstone’s outstanding shares must give Archstone a written notice containing certain information by January 31 of each year. In addition, each shareholder is upon demand required to disclose to Archstone in writing such information with respect to the direct, indirect and constructive ownership of shares as the board of trustees deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a real estate investment trust, to determine Archstone’s status as a real estate investment trust, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

          In addition to the foregoing restrictions, certain additional ownership limitations and related provisions apply to the Archstone preferred shares.

          Archstone-Smith.    Substantially the same restrictions on transferability and ownership that are contained in the current Archstone declaration of trust and that apply to the Archstone common shares and Archstone Series A, C, D, E, F and G preferred shares will also be contained in the Archstone-Smith declaration of trust and will apply to the Archstone-Smith common shares and the Archstone-Smith Series A, C, D, E, F and G preferred shares. Substantially the same restrictions on transferability and ownership that are contained in the current Smith Residential charter and that apply to the shares of Smith Residential Series A, C, E, F, G and H preferred stock will also be contained in the Archstone-Smith declaration of trust and will apply to the Archstone-Smith Series H, I, J, K, L and M preferred shares. Therefore, the current holders of the Archstone common shares, Archstone preferred shares and shares of Smith Residential preferred stock will be subject to substantially the same ownership restrictions both before and after the merger. The current holders of the Smith Residential common stock, however, will become subject to the new ownership restrictions applicable to the Archstone-Smith common shares as a result of the merger. Refer to “Description of Archstone-Smith Shares of Beneficial Interest—REIT Ownership Limitations and Transfer Restrictions Applicable to Archstone-Smith Common Shares and Series A, C, D, E, F and G Preferred Shares” and “—REIT Ownership Limitations and Transfer Restrictions Applicable to Archstone-Smith Series H, I, J, K, L and M Preferred Shares” on pages 136 and 138, respectively.

LEGAL MATTERS

          The validity of the issuance of Archstone-Smith common and preferred shares offered by this joint proxy statement/prospectus will be passed upon for Archstone-Smith by Mayer, Brown & Platt, Chicago, Illinois. As to certain matters of Maryland law, Mayer, Brown & Platt will rely on the opinion of Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Roger J. Kiley, Jr., a director of Smith Residential, is a partner in Mayer, Brown & Platt.

          The qualification of the merger as a reorganization under section 368(a) of the Internal Revenue Code, the qualification of the reorganization of Archstone into an UPREIT under section 368(a)(1)(F) of the Internal Revenue Code and the qualification of each of Archstone and Archstone-Smith as a REIT for federal income tax purposes will be passed upon for Archstone and Archstone-Smith by Mayer, Brown & Platt, Chicago, Illinois.

          The qualification of the merger as a reorganization under section 368(a) of the Internal Revenue Code and the qualification of Smith Residential as a REIT for federal income tax purposes will be passed upon for Smith Residential by Hogan & Hartson L.L.P., Washington, D.C.

EXPERTS

          The consolidated financial statements and schedule of Archstone as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

          With respect to the unaudited interim financial information of Archstone for the periods ended March 31, 2001 and 2000, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in Archstone’s quarterly report on Form 10-Q for the quarter ended March 31, 2001, incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of sections 7 and 11 of the Act.

          The audited financial statements and schedule of Smith Residential included in its Annual Report on Form 10-K and the audited financial statements included in the Form 8-Ks which are incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

          With respect to the unaudited interim financial information for the quarter ended March 31, 2001, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion of that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of sections 7 and 11 of the Act.

SHAREHOLDER PROPOSALS

          Any proposal by a shareholder of Archstone-Smith intended to be presented at the 2002 annual meeting of shareholders must be received by Archstone-Smith at its principal executive offices no later than December 1, 2001, to be considered for inclusion in Archstone-Smith’s proxy statement and form of proxy relating to the 2002 meeting.

          In addition, shareholders may present proposals which are a proper subject for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the shareholder must comply with the procedures specified by Archstone-Smith’s bylaws. Archstone-Smith’s bylaws require that all shareholders who intend to make proposals at an annual shareholders’ meeting submit their proposals to Archstone-Smith during the period between 90 to 120 days before the anniversary date of the proxy statement used for the previous year’s annual meeting. To be eligible for consideration at the 2002 annual meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement must be received by Archstone-Smith between December 1, 2001 and December 31, 2001.

          Due to the proposed merger, Smith Residential does not currently expect to hold a 2001 annual meeting of stockholders because Smith Residential will be merged with and into Archstone-Smith and it will cease to exist as a separate legal entity. If the merger is not completed and an annual meeting is held, to be eligible for inclusion in Smith Residential’s proxy statement and form of proxy relating to that meeting, proposals of stockholders intended to be presented at the meeting must be received by Smith Residential within a reasonable period of time after Smith Residential announces publicly the date of the meeting and before Smith Residential mails its proxy statement to stockholders in connection with the meeting.

OTHER MATTERS

          As of the date of this joint proxy statement/prospectus, neither the board of trustees of Archstone nor the board of directors of Smith Residential knows of any matters that will be presented for consideration at either special meeting other than those described in this joint proxy statement/prospectus. If any other matters properly come before either of the special meetings or any adjournments or postponements of either of the special meetings, and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by those proxies as to any other matters. Those individuals named in the Archstone proxies intend to vote or not vote consistent with the recommendation of the management of Archstone. Those individuals named as proxies in the Smith Residential proxies intend to vote or not vote consistent with the recommendation of the management of Smith Residential.

WHERE YOU CAN FIND MORE INFORMATION

          Archstone-Smith has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. The registration statement registers the distribution to Archstone shareholders and Smith Residential stockholders of the Archstone-Smith shares to be issued in connection with the reorganization of Archstone into an UPREIT and the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Archstone-Smith shares. The rules and regulations of the SEC allow us to omit specified information included in the registration statement from this joint proxy statement/prospectus. In addition, Archstone and Smith Residential file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any of this information at the following locations of the SEC:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

          You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

          The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including Archstone and Smith Residential, who file electronically with the SEC. The address of that site is http://www.sec.gov. Reports, proxy statements and other information concerning Archstone-Smith, Archstone and Smith Residential may also be inspected at the offices of the New York Stock Exchange, which are located at 20 Broad Street, New York, New York 10005.

          The SEC allows Archstone and Smith Residential to “incorporate by reference” information in this document, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this document.

          The documents listed below that Archstone and Smith Residential have previously filed with the SEC are considered to be a part of this joint proxy statement/prospectus. They contain important business and financial information about our companies that is not included in or delivered with this document.

Archstone SEC Filings (File No. 1-10272):

2000 Annual Report on Form 10-K	Filed on March 9, 2001

Quarterly Report on Form 10-Q	Filed on May 15, 2001

Current Reports on Form 8-K	Filed on February 16, 2001 and June 19, 2001

Registration Statements on Form 8-A	Filed with respect to, and setting forth the descriptions of,
Archstone common and preferred shares and the related
preferred share purchase rights, including any amendments or reports filed for the purpose of updating such description

Smith Residential SEC Filings (File No. 1-13174):

2000 Annual Report on Form 10-K	Filed on March 20, 2001

Quarterly Report on Form 10-Q	Filed on May 2, 2001, as amended on June 22, 2001

Current Reports on Form 8-K	Filed on January 5, 2000 (as amended on January 24, 2000 and March 2, 2000), November 9, 2000, May 9, 2001, June 19, 2001 and June 25, 2001 (as amended on June 26, 2001)

Registration Statements on Form 8-A	Filed with respect to, and setting forth the description of, the Smith
Residential common stock and related preferred stock purchase rights, including any amendments or reports filed for the purpose of updating such description

           Archstone and Smith Residential incorporate by reference additional documents that either company may file with the SEC between the date of this joint proxy statement/prospectus and the date of each company’s special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy materials.

          Documents incorporated by reference are available from the companies, without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. Shareholders of Archstone or stockholders of Smith Residential may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Archstone Communities Trust 7670 South Chester Street, Suite 100 Englewood, Colorado 80112 Attention: Julie Brubaker Telephone: (800) 982-9293	Charles E. Smith Residential Realty, Inc. 2345 Crystal Drive Arlington, Virginia 22202 Attention: Greg Samay Telephone: (703) 769-1029

          If you would like to request documents, in order to ensure timely delivery you must do so at least five business days before the date of the special meetings. This means you must request this information no later than                     , 2001. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

          Archstone has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Archstone, as well as all pro forma financial information, and Smith Residential has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Smith Residential. This document constitutes the prospectus of Archstone-Smith and a joint proxy statement of Archstone and Smith Residential.

WHAT INFORMATION YOU SHOULD RELY ON

          No person has been authorized to give any information or to make any representation that differs from, or adds to, the information discussed in this joint proxy statement/prospectus or in the annexes attached hereto, which are specifically incorporated by reference. Therefore, if anyone gives you different or additional information, you should not rely on it.

          This document is dated                      , 2001. The information contained in this joint proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies. This joint proxy statement/prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, Archstone-Smith common or preferred shares or to ask for proxies, to or from any person to whom it is unlawful to direct these activities.

ARCHSTONE-SMITH TRUST

INDEX TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Pro Forma Condensed Combined Balance Sheet as of March 31, 2001 (Unaudited)	F-3
Pro Forma Condensed Combined Statement of Earnings From Operations for the three months ended March 31, 2001 (Unaudited)	F-4
Pro Forma Condensed Combined Statement of Earnings From Operations for the year ended December 31, 2000 (Unaudited)	F-5
Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)	F-6

ARCHSTONE-SMITH TRUST

PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Unaudited)

          The accompanying unaudited pro forma condensed combined financial statements set forth Archstone and Smith Residential as a combined entity, giving effect to the proposed merger as if it had occurred on the dates indicated below and after giving effect to certain pro forma adjustments. To facilitate the transaction, Archstone will be reorganized into an umbrella partnership real estate investment trust, or “UPREIT”, format through a series of merger transactions. Archstone-Smith Trust and Archstone-Smith Operating Trust will be the surviving entities resulting from these transactions. In accordance with the terms of the agreement, each outstanding Smith Residential common share will be converted into the right to receive 1.975 Archstone-Smith common shares and each outstanding preferred share of Smith Residential will be converted into the right to receive a corresponding series of preferred shares of Archstone-Smith. Additionally, partners of Charles E. Smith Residential Realty L.P., a Delaware limited partnership in which Smith Residential holds an interest, will receive 1.975 common units of Archstone for each common limited partnership interest.

          In addition to the proposed merger, the accompanying unaudited pro forma condensed combined financial statements also present the pro forma impact of certain acquisitions and dispositions of operating communities by Smith Residential during 2000. This investment activity was previously reported in Smith Residential’s Form 8-K dated October 25, 2000 which is incorporated herein by reference.

          The accompanying unaudited pro forma condensed combined statement of earnings from operations for the three months ended March 31, 2001 is presented as if the merger had been consummated on January 1, 2000. The accompanying unaudited pro forma condensed combined statement of earnings from operations for the year ended December 31, 2000 is presented as if the merger and the 2000 Smith Residential acquisition and disposition transactions had been consummated on January 1, 2000. The accompanying unaudited pro forma condensed combined balance sheet is presented as if the merger had occurred on March 31, 2001. In the opinion of management, all material adjustments necessary to reflect the effects of these transactions and related assumptions have been made. The merger will be accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.”

          The pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of Archstone and Smith Residential, as set forth in their respective quarterly reports on Form 10-Q for the three months ended March 31, 2001 and 2000 annual reports on Form 10-K all of which are incorporated by reference into this document. See “Where You Can Find More Information” beginning on page 161. The pro forma unaudited condensed combined financial statements are presented for informational purposes only and are not necessarily indicative of what the actual combined financial position or results of operations of Archstone and Smith Residential would have been for the periods presented, nor do they purport to represent the forecasted results of future periods.

ARCHSTONE-SMITH TRUST

PRO FORMA COMBINED CONDENSED BALANCE SHEET

March 31, 2001
(In thousands, except per share amounts)
(Unaudited)

		Smith Residential
			Pro Forma			Merger Adjustments		Archstone-Smith Pro Forma
	Archstone Historical(a)	Historical(a)	Purchase Price Adjustments(b)		Purchase Value(b)
Assets
Real estate	$4,679,978	$2,218,543	$1,184,086		$3,402,629	$ —		$8,082,607
Less accumulated depreciation	370,021	273,644	(273,644)		—	—		370,021

	4,309,957	1,944,899	1,457,730	(c)	3,402,629	—		7,712,586
Investment in and advances to unconsolidated property service businesses	—	111,863	—		111,863	—		111,863
Investment in and advances to unconsolidated real estate entities	204,788	55,175	—		55,175	—		259,963

Net investments	4,514,745	2,111,937	1,457,730		3,569,667	—		8,084,412
Cash and cash equivalents	18,672	—	(16,672	)(d)	(16,672)	—		2,000
Restricted cash in tax-deferred exchange escrow	98,236	1,492	—		1,492	—		99,728
Other assets	91,731	57,357	(16,329	)(e)	41,028	—		132,759

Total assets	$4,723,384	$2,170,786	$1,424,729		$3,595,515	$ —		$8,318,899

Liabilities and Shareholders’ Equity
Liabilities:
Unsecured credit facilities	$ 13,390	$ 41,000	$ 47,411	(d)	$ 88,411	$ 5,934	(j)	$ 107,735
Long-term unsecured debt	1,391,607	—	—		—	—		1,391,607
Mortgages payable	836,451	1,265,225	30,713	(f)	1,295,938	—		2,132,389
Accounts payable, accrued expenses and other liabilities	120,732	55,241	—		55,241	—		175,973

Total liabilities	2,362,180	1,361,466	78,124		1,439,590	5,934		3,807,704

Minority interest:
Perpetual preferred units	73,187	—	—		—	—		73,187
Convertible operating partnership units	20,150	235,419	457,462	(g)	692,881	(165,671	)(k)	547,360

Total minority interest	93,337	235,419	457,462		692,881	(165,671)		620,547

Shareholders’ equity:
Convertible preferred shares	80,948	201,500	90,556	(l)	292,056	(90,556	)(l)	282,448
Cumulative redeemable preferred shares	204,205	50,000	(3,471	)(l)	46,529	3,471	(l)	254,205
Common Shares (120,863 historical $1.00 par value per share; 165,694 pro forma $0.01 par value per share)	120,863	226	222		448	(119,654	)(m)	1,657
Additional paid-in capital and other comprehensive income (loss)	1,900,968	250,445	873,566	(i)	1,124,011	(1,500	)(j)	3,395,889
						165,671	(k)
						90,556	(l)
						(3,471	)(l)
						119,654	(m)
Distributions in excess of net earnings	(39,117)	71,730	(71,730)		—	(4,434	)(j)	(43,551)

Total shareholders’ equity	2,267,867	573,901	889,143	(h)	1,463,044	159,737		3,890,648

Total liabilities and shareholders’ equity	$4,723,384	$2,170,786	$1,424,729		$3,595,515	$ —		$8,318,899

See accompanying notes to pro forma combined condensed balance sheet.

ARCHSTONE-SMITH TRUST

PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS FROM OPERATIONS

Three Months Ended March 31, 2001
(In thousands, except per share amounts)
(Unaudited)

	Archstone Historical(n)	Smith Residential Historical(n)	Pro Forma Merger Adjustments		Archstone-Smith Pro Forma
Revenues:
Rental revenue	$171,098	$106,576	$ —		$277,674
Income from unconsolidated real estate entities	433	3,878	—		4,311
Other income	3,525	119	—		3,644

	175,056	110,573	—		285,629

Expenses:
Rental expenses	39,324	36,450	—		75,774
Real estate taxes	15,469	9,043	—		24,512
Depreciation on real estate investments	32,353	12,592	1,799	(p)	46,744
Interest expense	34,646	21,992	(825	)(q)	55,813
General and administrative expenses	5,678	2,874	—	(r)	8,552
Provision for possible loss on investments	9,409	772	—		10,181
Other expenses	577	210	—		787

	137,456	83,933	974		222,363

Earnings from operations	37,600	26,640	(974)		63,266
Less:
Minority interest—perpetual preferred units	1,567	—	—		1,567
Minority interest—convertible preferred units	—	914	—		914
Minority interest—convertible operating partnership units	389	—	—		389
Minority interest—redeemable operating partnership units	—	7,624	3,777	(s)	11,401
Plus: gains on dispositions of depreciated real estate, net	35,051	—	—		35,051

Net earnings from continuing operations	70,695	18,102	(4,751)		84,046
Less: preferred share dividends	6,307	5,197	—		11,504

Net earnings from continuing operations attributable to common shares—basic	$ 64,388	$ 12,905	$(4,751)		$ 72,542

Weighted average common shares outstanding— basic(s)	122,159				166,429

Weighted average common shares outstanding— diluted(t)	127,901				187,293

Net earnings from continuing operations per common share:
Basic(t)	$ 0.53				$ 0.44

Diluted(t)	$ 0.52				$ 0.43

See accompanying notes to pro forma condensed combined statements of earnings from operations.

ARCHSTONE-SMITH TRUST

PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS FROM OPERATIONS

Year Ended December 31, 2000
(In thousands, except per share amounts)
(Unaudited)

		Smith Residential
	Archstone Historical(n)	Historical(n)	Acquisitions/ Dispositions(o)	Pre Merger Pro Forma	Pro Forma Merger Adjustments		Archstone-Smith Pro Forma
Revenues:
Rental revenues	$688,544	$383,233	$10,737	$393,970	$ —		$1,082,514
Income from unconsolidated real estate entities	2,575	10,838	—	10,838	—		13,413
Other income	32,115	345	—	345	—		32,460

	723,234	394,416	10,737	405,153	—		1,128,387

Expenses:
Rental expenses	166,800	113,786	4,697	118,483	—		285,283
Real estate taxes	58,808	33,010	902	33,912	—		92,720
Depreciation on real estate investments	143,694	44,778	1,462	46,240	11,322	(p)	201,256
Interest expense	145,173	78,371	5,608	83,979	(3,529	)(q)	225,623
General and administrative expenses	23,157	10,155	—	10,155	—	(r)	33,312
Provision for possible loss on investments	5,200	—	—	—	—		5,200
Other expenses	3,936	1,135	—	1,135	—		5,071

	546,768	281,235	12,669	293,904	7,793		848,465

Earnings from operations	176,466	113,181	(1,932)	111,249	(7,793)		279,922
Less:
Minority interest—perpetual preferred units	5,915	—	—	—	—		5,915
Minority interest—convertible preferred units	—	3,656	—	3,656	—		3,656
Minority interest—convertible operating partnership units	1,326	—	—	—	—		1,326
Minority interest—redeemable operating partnership units	—	60,653	(669)	59,984	(8,617	)(s)	51,367
Plus: gains on dispositions of depreciated real estate, net	93,071	66,067	—	66,067	—		159,138

Net earnings (loss) from continuing operations before extraordinary items	262,296	114,939	(1,263)	113,676	824		376,796
Less: preferred share dividends	25,340	20,247	—	20,247	—		45,587

Net earnings (loss) from continuing operations before extraordinary items attributable to common shares—basic	$236,956	$ 94,692	$(1,263)	$ 93,429	$ 824		$ 331,209

Weighted average common shares outstanding— basic(s)	131,874						174,006

Weighted average common shares outstanding— diluted(t)	137,730						194,747

Net earnings from continuing operations before extraordinary items per common share:
Basic(t)	$ 1.80						$ 1.90

Diluted(t)	$ 1.78						$ 1.85

See accompanying notes to pro forma condensed combined statements of earnings from operations.

ARCHSTONE-SMITH TRUST

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Unaudited)
(In thousands, except per share amounts and percentages)

(a)	Reflects condensed historical balance sheet as of March 31, 2001. Certain reclassifications have been made to Smith Residential’s balance sheet to conform to Archstone’s presentation.

(b)
Represents adjustments to record the merger between Archstone-Smith and Smith Residential based upon the assumed purchase price of $3.6 billion and application of the purchase method of accounting. For accounting purposes, Archstone-Smith is treated as the acquiring entity since Archstone-Smith’s equity is being issued to Smith Residential’s shareholders and Archstone-Smith is assuming Smith Residential’s liabilities. Furthermore, we estimate that immediately upon completion of the merger, former holders of Archstone common shares will have a 60% majority interest in Archstone-Smith, on a fully diluted and as-converted basis. The merger acquisition cost was computed as follows:

Assumption of Smith Residential’s total liabilities	$1,361,466
Mark-to-market adjustment on Smith Residential’s debt (see note (f))	30,713
Payment to Smith Residential stock option holders to redeem 1,851 Smith Residential stock options at the fixed offer price of $49.48 each, less the weighted average exercise price of $34.56 per option assuming 50% of all option holders choose to accept the cash offer	27,617
Merger-related transaction costs (see calculation below)	19,794

Estimated fair value of liabilities incurred or assumed	1,439,590

Estimated fair value of minority interest assumed (see note (g))	692,881

Issuance of Archstone-Smith common shares (see note (h))	1,093,417
Issuance of Archstone-Smith cumulative convertible redeemable preferred shares (see note (h))	292,056
Issuance of Archstone-Smith cumulative redeemable preferred shares (see note (h))	46,529
Valuation of Smith Residential stock options assuming 50% of all option holders choose not to accept the cash offer (see note (h))	31,042

Estimated fair value of equity issued	1,463,044

Total merger acquisition cost	$3,595,515

The following is a calculation of estimated merger-related costs, including costs related to the concurrent reorganization of Archstone into an UPREIT structure:

Investment advisory fees	$ 16,250
Mortgage assumption fees	7,931
Employee termination costs	10,000
Legal, accounting and other fees	2,285

36,466
Less assumed amount funded with cash on hand	(16,672)

Estimated amount to be funded by incremental borrowings (see note (d))	$ 19,794

ARCHSTONE-SMITH TRUST

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

(c)
Represents the estimated increase over Smith Residential’s investment in real estate based upon the merger acquisition cost to reflect the allocation to other tangible assets of Smith Residential being acquired:

Merger acquisition cost (see note (b))	$3,595,515
Adjusted for:
Historical cost of Smith Residential’s total assets	(2,170,786)
Elimination of deferred loan and lease costs (see note (e))	16,329
Assumed amount of cash on hand used to fund merger-related costs (see note (d))	16,672

Adjustment to record step-up in basis of real estate based on assumed purchase price	$1,457,730

Management believes that the stepped-up basis falls within the range of fair value estimates for Smith Residential’s real estate assets. Management’s fair value estimates were based on the application of a range of estimated current market capitalization rates to each community’s expected net operating income.

(d)
Represents estimated borrowings on credit facilities to finance $19,794 of the $36,466 in merger-related costs, and the assumed $27,617 payment related to an offer to redeem 50% of the outstanding Smith Residential stock options for cash (see note (b)). The remaining $16,672 is assumed to be paid with cash on hand, leaving $2,000 of cash on hand. See note (j) for registration and transfer tax cost assumptions.

(e)	Represents the elimination of Smith Residential’s unamortized deferred loan and lease costs.

(f)
Represents the adjustments necessary to reflect Smith Residential’s mortgages payable at their estimated market values, using effective interest rates currently available for debt obligations with similar terms and features.

(g)
Represents adjustment to reflect Smith Residential’s minority interests at estimated fair value assuming a market value of $24.39 for each unit redeemable for an Archstone common share. The $24.39 share price is based on the average closing price of Archstone’s common shares for the five day period ranging from two days prior to and two days after the merger agreement was announced.

Issuance of 26,098 Archstone Class A-1 common units (redeemable for Archstone-Smith common shares) in exchange for 13,214 Smith Partnership Class A common units (redeemable for Smith Residential common shares) based on the 1.975:1 exchange ratio)	$636,522
Issuance of 1,800 Archstone Series M cumulative redeemable preferred units (convertible into Archstone’s Class A-1 common units at a 1.2824:1 conversion rate) in exchange for 1,800 Smith Residential Series H cumulative redeemable preferred units (convertible into Smith Residential common shares at a 0.65:1 conversion rate)	56,359

Total Smith Residential minority interest at estimated fair value	692,881
Less: Smith Residential’s minority interest at historical cost	(235,419)

Adjustment to reflect Smith Residential’s minority interest at estimated fair value	$457,462

ARCHSTONE-SMITH TRUST

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

(h)	Represents adjustments to record the exchange of Archstone-Smith shares for Smith Residential shares at fair value, assuming a market value of $24.39 for each Archstone-Smith common share.

Issuance of 44,831 Archstone-Smith common shares in exchange for 22,699 shares of Smith Residential common stock based on the 1.975:1 fixed exchange rate	$1,093,417

Issuance of 2,640 Archstone-Smith Series H cumulative convertible redeemable preferred shares (1.975:1 conversion rate) in exchange for 2,640 shares of Smith Residential Series A cumulative convertible redeemable preferred stock (1:1 conversion rate)	127,169
Issuance of 685 Archstone-Smith Series J cumulative convertible redeemable preferred shares (1.975:1 conversion rate) in exchange for 685 shares of Smith Residential Series E cumulative convertible redeemable preferred stock (1:1 conversion rate)	32,997
Issuance of 667 Archstone-Smith Series K cumulative convertible redeemable preferred shares (1.975:1 conversion rate) in exchange for 667 shares of Smith Residential Series F cumulative convertible redeemable preferred stock (1:1 conversion rate)	32,130
Issuance of 641 Archstone-Smith Series L cumulative convertible redeemable preferred shares (1.975:1 conversion rate) in exchange for 641 shares of Smith Residential Series G cumulative convertible redeemable preferred stock (1:1 conversion rate)	30,877
Issuance of 2,200 Archstone-Smith Series M cumulative convertible redeemable preferred shares (1.2824:1 conversion rate) in exchange for 2,200 shares of Smith Residential Series H cumulative convertible redeemable preferred stock (0.65:1 conversion rate)	68,883

Total cumulative convertible redeemable preferred shares at estimated fair value	292,056

Issuance of 0.5 of one Archstone-Smith Series I cumulative redeemable preferred share in exchange for 0.5 of one share of Smith Residential Series C cumulative redeemable preferred stock (annual dividend 7.91%, par value per share $100,000, face value $50,000) at estimated fair value based on the current public market preferred rate of 8.5%	46,529

Valuation of Smith Residential stock options assuming 50% of all option holders choose not to accept the cash offer. All Smith Residential options become fully vested as a result of the merger. 3,702 options × 50% × $16.77 (estimated value per option was calculated using the Black-Scholes valuation model and the following assumptions: (1) risk-free interest rate 4.51%; (2) dividend yield 5.269%; (3) volatility 15.0%; and (4) expected option life 3 years)	31,042

Total estimated fair value of common and preferred shares issued to Smith Residential stockholders	1,463,044
Less: Smith Residential’s stockholders’ equity at historical cost	(573,901)

Adjustment to reflect Smith Residential’s stockholders’ equity at estimated fair value	$ 889,143

(i)	Represents the adjustments necessary to record additional paid-in capital at estimated fair value:

Issuance of 44,831 Archstone-Smith common shares in exchange for 22,699 shares of Smith Residential common stock (see note (h))	$1,093,417
Less: par value of shares at $0.01 (44,831 × $0.01)	(448)

Subtotal	1,092,699
Valuation of Smith Residential stock options assuming 50% of all option holders choose not to accept the cash offer (see note (h))	31,042
Less: Smith Residential’s historical additional paid-in capital	(250,445)

Adjustment to reflect Smith Residential’s additional paid-in capital at estimated fair value	$ 873,566

(j)
Represents a $1,500 charge to additional paid-in capital for the estimated merger registration costs and a $4,434 charge to distributions in excess of net earnings for the estimated transfer taxes expected to be paid by Archstone as a result of the expected reorganization into an UPREIT. Since the intent of the accompanying pro forma condensed statements of earnings is to reflect the expected continuing impact of the merger, the one-time adjustment related to the estimated transfer taxes has been excluded. It will be recorded as an operating expense on Archstone-Smith’s statement of earnings upon consummation of the merger.

Incremental borrowings of $5,934 to fund these amounts have also been reflected in the accompanying pro forma balance sheet.

(k)	Represents adjustment to minority interest relating to convertible operating partnership units to reflect the merger as follows:

Archstone historical common shareholders’ equity and minority interest relating to convertible operating partnership units	$2,002,864
Smith Residential historical common stockholders’ equity and minority interest relating to convertible operating partnership units	557,820
Pro forma and merger adjustments to common shareholders’ equity and minority interest relating to convertible operating partnership units	1,340,671

Total	3,901,355
Minority interest ownership percentage relating to redeemable Archstone Class A-1 common units after the merger (see calculation below)	14.03%

Minority interest ownership relating to redeemable Archstone Class A-1 common units after the merger	547,360
Less: pro forma minority interest relating to redeemable Archstone Class A-1 common units prior to merger adjustment ($20,150 + $692,881)	(713,031)

Adjustment to minority interest ownership of redeemable Archstone common units to reflect the merger	$ (165,671)

          Calculation of pro forma minority interest ownership percentage:
	As of March 31, 2001
	Shares	Units	Total
Number of shares of Smith Residential common stock and Smith Partnership units outstanding	22,699	13,214	35,913

Historical ownership percentages	63.21%	36.79%	100%

Number of Archstone-Smith common shares and Archstone Class A-1 common units to be issued after assumed conversion at the exchange ratio of 1.975	44,831	26,098	70,929
Historical number of Archstone common shares and units outstanding	120,863	949	121,812

Pro forma number of Archstone-Smith common shares and units outstanding	165,694	27,047	192,741

Recomputed ownership percentage	85.97%	14.03%	100%

ARCHSTONE-SMITH TRUST

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

(l)	Represents the adjustment necessary to allocate the estimated market value in excess of the liquidation preference on Smith Residential’s preferred stock to additional paid-in capital as follows:

New Preferred Shares Series (after exchange)	Estimated Market Value (see note (h))	Liquidation Value	Amount to be Allocated to Additional Paid-in Capital
Archstone-Smith Series H cumulative convertible redeemable preferred shares	$127,169	$ 71,500	$55,669
Archstone-Smith Series J cumulative convertible redeemable preferred shares	32,997	25,000	7,997
Archstone-Smith Series K cumulative convertible redeemable preferred shares	32,130	25,000	7,130
Archstone-Smith Series L cumulative convertible redeemable preferred shares	30,877	25,000	5,877
Archstone-Smith Series M cumulative convertible redeemable preferred shares	68,883	55,000	13,883

Subtotal	292,056	201,500	90,556
Archstone-Smith Series I cumulative redeemable preferred shares	46,529	50,000	(3,471)

Total	$338,585	$251,500	$87,085

Listed below is a combined summary of Archstone-Smith’s preferred shares as of March 31, 2001. The preferred shareholders are entitled to receive, when and as authorized by Archstone-Smith, cumulative preferential cash distributions. Archstone-Smith may redeem the preferred shares at certain dates in whole or in part at a cash redemption price equal to the redemption preference plus all accrued unpaid dividends to the date fixed for redemption.

Series	Liquidation Preference Per Share	Balance Outstanding	Quarterly Distribution Amount Per Share	Distribution Frequency	Archstone-Smith’s Voluntary Redemption Date (s)
Series A (1)	$ 25.00	$ 80,948	$ 0.55	Quarterly	On or after 11/30/2003
Series B (2)	$ 25.00	$104,670	$ 0.56	Quarterly	N/A
Series C	$ 25.00	$ 49,730	$ 0.54	Quarterly	On or after 08/20/2002
Series D	$ 25.00	$ 49,805	$ 0.55	Quarterly	On or after 08/06/2004
Series H	$ 27.08	$ 71,500	(3)	Quarterly	On or after 05/15/2003
Series I	$100,000	$ 50,000	$1,915	Quarterly	On or after 02/01/2028
Series J	$ 36.50	$ 25,000	(3)	Quarterly	On or after 07/13/2002
Series K	$ 37.50	$ 25,000	(4)	Quarterly	On or after 10/01/2004
Series L	$ 39.00	$ 25,000	(5)	Quarterly	On or after 11/05/2005
Series M	$ 25.00	$ 55,000	(3)	Quarterly	On or after 09/13/2004

(1)
The Series A preferred shares are convertible at any time, at the option of the holder, into a number of Archstone-Smith common shares obtained by dividing the aggregate liquidation preference by the conversion price of $18.561, which is equivalent to a conversion rate of 1.3469 common shares for each Archstone-Smith Series A preferred share.

(2)
The Series B preferred shares were called for redemption on May 7, 2001 at a price of $25.00 per share, plus $0.23125 in accrued and unpaid dividends, resulting in an aggregate cash payment of $105.6 million.

(3)
Cash distributions equal the greater of $2.02, $3.1025 and $2.03125 per year per share for Series H, J and M, respectively, or the dividend on the common shares into which these preferred shares are convertible.

ARCHSTONE-SMITH TRUST

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

(4)
Cash distributions equal to the greater of 8.25% of the $37.50 liquidation preference per year, equivalent to $3.09375 per year per share, through October 1, 2001, and 8.50% of the liquidation preference, equivalent to $3.1875 per year per share after October 1, 2001 or the dividend on the common shares into which a Series K preferred share is convertible.

(5)
Cash distributions equal to the greater of 8.25% of the $39.00 liquidation preference per year, equivalent to $3.2175 per year per share, through November 5, 2001, and 8.50% of the liquidation preference, equivalent to $3.315 per year per share after November 5, 2001 or the dividend on the common shares into which a Series L preferred share is convertible.

(m)	Represents the adjustment necessary to record all Archstone-Smith common shares at par value of $0.01 per share (formerly $1.00 per share), as follows:

Archstone’s 120,863 common shares at $1.00 par value per share	$120,863
Archstone-Smith’s 120,863 common shares at $0.01 par value per share	1,209

Adjustment	$119,654

Note that Smith Residential’s common stock is already reflected at $0.01 par.

(n)
Reflects condensed historical statement of earnings from continuing operations. Certain reclassifications have been made to Smith Residential’s statement of earnings from operations to conform to Archstone’s presentation.

(o)
Reflects the pro forma impact of certain acquisitions and dispositions of operating communities by Smith Residential during 2000. Smith Residential’s Form 8-K dated October 25, 2000, which is incorporated herein by reference, provides further detail regarding these transactions and the related pro forma adjustments for the six months ended June 30, 2000. One acquisition, Harbour House, was closed on October 25, 2000, subsequent to the period covered by the Form 8-K. The impact of this acquisition for the period from July 1, 2000 to October 25, 2000 is also reflected, as shown below. Note that no adjustments to the accompanying pro forma combined condensed balance sheet as of March 31, 2001 or the pro forma combined condensed statement of earnings from operations for the three months ended March 31, 2001 were necessary, since each transaction was consummated during 2000.

	Form 8-K Dated October 25, 2000	Harbour House July 1, 2000 to October 25, 2000	Total
Rental revenues	$ 6,909	$ 3,828	$10,737
Rental expenses	(3,192)	(1,505)	(4,697)
Real estate taxes	(495)	(407)	(902)
Depreciation on real estate investments	(933)	(529)	(1,462)
Interest expense	(3,392)	(2,216)	(5,608)
Minority interest	382	287	669

Total	$ (721)	$ (542)	$(1,263)

ARCHSTONE-SMITH TRUST

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

(p)	Represents estimated net increase in depreciation of real estate as a result of the step-up in basis to record Smith Residential’s real estate based on the merger acquisition cost:

	Land	Buildings and Improvements	Properties Under Construction	Total
Estimated value based on the merger acquisition cost	$996,194	$2,302,462	$103,973	$3,402,629

Depreciable basis	N/A	$2,302,462	N/A	$2,302,462
Pro forma annual depreciation expense based on an estimated useful life of 40 years		$ 57,562		$ 57,562
Less: Historical depreciation expense for year ended December 31, 2000		(44,778)		(44,778)
Pro forma adjustment for depreciation expense related to Smith Residential’s 2000 acquisitions/dispositions		(1,462)		(1,462)

Pro forma adjustment to depreciation expense		$ 11,322		$ 11,322

Pro forma quarterly depreciation expense based on an estimated useful life of 40 years		$ 14,391		$ 14,391
Less: Historical depreciation expense for the three months ended March 31, 2001		(12,592)		(12,592)

Pro forma adjustment to depreciation expense		$ 1,799		$ 1,799

(q)	Represents the following pro forma interest expense adjustments:

	Three Months Ended March 31, 2001	Year Ended December 31, 2000
Increase to interest expense:
Cash needed to finance merger-related costs, including redemption of an assumed 50% of options and registration costs (see notes (d) and (j))	$ 70,017	$ 70,017
Less assumed utilization of cash on hand	(16,672)	(16,672)

Assumed draws on unsecured credit facilities (see notes (d) and (j))	53,345	53,345
Assumed interest rate on unsecured credit facilities (LIBOR plus 65 basis points at May 31, 2001)	4.71%	4.71%
Proration factor	0.25	1

Subtotal increase to interest expense	628	2,513

Decreases to interest expense:
Reversal of Smith Residential’s historical loan cost amortization due to the elimination of deferred loan costs	(442)	(2,000)
Amortization of $30.7 million mark-to-market adjustment made to Smith Residential’s debt (see note (f))	(1,011)	(4,042)

Subtotal decreases to interest expense	(1,453)	(6,042)

Net decrease in interest expense	$ (825)	$ (3,529)

ARCHSTONE-SMITH TRUST

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

At March 31, 2001, Archstone had no balance outstanding under its $580 million unsecured credit facility and $13.4 million outstanding under its $100 million short-term unsecured borrowing facility. Since the unsecured credit facility rate of 4.71% used in the above calculation fluctuates based on a spread over LIBOR, interest expense changes accordingly. If the interest rate on unsecured credit facilities increases or decreases by 12.5 basis points, the following adjustment would be made to interest expense:

	Three Months Ended March 31, 2001	Year Ended December 31, 2000
Adjustment to interest expense if interest rate increases 12.5 basis points	$17	$67

Adjustment to interest expense if interest rate decreases 12.5 basis points	$(17)	$(67)

(r)
Management has estimated that there will be a reduction of over 50% of Smith Residential’s general and administrative expenses as a result of the merger on a pro forma basis for the quarter ended March 31, 2001 and the year ended December 31, 2000. The general and administrative expense savings have not been included in the pro forma condensed combined statements of earnings from operations as there can be no assurance that such costs savings will be realized.

(s)
Represents adjustments for the recomputation of net earnings from continuing operations allocable to the redeemable operating partnership units. The recomputed percentage allocable to common shares and operating partnership units was calculated as follows:

	Three Months Ended March 31, 2001			Year Ended December 31, 2000
	Shares	Units	Total	Shares	Units	Total
Weighted average number of shares of Smith Residential common stock and Smith Partnership units	22,415	13,245	35,660	21,333	13,664	34,997

Historical ownership percentages	62.86%	37.14%	100%	60.96%	39.04%	100%

Weighted average number of Archstone-Smith common shares and Archstone units to be issued after assumed conversion at the exchange ratio of 1.975	44,270	26,158	70,428	42,132	26,987	69,119
Weighted average number of Archstone common shares	122,159	—	122,159	131,874	—	131,874

Pro forma weighted average Archstone-Smith common shares and Archstone units outstanding	166,429	26,158	192,587	174,006	26,987	200,993

Recomputed ownership percentage	86.42%	13.58%	100%	86.57%	13.43%	100%

ARCHSTONE-SMITH TRUST

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

The recomputed minority interest income allocation was calculated as follows:

	Three Months Ended March 31, 2001	Year Ended December 31, 2000
Pro forma net earnings from continuing operations attributable to common shares—basic	$72,542	$331,209
Add back Smith Residential’s historical minority interest— redeemable operating partnership units	7,624	60,653
Less pro forma adjustment to minority interest related to Smith Residential’s 2000 acquisitions/dispositions	—	(669)
Add back (less) pro forma adjustment to Smith Residential’s historical minority interest—redeemable operating partnership units	3,777	(8,617)

Pro forma net earnings from continuing operations before reallocation	83,943	382,576
Recomputed minority interest ownership percentage (see above)	13.58%	13.43%

Recomputed net earnings allocable to minority interest— redeemable Archstone common units	11,401	51,367
Less Smith Residential’s historical minority interest—redeemable operating partnership units	(7,624)	(60,653)
Add back pro forma adjustment to minority interest related to Smith Residential’s 2000 acquisitions/dispositions	—	669

Pro forma adjustment to minority interest—redeemable Archstone common units	$ 3,777	$ (8,617)

(t)
A reconciliation of the numerator and denominator used to compute basic earnings per common share to the numerator and denominator used to compute diluted earnings per common share is as follows for the periods indicated:

Three Months Ended March 31, 2001	Archstone Historical	Archstone-Smith Pro Forma
Net earnings from continuing operations attributable to common shares—basic	$ 64,388	$ 72,542
Dividends on convertible preferred shares	1,790	5,998
Minority interest—convertible preferred units	—	914
Minority interest—convertible operating partnership units (1)	389	389

Net earnings from continuing operations attributable to common shares—diluted	$ 66,567	$ 79,843

Weighted average common shares outstanding—basic (see note (s))	122,159	166,429
Assumed conversion of convertible preferred shares	4,381	16,355
Assumed conversion of convertible preferred units	—	2,311
Assumed conversion of convertible operating partnership units (1)	949	949
Assumed exercise of options	412	1,249

Weighted average common shares outstanding—diluted	127,901	187,293

Net earnings from continuing operations per common share:
Basic	$ 0.53	$ 0.44

Diluted	$ 0.52	$ 0.43

ARCHSTONE-SMITH TRUST

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

Year Ended December 31, 2000	Archstone Historical	Archstone-Smith Pro Forma
Net earnings from continuing operations before extraordinary items attributable to common shares—basic	$236,956	$331,209
Dividends on convertible preferred shares	7,254	23,546
Minority interest—convertible preferred units	—	3,656
Minority interest—convertible operating partnership units (1)	1,326	1,326

Net earnings from continuing operations before extraordinary items attributable to common shares—diluted	$245,536	$359,737

Weighted average common shares outstanding—basic (see note (s))	131,874	174,006
Assumed conversion of convertible preferred shares	4,721	16,695
Assumed conversion of convertible preferred units	—	2,311
Assumed conversion of convertible operating partnership units (1)	876	876
Assumed exercise of options	259	859

Weighted average common shares outstanding—diluted	137,730	194,747

Net earnings from continuing operations before extraordinary items per common share:
Basic	$ 1.80	$ 1.90

Diluted	$ 1.78	$ 1.85

(1)
Excludes the impact of Smith Partnership’s convertible operating partnership units which may be redeemed at the unitholders’ sole discretion. Such redemption, at Archstone-Smith’s election, may be made for cash or for common shares on a one-for-one basis, which does not have a dilutive effect.

ANNEX A

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER

among

ARCHSTONE COMMUNITIES TRUST,

NEW GARDEN RESIDENTIAL TRUST,

CHARLES E. SMITH RESIDENTIAL REALTY, INC.

and

CHARLES E. SMITH RESIDENTIAL REALTY, L.P.

Dated as of May 3, 2001

Page
ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF ARCHSTONE AND NEW ARCHSTONE	A-33
3.1	Organization, Standing and Power of Archstone	A-33
3.2	Archstone Subsidiaries	A-34
3.3	Capital Structure	A-34
3.4	Other Interests	A-36
3.5	Authority; Noncontravention; Consents	A-36
3.6	SEC Documents; Financial Statements; Undisclosed Liabilities	A-37
3.7	Absence of Certain Changes or Events	A-38
3.8	Litigation	A-38
3.9	Properties	A-38
3.10	Environmental Matters	A-40
3.11	Taxes	A-40
3.12	Brokers, Schedule of Fees and Expenses	A-42
3.13	Compliance with Laws	A-42
3.14	Contracts; Debt Instruments	A-42
3.15	Opinion of Financial Advisor	A-42
3.16	State Takeover Statutes	A-43
3.17	Investment Company Act of 1940	A-43
3.18	Definition of “Knowledge of Archstone”	A-43
3.19	Required Shareholder Approvals	A-43

ARTICLE 4	COVENANTS	A-43
4.1	Conduct of Smith’s and Smith Partnership’s Business Pending Merger	A-43
4.2	Conduct of Archstone’s Business Pending Merger	A-46
4.3	No Solicitation	A-47
4.4	Affiliates	A-50
4.5	Other Actions	A-50

ARTICLE 5	ADDITIONAL COVENANTS	A-50
5.1	Preparation of the Form S-4 and the Proxy Statement; Smith Stockholders Meeting, Smith Partnership Consent Solicitation and Archstone Shareholders Meeting	A-50
5.2	Access to Information; Confidentiality	A-53
5.3	Notification	A-53
5.4	Tax Matters	A-54
5.5	Public Announcements	A-54
5.6	Listing	A-55
5.7	Transfer and Gains Taxes	A-55
5.8	Benefit Plans and Other Employee Arrangements	A-55
5.9	Indemnification	A-56
5.10	Declaration of Dividends and Distributions	A-58
5.11	Transfer or Recapitalization of Smith Non-Controlled Subsidiaries	A-59
5.12	Notices	A-59
5.13	Resignations	A-59
5.14	Assumption of Existing Tax Protection Agreements	A-59
5.15	Registration Rights Agreements	A-59
5.16	Exemption from Liability Under Section 16(b)	A-59
5.17	Restructuring of Assets of Archstone	A-60
5.18	Stockholder Rights Plan	A-60

Exhibit A	Form of Shareholders Agreement
Exhibit B	Form of Amended and Restated Declaration of Trust of Archstone Surviving Subsidiary
Exhibit C	Form of Amended and Restated Bylaws of Archstone Surviving Subsidiary
Exhibit D	Form of Amended and Restated Declaration of Trust of New Archstone
Exhibit E	Form of Amended and Restated Bylaws of New Archstone
Exhibit F	Form of Proposed Charter Amendments

INDEX OF DEFINED TERMS

1940 Act...Section 2.22
ACS Common Shares...Section 1.2(c)(i)
ACS Merger...Recitals
ACS Preferred Shares...Section 1.2(c)
ACS Series A Preferred Shares...Section 1.2(c)(ii)
ACS Series C Preferred Shares...Section 1.2(c)(iii)
ACS Series D Preferred Shares...Section 1.2(c)(iv)
ACS Series E Preferred Shares...Section 1.2(c)(v)
ACS Series F Preferred Shares...Section 1.2(c)(vi)
ACS Series G Preferred Shares...Section 1.2(c)(vii)
Acquisition Proposal...Section 4.3(a)(i)
Agreement...Preamble
AICPA Statement...Section 5.1(b)
Alternative Archstone Merger...Recitals
Archstone...Preamble
Archstone Bylaws...Section 3.1(a)
Archstone Closing...Section 1.5
Archstone Closing Date...Section 1.5
Archstone Common Shares...Section 1.1(a)(i)
Archstone Corporate Subsidiary...Recitals
Archstone Declaration of Trust...Section 1.1(c)
Archstone Disclosure Letter...Article 3
Archstone Existing Preferred Shares...Section 1.1(b)
Archstone Financial Statement Date...Section 3.7
Archstone Material Adverse Effect...Section 3.1(a)
Archstone Merger Sub...Recitals
Archstone Merger...Recitals
Archstone Non-Controlled Subsidiaries...Section 3.2(a)
Archstone Options...Section 3.3(b)
Archstone Other Interests...Section 3.4
Archstone Participating Preferred Shares...Section 3.3(a)
Archstone Parties...Section 3.5(a)
Archstone Properties...Section 3.9(a)
Archstone REIT...Recitals
Archstone REIT Merger...Recitals
Archstone SEC Documents...Section 3.6
Archstone Series A Preferred Shares...Section 1.1(a)(ii)
Archstone Series C Preferred Shares...Section 1.1(a)(iii)
Archstone Series D Preferred Shares...Section 1.1(a)(iv)
Archstone Series E Preferred Shares...Section 1.1(a)(iv)
Archstone Series E Preferred Units...Section 1.1(b)(i)
Archstone Series F Preferred Shares...Section 1.1(a)(vi)
Archstone Series F Preferred Units...Section 1.1(b)(ii)
Archstone Series G Preferred Shares...Section 1.1(a)(vii)
Archstone Series G Preferred Units...Section 1.1(b)(iii)
Archstone Shareholder Approvals...Section 3.5(a)
Archstone Shareholders Meeting...Section 5.1(c)
Archstone Subsidiaries...Section 3.1
Archstone Surviving Subsidiary...Recitals
Archstone Surviving Subsidiary Bylaws...Section 1.7
Archstone Surviving Subsidiary Class A Shares...Section 1.12(a)(i)
Archstone Surviving Subsidiary Class A-1 Shares...Section 1.12(a)(i)
Archstone Surviving Subsidiary Class B Shares...Section 1.12(a)(ii)
Archstone Surviving Subsidiary Common Shares...Section 1.2(e)(1)
Archstone Surviving Subsidiary Declaration of Trust...Section 1.7
Archstone Surviving Subsidiary Series A Preferred Shares... Section 1.2(e)(ii)
Archstone Surviving Subsidiary Series C Preferred Shares...Section 1.2(e)(iii)
Archstone Surviving Subsidiary Series D Preferred Shares...Section 1.2(e)(iv)
Archstone Surviving Subsidiary Series E Preferred Shares...Section 1.2(e)(v)
Archstone Surviving Subsidiary Series F Preferred Shares...Section 1.2(e)(vi)
Archstone Surviving Subsidiary Series G Preferred Shares...Section 1.2(e)(vii)
Archstone Surviving Subsidiary Series H Preferred Shares...Section 1.12(a)(iii)
Archstone Surviving Subsidiary Series I Preferred Shares...Section 1.12(a)(iv)
Archstone Surviving Subsidiary Series J Preferred Shares...Section 1.12(a)(v)
Archstone Surviving Subsidiary Series K Preferred Shares...Section 1.12(a)(vi)
Archstone Surviving Subsidiary Series L Preferred Shares...Section 1.12(a)(vii)
Archstone Surviving Subsidiary Series M Preferred Shares...Section 1.12(a)(viii)
Archstone Voting Agreement...Recitals
Archstone-Smith Trust...Section 1.2
Asset Restructuring...Section 5.17
Base Amount...Section 7.2
Break-Up Fee Payment...Section 7.2
Break-Up Fee...Section 7.2
CERCLA...Section 2.10
Certificate...Section 1.12(b)(viii)
CESI Voting Stock Owner...Recitals
CESI...Recitals
Class A Smith OP Units...Section 1.12(a)(i)
Class B Smith OP Units...Section 1.12(a)(ii)
Code...Recitals
Commitment...Section 4.1(j)
Confidentiality Agreement...Section 4.3(b)
Corresponding New Archstone Dividends...Section 1.15(e)(ii)
Counter Proposal...Section 4.3(c)
Delaware Certificate of Merger...Recitals
Department...Section 1.6
DRULPA...Section 1.4(a)
EBI...Section 7.2
Effective Time...Section 1.6
Election...Recitals
Employee Plan...Section 2.12
Encumbrances...Section 2.9(b)
Environmental Law...Section 2.10(a)
Environmental Mitigation...Section 2.9(h)
Environmental Permits...Section 2.10(b)(iv)
ERISA...Section 2.12
Exchange Act...Section 2.6
Exchange Agent...Section 1.15(b)
Exchange Fund...Section 1.15(c)
Executive Committee...Section 1.9
Form S-4...Section 5.1(a)
Former Smith Properties...Section 2.10(b)(ii)
GAAP...Section 2.6
Governmental Entity...Section 2.5(c)
Hazardous Materials...Section 2.10(a)
HSR Act...Section 2.5(c)
Indebtedness...Section 2.18(b)
Indemnification Parties...Section 5.9(b)
Indemnified Parties...Section 5.9(a)
Indemnifying Parties...Section 5.9(a)
IRS...Section 2.14(b)
Joint Proxy Statement...Section 5.1(a)
Knowledge of Archstone...Section 3.18
Knowledge of Smith...Section 2.23
Laws...Section 2.5(c)
Liens...Section 2.2(b)
Maximum Amount...Section 7.2
Merger...Recitals
Merger Closing...Section 1.5
Merger Closing Date...Section 1.5
Merger Consideration...Section 1.12(b)
Mergers...Recitals
NCS Agreements...Recitals
NCS Voting Stock Owners...Recitals
New Archstone...Preamble
New Archstone Bylaws...Section 1.8
New Archstone Common Shares...Section 1.1(a)(i)
New Archstone Declaration of Trust...Section 1.8
New Archstone Existing Preferred Shares...Section 1.1(b)
New Archstone Preferred Shares...Section 1.12(b)(vii)
New Archstone Rights Agreement...Section 1.1(a)(i)
New Archstone Series A Preferred Shares...Section 1.1(a)(ii)
New Archstone Series C Preferred Shares...Section 1.1(a)(iii)
New Archstone Series D Preferred Shares...Section 1.1(a)(iv)
New Archstone Series E Preferred Shares...Section 1.1(a)(v)
New Archstone Series F Preferred Shares...Section 1.1(a)(vi)
New Archstone Series G Preferred Shares...Section 1.1(a)(vii)
New Archstone Series H Preferred Share...Section 1.12(b)(ii)
New Archstone Series I Preferred Share...Section 1.12(b)(iii)
New Archstone Series J Preferred Share...Section 1.12(b)(iv)
New Archstone Series K Preferred Share...Section 1.12(b)(v)
New Archstone Series L Preferred Share...Section 1.12(b)(vi)
New Archstone Series M Preferred Share...Section 1.12(b)(vii)
NYSE...Section 5.6
Original Agreement...Recitals
Partnership Articles of Merger...Recitals
Partnership Merger Consideration...Section 1.12(a)
Partnership Merger...Recitals
Payor...Section 7.2
Pension Plan...Section 2.12
Person...Section 2.2(a)
Primary Archstone Merger...Recitals
Property Restrictions...Section 2.9(b)
Proposed Archstone Charter Amendments...Section 3.19
Qualifying Income...Section 7.2
Recapitalization Agreement...Recitals
Recipient...Section 7.2
REIT...Section 2.14(b)
REIT Articles of Merger...Recitals
Release...Section 2.10(a)
Representative...Section 4.3(a)(ii)
Right...Section 1.1(a)(i)
Rule 145 Affiliates...Section 4.4
SEC...Section 2.5(c)
Section 16 Information...Section 5.16(b)
Securities Act...Section 2.3(g)
Share Exchange...Recitals
Shareholder Approvals...Section 3.5(a)
Shareholders Agreement...Recitals
SMCI...Recitals
SMCI Voting Stock Owner...Recitals
Smith...Preamble
Smith Acquisition Agreement...Section 7.2
Smith Articles of Incorporation...Section 1.8
Smith Bylaws...Section 1.8
Smith Common Stock...Section 1.12(b)(i)
Smith Disclosure Letter...Article 2
Smith Dividend...Section 1.15(e)(i)
Smith Financial Statement Date...Section 2.7
Smith Insiders...Section 5.16(c)
Smith Material Adverse Effect...Section 2.1
Smith Non-Controlled Subsidiary...Section 2.2(a)
Smith OP Units...Section 1.12(a)(ii)
Smith Other Interests...Section 2.4
Smith Partner Approvals...Section 1.13
Smith Partnership...Preamble
Smith Partnership Agreement...Section 1.7
Smith Partnership Distribution...Section 1.15(e)(i)
Smith Preferred OP Units...Section 1.12
Smith Preferred Stock...Section 1.12(b)(vii)
Smith Properties...Section 2.9(a)
Smith Rights...Section 2.21
Smith Rights Agreement...Section 2.21
Smith SEC Documents...Section 2.6
Smith Series A Preferred OP Unit...Section 1.12(a)(iii)
Smith Series A Preferred Share...Section 1.12(b)(ii)
Smith Series C Preferred OP Unit...Section 1.12(a)(iv)
Smith Series C Preferred Share...Section 1.12(b)(iii)
Smith Series E Preferred OP Unit...Section 1.12(a)(v)
Smith Series E Preferred Share...Section 1.12(b)(iv)
Smith Series F Preferred OP Units...Section 1.12(a)(vi)
Smith Series F Preferred Shares...Section 1.12(b)(v)
Smith Series G Preferred OP Unit...Section 1.12(a)(vii)
Smith Series G Preferred Share...Section 1.12(b)(vi)
Smith Series H Preferred OP Unit...Section 1.12(a)(viii)
Smith Series H Preferred Share...Section 1.12(b)(vii)
Smith Stockholders Meeting...Section 5.1(d)
Smith Stock Options...Section 2.3(b)
Smith Stock Rights...Section 2.3(b)
Smith Stockholder Approvals...Section 2.5(a)
Smith Subsidiary...Sectioin 2.2(a)
Smith Trustees...Section 1.9
Smith Voting Agreement...Recitals
Stock Purchase Agreement...Recitals
Subsidiary...Section 2.2(a)
Substituted Option...Section 5.8(c)
Superior Acquisition Proposal...Section 4.3(d)
Surviving Entity...Section 1.4(a)
Surviving Trust...Section 1.3
Survivor Plans...Section 5.8(a)
Takeover Statute...Section 2.20
Tax Protection Agreements...Section 2.18(i)
Taxes...Section 2.14(a)
Title 3...Section 1.2(c)
Title 8...Section 1.1(a)
Transfer...Section 4.3(a)(i)
Transfer and Gains Taxes...Section 5.7
Welfare Plan...Section 2.12

AMENDED AND RESTATED AGREEMENT
AND PLAN OF MERGER

          THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 3, 2001, by and among ARCHSTONE COMMUNITIES TRUST, a Maryland real estate investment trust (“Archstone”), NEW GARDEN RESIDENTIAL TRUST, a Maryland real estate investment trust (“New Archstone”), CHARLES E. SMITH RESIDENTIAL REALTY, INC., a Maryland corporation (“Smith”), and CHARLES E. SMITH RESIDENTIAL REALTY, L.P., a Delaware limited partnership (“Smith Partnership”).

          WHEREAS, Archstone, New Archstone, Smith and Smith Partnership are parties to that certain Agreement and Plan of Merger, dated as of May 3, 2001 (the “Original Agreement”), and desire to amend and restate the Original Agreement;

          WHEREAS, in order to advance the long-term strategic business interests of Archstone and Smith, the Board of Trustees of Archstone and the Board of Directors of Smith deem it advisable and in the best interests of their respective shareholders, upon the terms and subject to the conditions contained herein, that Smith shall merge with and into New Archstone with New Archstone as the surviving entity (the “Merger”);

          WHEREAS, in order to advance the long-term strategic business interests of Smith Partnership, Smith, as the sole general partner of Smith Partnership, deems it advisable and in the best interests of Smith Partnership limited partners, subject to the conditions and other provisions contained herein, that, immediately after the Merger, Smith Partnership shall merge with and into Archstone Surviving Subsidiary (as defined herein) with Archstone Surviving Subsidiary as the surviving entity (the “Partnership Merger” and, together with the Merger, the “Mergers”);

          WHEREAS, New Archstone is a wholly owned subsidiary of Archstone;

          WHEREAS, upon the terms and subject to the conditions set forth herein, prior to the Mergers, New Archstone shall create a wholly owned subsidiary (“Archstone Merger Sub”), and Archstone shall merge with Archstone Merger Sub, with Archstone as the surviving entity, with the shareholders of Archstone becoming the shareholders of New Archstone, and with Archstone becoming a direct, wholly owned subsidiary of New Archstone (the “Primary Archstone Merger”);

          WHEREAS, upon the terms and subject to the conditions set forth herein, prior to the Mergers, Archstone shall implement an alternative structure rather than the Primary Archstone Merger pursuant to which (a) Archstone would create a wholly owned Maryland corporate subsidiary (“Archstone Corporate Subsidiary”), (b) New Archstone would create a wholly owned Maryland real estate investment trust subsidiary (“Archstone REIT”), (c) Archstone would merge with and into Archstone Corporate Subsidiary with Archstone Corporate Subsidiary as the surviving entity and with the shareholders of Archstone becoming the shareholders of Archstone Corporate Subsidiary (the “ACS Merger”), (d) New Archstone would exchange common shares of beneficial interest and preferred shares of beneficial interest for all of the issued and outstanding shares of common stock and preferred stock of Archstone Corporate Subsidiary with the result being that Archstone Corporate Subsidiary becomes a subsidiary of New Archstone (the “Share Exchange”) and (e) Archstone Corporate Subsidiary would merge with and into Archstone REIT with Archstone REIT as the surviving entity and with the shares of stock of Archstone Corporate Subsidiary being extinguished and Archstone REIT issuing shares of beneficial interest to New Archstone (the “Archstone REIT Merger” and, together with the ACS Merger and the Share Exchange, the “Alternative Archstone Merger”), as further described in Section 1.2;

          WHEREAS, the term “Archstone Merger” as used in this Agreement shall mean (a) the Primary Archstone Merger in the case of a merger effectuated pursuant to Section 1.1 or (b) the Alternative Archstone Merger in the case of the transactions effectuated pursuant to Section 1.2;

           WHEREAS, the term “Archstone Surviving Subsidiary” shall mean (a) Archstone in the case of a merger effectuated pursuant to Section 1.1 or (b) Archstone REIT in the case of the transactions effectuated pursuant to Section 1.2;

          WHEREAS, on the business day after the Archstone Merger or as soon thereafter as practicable, it is contemplated that Archstone Surviving Subsidiary shall make a “check-the-box” election pursuant to Treasury Regulation § 301.7701-3(c) (the “Election”) to be treated for federal income tax purposes as either a domestic eligible entity with a single owner electing to be disregarded as a separate entity or as a partnership, as applicable;

          WHEREAS, upon the terms and subject to the conditions set forth herein, on the business day after Archstone Surviving Subsidiary makes the Election or as soon thereafter as practicable, New Archstone and Smith shall execute Articles of Merger (the “REIT Articles of Merger”) in such form as the parties shall mutually agree and shall file the REIT Articles of Merger in accordance with Maryland law to effectuate the Merger;

          WHEREAS, upon the terms and subject to the conditions set forth herein, immediately following the effectiveness of the Merger, Archstone Surviving Subsidiary and Smith Partnership shall execute a Certificate of Merger (the “Delaware Certificate of Merger”) in such form as the parties shall mutually agree and shall file such Delaware Certificate of Merger in accordance with Delaware law to effectuate the Partnership Merger;

          WHEREAS, upon the terms and subject to the conditions set forth herein, immediately following the effectiveness of the Merger, Archstone Surviving Subsidiary and Smith Partnership shall execute Articles of Merger (the “Partnership Articles of Merger”) in such form as the parties shall mutually agree and shall file the Partnership Articles of Merger in accordance with Maryland law to effectuate the Partnership Merger;

          WHEREAS, for federal income tax purposes, it is intended that each of the Merger and the Archstone Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute separate plans of reorganization under Section 368(a) of the Code;

          WHEREAS, for federal income tax purposes the following characterization is intended for the Partnership Merger: (a) following the Archstone Merger and the Election and prior to the Partnership Merger, New Archstone will be the owner of all of the assets previously owned by Archstone, subject to all of its liabilities, (b) Smith Partnership will be deemed to have terminated under Section 708(b)(1)(B) of the Code upon consummation of the Merger, and (c) the Partnership Merger will result in a continuation of the “new partnership” deemed to result upon the termination of Smith Partnership and the contribution by New Archstone to this “new partnership” of all of New Archstone’s assets (other than the interests of Smith in this “new partnership” acquired in the Merger), subject to all of its liabilities, with this “new partnership” thereafter operating under the name Archstone-Smith Operating Trust;

          WHEREAS, Archstone, New Archstone, Smith and Smith Partnership desire to make certain representations, warranties, covenants and agreements in connection with the Archstone Merger and the Mergers;

          WHEREAS, as an inducement to Archstone and New Archstone to enter into this Agreement, (a) Smith Management Construction Partnership (the “SMCI Voting Stock Owner”), as owner of all of the voting capital stock of Smith Management Construction, Inc. (“SMCI”), and Archstone have entered into a Stock Purchase Agreement relating to the voting capital stock of SMCI (the “Stock Purchase Agreement”), pursuant to which the SMCI Voting Stock Owner has agreed to sell to a designee of Archstone, and a designee of Archstone has agreed to acquire from the SMCI Voting Stock Owner, all of the shares of outstanding voting stock of SMCI, and (b) Consolidated Engineering Services Partnership (the “CESI Voting Stock Owner,” and together with the SMCI Voting Stock Owner, the “NCS Voting Stock Owners”), Consolidated Engineering Services, Inc. (“CESI”) and the various parties named therein have entered into a Recapitalization Agreement relating to a recapitalization of CESI (the “Recapitalization Agreement,” and, together with Stock Purchase Agreement, the “NCS Agreements”), pursuant to which the CESI Voting Stock Owner has agreed to vote all of the shares of outstanding voting stock of CESI in favor of a recapitalization of CESI that will vest voting control of CESI in Smith Partnership prior to or upon consummation of the Partnership Merger;

          WHEREAS, prior to the Merger Closing (as defined herein) and as an inducement to Smith, Archstone and New Archstone to enter into this Agreement and consummate the transactions herein, Archstone, New Archstone and Messrs. Robert H. Smith and Robert P. Kogod, will enter into a Shareholders Agreement in the form attached hereto as Exhibit A (the “Shareholders Agreement”), pursuant to which Messrs. Robert H. Smith and Robert P. Kogod will have certain rights with respect to the continued business and operation of the Surviving Trust and the Surviving Entity (each as defined herein);

          WHEREAS, as an inducement to Archstone and New Archstone to enter into this Agreement, each director of Smith has entered into a voting agreement (each, a “Smith Voting Agreement”), pursuant to which such person has agreed, among other things, to vote his or her shares of Smith Common Stock and Smith OP Units (each as defined herein) to approve this Agreement, the Mergers and any other matter which requires his or her vote in connection with the transactions contemplated by this Agreement; and

          WHEREAS, as an inducement to Smith to enter into this Agreement, each trustee of Archstone has entered into a voting agreement (each, an “Archstone Voting Agreement”), pursuant to which such person has agreed, among other things, to vote his or her Archstone Common Shares (as defined herein) to approve this Agreement, the Archstone Merger, the Mergers and any other matter which requires his or her vote in connection with the transactions contemplated by this Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1

THE ARCHSTONE MERGER AND THE MERGERS

          1.1    The Primary Archstone Merger.

          (a)  Subject to Section 1.2, upon the terms and subject to the conditions of this Agreement, and in accordance with Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (“Title 8”), and other applicable state law, on the Archstone Closing Date (as defined herein), Archstone Merger Sub shall be merged with Archstone with Archstone as the surviving entity and with New Archstone acquiring all outstanding shares of beneficial interest of Archstone and the holders of shares of beneficial interest in Archstone receiving shares of beneficial interest in New Archstone, as follows:

          (i)  Each common share of beneficial interest, par value $1.00 per share, of Archstone, together with the associated Right (as defined in the Rights Agreement between Archstone and Chemical Bank, dated as of July 21, 1994, as amended) (collectively, the “Archstone Common Shares”) issued and outstanding immediately prior to the effective time of the Archstone Merger shall be automatically converted into the right to receive one common share of beneficial interest, par value $.01 per share, of New Archstone, together with a right under the New Archstone Rights Agreement to be adopted by New Archstone prior to the Archstone Closing (collectively, the “New Archstone Common Shares”). The “New Archstone Rights Agreement” shall mean the rights agreement to be adopted by the New Archstone Board of Trustees prior to the Archstone Closing, the form and substance of which is subject to Smith’s approval, which approval shall not be unreasonably withheld or delayed.

           (ii)  Each Cumulative Convertible Series A Preferred Share of Beneficial Interest of Archstone (“Archstone Series A Preferred Shares”) issued and outstanding immediately prior to the effective time of the Archstone Merger shall be automatically converted into the right to receive one Cumulative Convertible Series A Preferred Share of Beneficial Interest of New Archstone (“New Archstone Series A Preferred Shares”).

          (iii)  Each Series C Cumulative Redeemable Preferred Share of Beneficial Interest of Archstone (“Archstone Series C Preferred Shares”) issued and outstanding immediately prior to the effective time of the Archstone Merger shall be automatically converted into the right to receive one Series C Cumulative Redeemable Preferred Share of Beneficial Interest of New Archstone (“New Archstone Series C Preferred Shares”).

          (iv)  Each Series D Cumulative Redeemable Preferred Share of Beneficial Interest of Archstone (“Archstone Series D Preferred Shares”) issued and outstanding immediately prior to the effective time of the Archstone Merger shall be automatically converted into the right to receive one Series D Cumulative Redeemable Preferred Share of Beneficial Interest of New Archstone (“New Archstone Series D Preferred Shares”).

          (v)  Each Cumulative Redeemable Perpetual Series E Preferred Share of Beneficial Interest of Archstone (“Archstone Series E Preferred Shares”) issued and outstanding immediately prior to the effective time of the Archstone Merger, if any, shall be automatically converted into the right to receive one Cumulative Redeemable Perpetual Series E Preferred Share of Beneficial Interest of New Archstone (“New Archstone Series E Preferred Shares”).

          (vi)  Each Cumulative Redeemable Perpetual Series F Preferred Share of Beneficial Interest of Archstone (“Archstone Series F Preferred Shares”) issued and outstanding immediately prior to the effective time of the Archstone Merger, if any, shall be automatically converted into the right to receive one Cumulative Redeemable Perpetual Series F Preferred Share of Beneficial Interest of New Archstone (“New Archstone Series F Preferred Shares”).

          (vii)  Each Cumulative Redeemable Perpetual Series G Preferred Share of Beneficial Interest of Archstone (“Archstone Series G Preferred Shares”) issued and outstanding immediately prior to the effective time of the Archstone Merger, if any, shall be automatically converted into the right to receive one Cumulative Redeemable Perpetual Series G Preferred Share of Beneficial Interest of New Archstone (“New Archstone Series G Preferred Shares”).

(b) In addition, pursuant to the Archstone Surviving Subsidiary Declaration of Trust and the New Archstone Declaration of Trust (each as defined herein):

          (i)  Each 8.375% Cumulative Redeemable Perpetual Series E Preferred Unit of Archstone Communities Limited Partnership (“Archstone Series E Preferred Units”) issued and outstanding immediately prior to the effective time of the Primary Archstone Merger, if any, shall continue to be convertible into one Archstone Series E Preferred Share and each Archstone Series E Preferred Share (whether or not outstanding) shall become convertible into one New Archstone Series E Preferred Share.

          (ii)  Each 8.125% Cumulative Redeemable Perpetual Series F Preferred Unit of Archstone Communities Limited Partnership II (“Archstone Series F Preferred Units”) issued and outstanding immediately prior to the effective time of the Primary Archstone Merger, if any, shall continue to be convertible into one Archstone Series F Preferred Share and each Archstone Series F Preferred Share (whether or not outstanding) shall become convertible into one New Archstone Series F Preferred Share.

          (iii)  Each 8.625% Cumulative Redeemable Series G Preferred Unit of Archstone Communities Limited Partnership II (“Archstone Series G Preferred Units”) issued and outstanding immediately prior to the effective time of the Primary Archstone Merger, if any, shall continue to be convertible into one Archstone Series G Preferred Share and each Archstone Series G Preferred Share (whether or not outstanding) shall become convertible into one New Archstone Series G Preferred Share.

          As used herein, “Archstone Existing Preferred Shares” means, collectively, Archstone Series A Preferred Shares, Archstone Series C Preferred Shares, Archstone Series D Preferred Shares, Archstone Series E Preferred Shares, Archstone Series F Preferred Shares and Archstone Series G Preferred Shares and “New Archstone Existing Preferred Shares” means, collectively, New Archstone Series A Preferred Shares, New Archstone Series C Preferred Shares, New Archstone Series D Preferred Shares, New Archstone Series E Preferred Shares, New Archstone Series F Preferred Shares and New Archstone Series G Preferred Shares.

          (c)  Upon the terms and subject to the conditions of this Agreement, and in accordance with Title 8 and other applicable state law, upon the Primary Archstone Merger, New Archstone shall receive securities in Archstone in the same number and of the same class or series as the securities of Archstone outstanding immediately prior to the effective time of the Archstone Merger, with the rights, privileges, and preferences set forth in the Archstone Declaration of Trust in effect on the date hereof (the “Archstone Declaration of Trust”).

(d) For federal income tax purposes, it is intended that the Primary Archstone Merger shall qualify as reorganization under Section 368 (a)(1)(F) of the Code.

          1.2    Alternative Structure of the Archstone Merger.

          (a)  In the event that (i) (A) the Proposed Archstone Charter Amendments (as defined herein) are disapproved at the duly convened Archstone Shareholders Meeting (as defined herein), or otherwise are not approved by holders of a majority of the Archstone Common Shares entitled to vote within 110 days after the matter is submitted for their approval (but in no event later than March 1, 2002) or (B) the holders of a majority of the Archstone Common Shares entitled to vote approve the Proposed Archstone Charter Amendments but the Primary Archstone Merger shall not have been consummated within sixty (60) days after the receipt of such approval, and (ii) the holders of a majority of the Archstone Common Shares entitled to vote approve the Archstone Merger, then the Archstone Merger shall be effectuated through the Alternative Archstone Merger as set forth in this Section 1.2.

(b) Archstone shall form Archstone Corporate Subsidiary and New Archstone shall form Archstone REIT.

          (c)  Upon the terms and subject to the conditions of this Agreement and in accordance with Title 3 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (“Title 3”), and Title 8, on the Archstone Closing Date, Archstone shall merge with and into Archstone Corporate Subsidiary with Archstone Corporate Subsidiary as the surviving entity and the holders of shares of beneficial interest in Archstone receiving shares of stock in Archstone Corporate Subsidiary, as follows:

          (i)  Each Archstone Common Share issued and outstanding immediately prior to the effective time of the ACS Merger shall be automatically converted into the right to receive one share of common stock, par value $.01 per share, of Archstone Corporate Subsidiary (“ACS Common Shares”). The ACS Common Shares shall have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to those of the Archstone Common Shares outstanding on the date hereof except that the ACS Common Shares shall not have an associated right similar to the Right.

          (ii)  Each Archstone Series A Preferred Share issued and outstanding immediately prior to the effective time of the ACS Merger shall be automatically converted into the right to receive one share of Cumulative Convertible Series A Preferred Stock of Archstone Corporate Subsidiary (“ACS Series A Preferred Shares”). The ACS Series A Preferred Shares shall have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to those of the Archstone Series A Preferred Shares outstanding on the date hereof.

           (iii)  Each Archstone Series C Preferred Share issued and outstanding immediately prior to the effective time of the ACS Merger shall be automatically converted into the right to receive one share of Series C Cumulative Redeemable Preferred Stock of Archstone Corporate Subsidiary (“ACS Series C Preferred Shares”). The ACS Series C Preferred Shares shall have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to those of the Archstone Series C Preferred Shares outstanding on the date hereof.

          (iv)  Each Archstone Series D Preferred Share issued and outstanding immediately prior to the effective time of the ACS Merger shall be automatically converted into the right to receive one share of Series D Cumulative Redeemable Preferred Stock of Archstone Corporate Subsidiary (“ACS Series D Preferred Shares”). The ACS Series D Preferred Shares shall have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to those of the Archstone Series D Preferred Shares outstanding on the date hereof.

          (v)  Each Archstone Series E Preferred Share issued and outstanding immediately prior to the effective time of the ACS Merger, if any, shall be automatically converted into the right to receive one share of Cumulative Redeemable Perpetual Series E Preferred Stock of Archstone Corporate Subsidiary (“ACS Series E Preferred Shares”). The ACS Series E Preferred Shares shall have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to those of the Archstone Series E Preferred Shares outstanding on the date hereof. Each Archstone Series E Preferred Unit issued and outstanding immediately prior to the effective time of the ACS Merger shall become convertible into one ACS Series E Preferred Share.

          (vi)  Each Archstone Series F Preferred Share issued and outstanding immediately prior to the effective time of the ACS Merger, if any, shall be automatically converted into the right to receive one share of Cumulative Redeemable Perpetual Series F Preferred Stock of Archstone Corporate Subsidiary (“ACS Series F Preferred Shares”). The ACS Series F Preferred Shares shall have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to those of the Archstone Series F Preferred Shares outstanding on the date hereof. Each Archstone Series F Preferred Unit issued and outstanding immediately prior to the effective time of the ACS Merger shall become convertible into one ACS Series F Preferred Share.

          (vii)  Each Archstone Series G Preferred Share issued and outstanding immediately prior to the effective time of the ACS Merger, if any, shall be automatically converted into the right to receive one share of Cumulative Redeemable Perpetual Series G Preferred Stock of Archstone Corporate Subsidiary (“ACS Series G Preferred Shares”). The ACS Series G Preferred Shares shall have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to those of the Archstone Series G Preferred Shares outstanding on the date hereof. Each Archstone Series G Preferred Unit issued and outstanding immediately prior to the effective time of the ACS Merger shall become convertible into one ACS Series G Preferred Share.

          As used herein, “ACS Preferred Shares” means, collectively, ACS Series A Preferred Shares, ACS Series C Preferred Shares, ACS Series D Preferred Shares, ACS Series E Preferred Shares, ACS Series F Preferred Shares and ACS Series G Preferred Shares.

          (d)  Upon the terms and subject to the conditions of this Agreement, and in accordance with applicable state laws, Archstone Corporate Subsidiary and New Archstone shall then enter into a share exchange in accordance with Title 3 and other applicable state law, pursuant to which New Archstone shall issue shares of beneficial interest in New Archstone to the holders of ACS Common Shares and ACS Preferred Shares, as follows:

(i) Each ACS Common Share issued and outstanding immediately prior to the effective time of the Share Exchange shall be exchanged for one New Archstone Common Share.

(ii) Each ACS Series A Preferred Share issued and outstanding immediately prior to the effective time of the Share Exchange, if any, shall be exchanged for one New Archstone Series A Preferred Share.

(iii) Each ACS Series C Preferred Share issued and outstanding immediately prior to the effective time of the Share Exchange shall be exchanged for one New Archstone Series C Preferred Share.

(iv) Each ACS Series D Preferred Share issued and outstanding immediately prior to the effective time of the Share Exchange shall be exchanged for one New Archstone Series D Preferred Share.

(v) Each ACS Series E Preferred Share issued and outstanding immediately prior to the effective time of the Share Exchange, if any, shall be exchanged for one New Archstone Series E Preferred Share.

(vi) Each ACS Series F Preferred Share issued and outstanding immediately prior to the effective time of the Share Exchange shall be exchanged for one New Archstone Series F Preferred Share.

(vii) Each ACS Series G Preferred Share issued and outstanding immediately prior to the effective time of the Share Exchange shall be exchanged for one New Archstone Series G Preferred Share.

          (e)  Upon the terms and subject to the conditions of this Agreement, and in accordance with Title 3 and Title 8, Archstone Corporate Subsidiary shall then merge with and into Archstone REIT, with Archstone REIT as the surviving entity, with the ACS Common Shares and the ACS Preferred Shares being extinguished and with Archstone REIT issuing the following shares of beneficial interest to New Archstone:

          (i)  a number of Common Shares of Beneficial Interest, par value $0.01 per share, of Archstone REIT (“Archstone Surviving Subsidiary Common Shares”) so that the number of Archstone Surviving Subsidiary Common Shares issued and outstanding immediately after the Archstone REIT Merger is equal the number of ACS Common Shares issued and outstanding immediately prior to the Archstone REIT Merger;

          (ii)  a number of Cumulative Convertible Series A Preferred Shares of Beneficial Interest of Archstone REIT (“Archstone Surviving Subsidiary Series A Preferred Shares”) equal to the number of ACS Series A Preferred Shares being cancelled;

          (iii)  a number of Series C Cumulative Redeemable Preferred Shares of Beneficial Interest of Archstone REIT (“Archstone Surviving Subsidiary Series C Preferred Shares”) equal to the number of ACS Series C Preferred Shares being cancelled;

          (iv)  a number of Series D Cumulative Redeemable Preferred Shares of Beneficial Interest of Archstone REIT (“Archstone Surviving Subsidiary Series D Preferred Shares”) equal to the number of ACS Series D Preferred Shares being cancelled;

          (v)  a number of Cumulative Redeemable Perpetual Series E Preferred Shares of Beneficial Interest of Archstone REIT (“Archstone Surviving Subsidiary Series E Preferred Shares”) equal to the number of ACS Series E Preferred Shares being cancelled, if any;

          (vi)  a number of Cumulative Redeemable Perpetual Series F Preferred Shares of Beneficial Interest of Archstone REIT (“Archstone Surviving Subsidiary Series F Preferred Shares”) equal to the number of ACS Series F Preferred Shares being cancelled, if any; and

           (vii)  a number of Cumulative Redeemable Perpetual Series G Preferred Shares of Beneficial Interest of Archstone REIT (“Archstone Surviving Subsidiary Series G Preferred Shares”) equal to the number of ACS Series G Preferred Shares being cancelled, if any;

(f) In addition, pursuant to the Archstone Surviving Subsidiary Declaration of Trust and the New Archstone Declaration of Trust:

          (i)  Each Archstone Series E Preferred Unit issued and outstanding immediately prior to the effective time of the Archstone REIT Merger shall become convertible into one Archstone Surviving Subsidiary Series E Preferred Share and each Archstone Series E Preferred Share (whether or not outstanding) shall become convertible into one New Archstone Series E Preferred Share.

          (ii)  Each Archstone Series F Preferred Unit issued and outstanding immediately prior to the effective time of the Archstone REIT Merger shall become convertible into one Archstone Surviving Subsidiary Series F Preferred Share and each Archstone Series F Preferred Share (whether or not outstanding) shall become convertible into one New Archstone Series F Preferred Share.

          (iii)  Each Archstone Series G Preferred Unit issued and outstanding immediately prior to the effective time of the Archstone REIT Merger shall become convertible into one Archstone Surviving Subsidiary Series G Preferred Share and each Archstone Series G Preferred Share (whether or not outstanding) shall become convertible into one New Archstone Series G Preferred Share.

          (g)  For federal income tax purposes, it is intended that the Alternative Archstone Merger (including the ACS Merger, the Share Exchange and the Archstone REIT Merger) shall qualify as one or more reorganizations under Section 368 (a)(1)(F) of the Code.

          1.3    The Merger.    (a)  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Title 3 and Title 8, on the business day after Archstone Surviving Subsidiary makes the Election, or as soon thereafter as practicable, Smith shall be merged with and into New Archstone, with New Archstone surviving as a Maryland real estate investment trust (the “Surviving Trust”) and the holders of shares of stock in Smith receiving shares of beneficial interest in New Archstone, as set forth in Section 1.12(b). The name of the Surviving Trust shall be “Archstone-Smith Trust.”

(b) For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under Section 368 (a)(1)(A) of the Code.

          1.4    The Partnership Merger.

          (a)  Upon the terms and subject to the conditions of this Agreement, and in accordance with Title 8 and Title 6, Section 17-211 of the Delaware Revised Uniform Limited Partnership Act, as amended (the “DRULPA”), immediately after the effectiveness of the Merger, Smith Partnership shall be merged with and into Archstone Surviving Subsidiary with Archstone Surviving Subsidiary as the surviving entity (the “Surviving Entity”), and with holders of partnership interests in Smith receiving shares of beneficial interest in Archstone Surviving Subsidiary, as set forth in Section 1.12(a). The name of the Surviving Entity shall be “Archstone-Smith Operating Trust.”

          (b)  For federal income tax purposes, it is intended that the Partnership Merger have the characterization set forth in the fourteenth “WHEREAS” clause above. If, notwithstanding such intended characterization, the Partnership Merger is treated as a merger of two partnerships within the meaning of the regulation under Section 708(b)(1)(A) of the Code, pursuant to Treasury Regulation § 1.708-1(c)(3), Smith Partnership and Archstone intend that the Partnership Merger be treated as an “assets over” form of merger, with the consequences set forth in Treasury Regulation § 1.708-1(c)(3)(i). In addition, if and to the extent that any transaction entered into pursuant to this Agreement or otherwise deemed undertaken in connection with the transactions contemplated by this Agreement is treated for federal income tax purposes as a direct or indirect transfer of cash from Archstone Surviving Subsidiary to a holder of Smith OP Units or Smith Preferred OP Units (as defined herein) that would be characterized as a sale for federal income tax purposes, pursuant to Treasury Regulation § 1.708-1(c)(4) such sale shall be treated by all parties as a sale by the former holder of Smith OP Units or Smith Preferred OP Units receiving (or deemed to receive) such cash of Smith OP Units or Smith Preferred OP Units to Archstone Surviving Subsidiary and as a direct purchase by Archstone Surviving Subsidiary of such Smith OP Units or Smith Preferred OP Units from such former holder of Smith OP Units or Smith Preferred OP Units immediately prior to the Partnership Merger (and not as a transfer of cash from Archstone Surviving Subsidiary to Smith Partnership as part of the Partnership Merger). Each holder of Smith OP Units or Smith Preferred OP Units who receives, directly or indirectly, any cash in connection with the Partnership Merger shall be deemed by such holder’s act of receiving and accepting such cash, to have agreed to the characterization of such transaction set forth in the immediately preceding sentence for purposes of Treasury
Regulation § 1.708-1 (c)(4).

          1.5    Closings.    The closing of the Archstone Merger (the “Archstone Closing”) will take place commencing at 9:00 a.m., local time, on the date to be specified by the parties, which (subject to satisfaction or waiver of the conditions set forth in Article 6) shall be no later than the third business day after satisfaction or waiver of each of the conditions set forth in Section 6.1 (the “Archstone Closing Date”), at the offices of Mayer, Brown & Platt, 190 South LaSalle, Chicago, Illinois 60603, unless another date or place is agreed to in writing by the parties. The closing of the Mergers (the “Merger Closing”) will take place commencing at 9:00 a.m., local time, on the second business day after the Archstone Merger or as soon thereafter as practicable after satisfaction or waiver of the conditions set forth in Sections 6.1, 6.2 and 6.3 (the “Merger Closing Date”), at the offices of Mayer, Brown & Platt, 190 South LaSalle, Chicago, Illinois 60603, unless another date or place is agreed to in writing by the parties.

          1.6    Effective Time.    On the Archstone Closing Date, (a) in the case of an Archstone Merger effectuated in the form of the Primary Archstone Merger, Archstone and Archstone Merger Sub shall execute and file all necessary certificates or articles of merger in connection with the Primary Archstone Merger in accordance with Title 8 and other applicable state law and shall make all other filings and recordings required under Title 8 and other applicable state law or (b) in the case of an Archstone Merger effectuated in the form of the Alternative Archstone Merger, (i) Archstone and Archstone Corporate Subsidiary shall execute and file all necessary certificates or articles of merger in connection with the ACS Merger in accordance with Title 3 and Title 8 and shall make all other filings and recordings required under Title 3 and Title 8; (ii) Archstone Corporate Subsidiary and New Archstone shall make all filings and recordings required under Title 3 and Title 8 in connection with the Share Exchange; and (iii) Archstone Corporate Subsidiary and Archstone REIT shall execute and file all necessary certificates or articles of merger in connection with the Archstone REIT Merger in accordance with Title 3 and Title 8 and shall make all other filings and recordings required under Title 3 and Title 8. On the Merger Closing Date, (a) New Archstone and Smith shall execute and file the REIT Articles of Merger, executed in accordance with Title 3 and Title 8 with the State Department of Assessments and Taxation of Maryland (the “Department”), and shall make all other filings and recordings required under Title 3 or Title 8 and (b) Archstone Surviving Subsidiary and Smith Partnership shall then execute and file the Delaware Certificate of Merger, executed in accordance with the DRULPA, with the Office of the Secretary of State of the State of Delaware and execute and file the Partnership Articles of Merger, executed in accordance with Title 8, with the Department, and shall make all other filings and recordings required under the DRULPA or Title 8. The Merger shall become effective upon the acceptance for record by the Department of the REIT Articles of Merger or, if later, the date and time specified in the REIT Articles of Merger. The Partnership Merger shall become effective upon the latest of (i) the filing of the Delaware Certificate of Merger with the Office of the Secretary of State of the State of Delaware, (ii) the acceptance for record by the Department of the Partnership Articles of Merger or (iii) the date and time specified in the Delaware Certificate of Merger or the Partnership Articles of Merger. The time that the Merger and the Partnership Merger shall become effective shall each be referred to as an “Effective Time” and collectively as the “Effective Times.” Unless otherwise agreed, the parties shall cause the Effective Times to occur on the Merger Closing Date, with not less than one hour between the Effective Time of the Merger and the Effective Time of the Partnership Merger.

           1.7    Effect of Partnership Merger on Smith Agreement of Limited Partnership and Archstone Surviving Subsidiary Declaration of Trust and Bylaws.    The Amended and Restated Agreement of Limited Partnership, as amended, of Smith Partnership, as in effect immediately prior to the Effective Time of the Partnership Merger (the “Smith Partnership Agreement”), shall terminate at the Effective Time of the Partnership Merger. The Amended and Restated Declaration of Trust of Archstone Surviving Subsidiary in the form attached hereto as Exhibit B (the “Archstone Surviving Subsidiary Declaration of Trust”) and the Amended and Restated Bylaws of Archstone Surviving Subsidiary in the form attached hereto as Exhibit C (the “Archstone Surviving Subsidiary Bylaws”), shall be in effect as of the Effective Time of the Partnership Merger and shall continue in full force and effect after the Partnership Merger until further amended in accordance with applicable Maryland law and the terms thereof.

          1.8    Effect of Merger on Smith Articles of Incorporation and Bylaws and New Archstone Declaration of Trust and Bylaws.    The Amended and Restated Articles of Incorporation, as amended, of Smith, as in effect immediately prior to the Effective Time of the Merger (the “Smith Articles of Incorporation”), and the Amended and Restated Bylaws, as amended, of Smith, as in effect immediately prior to the Effective Time of the Merger (the “Smith Bylaws”), shall terminate at the Effective Time of the Merger. The Amended and Restated Declaration of Trust of New Archstone in the form attached hereto as Exhibit D (the “New Archstone Declaration of Trust”) and the Amended and Restated Bylaws of New Archstone in the form attached hereto as Exhibit E (the “New Archstone Bylaws”), shall be in effect as of the Effective Time of the Merger and shall continue in full force and effect after the Merger until further amended in accordance with applicable Maryland law and the terms thereof.

          1.9    Trustees of New Archstone.    The trustees of New Archstone following the Merger shall consist of the trustees of New Archstone immediately prior to the Effective Time of the Merger, who shall continue to serve for the balance of their unexpired terms or their earlier death, resignation or removal, together with Robert H. Smith, Robert P. Kogod and Ernest A. Gerardi (collectively, the “Smith Trustees”), each of whom shall, as of the Effective Time of the Merger, become a trustee of New Archstone. Mr. Robert H. Smith’s term shall expire in 2003. Mr. Robert P. Kogod’s term shall expire in 2002. Mr. Ernest A. Gerardi’s term shall expire in 2004. Following their election as trustees, the Smith Trustees shall serve for their designated terms and such subsequent terms as set forth in the Shareholders Agreement, subject to their earlier death, resignation or removal and subject to the rights of the Smith Trustees as set forth in the Shareholders Agreement. As of the Effective Time of the Merger, the number of trustees constituting the executive committee of New Archstone’s Board of Trustees (the “Executive Committee”) shall be increased in accordance with the terms of the Shareholders Agreement and each of Messrs. Robert H. Smith and Robert P. Kogod shall be appointed as members of the Executive Committee as provided for in the Shareholders Agreement.

          1.10    Effect of Archstone Merger and Merger on Capital Stock and Shares of Beneficial Interest.

          (a)  The effect of the Archstone Merger shall be as provided in the applicable certificate or articles of merger in such form as the parties hereto shall mutually agree and as set forth in Section 1.1 (in the case of a merger effectuated in the form of the Primary Archstone Merger) or Section 1.2 (in the case of a merger effectuated in the form of the Alternative Archstone Merger).

          (b)  The effect of the Merger on the shares of stock of Smith shall be as provided in the REIT Articles of Merger and in Section 1.12(b). The Merger shall not change the shares of beneficial interest of New Archstone outstanding immediately prior to the Merger.

          1.11    Effect of Partnership Merger on Partnership Interests and Shares of Beneficial Interest.    The effect of the Partnership Merger on the partnership interests of Smith Partnership shall be as provided in the Delaware Certificate of Merger, the Partnership Articles of Merger and in Section 1.12(a). The Partnership Merger shall not change the shares of beneficial interest of Archstone Surviving Subsidiary outstanding immediately prior to the Partnership Merger.

           1.12    Partnership Merger Consideration; Merger Consideration.

          (a)  Partnership Merger Consideration.     The consideration to be paid to holders of Partnership Units (as defined in the Smith Partnership Agreement) and Partnership Interests (as defined in the Smith Partnership Agreement) of Smith Partnership in the Partnership Merger (collectively, the “Partnership Merger Consideration”) is as follows:

          (i)  Each Class A Partnership Unit of Smith Partnership (“Class A Smith OP Units”), outstanding immediately prior to the Effective Time of the Partnership Merger shall be converted into the right to receive 1.975 Class A Shares of Beneficial Interest of Archstone Surviving Subsidiary (“Archstone Surviving Subsidiary Class A Shares”). The Archstone Surviving Subsidiary Class A Shares issued to the holders of Class A Smith OP Units (other than New Archstone, as the successor to Smith in the Merger) will be in the Partnership Merger denominated as Class A-1 Shares of Beneficial Interest of Archstone Surviving Subsidiary (“Archstone Surviving Subsidiary Class A-1 Shares”). The Archstone Surviving Subsidiary Class A Shares issued to New Archstone (as the successor to Smith in the Merger) will be denominated as Class A-2 Shares of Beneficial Interest of Archstone Surviving Subsidiary. The holders of the Archstone Surviving Subsidiary Class A-1 Shares issued in the Partnership Merger shall be entitled to redeem such Archstone Surviving Subsidiary Class A-1 Shares immediately following the consummation of the Partnership Merger (and thereafter) pursuant to the terms of the Archstone Surviving Subsidiary Declaration of Trust, except that for purposes of the exchange provisions thereof such Archstone Surviving Subsidiary Class A-1 Shares shall be deemed to have been issued as of the date the related Class A Smith OP Units were issued by Smith Partnership (or if earlier, one year prior to the Effective Time of the Partnership Merger);

          (ii)  Each Class B Partnership Unit of Smith Partnership, if any (“Class B Smith OP Units” and together with the Class A Smith OP Units, the “Smith OP Units”), outstanding immediately prior to the Effective Time of the Partnership Merger shall be converted into the right to receive 1.975 Class B Shares of Beneficial Interest of Archstone Surviving Subsidiary (“Archstone Surviving Subsidiary Class B Shares”);

          (iii)  Each Series A Cumulative Convertible Redeemable Preferred Unit (as defined in the Smith Partnership Agreement) of Smith Partnership (“Smith Series A Preferred OP Unit”) outstanding immediately prior to the Effective Time of the Partnership Merger, if any, shall be converted into the right to receive one Series H Cumulative Convertible Redeemable Preferred Share of Beneficial Interest (as defined in the Archstone Surviving Subsidiary Declaration of Trust) of Archstone Surviving Subsidiary (“Archstone Surviving Subsidiary Series H Preferred Shares”);

          (iv)  Each Series C Cumulative Redeemable Preferred Unit (as defined in the Smith Partnership Agreement) of Smith Partnership (“Smith Series C Preferred OP Unit”) outstanding immediately prior to the Effective Time of the Partnership Merger, if any, shall be converted into the right to receive one Series I Cumulative Redeemable Preferred Share of Beneficial Interest (as defined in the Archstone Surviving Subsidiary Declaration of Trust) of Archstone Surviving Subsidiary (“Archstone Surviving Subsidiary Series I Preferred Shares”);

          (v)  Each Series E Cumulative Convertible Redeemable Preferred Unit (as defined in the Smith Partnership Agreement) of Smith Partnership (“Smith Series E Preferred OP Unit”) outstanding immediately prior to the Effective Time of the Partnership Merger, if any, shall be converted into the right to receive one Series J Cumulative Convertible Redeemable Preferred Share of Beneficial Interest (as defined in the Archstone Surviving Subsidiary Declaration of Trust) of Archstone Surviving Subsidiary (“Archstone Surviving Subsidiary Series J Preferred Shares”);

          (vi)  Each Series F Cumulative Redeemable Preferred Unit (as defined in the Smith Partnership Agreement) of Smith Partnership (“Smith Series F Preferred OP Unit”) outstanding immediately prior to the Effective Time of the Partnership Merger, if any, shall be converted into the right to receive one Series K Cumulative Redeemable Preferred Share of Beneficial Interest (as defined in the Archstone Surviving Subsidiary Declaration of Trust) of Archstone Surviving Subsidiary (“Archstone Surviving Subsidiary Series K Preferred Shares”);

          (vii)  Each Series G Cumulative Convertible Redeemable Preferred Unit (as defined in the Smith Partnership Agreement) of Smith Partnership (“Smith Series G Preferred OP Unit”) outstanding immediately prior to the Effective Time of the Partnership Merger, if any, shall be converted into the right to receive one Series L Cumulative Convertible Redeemable Preferred Share of Beneficial Interest (as defined in the Archstone Surviving Subsidiary Declaration of Trust) of Archstone Surviving Subsidiary (“Archstone Surviving Subsidiary Series L Preferred Shares”); and

          (viii)  Each Series H Cumulative Redeemable Preferred Unit (as defined in the Smith Partnership Agreement) of Smith Partnership (“Smith Series H Preferred OP Unit”) outstanding immediately prior to the Effective Time of the Partnership Merger, if any, shall be converted into the right to receive one Series M Cumulative Redeemable Preferred Share of Beneficial Interest (as defined in the Archstone Surviving Subsidiary Declaration of Trust) of Archstone Surviving Subsidiary (“Archstone Surviving Subsidiary Series M Preferred Shares”).

          As used herein, “Smith Preferred OP Units” means, collectively, Smith Series A Preferred OP Units, Smith Series C Preferred OP Units, Smith Series E Preferred OP Units, Smith Series F Preferred OP Units, Smith Series G Preferred OP Units and Smith Series H Preferred OP Units.

(b) Merger Consideration. The consideration to be paid to holders of stock of Smith in the Merger (collectively, the “Merger Consideration”) is as follows:

          (i)  Each share of common stock, par value $0.01 per share, together with the associated preferred stock purchase right of Smith (“Smith Common Stock”), issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive 1.975 validly issued, fully paid and nonassessable New Archstone Common Shares together with a right under the New Archstone Rights Agreement.

          (ii)  Each share of Series A Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share, liquidation preference $27.08 per share, of Smith (“Smith Series A Preferred Share”) issued and outstanding immediately prior to the Effective Time of the Merger, if any, shall be converted into the right to receive one Series H Cumulative Convertible Redeemable Preferred Share of Beneficial Interest, $0.01 par value per share, liquidation preference $27.08 per share, of New Archstone (“New Archstone Series H Preferred Share”).

          (iii)  Each share of Series C Convertible Cumulative Redeemable Preferred Stock, par value $0.01 per share, liquidation preference $100,000 per share, of Smith (“Smith Series C Preferred Share”) issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive one Series I Cumulative Convertible Redeemable Preferred Share of Beneficial Interest, $0.01 par value per share, liquidation preference $100,000 per share, of New Archstone (“New Archstone Series I Preferred Share”).

          (iv)  Each share of Series E Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share, liquidation preference $36.50 per share, of Smith (“Smith Series E Preferred Share”) issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive one Series J Cumulative Convertible Redeemable Preferred Share of Beneficial Interest, $0.01 par value per share, liquidation preference $36.50 per share, of New Archstone (“New Archstone Series J Preferred Share”).

          (v)  Each share of Series F Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share, liquidation preference $37.50 per share, of Smith (“Smith Series F Preferred Shares”) issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive one Series K Cumulative Convertible Redeemable Preferred Share of Beneficial Interest, $0.01 par value per share, liquidation preference $37.50 per share, of New Archstone (“New Archstone Series K Preferred Share”).

           (vi)  Each share of Series G Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share, liquidation preference $39.00 per share, of Smith (“Smith Series G Preferred Share”) issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive one Series L Cumulative Convertible Redeemable Preferred Share of Beneficial Interest, $0.01 par value per share, liquidation preference $39.00 per share, of New Archstone (“New Archstone Series L Preferred Share”).

          (vii)  Each share of Series H Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share, liquidation preference $25.00 per share, of Smith (“Smith Series H Preferred Share”) issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive one Series M Preferred Share of Beneficial Interest, $0.01 par value per share, liquidation preference $25.00, of New Archstone (“New Archstone Series M Preferred Share”). As used herein, (i) “Smith Preferred Stock” means, collectively, Smith Series A Preferred Shares, Smith Series C Preferred Shares, Smith Series E Preferred Shares, Smith Series F Preferred Shares, Smith Series G Preferred Shares and Smith Series H Preferred Shares and (ii) “New Archstone Preferred Shares” means, collectively, New Archstone Series H Preferred Shares, New Archstone Series I Preferred Shares, New Archstone Series J Preferred Shares, New Archstone Series K Preferred Shares, New Archstone Series L Preferred Shares and New Archstone Series M Preferred Shares.

          (viii)  All shares of Smith Common Stock, together with the associated Smith Right, when so converted as provided in Section 1.12(b)(i), and all shares of Smith Preferred Stock, when so converted as provided in Sections 1.12(b)(ii)-(vii), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) theretofore representing any such shares shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Certificate in accordance with Section 1.15(c), as applicable, (A) any dividends and other distributions in accordance with Section 1.15(d), (B) certificates representing the New Archstone Common Shares into which such shares of Smith Common Stock are converted pursuant to Section 1.12(b)(i), (C) certificates representing the New Archstone Series H Preferred Shares into which Smith Series A Preferred Shares are converted pursuant to Section 1.12(b)(ii), if any, (D) certificates representing the New Archstone Series I Preferred Shares into which Smith Series C Preferred Shares are converted pursuant to Section 1.12(b)(iii), (E) certificates representing the New Archstone Series J Preferred Shares into which Smith Series E Preferred Shares are converted pursuant to Section 1.12(b)(iv), (F) certificates representing the New Archstone Series K Preferred Shares into which Smith Series F Preferred Shares are converted pursuant to Section 1.2(b)(v), (G) certificates representing the New Archstone Series L Preferred Shares into which Smith Series G Preferred Shares are converted pursuant to Section 1.12(b)(vi), (H) certificates representing the New Archstone Series M Preferred Shares into which Smith Series H Preferred Shares are converted pursuant to Section 1.12(b)(vii), and (I) any cash, without interest, in lieu of fractional New Archstone Common Shares to be issued or paid in consideration for Smith Common Stock upon the surrender of such Certificate in accordance with Sections 1.15(d) and 1.15(h).

          1.13    Partner Approval.    Smith shall (a) seek the requisite approval of the partners of Smith Partnership of this Agreement, the Merger, the withdrawal of Smith as general partner, and the Partnership Merger to the extent required by the Smith Partnership Agreement or applicable law and (b) seek an amendment to Section 11.2 of the Smith Partnership Agreement and any other provisions thereof necessary to effectuate the transactions contemplated by this Agreement (collectively, the “Smith Partner Approvals”).

          1.14    Appraisal or Dissenters Rights.    The holders of Smith Common Stock, Smith Preferred Stock, Smith OP Units, Smith Preferred OP Units, Archstone Common Shares, Archstone Existing Preferred Shares, New Archstone Common Shares, New Archstone Existing Preferred Shares, ACS Common Shares, ACS Preferred Shares, Archstone Surviving Subsidiary Common Shares or Archstone Surviving Subsidiary Preferred Shares are not entitled under applicable law to appraisal, dissenters or similar rights as a result of the Archstone Merger or the Mergers.

          1.15    Exchange of Certificates in Merger; Pre-Closing Dividends; Fractional Shares.

          (a)  Archstone Merger.    Each of the shares of beneficial interest of New Archstone issued and outstanding immediately prior to the Effective Time of the Merger shall remain outstanding. Each certificate previously representing shares of beneficial interest of Archstone shall, after the Archstone Merger, represent shares of beneficial interest of New Archstone.

          (b)  Exchange Agent.    Prior to the Effective Time of the Merger, New Archstone shall appoint Chase Mellon Shareholder Services, LLC as the exchange agent, or another bank or trust company reasonably acceptable to Smith, to act as exchange agent (the “Exchange Agent”) for the exchange of the Merger Consideration upon surrender of certificates representing issued and outstanding shares of Smith Common Stock and each series of Smith Preferred Stock.

          (c)  New Archstone to Provide Merger Consideration; Smith to Provide Funds for Smith Dividend. New Archstone shall provide to the Exchange Agent on or before the Effective Time of the Merger, for the benefit of the holders of Smith Common Stock and each series of Smith Preferred Stock, the Merger Consideration issuable in exchange for the issued and outstanding Smith Common Stock and each series of Smith Preferred Stock pursuant to Section 1.12, together with any cash required to make payments in lieu of any fractional shares pursuant to Section 1.15(h) (the “Exchange Fund”). The Exchange Agent (or other depository acting for the benefit of the Exchange Agent) shall invest any cash included in the Exchange Fund as directed by New Archstone, on a daily basis. Any interest or other income resulting from such investments shall be paid to New Archstone. Smith shall provide to the Exchange Agent not later than one business day prior to the Effective Time of the Merger, for the benefit of the holders of Smith Common Stock and each series of Smith Preferred Stock, cash payable in respect of any dividends required pursuant to Section 1.15(e)(i). Such cash shall be invested in accordance with written directions delivered by Smith to the Exchange Agent or other depository not later than one business day prior to the Effective Time of the Merger, with any interest or other income earned on such investments to be paid to New Archstone as the successor to Smith in the Merger.

          (d)  Exchange Procedure.    New Archstone shall use commercially reasonable efforts to cause the Exchange Agent, no later than the fifth business day after the Merger Closing Date, to mail to each holder of record of a Certificate or Certificates which immediately prior to the Effective Time of the Merger represented outstanding shares of Smith Common Stock or any series of Smith Preferred Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.12(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Archstone may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration together with any dividends or distributions to which such holder is entitled pursuant to Section 1.15(e) and cash, if any, payable in lieu of fractional shares pursuant to Section 1.15(h). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, (i) the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Smith Common Stock or a series of Smith Preferred Stock, as applicable, theretofore represented by such Certificate shall have been converted pursuant to Section 1.12(b), together with any dividends or other distributions to which such holder is entitled pursuant to Section 1.15(e) and cash, if any, payable in lieu of fractional shares pursuant to Section 1.15(h), (ii) New Archstone shall use commercially reasonable efforts to cause the Exchange Agent to mail (or make available for collection by hand if so elected by the surrendering holder) such amount to such holder within five business days after receipt thereof, and (iii) the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Smith Common Stock or any series of Smith Preferred Stock which is not registered in the transfer records of Smith, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a Person other than the registered holder of such Certificate or establish to the satisfaction of New Archstone that such tax or taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 1.15, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Smith Common Stock or any series of Smith Preferred Stock heretofore represented by such Certificate shall have been converted pursuant to Section 1.12, and any dividends or other distributions to which such holder is entitled pursuant to Section 1.15(e) and any cash payable in lieu of fractional shares pursuant to Section 1.15(h). No interest will be paid or will accrue on the Merger Consideration upon the surrender of any Certificate or on any cash payable pursuant to Section 1.15(e) or Section 1.15(h). New Archstone or the Exchange Agent, as applicable, shall be entitled, in its sole and absolute discretion, to deduct and withhold from the cash, New Archstone Common Shares or New Archstone Preferred Shares, or any combination thereof, that otherwise is payable pursuant to this Agreement to any holder of shares of Smith Common Stock or any series of Smith Preferred Stock such amounts as New Archstone or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. For this purpose, any New Archstone Common Shares or New Archstone Preferred Shares deducted and withheld by New Archstone shall be valued at the last trading price of the New Archstone Common Shares or the New Archstone Preferred Shares, as applicable, on the New York Stock Exchange on the effective date of the Merger (or in the event that a series of New Archstone Preferred Shares does not trade on the New York Stock Exchange, at the liquidation preference (excluding unpaid dividends) per New Archstone Preferred Share). To the extent that amounts are so withheld by New Archstone or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Smith Common Stock or a series of Smith Preferred Stock, as applicable, in respect of which such deduction and withholding was made by New Archstone or the Exchange Agent.

(e) Record Dates for Final Dividends; Distributions with Respect to Unexchanged Shares.

          (i)  If and to the extent necessary for Smith to satisfy the requirements of Section 857(a)(1) of the Code for the taxable year of Smith ending at the Effective Time of the Merger (and to avoid the payment of any tax with respect to undistributed income or gain), Smith shall declare a dividend (the “Smith Dividend”) to holders of shares of Smith Common Stock and each series of Smith Preferred Stock, if and to the extent required by the terms thereof, the record date for which shall be the close of business on the last business day prior to the Effective Time of the Merger, in an amount equal to the minimum dividend sufficient to permit Smith to satisfy such requirements. Any dividends payable hereunder to holders of Smith Common Stock and, if applicable, each series of Smith Preferred Stock shall be paid on the last business day immediately preceding the Closing Date. In the event that Smith is required to declare a Smith Dividend with respect to the Smith Common Stock, Smith Partnership shall simultaneously declare a distribution (the “Smith Partnership Distribution”) to holders of Smith OP Units in an amount per unit equal to the Smith Dividend payable per share of Smith Common Stock, together with any distributions required to be paid to holders of Smith Preferred OP Units by reason of the payment of either the Smith Dividend or the Smith Partnership Distribution with respect to Smith OP Units, the record date for which shall be the close of business on the last business day prior to the Effective Time of the Partnership Merger. The distribution payable hereunder to holders of Smith OP Units and, if applicable, Smith Preferred OP Units, shall be paid on the last business day immediately preceding the Closing Date.

          (ii)  If Smith determines that it is necessary to declare the Smith Dividend, Smith shall notify Archstone and New Archstone at least 20 days prior to the date for the Smith Stockholders Meeting (as defined herein), and New Archstone shall be entitled to declare a dividend per share payable to holders of New Archstone Common Shares, the record date for which shall be the close of business on the last business day prior to the Effective Time of the Merger, in an amount per New Archstone Common Share equal to the quotient obtained by dividing (x) the Smith Dividend paid by Smith with respect to each share of Smith Common Stock by (y) 1.975 (the “Corresponding New Archstone Dividends”). If, and to the extent, the terms of any series of New Archstone Existing Preferred Shares require the payment of a dividend by reason of the payment of the Corresponding New Archstone Dividends, New Archstone shall declare and pay any such required dividends and distributions. The Corresponding New Archstone Dividends (and any dividends payable to holders of New Archstone Existing Preferred Shares) shall be in addition to any Additional Corresponding New Archstone Dividends (and any dividends payable to holders of New Archstone Existing Preferred Shares) payable pursuant to Section 5.10.

          (iii)  No dividends or other distributions with respect to New Archstone Common Shares or any series of New Archstone Preferred Shares with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the New Archstone Common Shares or such series of New Archstone Preferred Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.15(h), in each case until the surrender of such Certificate in accordance with this Section 1.15. Subject to the effect of applicable escheat laws, following surrender of any such Certificate (A) with respect to Certificates that represent the right to receive New Archstone Common Shares, there shall be paid to the holder of such Certificate, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of any fractional New Archstone Common Shares to which such holder is entitled pursuant to Section 1.15(h) and (ii) (x) at the time of such surrender the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole New Archstone Common Shares, without interest, and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole New Archstone Common Shares and (B) with respect to Certificates that represent the right to receive any series of New Archstone Preferred Shares, there shall be paid to the holder of such Certificate, without interest, (x) at the time of such surrender the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such New Archstone Preferred Shares and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such New Archstone Preferred Shares.

          (f)  No Further Ownership Rights in Smith Common Stock and Smith Preferred Stock.    All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Section 1.15 (including any cash paid pursuant to Section 1.15(h)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Smith Common Stock and each series of Smith Preferred Stock, as applicable, theretofore represented by such Certificates; provided, however, that Smith shall transfer to the Exchange Agent cash sufficient to pay any dividends or make any other distributions with a record date prior to the Effective Time of the Merger which may have been declared or made by Smith on such Smith Common Stock or any such series of Smith Preferred Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time of the Merger and have not been paid prior to such surrender, and following the Effective Time of the Merger there shall be no further registration of transfers on the stock transfer books of Smith of the Smith Common Stock or any series of Smith Preferred Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to New Archstone for any reason, they shall be canceled and exchanged as provided in this Section 1.15.

          (g)  No Liability.    None of Smith, Archstone, New Archstone or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration or dividends delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Exchange Fund delivered to the Exchange Agent pursuant to this Agreement that remains unclaimed for 12 months after the Effective Time of the Merger shall be redelivered by the Exchange Agent to New Archstone, upon demand, and any holders of Certificates who have not theretofore complied with Section 1.15(d) shall thereafter look only to New Archstone for delivery of the Merger Consideration, any cash payable in lieu of fractional shares pursuant to Section 1.15(h) and any unpaid dividends, subject to applicable escheat and other similar laws.

(h) No Fractional New Archstone Shares, No Fractional Archstone Surviving Subsidiary Shares of Beneficial Interest.

          (i)  No certificates or scrip representing fractional New Archstone Common Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote, to receive dividends or to any other rights of a shareholder of New Archstone.

          (ii)  No fractional New Archstone Common Shares shall be issued pursuant to this Agreement. In lieu of the issuance of any fractional New Archstone Common Shares pursuant to this Agreement, each holder of Smith Common Stock and each holder of Archstone Common Shares (in the case of the Primary Archstone Merger) or ACS Common Shares (in the case of the Alternative Archstone Merger) shall be paid an amount in cash (without interest), rounded to the nearest cent (with .5 of a cent rounded up), determined by multiplying (i) the average closing price of one Archstone Common Share on the New York Stock Exchange on the twenty trading days immediately preceding the Closing Date by (ii) the fraction of a New Archstone Common Share which such holder would otherwise be entitled to receive under this Section 1.15.

          (iii)  No fractional Archstone Surviving Subsidiary Shares of Beneficial Interest shall be issued pursuant to this Agreement. In lieu of the issuance of any fractional Archstone Surviving Subsidiary Shares of Beneficial Interest pursuant to this Agreement, each holder of Smith OP Units who would receive, based on the exchange ratio specified in Section 1.12(a)(i), a number of Archstone Surviving Subsidiary Shares of Beneficial Interest that is not a whole number shall receive instead a number of Archstone Surviving Subsidiary Shares of Beneficial Interest equal to the whole number that is nearest to the number of Archstone Surviving Subsidiary Shares of Beneficial Interest that otherwise would be paid to such holder of Smith OP Units based on Section 1.12(a)(i) (with .5 of an Archstone Surviving Subsidiary Share of Beneficial Interest rounded up).

          (i)  Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by New Archstone or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as New Archstone or the Exchange Agent reasonably may direct (but consistent with the practices New Archstone applies to its own shareholders) as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash, New Archstone Common Shares or New Archstone Preferred Shares to which the holders thereof are entitled pursuant to Section 1.12, any cash payable pursuant to Section 1.15(h) to which the holders thereof are entitled and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.15(e).

          (j)  Applicability to Partnership Merger.     Except for the provisions relating to the Exchange Agent, certificates, the exchange procedure and fractional New Archstone Common Shares (which shall not be applicable), all other provisions of this Section 1.15 shall apply to Smith Partnership, Archstone Surviving Subsidiary, the Smith OP Units and the Smith OP Preferred Units with respect to the Partnership Merger.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SMITH AND SMITH PARTNERSHIP

          Except as specifically set forth in the Smith SEC Documents (as defined herein) or in the schedule delivered to Archstone prior to the execution hereof and identified by any of the Chairman of the Board, the President and Chief Executive Officer or an Executive Vice President of Smith as the disclosure letter to this Agreement (the “Smith Disclosure Letter”), Smith and Smith Partnership represent and warrant to Archstone and New Archstone as follows:

          2.1    Organization, Standing and Power.    Smith is a corporation duly incorporated, validly existing and in good standing under the laws of Maryland. Smith has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. The Smith Articles of Incorporation are in effect, and no dissolution, revocation or forfeiture proceedings regarding Smith have been commenced. Smith is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Smith Material Adverse Effect (as defined herein). As used in this Agreement, a “Smith Material Adverse Effect” means any circumstance, event, occurrence, change or effect that is materially adverse to the business, properties, assets (tangible or intangible), financial condition or results of operations of Smith, Smith Partnership, the Smith Subsidiaries (as defined herein) and the Smith Non-Controlled Subsidiaries (as defined herein), taken as a whole, except, in each case, as a result of (i) changes in general economic conditions nationally or regionally, (ii) changes affecting the real estate industry generally which do not affect Smith or Smith Partnership, as the case may be, materially disproportionately relative to other participants in the real estate industry similarly situated, or (iii) in and of itself and without the occurrence of any other Smith Material Adverse Effect, changes in the trading prices of Smith Common Stock or any series of Smith Preferred Stock. Smith has delivered to Archstone complete and correct copies of the Smith Articles and the Smith Bylaws, in each case, as amended or supplemented to the date of this Agreement.

          2.2    Smith Subsidiaries.

          (a)  Schedule 2.2 to the Smith Disclosure Letter sets forth (i) each Smith Subsidiary and each Smith Non-Controlled Subsidiary, (ii) the ownership interest therein of Smith, (iii) if not directly or indirectly wholly owned by Smith, the identity and ownership interest of each of the other owners of such Smith Subsidiary, (iv) each property owned by such Smith Subsidiary, and (v) if such property is not wholly owned by such Smith Subsidiary, the identity and ownership interest of each of the other owners of such property. As used in this Agreement, (i) “Subsidiary” of any Person (as defined herein) means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary or Subsidiaries of such Person) either (A) a general partner, managing member or other similar interest, or (B)(1) 10% or more of the voting power of the voting capital stock or other voting equity interests, or (2) 10% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity; (ii) “Smith Subsidiary” means each Subsidiary of Smith, except for (x) any Smith Non-Controlled Subsidiary, (y) any Subsidiary of any Smith Non-Controlled Subsidiary and (z) any Smith Other Interests (as defined herein); (iii) “Smith Non-Controlled Subsidiary” means either SMCI or CESI; and (iv) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity. Schedule 2.2 of the Smith Disclosure Letter sets forth a true and complete list of the equity securities owned by Smith or any Smith Subsidiary in any corporation, partnership, limited liability company, joint venture or other legal entity, excluding Smith Subsidiaries.

          (b)  Except as set forth in Schedule 2.2 to the Smith Disclosure Letter, (i) all of the outstanding shares of capital stock owned by Smith or any Smith Subsidiary of each Smith Subsidiary and each Smith Non-Controlled Subsidiary that is a corporation have been duly authorized, validly issued and are (A) fully paid and nonassessable and not subject to preemptive or similar rights, and (B) owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and (ii) all equity interests in each Smith Subsidiary and each Smith Non-Controlled Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by Smith, by another Smith Subsidiary or by Smith and another Smith Subsidiary are owned free and clear of all Liens. Each Smith Subsidiary and each Smith Non-Controlled Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted, and each Smith Subsidiary and each Smith Non-Controlled Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Each Smith Subsidiary and each Smith Non-Controlled Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Smith Material Adverse Effect. Complete and correct copies of the forms of the charters, articles of incorporation, bylaws, organization documents and partnership, joint venture and operating agreements of each Smith Subsidiary and each Smith Non-Controlled Subsidiary, as amended to the date of this Agreement, have been previously delivered or made available to Archstone and such forms fairly represent the organizational documents of the Smith Subsidiaries and each Smith Non-Controlled Subsidiary. No effective amendment has been made to the Smith Partnership Agreement since April 7, 2001.

          2.3    Capital Structure.

          (a)  The authorized shares of stock of Smith consist of 145,000,000 shares of stock, par value $0.01 per share, 80,000,000 of which are classified as Smith Common Stock, 2,640,325 of which are classified as Series A Preferred Shares, 500 of which are classified as Series C Preferred Shares, 684,931 of which are classified as Series E Preferred Shares, 666,667 of which are classified as Series F Preferred Shares, 641,026 of which are classified as Series G Preferred Shares, 2,200,000 of which are classified as Smith Series H Preferred Shares and 45,000,000 of which are classified as Excess Stock. 22,774,096 Shares of Smith Common Stock are issued and outstanding on April 30, 2001; 2,640,325 Smith Series A Preferred Shares are issued and outstanding on the date of this Agreement; 500 Smith Series C Preferred Shares are issued and outstanding on the date of this Agreement; 684,931 Smith Series E Preferred Shares are issued and outstanding on the date of this Agreement; 666,667 shares of Smith Series F Preferred Shares are issued and outstanding on the date of this Agreement; 641,026 Smith Series G Preferred Shares are issued and outstanding on the date of this Agreement; 2,200,000 Smith Series H Preferred Shares are issued and outstanding on the date of this Agreement; 72,980 shares of Smith Participating Preferred Stock (par value $0.01 per share) have been reserved for issuance pursuant to the Smith Rights Plan and none are outstanding. Since April 30, 2001, no other shares of capital stock of Smith have been issued, except as a result of the conversion of Smith Stock Rights, Smith Preferred Stock or Smith OP Units into Smith Common Stock.

          (b)  Set forth in Schedule 2.3(b) to the Smith Disclosure Letter is a true and complete list of the following: (i) each qualified or nonqualified option to purchase shares of Smith Common Stock or Smith OP Units granted under Smith First Amended and Restated Employee Stock and Unit Option Plan and Smith Directors Stock Option Plan or any other formal or informal arrangement (collectively, the “Smith Stock Options”); and (ii) except for the Smith Rights and the Smith OP Units, all other warrants or other rights to acquire Smith Common Stock, all stock appreciation rights, restricted stock, dividend equivalents, deferred compensation accounts, performance awards, restricted stock unit awards and other awards which are outstanding on May 2, 2001 (“Smith Stock Rights”). Schedule 2.3(b) to the Smith Disclosure Letter sets forth for each Smith Stock Option and Smith Stock Right as of May 2, 2001, the name of the grantee, the date of the grant, the type of grant, the number of shares of Smith Common Stock subject to each option or other award, the number and type of shares subject to options or awards that are currently exercisable, and the exercise price per share; provided, however, that with respect to such deferred compensation accounts, Schedule 2.3(b) sets forth only the name, the type of grant, and the number of shares of Smith Common Stock subject to such account. Since May 2, 2001, no Smith Stock Rights have been issued. All the option grants are nonqualified under Section 422 of the Code. On the date of this Agreement, except as set forth, as appropriate in this Section 2.3 or excepted therefrom or as set forth in Schedule 2.3(b) or 2.3(d) to the Smith Disclosure Letter, and except for shares reserved for issuance on the exercise of options or upon conversion of Smith OP Units, as described in clause (ii) of Section 2.3(d), no shares of Smith Common Stock or Smith Preferred Stock were outstanding or reserved for issuance.

          (c)  All outstanding shares of Smith Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights under law or the Smith Articles or Smith Bylaws, or any contract or instrument to which Smith is a party or by which it is bound. There are no bonds, debentures, notes or other indebtedness of Smith having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which shareholders of Smith may vote.

          (d)  Except (i) as set forth in this Section 2.3 or in Schedule 2.3(b) or 2.3(d) to the Smith Disclosure Letter, (ii) Smith OP Units, which may be redeemed for cash or, at the election of Smith, converted into shares of Smith Common Stock at a rate of one share of Smith Common Stock for each Smith OP Unit, and (iii) Smith Convertible Preferred Units, as of April 30, 2001 there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary is a party or by which such entity is bound, obligating Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary or obligating Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Smith, a Smith Subsidiary or any Smith Non-Controlled Subsidiary).

          (e)  As of April 30, 2001, (i) 35,981,900 Smith OP Units are validly issued and outstanding, fully paid and nonassessable (except and only to the extent set forth in (A) Section 10.5 of the Smith Partnership Agreement with respect to all Smith OP Units, and (B) Section 4.2 and Section 7.5 of the Smith Partnership Agreement with respect to Smith OP Units owned by Smith) and not subject to preemptive or similar rights under law or the Smith Partnership Agreement, or any contract or instrument to which Smith or Smith Partnership is a party or by which either is bound, of which 22,774,096 Smith OP Units are owned by Smith, (ii) the 2,640,325 Smith Series A Preferred OP Units are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive or similar rights, and are owned by Smith, (iii) the 500 Smith Series C Preferred OP Units are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive or similar rights and are owned by Smith, (iv) the 684,931 Smith Series E Preferred OP Unit are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive or similar rights, and are owned by Smith, (v) the 666,667 Smith Series F Preferred OP Units are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive or similar rights, and are owned by Smith, (vi) the 641,026 Smith Series G Preferred OP Units are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive or similar rights, and are owned by Smith, and (vii) the 4,000,000 Smith Series H Preferred OP Units are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive or similar rights, of which 2,200,000 are owned by Smith. Since April 30, 2001, no Smith OP Units and no Smith Preferred OP Units have been issued other than in connection with the exercise of any Smith Stock Options or conversion of any Smith Preferred Stock. Within ten (10) business days of the date of this Agreement, Smith shall provide Archstone a list setting forth the name of each holder of Smith OP Units and each holder of Smith Preferred OP Units and the number of Smith OP Units or Smith Preferred OP Units owned by each such holder as of the date of this Agreement. Except as provided in the Smith Partnership Agreement or as contemplated by this Agreement, the Smith OP Units are not subject to any restrictions imposed by Smith or Smith Partnership on the transfer, assignment, pledge, distribution, encumbrance or other disposition thereof (either voluntarily or involuntarily and with or without consideration) or on the exercise of the voting rights thereof provided in the Smith Partnership Agreement. Except as provided in the Smith Partnership Agreement, Smith Partnership has not issued or granted and is not a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, the issuance or sale of interests in Smith Partnership, whether issued or unissued, or securities convertible into or exchangeable or exercisable for interests in Smith Partnership.

          (f)  All dividends on Smith Common Stock and each series of Smith Preferred Stock and all distributions on Smith OP Units and Smith Preferred OP Units, which have been declared and are payable prior to the date of this Agreement, have been paid in full.

          (g)  Set forth on Schedule 2.3(g) to the Smith Disclosure Letter is a list of each registration rights agreement or other agreement with respect to the registration of securities between Smith and/or Smith Partnership, on the one hand, and one or more other parties, on the other hand, which sets forth the rights of any such other party or parties to cause the registration of any securities of Smith and/or Smith Partnership pursuant to the Securities Act of 1933, as amended (the “Securities Act”), except for registration rights agreements or other agreements pursuant to which a registration statement has been filed with the SEC and declared effective by the SEC on or prior to the date hereof.

          2.4    Other Interests.    Except for interests in the Smith Subsidiaries, the Smith Non-Controlled Subsidiaries and certain other entities which are set forth in Schedule 2.4 to the Smith Disclosure Letter (the “Smith Other Interests”), none of Smith, Smith Partnership, any Smith Subsidiary or any Smith Non-Controlled Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in excess of $1,000,000 individually, or $10,000,000 in the aggregate, in any corporation, partnership, joint venture, business, trust, limited liability company or other entity (other than investments in short-term investment securities). With respect to the Smith Other Interests, Smith Partnership or a Smith Subsidiary or a Smith Non-Controlled Subsidiary is a partner, member or shareholder in good standing, and except as set forth on Schedule 2.4 owns such interests free and clear of all Liens. None of Smith, Smith Partnership, any Smith Subsidiary is in material breach of any agreement, document or contract which is of a material nature governing its rights in or to the Smith Other Interests, all of which agreements, documents and contracts are (a) listed in Schedule 2.4 to the Smith Disclosure Letter, (b) unmodified except as described therein and (c) to the Knowledge of Smith (as defined herein), in full force and effect. To the Knowledge of Smith, no Smith Non-Controlled Subsidiary is in material breach of any agreement, document or contract which breach is reasonably expected to have a material adverse effect on such Smith Non-Controlled Subsidiary. To the Knowledge of Smith, the other parties to any such agreement, document or contract which is of a material nature are not in material breach of any of their respective obligations under such agreements, documents or contracts.

          2.5    Authority; Noncontravention; Consents.

          (a)  Smith has the requisite corporate power and authority to enter into this Agreement and, subject to the requisite Smith stockholder approval of the Merger (collectively, the “Smith Stockholder Approvals”) and the Smith Partner Approvals (as defined herein), to consummate the transactions contemplated by this Agreement to which Smith is a party. The execution and delivery of this Agreement by Smith and the consummation by Smith of the transactions contemplated by this Agreement to which Smith is a party have been duly authorized by all necessary action on the part of Smith, except for and subject to the Smith Stockholder Approvals and the Smith Partner Approvals. This Agreement has been duly executed and delivered by Smith and constitutes a valid and binding obligation of Smith, enforceable against Smith in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

           (b)  Smith Partnership has the requisite partnership power and authority to enter into this Agreement and, subject to the requisite Smith Partner Approvals, to consummate the transactions contemplated by this Agreement to which Smith Partnership is a party. The execution and delivery of this Agreement by Smith Partnership and the consummation by Smith Partnership of the transactions contemplated by this Agreement to which Smith Partnership is a party have been duly authorized by all necessary action on the part of Smith Partnership, except for and subject to the Smith Stockholder Approvals and the Smith Partner Approvals. This Agreement has been duly executed and delivered by Smith Partnership and constitutes a valid and binding obligation of Smith Partnership, enforceable against Smith Partnership in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

          (c)  Except as set forth in Schedule 2.5(c)(1) to the Smith Disclosure Letter and subject to receipt of the Smith Stockholder Approvals and the Smith Partner Approvals, the execution and delivery of this Agreement by Smith or Smith Partnership do not, and the consummation of the transactions contemplated by this Agreement to which Smith or Smith Partnership is a party and compliance by Smith or Smith Partnership with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary under, (i) the Smith Articles or Smith Bylaws or the comparable charter or organizational documents or partnership, operating, or similar agreement (as the case may be) of any Smith Subsidiary or any Smith Non-Controlled Subsidiary, each as amended or supplemented, (ii) any loan or credit agreement, note, bond, mortgage, indenture, merger or other acquisition agreement, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, “Laws”) applicable to Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not reasonably be expected to (x) have a Smith Material Adverse Effect or (y) prevent or materially impair the ability of Smith or Smith Partnership to perform any of its obligations hereunder or prevent or materially threaten or impede the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary in connection with the execution and delivery of this Agreement by Smith and Smith Partnership or the consummation by Smith or any Smith Subsidiary of the transactions contemplated by this Agreement, except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of (x) the Joint Proxy Statement (as defined herein), and (y) such reports and filings under the Securities Act and Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing and acceptance for record of the Articles of Merger by the Department, (iii) the filing of the Delaware Certificate of Merger with the Office of the Secretary of State of the State of Delaware, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 2.5(c)(2) to the Smith Disclosure Letter, (B) as may be required under (w) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (x) laws requiring transfer, recordation or gains tax filings, (y) federal, state or local environmental laws or (z) the “blue sky” laws of various states, to the extent applicable, or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Smith or Smith Partnership from performing its obligations under this Agreement in any material respect or reasonably be expected to have, individually or in the aggregate, a Smith Material Adverse Effect.

           2.6    SEC Documents; Financial Statements, Undisclosed Liabilities.     Smith and Smith Partnership have filed all reports, schedules, forms, statements and other documents required to be filed with the SEC since December 31, 1997 through the date hereof (collectively, including all exhibits thereto and any registration statement filed since such date, the “Smith SEC Documents”). All of the Smith SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in each case, the rules and regulations promulgated thereunder applicable to such Smith SEC Documents. None of the Smith SEC Documents at the time of filing contained, nor will any report, schedule, form, statement or other document filed by Smith or Smith Partnership after the date hereof and prior to the Effective Time of the Merger contain, any untrue statement of a material fact or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Smith included in the Smith SEC Documents or of Smith Partnership included in the Smith SEC Documents complied, or will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, or will fairly present, in all material respects in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Smith and its Subsidiaries or Smith Partnership and its Subsidiaries, as the case may be, in each case, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (except, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act). Except as set forth in Schedule 2.6(b) to the Smith Disclosure Letter, Smith has no Subsidiaries which are not consolidated for accounting purposes. Except for liabilities and obligations set forth in the Smith SEC Documents or in Schedule 2.6(c) to the Smith Disclosure Letter, none of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Smith or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to have a Smith Material Adverse Effect.

          2.7    Absence of Certain Changes or Events.    Except as disclosed in the Smith SEC Documents or in Schedule 2.7 to the Smith Disclosure Letter, since December 31, 2000 (the “Smith Financial Statement Date”), Smith, the Smith Subsidiaries and the Smith Non-Controlled Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition and disposition of properties and issuance of securities) and there has not been (a) any circumstance, event, occurrence, change or effect that has had a Smith Material Adverse Effect, nor has there been any circumstance, event, occurrence, change or effect that with the passage of time would reasonably be expected to result in a Smith Material Adverse Effect, (b) except for regular quarterly distributions not in excess of $0.585 per share of Smith Common Stock or Smith OP Unit (subject to changes pursuant to Section 5.10 and to any Final Smith Dividend payable pursuant to Section 1.15(e)(i)), and dividends on Smith Preferred Shares in accordance with the terms of the Smith Articles (or, in each case, with respect to the period commencing on the date hereof and ending on the Closing Date, distributions as necessary to maintain REIT (as defined herein) status), in each case with customary record and payment dates, any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Smith Common Stock, the Smith OP Units or any series of the Smith Preferred OP Units or the Smith Preferred Stock, (c) any split, combination or reclassification of the Smith Common Stock, the Smith OP Units or any series of the Smith Preferred OP Units or the Smith Preferred Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of stock of Smith or partnership interests in Smith Partnership or any issuance of an ownership interest in, any Smith Subsidiary or any Smith Non-Controlled Subsidiary, (d) any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have a Smith Material Adverse Effect, (e) any change in accounting methods, principles or practices by Smith or any of its Subsidiaries, Smith Partnership or any of its Subsidiaries or its Non-Controlled Subsidiaries materially affecting its assets, liabilities or business, except insofar as may have been disclosed in Smith SEC Documents or required by a change in
GAAP, (f) any amendment in any material respect of any employment, consulting, severance, retention or any other agreement between Smith and any officer or director of Smith, except as otherwise permitted by the terms of this Agreement, or (g) to the Knowledge of Smith, any circumstance, event, occurrence, change or effect that has had a material adverse effect on the Smith Non-Controlled Subsidiaries taken as a whole.

          2.8    Litigation.    Except as disclosed in the Smith SEC Documents or in Schedule 2.8 to the Smith Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Smith, the Smith Subsidiaries and the Smith Non-Controlled Subsidiaries (a) which are covered by insurance, subject to a reasonable deductible or retention limit or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending (in which service of process has been received by an employee of Smith, a Smith Subsidiary or a Smith Non-Controlled Subsidiary) or, to the Knowledge of Smith (as defined herein), threatened in writing against or affecting Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary that, individually or in the aggregate, would reasonably be expected to (i) have a Smith Material Adverse Effect or (ii) prevent or materially impair the ability of Smith or Smith Partnership to perform any of its obligations hereunder or prevent or materially threaten or impair the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any court or Governmental Entity or arbitrator outstanding against Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect. Notwithstanding the foregoing, (y) Schedule 2.8 to the Smith Disclosure Letter sets forth each and every material uninsured claim, equal employment opportunity claim and claim relating to sexual harassment and/or discrimination pending or, to the Knowledge of Smith, threatened as of the date hereof, in each case with a brief summary of such claim or threatened claim, and (z) no claim has been made under any directors’ and officers’ liability insurance policy maintained at any time by Smith, any of the Smith Subsidiaries or any of the Smith Non-Controlled Subsidiaries.

          2.9    Properties.

          (a)  Except as provided in Schedule 2.2 or Schedule 2.9(a) to the Smith Disclosure Letter, Smith, the Smith Subsidiary or the Smith Non-Controlled Subsidiary set forth on Schedule 2.2 to the Smith Disclosure Letter owns fee simple title to or holds a leasehold interest in each of the real properties identified in Schedule 2.9(a) to the Smith Disclosure Letter (the “Smith Properties”), which are all of the real estate properties owned or leased by them. Schedule 2.9(a) to the Smith Disclosure Letter further identifies which of the Smith Properties are owned in fee simple by Smith or the Smith Non-Controlled Subsidiary and which of the Smith Properties are subject to a ground lease. Except as set forth in Schedule 2.2 or Schedule 2.9(a) to the Smith Disclosure Letter, no other Person has any ownership interest in any of the Smith Properties and any such ownership interest so scheduled could not reasonably be expected to have a Smith Material Adverse Effect. Except as set forth in Schedule 2.9(a) and Schedule 2.18(i) to the Smith Disclosure Letter, none of the Smith Properties is subject to any restriction on the sale or other disposition thereof or on the financing or release of financing thereon.

          (b)  The Smith Properties are not subject to any liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (“Encumbrances”), or to any rights of way, agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, “Property Restrictions”), which reasonably could be expected to cause a Smith Material Adverse Effect.

          (c)  Schedule 2.9(c) to the Smith Disclosure Letter lists each of the Smith Properties which are under development as of the date of this Agreement (including development properties partially owned through joint ventures) and describes the status of such development as of the date hereof.

           (d)  Valid policies of title insurance have been issued insuring the applicable Smith Subsidiary’s or Smith Non-Controlled Subsidiary’s (as the case may be) fee simple title or leasehold estate, as the case may be, to the Smith Properties owned by it in amounts approximately equal to the purchase price therefor paid by such Smith Subsidiary or such Smith Non-Controlled Subsidiary, except where the failure to obtain such policies of title insurance would not reasonably be expected to have a Smith Material Adverse Effect. Such policies are, at the date hereof, in full force and effect. No material claim has been made against any such policy.

(e) With respect to any Smith Property with Five Hundred (500) units or more, Smith has no Knowledge:

          (i)  that it has failed to obtain a certificate, permit or license from any governmental authority having jurisdiction over such Smith Property where such failure would reasonably be expected to have a material adverse effect on such Smith Property or of any pending threat of modification or cancellation of any of the same which would reasonably be expected to have a material adverse effect on such Smith Property;

          (ii)  of any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting such Smith Property issued by any governmental authority which would reasonably be expected to have a material adverse effect on such Smith Property; or

          (iii)  that it has received written or published notice to the effect that (a) any condemnation or involuntary rezoning proceedings are pending or threatened with respect to such Smith Property or (b) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of such Smith Property or by the continued maintenance, operation or use of the parking areas other than such notices, which, in the aggregate, would not reasonably be expected to have a material adverse effect on such Smith Property.

(f) With respect to Smith Properties with less than Five Hundred (500) units, Smith has no Knowledge:

          (i)  that it has failed to obtain certificates, permits or licenses from any governmental authority having jurisdiction over any such Smith Properties, the absence of which, in the aggregate, would reasonably be expected to have a Smith Material Adverse Effect or of any pending threat of modification or cancellation of any of the same which, in the aggregate, would reasonably be expected to have a Smith Material Adverse Effect;

          (ii)  of any written notices of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting such Smith Properties issued by any governmental authority which, in the aggregate, would reasonably be expected to have a Smith Material Adverse Effect; or

          (iii)  that it has received written or published notice to the effect that (a) any condemnation or involuntary rezoning proceedings are pending or threatened with respect to any of such Smith Property or (b) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of such Smith Properties or by the continued maintenance, operation or use of the parking areas other than such notices, which, in the aggregate, would not reasonably be expected to have a Smith Material Adverse Effect.

          (g)  Except as set forth in Schedule 2.9(g) to the Smith Disclosure Letter, Smith has no Knowledge (i) of any structural defects relating to Smith Properties, Smith Properties whose building systems are not in working order, physical damage to any Smith Property for which there is not insurance in effect covering the cost of the restoration and the loss of revenue (subject to a reasonable deduction or retention limit), except such structural defects, building systems not in working order and physical damage, which, in the aggregate, would not reasonably be expected to have a Smith Material Adverse Effect.

           (h)  Except as set forth in Schedule 2.9(h) to the Smith Disclosure Letter, (i) all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to any Smith Property (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation (as defined herein)) have been performed, paid or taken, as the case may be, and (ii) Smith has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements, in each of case (i) and (ii) except as set forth in development or operating budgets for such Smith Properties delivered to Archstone prior to the date hereof and other than those which would not reasonably be expected to have a Smith Material Adverse Effect. As used in this Agreement, “Environmental Mitigation” means investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure or post-closure in response to any actual or suspected environmental condition or Hazardous Materials.

          (i)  Insurance summaries previously provided by Smith to Archstone contain a true and complete list, by type of insurance, carrier, coverages (including limits) and term, of all material policies of casualty, liability, group health, workers compensation, directors and officers and other types of insurance (except title insurance) carried by Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary. All such policies are in full force and effect and none of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary has received from any insurance company notice of any material defects or deficiencies affecting the insurability of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary, or any of their respective assets thereunder.

          2.10    Environmental Matters.

          (a)  “Environmental Law” shall mean all applicable Laws, including any plans, other criteria, or guidelines promulgated pursuant to such Laws, relating to noise control, or the protection of human health, safety and natural resources, animal health or welfare or the environment, including, without limitation, Laws relating to the use, manufacturing, production, generation, installation, recycling, reuse, sale, storage, handling, transport, treatment, release, threatened release or disposal of any Hazardous Materials (including the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. §9601 et seq. (“CERCLA”)). “Hazardous Materials” shall mean substances, wastes, radiation or materials (whether solids, liquids or gases) (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic, (ii) which are listed, regulated or defined under any Environmental Law, and shall include “hazardous wastes,” “hazardous substances,” “hazardous materials,” “pollutants,” “contaminants,” “toxic substances” “radioactive materials” or “solid wastes,” (iii) the presence of which on property cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon the property or to adjacent properties, (iv) which contain without limitation polychlorinated biphenyls (PCBs), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof) or (v) which pose a hazard to human health, safety, natural resources, industrial hygiene, or the environment, or an impediment to working conditions. “Release” shall have the meaning set forth in Section 101 of CERCLA, without regard to the exclusions set forth therein.

(b) Except as disclosed in the Smith SEC Documents and except as set forth on Schedule 2.10 to the Smith Disclosure Letter,

          (i)  none of Smith, any of the Smith Subsidiaries or any of the Smith Non-Controlled Subsidiaries or, to Smith’s Knowledge, any other Person has caused or permitted the presence of any Hazardous Materials at, on or under any of the Smith Properties and none of Smith, any of the Smith Subsidiaries or any of the Smith Non-Controlled Subsidiaries has any Knowledge of the presence of any Hazardous Materials at, on or under any of the Smith Properties, in each of the foregoing cases, such that the presence of such Hazardous Materials (including the presence of asbestos in any buildings or improvements at the Smith Properties) would, individually or in the aggregate, reasonably be expected to have a Smith Material Adverse Effect;

          (ii)  except as authorized by the Environmental Permits, there have been no Releases of Hazardous Materials at, on, under or from (A) the Smith Properties or (B) any real property previously owned, operated or leased by Smith, the Smith Subsidiaries, or the Smith Non-Controlled Subsidiaries (the “Former Smith Properties”) during the period of such ownership, operation or tenancy which would, individually or in the aggregate, reasonably be expected to have a Smith Material Adverse Effect;

          (iii)  (y)  Smith, the Smith Subsidiaries and the Smith Non-Controlled Subsidiaries have not failed to comply with any Environmental Law, and (z) none of Smith, any of the Smith Subsidiaries or any of the Smith Non-Controlled Subsidiaries has any liability under the Environmental Laws, except in each of cases (y) and (z) to the extent that any such failure to comply or any such liability, individually or in the aggregate, would not reasonably be expected to have a Smith Material Adverse Effect; and

          (iv)  Smith, the Smith Subsidiaries and the Smith Non-Controlled Subsidiaries have been duly issued, and currently have and will maintain through the Closing Date, all permits, licenses, certificates and approvals required under any Environmental Law (collectively, the “Environmental Permits”) necessary to operate their businesses as currently operated except where the failure to obtain and maintain such Environmental Permit would not, individually or in the aggregate, reasonably be expected to have a Smith Material Adverse Effect. Smith, the Smith Subsidiaries and the Smith Non-Controlled Subsidiaries have timely filed applications for all Environmental Permits.

          2.11    Related Party Transactions.    Set forth in Schedule 2.11 to the Smith Disclosure Letter is a list of all material arrangements, agreements and contracts entered into by Smith, any Smith Subsidiary and any Smith Non-Controlled Subsidiary which are in effect and which are with any Person who is an officer, director or Affiliate (as defined herein) of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary, any relative of any of the foregoing or any entity of which any of the foregoing is an Affiliate. True, correct and complete copies of such documents have previously been delivered or made available to Archstone. As used in this Agreement, the term “Affiliate” shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.

          2.12    Employee Benefits.    As used herein, the term “Employee Plan” includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, agreement, policy or commitment (including, without limitation, any pension plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”) (“Pension Plan”), and any welfare plan as defined in Section 3(l) of ERISA (“Welfare Plan”)), whether any of the foregoing is funded, insured or self-funded, written or oral, (i) sponsored or maintained by Smith or any of its Controlled Group Members (as defined below), (ii) to which Smith or any of its Controlled Group Members is a party or by which Smith or any of its Controlled Group Members (or any of the rights, properties or assets thereof) is bound, or (iii) with respect to which Smith or any of its Controlled Group Members may otherwise have any liability or contingent liability (whether or not Smith or any of its Controlled Group Members still maintains such Employee Plan). Each Employee Plan is listed on Schedule 2.12 to the Smith Disclosure Letter. For purposes of this Agreement, “Controlled Group Member” means, with respect to any Person, any corporation or trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code. Except as disclosed in Schedule 2.12 to the Smith Disclosure Letter, with respect to the Employee Plans:

          (a)  None of Smith or any of its Controlled Group Members has any continuing liability under any Welfare Plan which provides for continuing benefits or coverage for any employee, former employee or any beneficiary of an employee or former employee after such employee’s or former employee’s termination of employment, except as may be required by Section 4980B of the Code or Section 601 (et seq.) of ERISA, or under any applicable state law, and at the expense of the employee, former employee or beneficiary.

          (b)  Each Employee Plan complies in all material respects with the applicable requirements of the Code, ERISA and any other applicable law governing such Employee Plan, and each Employee Plan has at all times been properly administered in all material respects in accordance with all such requirements of law, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of law. Each Pension Plan which is intended to be qualified is qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS stating that such Plan meets the requirements of Section 401(a) of the Code and that the trust associated with such Plan is tax-exempt under Section 501(a) of the Code and which covers all material amendments to such plan for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired and, to the Knowledge of Smith, no event has occurred which would jeopardize the qualified status of any such plan or the tax exempt status of any such trust under Sections 401(a) and Section 501(a) of the Code, respectively. No lawsuits, claims (other than routine claims for benefits) or formal complaints to, or by, any Person or governmental entity have been filed, are pending or, to the Knowledge of Smith, threatened with respect to any Employee Plan and, to the Knowledge of Smith, there is no fact or contemplated event which would reasonably be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect thereto. Without limiting the foregoing, the following are true with respect to each Employee Plan:

          (i)  Smith and all of its Controlled Group Members have complied in all material respects with the reporting and disclosure requirements of ERISA, the Code, or both, with respect to each Employee Plan and none of Smith or any of its Controlled Group Members has incurred any material liability in connection with such reporting or disclosure;

          (ii)  all contributions and payments with respect to Employee Plans that are required to be made by Smith or any of its Controlled Group Members with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan or policy year to the Closing Date) have been, or will be, made or accrued before the Closing Date in accordance with the appropriate plan document, actuarial report, collective bargaining agreements or insurance contracts or arrangements or as otherwise required by ERISA or the Code or other applicable law; and

          (iii)  with respect to each such Employee Plan, to the extent applicable, Smith has delivered to or has made available to Archstone true and complete copies of (A) plan documents, or any and all other documents that establish the existence of the plan, trust, arrangement, contract, policy or commitment and all amendments thereto, (B) the most recent determination letter received from the IRS, (C) the three most recent Form 5500 Annual Reports (and all schedules and reports relating thereto) and actuarial reports and (D) all related trust agreements, insurance contract or other funding agreements that implement each such Employee Plan.

          (c)  With respect to each Employee Plan, to the Knowledge of Smith, there has not occurred, and no Person is contractually bound to enter into, any “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA and which could subject Smith or any Controlled Group Member to material liability.

          (d)  None of Smith or any Controlled Group Member has maintained or been obligated to contribute to any Employee Plan subject to Code Section 412 or Title IV of ERISA and, except for multiemployer plans (within the meaning of section 3(37) of ERISA), none of the Employee Plans is subject to Title IV of ERISA. With respect to each Employee Plan which is a multiemployer plan, all contributions have been made as required by the terms of the plan, the terms of any collective bargaining agreement and applicable law, none of Smith or any of its Controlled Group Members has withdrawn, partially withdrawn or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability, and none of Smith or any of its Controlled Group Members has received any notice that any such plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excess tax, that any such plan is or has been funded at a rate less than required under Section 412 of the Code or that any such plan is or may become insolvent.

          (e)  With respect to each Pension Plan maintained by Smith or any Controlled Group Member, such Plan provides the Plan Sponsor with the authority to amend or terminate the Plan at any time, subject to applicable requirements of ERISA and the Code and other requirements of applicable law.

          (f)  There have been no acts or omissions by Smith or any of its Controlled Group Members which have given rise to or are reasonably likely to give rise to fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which Smith or any of its Controlled Group Members may be liable.

(g) None of the assets of any Employee Plan are invested in employer securities or employer real property.

          2.13    Employee Policies.    Except as set forth in Schedule 2.13 to the Smith Disclosure Letter, the employee handbooks of Smith, the Smith Subsidiaries and the Smith Non-Controlled Entities currently in effect have been delivered or made available to Archstone and fairly and accurately summarize in all material respects all material employee policies, vacation policies and payroll policies.

          2.14    Taxes.

          (a)  Each of Smith, the Smith Subsidiaries and the Smith Non-Controlled Subsidiaries (A) has filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such returns and reports are accurate and complete in all material respects, (B) has paid (or Smith has paid on its behalf) all Taxes (as defined herein) shown on such returns and reports as required to be paid by it, and (C) has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3121, and 3402 of the Code or similar provisions under any foreign laws) and has, within the time period prescribed by law, withheld and paid over to the proper governmental entities all amounts required to be so withheld and paid over under applicable laws and regulations, except, with respect to all of the foregoing, where the failure to file such tax returns and reports or failure to pay such Taxes or failure to comply with such withholding requirements would not reasonably be expected to have a Smith Material Adverse Effect. The most recent audited financial statements contained in the Smith SEC Documents reflect an adequate reserve for all material Taxes payable by Smith, the Smith Subsidiaries and the Smith Non-Controlled Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the Smith Financial Statement Date, to Smith’s Knowledge, Smith has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and none of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business. Except as set forth on Schedule 2.14(a) of the Smith Disclosure Letter, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed upon Smith, any Smith Subsidiary, or any Smith Non-Controlled Subsidiary. None of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary is the subject of any audit, examination, or other proceeding in respect of federal income Taxes; to Smith’s Knowledge, no audit, examination or other proceeding in respect of federal income Taxes involving any of Smith, any Smith Subsidiary, or Smith Non-Controlled Subsidiary is being considered by any Tax authority; and except as set forth on Schedule 2.14(a) of the Smith Disclosure Letter, no audit, examination or other proceeding in respect of federal income taxes involving any of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary has occurred since December 31, 1995. To the Knowledge of Smith, no deficiencies for any Taxes have been proposed, asserted or assessed against Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending. As used in this Agreement, “Taxes” shall include all taxes, charges, fees, levies and other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholding (including, without limitation, dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to any such taxes, charges, fees, levies or other assessments.

          (b)  Smith (i) for all taxable years for which the Internal Revenue Service (“IRS”) could assert a tax liability, has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for all such years, (ii) has operated since December 31, 2000 to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year ending on the earlier of December 31, 2001 or the Closing Date and, if later, for the taxable year of Smith ending on the Closing Date, and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to Smith’s Knowledge, no such challenge is pending or threatened. Each Smith Subsidiary which is a partnership, joint venture or limited liability company, at all times since it became a Smith Subsidiary, (A) (i) has been treated for federal income tax purposes as a partnership or as an entity that is disregarded for federal income tax purposes and not as a corporation or as an association taxable as a corporation and (ii) has not owned any assets (including, without limitation, securities) that would cause Smith to violate Section 856(c)(4) of the Code or (B)(i) has been treated for federal income tax purposes as a corporation and that qualifies as a REIT within the meaning of Section 856 of the Code, a qualified REIT subsidiary under Section 856(i) of the Code, or a taxable REIT subsidiary under Section 856(l) of the Code. Smith Partnership is not a publicly traded partnership within the meaning of Section 7704(b) of the Code that is taxable as a corporation pursuant to Section 7704(a) of the Code. Each Smith Subsidiary which is a corporation has been since it became a Smith Subsidiary and each other issuer of securities in which Smith holds securities (within the meaning of Section 856(c) of the Code but excluding “straight debt” of issuers described in Section 856(c)(7)) having a value of more than 10 percent of the total value of the outstanding securities of such issuer is a REIT within the meaning of Section 856 of the Code, a qualified REIT subsidiary under Section 856(i) of the Code or a taxable REIT subsidiary under Section 856(l) of the Code. Except as set forth in Schedule 2.14(b) of the Smith Disclosure Letter, neither Smith nor any Smith Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or Temporary Treas. Reg. §1.337(d)-5T or (y) which is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

(c) To Smith’s knowledge, as of the date hereof, Smith is a “domestically-controlled” REIT within the meaning of Section 897(h) of the Code.

(d) There are no liens for Taxes upon the assets of Smith, the Smith Subsidiaries or the Smith Non-Controlled Subsidiaries, other than liens for Taxes not yet due and payable.

(e) Neither Smith nor any Smith Subsidiary is a party to any Tax allocation or sharing agreement.

          (f)  Except as set forth in Section 2.18(i), Smith does not have any liability for the Taxes of any person other than Smith, the Smith Subsidiaries and the Smith Non-Controlled Subsidiaries, and the Smith Subsidiaries do not have any liability for the Taxes of any person other than Smith, the Smith Subsidiaries, the Smith Non-Controlled Subsidiaries and the Subsidiaries thereof (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

           (g)  Smith and the Smith Subsidiaries have disclosed to the IRS all positions taken on its federal income Tax returns which could reasonably be expected to give rise to a substantial understatement of Tax under Section 6662 of the Code.

          2.15    No Payments to Employees, Officers or Directors.     Schedule 2.15 to the Smith Disclosure Letter contains a true and complete list of all arrangements, agreements or plans pursuant to which cash and non-cash payments which will become payable to each employee, officer or director of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary as a result of the Merger or a termination of service subsequent to the consummation of the Merger. Except as described in Schedule 2.15 to the Smith Disclosure Letter, or as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement or as a result of a termination of service subsequent to the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer or director of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary. Except as described in Schedule 2.15 of the Smith Disclosure Letter, there is no agreement or arrangement with any employee, officer, director or other service provider under which Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary has agreed to pay any tax that might be owed under Section 4999 of the Code with respect to payments to such individuals.

          2.16    Broker; Schedule of Fees and Expenses.    No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co., the fees and expenses of which are described in the engagement letter dated April 5, 2001, between Goldman, Sachs & Co. and Smith, a true, correct and complete copy of which has previously been given to Archstone, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Smith or any Smith Subsidiary.

          2.17    Compliance with Laws.    None of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except in each case to the extent that such violation or failure would not reasonably be expected to have a Smith Material Adverse Effect.

          2.18    Contracts; Debt Instruments.

          (a)  None of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of Smith does such a violation or default exist, except in each case to the extent that such violation or default, individually or in the aggregate, would not reasonably be expected to have a Smith Material Adverse Effect.

          (b)  Schedule 2.l8(b) to the Smith Disclosure Letter sets forth a list of each material loan or credit agreement, note, bond, mortgage, indenture and any other agreement or instrument pursuant to which any Indebtedness (as defined herein) of Smith, the Smith Subsidiaries and any Smith Non-Controlled Subsidiary, other than Indebtedness payable to Smith, a Smith Subsidiary or a Smith Non-Controlled Subsidiary, is outstanding or may be incurred. For purposes of this Section 2.18, “Indebtedness” shall mean (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional sale or other title retention agreements relating to property purchased by such Person, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof) and (v) guarantees of any such indebtedness of any other Person. Except as set forth in Schedule 2.18(c), none of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary has any derivative instruments outstanding.

           (c)  To the extent not set forth in response to the requirements of Section 2.18(b), Schedule 2.18(c) to the Smith Disclosure Letter sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary is a party or an obligor with respect thereto.

          (d)  Except with respect to the agreements set forth in Schedule 2.18(b) or Schedule 2.18(i) of the Smith Disclosure Letter, none of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary is a party to any agreement which would restrict any of them from prepaying any of their Indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of Indebtedness with respect to any of the Smith Properties.

          (e)  Except as set forth in Schedule 2.18(e) of the Smith Disclosure Letter, none of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary is a party to any agreement relating to the management of any Smith Property by any Person other than Smith, a Smith Subsidiary or a Smith Non-Controlled Subsidiary.

          (f)  Smith has delivered to Archstone prior to the date of this Agreement a true and complete capital budget for the year 2001 relating to budgeted capital improvements and development and the operating budget for the year 2001, each of which was prepared based on assumptions which management believed were reasonable.

          (g)  Schedule 2.18(g) to the Smith Disclosure Letter lists all agreements entered into by Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary providing for the sale of, or option to sell, any Smith Properties or the purchase of, or option to purchase, by Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate not yet consummated as of the date hereof.

          (h)  Except as set forth in Schedule 2.18(h) to the Smith Disclosure Letter, none of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary has any pending claims or, to the knowledge of Smith, any threatened claims regarding material continuing contractual liability (A) for indemnification under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary or (B) to pay any additional purchase price for any of the Smith Properties.

          (i)  None of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary has entered into or is subject, directly or indirectly, to any “Tax Protection Agreements,” except as set forth in Schedule 2.18(i) to the Smith Disclosure Letter (true and correct copies of which have been made available to Archstone). As used herein, a Tax Protection Agreement is an agreement, oral or written, (A) that has as one of its purposes to permit a Person to take the position that such Person could defer federal taxable income that otherwise might have been recognized upon a transfer of property to the Smith Partnership or any other Smith Subsidiary that is treated as a partnership for federal income tax purposes, and that (i) prohibits or restricts in any manner the disposition of any assets of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary, (ii) requires that Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary maintain, put in place, or replace, indebtedness, whether or not secured by one or more of the Smith Properties, or (iii) requires that Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including, without limitation, through a “deficit restoration obligation,” guarantee (including, without limitation, a “bottom” guarantee), indemnification agreement or other similar arrangement), the risk of loss for federal income tax purposes for indebtedness or other liabilities of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary, (B) that specifies or relates to a method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of Smith or a Smith Subsidiary, or (C) that requires a particular method for allocating one or more liabilities of Smith or any Smith Subsidiary under Section 752 of the Code. None of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary is in violation of or in default under any Tax Protection Agreement.

           2.19    Opinion of Financial Advisor.    Smith has received the written opinion of Goldman, Sachs & Co., Smith’s financial advisor, dated as of the date of this Agreement, to the effect that, as of such date, the 1.975 New Archstone Common Shares to be received by the holders of Smith Common Stock for each share of Smith Common Stock pursuant to the Merger is fair to such holders from a financial point of view.

          2.20    State Takeover Statutes.    Smith has taken all action necessary to exempt the transactions contemplated by this Agreement between Archstone and Smith and its Affiliates from the operation of the Maryland Business Combination Act, the Maryland Control Shares Acquisition Act and any other “fair price,” “moratorium,” “control share acquisition” or any other takeover statute or similar statute enacted under any laws of any state or federal laws of the United States or similar statute or regulation (a “Takeover Statute”).

          2.21    Stockholder Rights Plan.    The Board of Directors of Smith has resolved to, and Smith shall prior to the Merger, take all action necessary to render the rights (the “Smith Rights”) issued pursuant to the terms of that certain Rights Agreement, dated as of December 2, 1998, between Smith and First Union National Bank, as rights agent (the “Smith Rights Agreement”), inapplicable to the Mergers, this Agreement, and the other transactions contemplated hereby.

          2.22    Investment Company Act of 1940.    None of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiary is, or at the Effective Time of the Merger will be, required to be registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

          2.23    Definition of “Knowledge of Smith”. As used in this Agreement, the phrase “Knowledge of Smith” (or words of similar import) means the actual knowledge of those individuals identified in Schedule 2.23 to the Smith Disclosure Letter.

          2.24    Required Stockholder Approvals and Partner Approvals.     The affirmative vote of the holders of at least two-thirds of the Smith Common Stock outstanding and entitled to vote and voting together as a single class is the only vote of the holders of any class or series of Smith stock necessary or required under this Agreement or under applicable law to approve the Merger and this Agreement. The approval of Smith and the affirmative vote of (a) holders of a majority of the outstanding Smith OP Units and (b) holders of a majority of Smith OP Units held by limited partners other than Smith, voting in accordance with the Smith Partnership Agreement, are the only votes of the holders of any class or series of Smith Partnership’s partnership interests necessary or required under this Agreement or under applicable law to approve this Agreement, the Merger, the withdrawal of Smith as general partner and the Partnership Merger (including, without limitation, termination of the Smith Partnership Agreement).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF ARCHSTONE AND NEW ARCHSTONE

          Except as specifically set forth in the Archstone SEC Documents (as defined herein) or in the schedule delivered to Smith prior to the execution hereof and identified by any of the Chairman and Chief Executive Officer, Chief Financial Officer or a Senior Vice President of Archstone as the disclosure letter to this Agreement (the “Archstone Disclosure Letter”), Archstone and New Archstone represent and warrant to Smith and Smith Partnership as follows:

          3.1    Organization, Standing and Power of Archstone.    (a) Archstone is a real estate investment trust duly organized, validly existing and in good standing under the laws of Maryland. Archstone has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Archstone is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have an Archstone Material Adverse Effect (as defined herein). As used in this Agreement, an “Archstone Material Adverse Effect” means any circumstance, event, occurrence, change or effect that is materially adverse to the business, properties, assets (tangible or intangible), financial condition or results of operations of Archstone, New Archstone and the Subsidiaries of Archstone (collectively, “Archstone Subsidiaries”), taken as a whole, except, in each case, as a result of (i) changes in general economic conditions nationally or regionally, (ii) changes affecting the real estate industry generally which do not affect Archstone materially disproportionately relative to other participants in the real estate industry similarly situated, or (iii) in and of itself and without the occurrence of any other Archstone Material Adverse Effect, changes in the trading prices of Archstone Common Shares or any series of Archstone Preferred Shares. Archstone has delivered to Smith complete and correct copies of the Archstone Declaration of Trust and the bylaws of Archstone, as amended or supplemented to the date of this Agreement (the “Archstone Bylaws”).

          (b)  New Archstone is a real estate investment trust duly organized, validly existing and in good standing under the laws of Maryland. New Archstone has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. New Archstone is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary.

          3.2    Archstone Subsidiaries.

          (a)  Schedule 3.2(a) to the Archstone Disclosure Letter sets forth (i) each Archstone Subsidiary and each entity in which Archstone holds non-voting equity securities (but no voting equity securities) (collectively, the “Archstone Non-Controlled Subsidiaries”), (ii) the ownership interest therein of Archstone, (iii) if not directly or indirectly wholly owned by Archstone, the identity and ownership interest of each of the other owners of such Archstone Subsidiary, (iv) each property owned by such Archstone Subsidiary, and (v) if not wholly owned by such Archstone Subsidiary, the identity and ownership interest of each of the other owners of such property.

          (b)  Except as set forth in Schedule 3.2(b) to the Archstone Disclosure Letter, (i) all of the outstanding shares of capital stock owned by Archstone or an Archstone Subsidiary of each Archstone Subsidiary and each Archstone Non-Controlled Subsidiary that is a corporation have been duly authorized, validly issued and are (A) fully paid and nonassessable and not subject to preemptive or similar rights and (B) owned free and clear of all Liens and (ii) all equity interests in each Archstone Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by Archstone, by another Archstone Subsidiary or by Archstone and another Archstone Subsidiary are owned free and clear of all Liens. Each Archstone Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted, and each Archstone Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Each Archstone Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have an Archstone Material Adverse Effect. Complete and correct copies of the articles of incorporation, bylaws, organization documents and partnership, joint venture and operating agreements of each Archstone Subsidiary, as amended to the date of this Agreement, have been previously delivered or made available to Smith.

          3.3    Capital Structure.

          (a)  The authorized shares of beneficial interest of Archstone consist of 250,000,000 shares of beneficial interest, consisting of 232,100,000 Archstone Common Shares, 9,200,000 Archstone Series A Preferred Shares, 4,200,000 Archstone Series B Preferred Shares, 2,000,000 Archstone Series C Preferred Shares, 2,300,000 Archstone Series D Preferred Shares, 1,600,000 Archstone Series E Preferred Shares, 800,000 Archstone Series F Preferred Shares, 600,000 Archstone Series G Preferred Shares and 2,500,000 Junior Participating Preferred Shares of Beneficial Interest, $1.00 par value per share (“Archstone Participating Preferred Shares”), of Archstone. As of May 2, 2001, 120,864,151 Archstone Common Shares were issued and outstanding, 3,237,435 Archstone Series A Preferred Shares were issued and outstanding, 4,200,000 Archstone Series B Preferred Shares were issued and outstanding (all of which will be redeemed prior to May 11, 2001), 2,000,000 Archstone Series C Preferred Shares were issued and outstanding, 2,300,000 Archstone Series D Preferred Shares were issued and outstanding, no Archstone Series E Preferred Shares were issued and outstanding, no Archstone Series F Preferred Shares were issued and outstanding, no Archstone Series G Preferred Shares were issued and outstanding, and no Archstone Participating Preferred Shares were issued and outstanding.

          (b)  Set forth in Schedule 3.3(b) to the Archstone Disclosure Letter is a true and complete list of the following: (i) each qualified or nonqualified option to purchase Archstone’s shares of beneficial interest granted under the Archstone 1997 Long-Term Incentive Plan, Archstone 1996 Share Option Plan for Trustees, Archstone 1987 Share Option Plan for Outside Trustees and Archstone Communities Trust Employee Stock Purchase Plan or any other formal or informal arrangement (collectively, the “Archstone Options”); and (ii) except for the Archstone Series A Preferred Shares, Archstone Series E Preferred Units, Archstone Series F Preferred Units, Archstone Series G Preferred Units and the Archstone Participating Preferred Shares, all other warrants or other rights to acquire Archstone’s shares of beneficial interest, all share appreciation rights, phantom shares, dividend equivalents, performance units and performance shares which are outstanding on the date of this Agreement. Schedule 3.3(b) to the Archstone Disclosure Letter sets forth the Archstone Options granted to Archstone’s Chief Executive Officer and four other most highly compensated officers, the date of each grant, the status of each Archstone Option as qualified or nonqualified under Section 422 of the Code, the number of Archstone Common Shares subject to each Archstone Option, the number and type of Archstone’s Common Shares subject to Archstone Options that are currently exercisable, the exercise price per share, and the number and type of such shares subject to share appreciation rights. On the date of this Agreement, except as set forth in this Section 3.3 or excepted therefrom or as set forth in Schedule 3.3(b) or 3.3 (d) to the Archstone Disclosure Letter, no shares of beneficial interest of Archstone were outstanding or reserved for issuance.

          (c)  All outstanding shares of beneficial interest of Archstone are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights under law or the Archstone Declaration of Trust or Archstone Bylaws, or any contract or instrument to which Archstone is a party or by which it is bound. There are no bonds, debentures, notes or other indebtedness of Archstone having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Archstone may vote.

          (d)  Except as set forth in this Section 3.3 or in Schedule 3.3(b) or 3.3(d) to the Archstone Disclosure Letter, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements (other than this Agreement), arrangements or undertakings of any kind to which Archstone or any Archstone Subsidiary is a party or by which such entity is bound, obligating Archstone or any Archstone Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of beneficial interest, voting securities or other ownership interests of Archstone or any Archstone Subsidiary or obligating Archstone or any Archstone Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Archstone or an Archstone Subsidiary).

(e) All dividends on Archstone Common Shares and Archstone Existing Preferred Shares, which have been declared prior to the date of this Agreement have been paid in full.

          (f)  The New Archstone Common Shares and the New Archstone Preferred Shares to be issued by New Archstone pursuant to this Agreement have been duly authorized for issuance, and upon issuance will be duly and validly issued, fully paid, nonassessable and not subject to preemptive or similar rights under law. The Archstone Common Shares and Archstone Preferred Shares to be issued by Archstone to holders of Smith OP Units and Smith Preferred Units (other than New Archstone, as the successor to Smith in the Merger) in the Partnership Merger pursuant to this Agreement have been duly authorized for issuance, and upon issuance will be duly and validly issued, fully paid and nonassessable (except and only to the extent set forth in Section 8.5 of Annex A to the Archstone Declaration of Trust and, only in the case of a recipient of Archstone Common Shares who has undertaken a “deficit restoration obligation” pursuant to Section 13.3.B of Annex A of the Archstone Declaration of Trust, to the extent provided in Section 13.3.B, Section 13.3.C and Section 13.3.D thereof) and not subject to preemptive or similar rights under law. The Archstone Common Shares and Archstone Preferred Shares to be issued by Archstone to New Archstone in the Archstone Merger and in the Partnership Merger pursuant to this Agreement have been duly authorized for issuance, and upon issuance will be duly and validly issued, fully paid and nonassessable (except and only to the extent set forth in Sections 2.2, 5.5, 8.5 and 11.3 of Annex A to the Archstone Declaration of Trust) and not subject to preemptive or similar rights under law.

          3.4    Other Interests.    Except for interests in the Archstone Subsidiaries, Archstone Non-Controlled Subsidiaries and certain other entities as set forth in Schedule 3.2(a), 3.2(b) or 3.4 to the Archstone Disclosure Letter (the “Archstone Other Interests”), neither Archstone nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in excess of $1,000,000 individually, or $10,000,000 in the aggregate, in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short-term investment securities). With respect to the Archstone Other Interests, Archstone is a partner or shareholder in good standing, and owns such interests free and clear of all Liens. Neither Archstone nor any of the Archstone Subsidiaries is in material breach of any agreement, document or contract which is of a material nature governing its rights in or to the Archstone Other Interests, all of which agreements, documents and contracts are (a) listed in Schedule 3.4 to the Archstone Disclosure Letter, (b) unmodified except as described therein and (c) to the Knowledge of Archstone (as defined herein), in full force and effect. To the Knowledge of Archstone, the other parties to any such agreement, document or contract which is of a material nature are not in breach of any of their respective obligations under such agreements, documents or contracts.

          3.5    Authority; Noncontravention; Consents.

          (a)  Each of Archstone and New Archstone (collectively the “Archstone Parties”) has the requisite power and authority to enter into this Agreement and, subject to the requisite shareholder approval by the holders of Archstone Common Shares of the Merger, the Archstone Merger, the Proposed Archstone Charter Amendments (as defined herein) and the amendment or adoption of any stock option plan as necessary to satisfy Archstone’s and New Archstone’s obligations under Section 5.8(c) (the “Archstone Shareholder Approvals” and, together with the Smith Stockholder Approvals, the “Shareholder Approvals”), to consummate the transactions contemplated by this Agreement to which each Archstone Party is a party. The execution and delivery of this Agreement by Archstone and New Archstone and the consummation by the Archstone Parties of the transactions contemplated by this Agreement to which each Archstone Party is a party have been duly authorized by all necessary action on the part of such Archstone Party, except for and subject to the Archstone Shareholder Approvals. This Agreement has been duly executed and delivered by Archstone and New Archstone and constitutes a valid and binding obligation of Archstone and New Archstone, enforceable against Archstone and New Archstone in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

          (b)  Except as set forth in Schedule 3.5(b)(1) to the Archstone Disclosure Letter and subject to receipt of the Archstone Shareholder Approvals, the execution and delivery of this Agreement by Archstone or New Archstone do not, and the consummation of the transactions contemplated by this Agreement to which any Archstone Party is a party and compliance by Archstone or New Archstone with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of any Archstone Party or any Archstone Subsidiary under, (i) the Archstone Declaration of Trust or the Archstone Bylaws or the comparable charter or organizational documents or partnership, operating or similar agreement (as the case may be) of any other Archstone Party or Archstone Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Archstone or any Archstone Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to Archstone or any Archstone Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not reasonably be expected to (x) have an Archstone Material Adverse Effect or (y) prevent or materially impair the ability of Archstone to perform any of its obligations hereunder or prevent or materially threaten or impede the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to any Archstone Party or any Archstone Subsidiary in connection with the execution and delivery of this Agreement by Archstone or the consummation by Archstone or any Archstone Subsidiary of any of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of (x) the Form S-4 (as defined herein) and (y) such reports and filings under the Securities Act and under Sections 13(a) and 13(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing and acceptance for record of the REIT Articles of Merger and the Partnership Articles of Merger by the Department, (iii) the filing of the Delaware Certificate of Merger with the Office of the Secretary of State of the State of Delaware, (iv) such filings as may be required in connection with the payment of any transfer and gains taxes and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 3.5(b)(2) to the Archstone Disclosure Letter or (B) as may be required under (w) the HSR Act, (x) federal, state or local environmental laws or (y) the “blue sky” laws of various states, to the extent applicable, or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Archstone from performing its obligations under this Agreement in any material respect or reasonably be expected to have, individually or in the aggregate, an Archstone Material Adverse Effect.

          3.6    SEC Documents; Financial Statements; Undisclosed Liabilities.     Archstone has filed all reports, schedules, forms, statements and other documents required to be filed with the SEC since December 31, 1997 through the date hereof (the “Archstone SEC Documents”). All of the Archstone SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Archstone SEC Documents. None of the Archstone SEC Documents at the time of filing contained, nor will any report, schedule, form, statement or other document filed by Archstone after the date hereof and prior to the Effective Time of the Merger contain, any untrue statement of a material fact or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Archstone and the Archstone Subsidiaries included in the Archstone SEC Documents complied, or will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been or will be prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, or will fairly present, in all material respects in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Archstone and the Archstone Subsidiaries, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (except, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act). Except for liabilities and obligations set forth in the Archstone SEC Documents or in Schedule 3.6 to the Archstone Disclosure Letter, neither Archstone nor any Archstone Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Archstone or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to have an Archstone Material Adverse Effect.

          3.7    Absence of Certain Changes or Events.    Except as disclosed in the Archstone SEC Documents or in Schedule 3.7 to the Archstone Disclosure Letter, since December 31, 2000 (the “Archstone Financial Statement Date”), Archstone and the Archstone Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been (a) any circumstance, event, occurrence, change or effect that has had an Archstone Material Adverse Effect, nor has there been any circumstance, event, occurrence, change or effect that with the passage of time would reasonably be expected to result in an Archstone Material Adverse Effect, (b) except for regular quarterly distributions not in excess of $0.41 per Archstone Common Share or the stated distribution rate for each Archstone Existing Preferred Share, subject to changes pursuant to Section 5.10 and to any Corresponding Archstone Dividends and Distributions paid pursuant to Section 1.15(e)(ii) and to rounding adjustments as necessary and with customary record and payment dates, any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to Archstone Common Shares or Archstone Existing Preferred Shares, (c) any split, combination or reclassification of any of Archstone’s shares of beneficial interest, (d) any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have an Archstone Material Adverse Effect or (e) any change made prior to the date of this Agreement in accounting methods, principles or practices by Archstone or any Archstone Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the Archstone SEC Documents or required by a change in GAAP.

          3.8    Litigation.    Except as disclosed in the Archstone SEC Documents or in Schedule 3.8 to the Archstone Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Archstone and the Archstone Subsidiaries (a) which are covered by insurance, subject to a reasonable deductible or retention limit or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending (in which service of process has been received by an employee of Archstone or an Archstone Subsidiary) or, to the Knowledge of Archstone, threatened in writing against or affecting Archstone or any Archstone Subsidiary that, individually or in the aggregate, would reasonably be expected to (i) have an Archstone Material Adverse Effect or (ii) prevent or materially impair the ability of Archstone to perform any of its obligations hereunder or prevent or materially threaten or impair the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Archstone or any Archstone Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

          3.9    Properties.

          (a)  Except as set forth in Schedule 3.9(a) to the Archstone Disclosure Letter, Archstone or one of the Archstone Subsidiaries owns fee simple title to each of the real properties listed in the Archstone SEC Filings as owned by it (the “Archstone Properties”).

(b) The Archstone Properties are not subject to any Encumbrances or Property Restrictions which reasonably could be expected to cause an Archstone Material Adverse Effect.

          (c)  Valid policies of title insurance (or fully paid and enforceable commitments therefor) have been issued insuring Archstone’s or the applicable Archstone Subsidiary’s fee simple title or leasehold estate, as the case may be, to the Archstone Properties in amounts which are approximately equal to the purchase price thereof paid by Archstone or the applicable Archstone Subsidiaries therefor, except where the failure to obtain such title insurance would not reasonably be expected to have an Archstone Material Adverse Effect. Such policies are, at the date hereof, in full force and effect. No material claim has been made against any policy.

(d) With respect to any Archstone Property with Five Hundred (500) units or more, Archstone has no Knowledge:

          (i)  that it has failed to obtain a certificate, permit or license from any governmental authority having jurisdiction over such Archstone Property where such failure would reasonably be expected to have a material adverse effect on such Archstone Property or of any pending threat of modification or cancellation of any of the same which would reasonably be expected to have a material adverse effect on such Archstone Property;

          (ii)  of any written notice of any violation of any federal, state or municipal law, ordinance, order, rule, regulation or requirement affecting such Archstone Property issued by any governmental authority which would reasonably be expected to have a material adverse effect on such Archstone Property; or

          (iii)  that it has received written or published notice to the effect that (a) any condemnation or involuntary rezoning proceedings are pending or threatened with respect to such Archstone Property or (b) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of such Archstone Property or by the continued maintenance, operation or use of the parking areas other than such notices, which, in the aggregate, would not reasonably be expected to have a material adverse effect on such Archstone Property.

(e) With respect to Archstone Properties with less than Five Hundred (500) units, Archstone has no Knowledge:

          (i)  that it has failed to obtain certificates, permits or licenses from any governmental authority having jurisdiction over any such Archstone Properties, the absence of which, in the aggregate, would reasonably be expected to have an Archstone Material Adverse Effect or of any pending threat of modification or cancellation of any of the same which, in the aggregate, would reasonably be expected to have an Archstone Material Adverse Effect;

          (ii)  of any written notices of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting such Archstone Properties issued by any governmental authority which, in the aggregate, would reasonably be expected to have an Archstone Material Adverse Effect; or

          (iii)  that it has received written or published notice to the effect that (a) any condemnation or involuntary rezoning proceedings are pending or threatened with respect to any of such Archstone Property or (b) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of such Archstone Properties or by the continued maintenance, operation or use of the parking areas other than such notices, which, in the aggregate, would not reasonably be expected to have an Archstone Material Adverse Effect.

          (f)  Archstone has no Knowledge (i) of any structural defects relating to Archstone Properties, Archstone Properties whose building systems are not in working order, physical damage to any Archstone Property for which there is not insurance in effect covering the cost of the restoration and the loss of revenue (subject to a reasonable deduction or retention limit), except such structural defects, building systems not in working order and physical damage, which, in the aggregate, would not reasonably be expected to have an Archstone Material Adverse Effect.

          (g)  Except as set forth in Schedule 3.9(g) to the Archstone Disclosure Letter, (i) all work to be performed, payments to be made and actions to be taken by Archstone or the Archstone Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or similar action relating to any Archstone Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation), have been performed, paid or taken, as the case may be, and (ii) Archstone has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements, in each of cases (i) and (ii) except where the failure to do so would, in the aggregate, not reasonably be expected to have an Archstone Material Adverse Effect.

          (h)  Insurance summaries previously provided by Archstone to Smith contain a true and complete list, by type of insurance, carrier, coverages (including limits) and term, of all material policies of casualty, liability and other types of insurance (except title insurance) carried by Archstone or any Archstone Subsidiary. All such policies are in full force and effect and neither Archstone nor any Archstone Subsidiary has received from any insurance company notice of any material defects or deficiencies affecting the insurability of Archstone or any Archstone Subsidiary or any of their respective assets thereunder.

          3.10    Environmental Matters.

Except as disclosed in the Archstone SEC Documents,

          (i)  none of Archstone, any of the Archstone Subsidiaries or, to Archstone’s Knowledge, any other Person has caused or permitted the presence of any Hazardous Materials at, on or under any of the Archstone Properties, such that the presence of such Hazardous Materials (including the presence of asbestos in any buildings or improvements at the Archstone Properties) would, individually or in the aggregate, reasonably be expected to have an Archstone Material Adverse Effect;

          (ii)  except as authorized by the Environmental Permits, there have been no Releases of Hazardous Materials at, on, under or from (A) the Archstone Properties, or (B) any real property formerly owned, operated or leased by Archstone or the Archstone Subsidiaries during the period of such ownership, operation or tenancy, which would, individually or in the aggregate, reasonably be expected to have an Archstone Material Adverse Effect;

          (iii)  (y) Archstone and the Archstone Subsidiaries have not failed to comply with all Environmental Laws, and (z) neither Archstone nor any of the Archstone Subsidiaries has any liability under the Environmental Laws, except in each of cases (y) and (z) to the extent such failure to comply or any such liability, individually or in the aggregate, would not reasonably be expected to have an Archstone Material Adverse Effect; and

          (iv)  Archstone and the Archstone Subsidiaries have been duly issued, and currently have and will maintain through the Merger Closing Date, all Environmental Permits necessary to operate their businesses as currently operated except where the failure to obtain and maintain such Environmental Permits would not, individually or in the aggregate, reasonably be expected to have an Archstone Material Adverse Effect. Archstone and the Archstone Subsidiaries have timely filed applications for all Environmental permits.

          3.11    Taxes.

          (a)  Each of Archstone, the Archstone Subsidiaries and the Archstone Non-Controlled Subsidiaries (i) has filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so), and all such returns and reports are accurate and complete in all material respects, (ii) has paid (or Archstone has paid on its behalf) all Taxes shown on such returns and reports as required to be paid by it and (iii) has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3121, and 3402 of the Code or similar provisions under any foreign laws) and has, within the time period prescribed by law, withheld and paid over to the proper governmental entities all amounts required to be so withheld and paid over under applicable laws and regulations, except, with respect to all of the foregoing, where the failure to file such tax returns or reports or failure to pay such Taxes or failure to comply with such requirements would not reasonably be expected to have an Archstone Material Adverse Effect. The most recent audited financial statements contained in the Archstone SEC Documents reflect an adequate reserve for all material Taxes payable by Archstone, the Archstone Subsidiaries and the Archstone Non-Controlled Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the Archstone Financial Statement Date, to Archstone’s Knowledge, Archstone has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and none of Archstone, any Archstone Subsidiary or any Archstone Non-Controlled Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Archstone, any Archstone Subsidiary or any Archstone Non-Controlled Subsidiary. None of Archstone, any Archstone Subsidiary or any Archstone Non-Controlled Subsidiary is the subject of any audit, examination, or other proceeding in respect of federal income Taxes, and to Archstone’s Knowledge, no audit, examination or other proceeding in respect of federal income Taxes involving Archstone, any Archstone Subsidiary or any Archstone Non-Controlled Subsidiary is being considered by any Tax authority; and except as set forth on Schedule 3.11(a) to the Archstone Disclosure Letter, no audit, examination or other proceeding in respect of federal income Taxes involving Archstone, any Archstone Subsidiary or any Archstone Non-Controlled Subsidiary has occurred. To the Knowledge of Archstone, no deficiencies for any Taxes have been proposed, asserted or assessed against Archstone, any of the Archstone Subsidiaries or any Archstone Non-Controlled Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending.

          (b)  Archstone (i) for all taxable years for which the IRS could assert a tax liability, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has qualified as a REIT for all such years, (ii) has operated since December 31, 2000 to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for its taxable year that and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to Archstone’s Knowledge, no such challenge is pending or threatened. New Archstone (i) has operated since its formation to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year that includes the Closing Date and (ii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to Archstone’s Knowledge, no such challenge is pending or threatened. Each Archstone Subsidiary which is a partnership, joint venture or limited liability company, at all times since it became an Archstone Subsidiary, (A)(i) has been treated for federal income tax purposes as a partnership or as an entity that is disregarded for federal income tax purposes and not as a corporation or as an association taxable as a corporation and (ii) has not owned any assets (including, without limitation, securities) that would cause Archstone to violate Section 856(c)(4) of the Code or (B)(i) has been treated for federal income tax purposes as a corporation and that qualifies as a REIT within the meaning of Section 856 of the Code, a qualified REIT subsidiary under Section 856(i) of the Code, or a taxable REIT Subsidiary under Section 856(l) of the Code. Archstone Partnership is not a publicly traded partnership within the meaning of Section 7704(b) of the Code that is taxable as a corporation pursuant to Section 7704(a) of the Code. Each Archstone Subsidiary which is a corporation has been since it became an Archstone Subsidiary, and each other issuer of securities in which Archstone holds securities (within the meaning of Section 856(c) of the Code but excluding “straight debt” of issuers described in Section 856(c)(7)) having a value of more than 10 percent of the total value of the outstanding securities of such issuer is a qualified REIT subsidiary under Section 856(i) of the Code or a taxable REIT subsidiary under Section 856(l) of the Code. Except as set forth in Schedule 3.11(b) to the Archstone Disclosure Letter, neither Archstone nor any Archstone Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or Temporary Treas. Reg. §1.337(d)-5T or (y) which is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

(c) To Archstone’s knowledge, as of the date hereof, Archstone is a “domestically-controlled REIT” within the meaning of Section 897(h)(4)(B) of the Code.

(d) There are no liens for Taxes upon the assets of Archstone, the Archstone Subsidiaries or the Archstone Non-Controlled Subsidiaries.

(e) Neither Archstone nor any Archstone Subsidiary is a party to any Tax allocation or sharing agreement.

          (f)  Archstone does not have any liability for the Taxes of any person other than Archstone, the Archstone Subsidiaries and Archstone Non-Controlled Subsidiaries, the Archstone Subsidiaries and the Archstone Non-Controlled Subsidiaries do not have any liability for the Taxes of any person other than Archstone, the Archstone Subsidiaries and the Archstone Non-Controlled Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

          (g)  Since Archstone’s taxable year which ended December 31, 1996, Archstone has qualified as a REIT, and commencing on January 1, 1997, and all times thereafter, Archstone qualified as an association described in Treasury Regulation §301.7701-2(b)(2) pursuant to Treasury Regulation §301.7701-3(b)(3)(i), and Archstone has not made any election pursuant to Treasury Regulation §301.7701-3(c)(1)(i) to change its classification from that of an association. Archstone is currently eligible to change its classification from that of an association to that of a partnership or an entity that is classified as an entity disregarded as separate from its owner, without being subject to the limitations imposed by Treasury Regulation §301.7701-3(c)(1)(iv).

          (h)  Archstone and the Archstone Subsidiaries have disclosed to the IRS all positions taken on its federal income Tax returns which could reasonably be expected to give rise to a substantial understatement of Tax under Section 6662 of the Code.

          3.12    Brokers, Schedule of Fees and Expenses.    No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Archstone and are described in the engagement letter dated April 23, 2001, between Morgan Stanley & Co. Incorporated and Archstone, a true, correct and complete copy of which has previously been given to Smith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Archstone or any Archstone Subsidiary.

          3.13    Compliance with Laws.    Neither Archstone nor any of the Archstone Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except in each case to the extent that such violation or failure would not reasonably be expected to have an Archstone Material Adverse Effect.

          3.14    Contracts; Debt Instruments.    Neither Archstone nor any Archstone Subsidiary has received a written notice that Archstone or any Archstone Subsidiary is in violation of or in default under (nor to the Knowledge of Archstone does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of Archstone does such a violation or default exist, except as set forth on Schedule 3.14 to the Archstone Disclosure Letter or to the extent such violation or default, individually or in the aggregate, would not reasonably be expected to have an Archstone Material Adverse Effect.

          3.15    Opinion of Financial Advisor.    Archstone has received the opinion of Morgan Stanley & Co. Incorporated, Archstone’s financial advisor, to the effect that the consideration to be paid by Archstone and New Archstone in connection with the Mergers is fair, from a financial point of view, to Archstone.

           3.16    State Takeover Statutes.    Archstone has taken and New Archstone will take all action necessary to exempt the transactions contemplated by this Agreement between Archstone and Smith and its Affiliates from the operation of Takeover Statutes.

          3.17    Investment Company Act of 1940.    Neither Archstone, New Archstone nor any of the Archstone Subsidiaries is, or at the Effective Time of the Merger will be, required to be registered under the 1940 Act.

          3.18    Definition of “Knowledge of Archstone”.     As used in this Agreement, the phrase “Knowledge of Archstone” (or words of similar import) means the actual knowledge of those individuals identified in Schedule 3.18 to the Archstone Disclosure Letter.

          3.19    Required Shareholder Approvals.    The affirmative vote of the holders of not less than a majority of all votes entitled to be cast by holders of Archstone Common Shares outstanding and entitled to vote and voting together as a single class is the only vote of the holders of any class or series of Archstone capital shares or New Archstone capital shares of or on behalf of Archstone or New Archstone necessary or required under this Agreement or under applicable law to approve the Merger, the Archstone Merger, this Agreement, the proposed amendments to the Archstone Declaration of Trust, substantially in the form of Exhibit F, which have been approved by the Board of Trustees of Archstone (the “Proposed Archstone Charter Amendments”), the amendment or adoption of any stock option plan as necessary to satisfy Archstone’s and New Archstone’s obligations under Section 5.8(c) and the other matters contemplated hereby.

ARTICLE 4

COVENANTS

          4.1    Conduct of Smith’s and Smith Partnership’s Business Pending Merger.    During the period from the date of this Agreement to the Effective Times, except as consented to in writing by Archstone or as contemplated in this Agreement, Smith and Smith Partnership shall, and shall cause (or, in the case of Smith Subsidiaries and Smith Non-Controlled Subsidiaries that Smith or Smith Partnership do not control, shall use commercially reasonable efforts to cause) each of the Smith Subsidiaries and each of the Smith Non-Controlled Subsidiaries to:

          (a)  conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted, except for such changes as are expressly required by this Agreement;

          (b)  use commercially reasonable efforts to preserve intact its business organizations and goodwill and, provided it does not require additional compensation, keep available the services of its officers and employees;

(c) confer on a regular basis with one or more representatives of Archstone to report operational matters of materiality and, subject to Section 4.3, any proposals to engage in material transactions;

          (d)  promptly notify Archstone of the occurrence or existence of any circumstance, event, occurrence, change or effect that has had or would reasonably be expected to have a Smith Material Adverse Effect;

(e) promptly deliver to Archstone true and correct copies of any report, statement, schedule or other document filed with the SEC subsequent to the date of this Agreement;

          (f)  maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Smith Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

          (g)  duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided Smith notifies Archstone that it is availing itself of such extensions and provided such extensions do not adversely affect Smith’s status as a qualified REIT under the Code;

           (h)  except as set forth in Schedule 4.1(h) to the Smith Disclosure Letter, maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof;

          (i)  unless required by law or necessary to either (1) preserve Smith’s status as a REIT, or (2) qualify or preserve the status of any Smith Subsidiary as a partnership for federal income tax purposes, as a qualified REIT subsidiary under Section 856(i) of the Code, or as a taxable REIT subsidiary under Section 856(l) of the Code, as the case may be (in which event Smith or the applicable Smith Subsidiary shall not fail to make such election in a timely manner) neither (A) make or rescind any express or deemed election relative to Taxes (except for the Election), (B) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except where such settlement or compromise will not materially and adversely affect Smith, the Smith Subsidiaries or the Smith Non-Controlled Subsidiaries, nor (C) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns that have been filed for prior taxable years, except as may be required by applicable law or except for changes that are not reasonably expected to have a Smith Material Adverse Effect.

          (j)  except as set forth in Schedule 4.1(j) to the Smith Disclosure Letter, not (1) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a “Commitment”) for the acquisition of any real property except (A) as permitted in a property capital budget approved in writing by Archstone or delivered to Archstone as provided for in Section 2.18(f) or (B) other transactions involving consideration of less than $10,000,000 in the aggregate for all such transactions, (2) encumber assets or commence construction of, or enter into any Commitment to develop or construct other real estate projects, except (A) ongoing renovations or capital repair projects as described on Schedule 4.1(j) or (B) in the ordinary course of its leasing activities consistent with past practice, (3) incur or enter into any Commitment to incur additional indebtedness (secured or unsecured) except for (A) refinancing or replacement of any existing indebtedness in the ordinary course of business consistent with past practices on commercially reasonable terms for the matters set forth on Schedule 4.1(j), (B) working capital under its revolving line(s) of credit or other indebtedness which is secured by a second mortgage on any Smith Property and (C) Commitments for indebtedness in connection with the matters described on Schedule 4.1(j); provided, however, the aggregate indebtedness outstanding of Smith, the Smith Subsidiaries and the Smith Non-Controlled Subsidiaries (including any additional indebtedness permitted pursuant to Section 4.1(j)(3)(B) and Section 4.1(j)(3)(C)) shall at no time prior to September 30, 2001 exceed $1,600,000,000 and at no time prior to March 30, 2002 exceed $1,750,000,000, or (4) materially modify, amend or terminate or enter into any Commitment to materially modify, amend or terminate, any indebtedness (secured or unsecured) in existence as of the date hereof except as provided in this Section 4.1(j).

          (k)  not amend the Smith Articles or the Smith Bylaws, or the articles or certificate of incorporation, bylaws, code of regulations, partnership agreement, operating agreement or joint venture agreement or comparable charter or organization document of any Smith Subsidiary or any Smith Non-Controlled Subsidiary except to the extent necessary to reflect the admission of additional limited partners in connection with transfers or conversions of interests as required by any contract or agreement of Smith, any Smith Subsidiary or any Smith Non-Controlled Subsidiaries in effect as of the date hereof and except as permitted by this Agreement;

          (l)  except in connection with, and as permitted by the Recapitalization Agreement, not classify or re-classify any unissued shares of stock; make no change in the number of shares of stock, membership interests or units of limited partnership interest issued and outstanding, other than pursuant to (i) the exercise of options disclosed in Schedule 2.3 to the Smith Disclosure Letter; (ii) the redemption of Smith OP Units under the Smith Partnership Agreement solely for shares of Smith Common Stock unless, and only to the extent that, such redemption solely for shares of Smith Common Stock would reasonably be expected to cause Smith not to qualify as a REIT for federal income tax purposes; (iii) the conversion of Smith Preferred Shares or Smith Preferred Units; (iv) the issuance of up to 350,000 shares of Smith in connection with acquisitions of property by CESI or its Subsidiaries (and the corresponding issuance of OP Units); or (v) except as permitted by this Agreement;

          (m)  except as set forth in Schedule 4.1(m) to the Smith Disclosure Letter, grant no options or other right or commitment relating to its shares of capital stock, membership interests or units of limited partnership interest or any security convertible into its shares of capital stock, membership interests or units of limited partnership interest, or any security the value of which is measured by shares of beneficial interest, or any security subordinated to the claim of its general creditors and not amend or waive any rights under any of the Smith Stock Options or Smith Stock Rights;

          (n)  except as provided in Section 5.10 and in connection with the use of Smith Common Stock to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any Smith Common Stock, Smith Preferred Stock, Smith OP Unit or Smith Preferred OP Unit or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of stock, membership interests or units of partnership interest of Smith or any Smith Subsidiary, except for redemptions of Smith OP Units, whether or not outstanding on the date of this Agreement, under the Smith Partnership Agreement in which solely Smith Common Stock is utilized;

          (o)  not sell, lease, mortgage, subject to Lien (or, in the case of an involuntary Lien, fail to have such Lien removed within 30 days of the creation thereof) or otherwise dispose of any of the Smith Properties, except in connection with (i) a transaction that is permitted by Section 4.1(j), (ii) a transaction that is made in the ordinary course of business and is the subject of a binding contract in existence on the date of this Agreement and disclosed in Schedule 2.18 to the Smith Disclosure Letter or (iii) in connection with leasing activities consistent with past practice or good business judgment;

          (p)  not sell, lease, mortgage, subject to Lien or otherwise dispose of any of its personal property or intangible property, except in the ordinary course of business and is not material, individually or in the aggregate;

          (q)  except as set forth in Schedule 4.1(q) to the Smith Disclosure Letter, not (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances and capital contributions to those Smith Subsidiaries or Smith or Smith Non-Controlled Subsidiaries or its partners that are in existence or are contractually committed on the date hereof and ordinary course expense advances to employees and except in connection with a transaction permitted by Section 4.1(j), or (ii) enter into any new, or amend or supplement any existing, contract, lease or other agreement with any Smith Non-Controlled Subsidiary other than in the ordinary course of business consistent with past practice;

          (r)  not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) furnished to Archstone or incurred in the ordinary course of business consistent with past practice or as otherwise permitted under the terms of this Agreement;

          (s)  except in connection with the transactions that are permitted by Section 4.1(j), not guarantee the indebtedness of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

          (t)  except as set forth in Schedule 4.1(t) to the Smith Disclosure Letter, not enter into any Commitment with any officer, director or Affiliate of Smith or any of the Smith Subsidiaries or Smith Non-Controlled Subsidiaries, which, if entered into prior to the date hereof, would have been required to be disclosed on Schedule 2.11 to the Smith Disclosure Letter, or is with a consultant;

           (u)  not increase any compensation, pay any bonuses or enter into or amend any employment, severance or other similar arrangement with any of its officers, directors or employees earning more than $100,000 per annum, other than as required by any contract or Employee Plan;

(v) except as set forth in Schedule 4.1(v) to the Smith Disclosure Letter, not adopt any new employee benefit plan, policy, program or arrangement or amend any existing Employee Plans or rights;

(w) not settle any stockholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement;

          (x)  not change the ownership of any of its Subsidiaries or any of its Non-Controlled Subsidiaries, except (i) changes contemplated by this Agreement, (ii) changes which arise as a result of the acquisition of Smith OP Units in exchange for Smith Common Stock pursuant to exercise of the Smith OP Unit redemption right under the Smith Partnership Agreement or (iii) changes by parties other than Smith, any of the Smith Subsidiaries or any of the Smith Non-Controlled Subsidiaries;

(y) not accept a promissory note in payment of the exercise price payable under any option to purchase shares of Smith Common Stock;

(z) not enter into any Tax Protection Agreement;

(aa) not settle or compromise any material federal, state, local or foreign tax liability; and

          (bb)  not authorize or publicly announce an intention to do any of the foregoing prohibited actions, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing prohibited actions.

          4.2    Conduct of Archstone’s Business Pending Merger.     During the period from the date of this Agreement to the Effective Times, except as consented to in writing by Smith or as contemplated in this Agreement, Archstone shall, and shall cause (or, in the case of Archstone Subsidiaries and Archstone Non-Controlled Subsidiaries that Archstone does not control, shall use commercially reasonable efforts to cause) each of the Archstone Subsidiaries and Archstone Non-Controlled Subsidiaries to:

          (a)  conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted, except for such changes as are expressly required by this Agreement;

(b) use commercially reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

(c) confer on a regular basis with one or more representatives of Smith to report operational matters of materiality and, subject to Section 4.3, any proposals to engage in material transactions;

          (d)  promptly notify Smith of the occurrence or existence of any circumstance, event, occurrence, change or effect that has had or would reasonably be expected to have an Archstone Material Adverse Effect;

(e) promptly deliver to Smith true and correct copies of any report, statement, schedule or other document filed with the SEC subsequent to the date of this Agreement;

          (f)  maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Archstone Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

          (g)  duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided such extensions do not adversely affect Archstone’s status as a qualified REIT under the Code;

          (h)  except as set forth in Schedule 4.2(h) to the Archstone Disclosure Letter, maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof,

           (i)  unless required by law or necessary to either (1) preserve Archstone’s status as a REIT, or (2) qualify or preserve the status or any Archstone Subsidiary as a partnership for federal income tax purposes, as a qualified REIT subsidiary under Section 856(i) of the Code, or as a taxable REIT subsidiary under Section 856(l) of the Code, as the case may be (in which event Archstone or the applicable Archstone Subsidiary shall not fail to make such election in a timely manner), neither (A) make or rescind any express or deemed election relative to Taxes (except for the Election) nor (B) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns that have been filed for prior taxable years, except as may be required by applicable law or except for changes that are reasonably expected not to have an Archstone Materially Adverse Effect;

          (j)  except as contemplated by this Agreement and except as set forth in Schedule 4.2(j) to the Archstone Disclosure Letter, not classify or re-classify any unissued shares of beneficial interest; make no change in the number of shares of beneficial interest issued and outstanding, (i) other than pursuant to the exercise of options disclosed in Schedule 3.3 to the Archstone Disclosure Letter or (ii) except as permitted by this Agreement;

          (k)  except as provided in Section 5.10 hereof and in connection with the use of Archstone Common Shares to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein or as set forth in Schedule 4.2(l), not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any Archstone Common Shares or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of beneficial interest, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of beneficial interest, membership interests, or units of partnership interest of Archstone or any Archstone Subsidiary, except for redemptions of Archstone Common Shares required under the Archstone Declaration of Trust in order to preserve the status of Archstone as a REIT under the Code;

          (l)  except as contemplated by this Agreement and except as set forth on Schedule 4.2(l) to the Archstone Disclosure Letter, not adopt any new employee benefit plan, policy, program or arrangement or amend any existing plans or rights;

(m) not settle any stockholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement;

          (n)  not (A) enter into or agree to effect any merger, acquisition, consolidation, reorganization, or other business combination with any third party in which Archstone is not the surviving party thereto or (B) enter into or agree to effect any merger, acquisition, exchange offer or other business combination with a third party in which Archstone is the surviving party that would result in the issuance of equity securities representing in excess of 15% of the outstanding Archstone Common Shares on the date any such business combination is entered into or agreed to unless, in either such case, such business combination is approved by Smith, which approval shall not be unreasonably withheld or delayed;

          (o)  except for the Archstone Declaration of Trust, the Archstone Bylaws, the New Archstone Declaration of Trust, the New Archstone Bylaws, the Proposed Archstone Charter Amendments or as set forth on Schedule 4.2(o) to the Archstone Disclosure Letter, not amend the respective declaration of trust or bylaws of Archstone or New Archstone; or

          (p)  not authorize or publicly announce an intention to do any of the foregoing prohibited actions, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing prohibited actions.

          4.3    No Solicitation.

(a) On and after the date hereof and prior to the Effective Time of the Mergers, Smith (for itself and in its capacity as the sole general partner of Smith Partnership) agrees that:

           (i)  none of it, any of its Subsidiaries (including Smith Partnership) or any of its Non-Controlled Subsidiaries shall invite, initiate, solicit or encourage, directly or indirectly, any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to any direct or indirect (A) merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction, (B) sale, acquisition, tender offer, exchange offer (or the filing of a registration statement under the Securities Act in connection with such an exchange offer), share exchange or other transaction or series of related transactions that, if consummated, would result in the issuance of securities representing, or the sale, exchange or transfer of, 15% or more of the outstanding voting equity securities of Smith or outstanding partnership interests of Smith Partnership (including, without limitation, partnership interests and units), except an underwritten public offering of Smith Common Stock, for cash, or (C) sale, lease, exchange, mortgage, pledge, transfer or other disposition (“Transfer”) of any assets of Smith or Smith Partnership in one or a series of related transactions that, if consummated, would result in the Transfer of more than 15% of the assets of Smith or Smith Partnership, other than the Mergers (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), or engage in any discussions or negotiations with or provide any confidential or non-public information or data to, or afford access to properties, books or records to, any Person relating to, or that may reasonably be expected to lead to, an Acquisition Proposal, or enter into any letter of intent, agreement in principle or agreement relating to an Acquisition Proposal, or propose publicly to agree to do any of the foregoing, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal (including, without limitation, by amending or granting any waiver under, the Smith Rights Agreement);

          (ii)  Smith will use its best efforts to cause any officer, director, employee, affiliate, agent, investment banker, financial advisor, attorney, accountant, broker, finder, consultant or other agent or representative of itself or any of its Subsidiaries (including Smith Partnership) or any of its Non-Controlled Subsidiaries (each, a “Representative”) not to engage in any of the activities described in Section 4.3(a)(i);

          (iii)  (A)  it, any of its Subsidiaries (including Smith Partnership) and any of its Non-Controlled Subsidiaries will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing (including, without limitation, any Acquisition Proposal) and will take commercially reasonable actions to inform each of its Representatives, and each of the Persons referred to in Section 4.3(b), of the obligations undertaken in this Section 4.3 and to cause each of its Representatives to comply with such obligations, and (B) it shall promptly request each Person, if any, that has executed a confidentiality agreement within the twenty-four months prior to the date hereof in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it, any of its Subsidiaries (including Smith Partnership), and any of its Non-Controlled Subsidiaries; and

          (iv)  it will (A) notify Archstone promptly (but in any event within 24 hours), orally and in writing, if it, any of its Subsidiaries (including Smith Partnership), any of its Non-Controlled Subsidiaries or any of its Representatives receive (1) an Acquisition Proposal or any amendment or change in any previously received Acquisition Proposal, (2) any request for confidential or nonpublic information or data relating to, or for access to the properties, books or records of, any of its Subsidiaries (including Smith Partnership), or any of its Non-Controlled Subsidiaries by any Person that has made, or to Smith’s knowledge may be considering making, an Acquisition Proposal, or (3) any oral or written expression that any such activities, discussions or negotiations are sought to be initiated or continued with it, and, as applicable, include in such notice the identity of the Person making such Acquisition Proposal, indication or request, the material terms of such Acquisition Proposal, indication or request and, if in writing, shall promptly deliver to Archstone copies of any proposals, indications of interest, indication or request along with all other related documentation and correspondence; and (B) will keep Archstone informed of the status and material terms of (including all changes to the status or material terms of) any such Acquisition Proposal, indication or request.

          (b)  Notwithstanding Section 4.3(a), the Board of Directors of Smith (including with respect to Smith’s capacity as the sole general partner of Smith Partnership) shall not be prohibited from furnishing information to or entering into discussions or negotiations with, any Person that makes a bona fide written Acquisition Proposal to the Board of Directors of Smith after the date hereof which was not invited, initiated, solicited or encouraged, directly or indirectly, by it, any of its Subsidiaries (including Smith Partnership), any of its Non-Controlled Subsidiaries or any of its Representatives on or after the date hereof, if, and only to the extent that (i) a majority of the Board of Directors of Smith determines in good faith, after consultation with its financial advisors of nationally recognized reputation and outside legal counsel, that such Acquisition Proposal is reasonably likely to result in a Superior Acquisition Proposal (as defined herein), (ii) Smith (including Smith Partnership) complies with all of its obligations under this Agreement, (iii) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, Smith provides written notice to Archstone to the effect that it is furnishing information to, or entering into discussions with such Person and (iv) Smith enters into a confidentiality agreement with such Person the material terms of which are (without regard to the terms of such Acquisition Proposal) in all material respects no less favorable to such party, and no less restrictive to the Person making such Acquisition Proposal, than those contained in the Confidentiality Agreement, dated April 19, 2001, between Smith and Archstone (the “Confidentiality Agreement”).

          (c)  Notwithstanding anything to the contrary set forth in Section 4.3(a) or 4.3(b), in the event that an Acquisition Proposal constitutes a Superior Acquisition Proposal (as defined herein), nothing contained in this Agreement shall prohibit the Board of Directors of Smith from withdrawing, modifying, amending or qualifying its recommendation of this Agreement and the Merger as required under Section 5.1(d) hereof and recommending such Superior Acquisition Proposal to its stockholders: (i) if but only if, Smith: (A) complies fully with this Section 4.3 and (B) provides Archstone with at least three (3) business days’ prior written notice of its intent to withdraw, modify, amend or qualify its recommendation of this Agreement or the Merger, (ii) if, in the event that during such three (3) business days Archstone makes a counter proposal to such Superior Acquisition Proposal (any such counter proposal being referred to in this Agreement as a “Counter Proposal”), Smith’s Board of Directors in good faith, taking into account the advice of its outside financial advisors of nationally recognized reputation, determines (A) that the Counter Proposal is not at least as favorable to Smith’s stockholders as the Superior Acquisition Proposal, from a financial point of view, or (B) the Counter Proposal is not at least as favorable generally to Smith’s stockholders (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal) as the Superior Acquisition Proposal, and (iii) Smith shall have terminated this Agreement in accordance with Section 7.1(h).

          (d)  For all purposes of this Agreement, “Superior Acquisition Proposal” means a bona fide written proposal made by a third party to acquire, directly or indirectly, Smith (and/or Smith Partnership) pursuant to a tender or exchange offer, merger, share exchange, consolidation or sale of all or substantially all of the assets of itself and its Subsidiaries (including Smith Partnership) or otherwise (i) on terms which a majority of Smith’s Board of Directors determines in good faith, (A) after consultation with its financial advisors of nationally recognized reputation, are superior, from a financial point of view, to Smith’s stockholders to those provided for in the Merger and (B) to be more favorable generally to Smith’s stockholders (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal) than the Merger, (ii) for which financing, to the extent required, in the reasonable judgment of Smith’s Board of Directors is capable of being obtained and (iii) which Smith’s Board of Directors determines in good faith is reasonably capable of being consummated.

           (e)  Any disclosure that the Board of Directors of Smith may be compelled to make with respect to the receipt of an Acquisition Proposal in order to comply with its duties to shareholders imposed by applicable law or Rule 14d-9 or 14e-2 of the Exchange Act will not constitute a violation of this Section 4.3.

(f) Nothing in this Section 4.3 shall (i) permit Smith to terminate this Agreement (except as expressly provided in Article 7) or (ii) affect any other obligations of Smith under this Agreement.

          4.4    Affiliates.    Prior to the Effective Time of the Merger, Smith shall cause to be prepared and delivered to Archstone a list (reasonably satisfactory to counsel for Archstone) identifying all Persons who, at the time of the Smith Stockholders Meeting and the Archstone Shareholders Meeting, may be deemed to be “affiliates” of Smith or Smith Partnership as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the “Rule 145 Affiliates”). Smith shall use its commercially reasonable efforts to cause each Person who is identified as a Rule 145 Affiliate in such list to deliver to Archstone on or prior to the Effective Time of the Merger a written agreement, in the form previously approved by the parties hereto, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any New Archstone Common Shares issued to such Rule 145 Affiliate pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with paragraph (d) of Rule 145 or as otherwise permitted by the Securities Act and except for or pursuant to pledges which are in effect as of the Merger Closing Date or pledges which are otherwise permitted under the Shareholders Agreement. New Archstone shall be entitled to place legends as specified in such written agreements on the certificates representing any New Archstone Common Shares to be received pursuant to the terms of this Agreement by such Rule 145 Affiliates who have executed such agreements and to issue appropriate stop transfer instructions to the transfer agent for the New Archstone Common Shares or Archstone Surviving Subsidiary Common Shares, issued to such Rule 145 Affiliates, consistent with the terms of such agreements. Each of Archstone Surviving Subsidiary and New Archstone shall timely file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Rule 145 Affiliate of Smith or Archstone may reasonably request, all to the extent required from time to time to enable such Rule 145 Affiliate to sell shares of beneficial interest of New Archstone received by such Rule 145 Affiliate in the Merger without registration under the Securities Act pursuant to (i) Rule 145(d)(1) under the Securities Act, as such rule may be amended from to time, or (ii) any successor rule or regulation hereafter adopted by the SEC.

          4.5    Other Actions.    Each of Smith and Smith Partnership, on the one hand, and Archstone and New Archstone, on the other hand, shall not take, and shall use commercially reasonable efforts to cause their respective Subsidiaries not to take, any action that would result in (i) any of the representations and warranties of such party (without giving effect to any “knowledge” qualification) set forth in this Agreement becoming untrue such that any of the conditions to the Merger set forth in Section 6.2(a) or Section 6.3(a), as the case may be, are incapable of being satisfied or (ii) except as expressly required by Section 4.3, any of the conditions to the Merger set forth in Article 6 not being satisfied.

ARTICLE 5

ADDITIONAL COVENANTS

          5.1    Preparation of the Form S-4 and the Proxy Statement; Smith Stockholders Meeting, Smith Partnership Consent Solicitation and Archstone Shareholders Meeting.

          (a)  As promptly as practicable after execution of this Agreement, (i) each of Smith and Archstone shall prepare and file with the SEC (with appropriate requests for confidential treatment, unless the parties hereto otherwise agree) under the Exchange Act, one or more joint proxy statements/prospectuses, forms of proxies and information statements (such joint proxy statement(s)/prospectus(es) and information statements together with any amendments or supplements thereto, the “Joint Proxy Statement”) relating to the shareholder meeting of Smith and the shareholder meeting of Archstone, the vote of the stockholders of Smith with respect to the Merger and the shareholders of Archstone with respect to the Merger and the Archstone Merger (which shall include a vote for both the Primary Archstone Merger and the Alternative Archstone Merger), and the consent, if any, of partners of Smith Partnership in connection with any required Smith Partner Approval and (ii) in connection with the clearance by the SEC of the Joint Proxy Statement, each of Archstone, New Archstone and Smith, if applicable, shall prepare and file with the SEC under the Securities Act one or more registration statements on Form S-4 (such registration statements, together with any amendments or supplements thereto, the “Form S-4”), in which the Joint Proxy Statement will be included, as one or more prospectuses in connection with the registration under the Securities Act of (A) the New Archstone Common Shares and New Archstone Preferred Shares to be distributed to the holders of Smith Common Stock and Smith Preferred Shares in the Merger and to the holders of Archstone Shares of Beneficial Interest in the Archstone Merger and (B) the Archstone Surviving Subsidiary Class A Shares to be distributed to the holders of Smith OP Units in the Partnership Merger and the corresponding New Archstone Common Shares that may be issued upon the redemption of such Archstone Surviving Subsidiary Class A Shares pursuant to the New Archstone Declaration of Trust. The respective parties will cause the Proxy Statement and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of Smith, Smith Partnership, Archstone and New Archstone shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Joint Proxy Statement and the Form S-4. Each of Archstone, New Archstone and Smith, if applicable, shall use its commercially reasonable efforts, and Smith will cooperate with Archstone, to have the Form S-4 declared effective by the SEC as promptly as practicable (including clearing the Proxy Statement with the SEC). Each of Smith and Smith Partnership, on the one hand, and Archstone and New Archstone, on the other hand, agree promptly to correct any information provided by it for use in the Joint Proxy Statement and the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect, and each of the parties hereto further agrees to take all steps necessary to amend or supplement the Joint Proxy Statement and the Form S-4 and to cause the Joint Proxy Statement and the Form S-4 as amended or supplemented to be filed with the SEC and to be disseminated to their respective stockholders and shareholders and partners, in each case as and to the extent required by applicable federal and state securities laws. Each of Smith, Smith Partnership, Archstone and New Archstone agrees that the information provided by it for inclusion in the Joint Proxy Statement or the Form S-4 and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders and shareholders of Smith and Archstone and at the time of the respective taking of consents, if any, of partners of Smith Partnership, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Archstone and New Archstone will advise and deliver copies (if any) to Smith, promptly after it receives notice thereof, of any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information (regardless of whether such requests relate to Archstone or New Archstone, on the one hand, or Smith or Smith Partnership, on the other hand), and Archstone and New Archstone shall promptly notify Smith, and Smith shall promptly notify Archstone, if applicable, of (i) the time when the Form S-4 has become effective, (ii) the filing of any supplement or amendment thereto, (iii) the issuance of any stop order, and (iv) the suspension of the qualification and registration of the New Archstone Common Shares, New Archstone Preferred Shares and Archstone Surviving Subsidiary Shares of Beneficial Interest issuable in connection with the Mergers or the Archstone Merger.

          (b)  Each of Smith, Smith Partnership, Archstone and New Archstone shall use its commercially reasonable efforts to timely mail the joint proxy statement/prospectus contained in the Form S-4 to its shareholders. It shall be a condition to the mailing of the joint proxy statement/prospectus that (i) Archstone shall have received a “comfort” letter from Arthur Andersen LLP, independent public accountants for Smith and Smith Partnership, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the “AICPA Statement”), dated as of the date on which the Form S-4 shall become effective and as of the Effective Time of the Merger, addressed to Archstone, in form and substance reasonably satisfactory to Archstone, concerning the procedures undertaken by Arthur Andersen LLP with respect to the financial statements and information of Smith, Smith Partnership and their Subsidiaries and Non-Controlled Subsidiaries contained in the Form S-4 and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement and (ii) Smith shall have received a “comfort” letter from KPMG LLP, independent public accountants for Archstone, of the kind contemplated by the AICPA Statement, dated as of the date on which the Form S-4 shall become effective and as of the Effective Time of the Merger, addressed to Smith and Smith Partnership, in form and substance reasonably satisfactory to Smith, concerning the procedures undertaken by KPMG LLP with respect to the financial statements and information of Archstone, New Archstone and their Subsidiaries contained in the Form S-4 and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement. Each of Smith and Smith Partnership also shall use commercially reasonable efforts to cause Hogan & Hartson L.L.P. or other counsel reasonably satisfactory to Archstone to have delivered an opinion, which opinion shall be filed as an exhibit to the Form S-4, as to the federal income tax matters described in clause (i) of Section 6.2(d) and Section 6.3(e) and such other federal income tax matters as are required to be addressed in the Form S-4 and the Joint Proxy Statement under the applicable rules of the SEC. Archstone shall use commercially reasonable efforts to cause Mayer, Brown & Platt or other counsel reasonably satisfactory to Smith to have delivered an opinion, which opinion shall be filed with the SEC as an exhibit to the Form S-4, as to the federal income tax matters described in clause (ii) of Section 6.2(d), Section 6.2(e) and Section 6.3(d) and such other federal income tax matters as are required to be addressed in the Form S-4 and the Joint Proxy Statement under the applicable rules of the SEC. Such opinions shall contain customary exceptions, assumptions and qualifications and be based upon customary representations.

          (c)  Archstone will duly call and give notice of and, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Joint Proxy Statement is mailed to the shareholders of Archstone), convene and hold a meeting of its shareholders (the “Archstone Shareholders Meeting”) for the purpose of obtaining the Archstone Shareholder Approvals. Archstone shall, through its Board of Trustees, recommend to its shareholders approval of this Agreement, the Merger, the Archstone Merger, the Proposed Archstone Charter Amendments and the transactions contemplated by this Agreement.

          (d)  Smith will duly call and give notice of and, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Joint Proxy Statement is mailed to the shareholders of Smith), convene and hold a meeting of its shareholders (the “Smith Stockholders Meeting”) for the purpose of obtaining the Smith Stockholder Approvals. Smith shall, through its Board of Directors, recommend to its shareholders approval of this Agreement, the Merger and the transactions contemplated by this Agreement and include such recommendation in the Proxy Statement; provided, however, that prior to the Smith Stockholders Meeting, such recommendation may be withdrawn, modified, amended or qualified if and only to the extent permitted by Section 4.3(c) hereof.

          (e)  Archstone and Smith shall use their commercially reasonable efforts to convene their respective shareholder meetings on the same day, which day, subject to the provisions of Sections 5.1(c), 5.1(d) and 5.3, shall be a day not later than 60 days after the date the Joint Proxy Statement is mailed.

          (f)  If on the date for the Archstone Shareholders Meeting and Smith Stockholders Meeting established pursuant to Section 5.1(e) of this Agreement, either Archstone or Smith has not received duly executed proxies for a sufficient number of votes to approve the Merger, then both parties shall recommend the adjournment of their respective shareholders meetings until one or more dates not later than the date 10 days after the originally scheduled date of the shareholders meetings.

           (g)  Smith shall request written consents for approval by the limited partners of Smith Partnership of each of the matters described in the definition of Smith Partner Approvals. Smith shall vote in favor of or consent to, as applicable, each of the matters described in the definition of Smith Partner Approvals, to the extent approval thereof is required by the Smith Partnership Agreement. Smith shall recommend to the limited partners of Smith Partnership that they approve such matters. Smith shall execute its written consent to each of the matters described in the definition of Smith Partner Approvals, on the 20th business day after mailing of the Joint Proxy Statement to holders of the Smith OP Units and Smith Preferred OP Units.

          5.2    Access to Information; Confidentiality.    Subject to the requirements of confidentiality agreements with third parties in existence on the date hereof, each of the parties shall, and shall cause each of its Subsidiaries and its Non-Controlled Subsidiaries to, afford to the other parties and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other parties, reasonable access during normal business hours prior to the Effective Time of the Merger to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the parties shall, and shall cause each of its Subsidiaries and its Non-Controlled Subsidiaries to, furnish promptly to the other parties (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Within fifteen (15) business days after the end of each calendar month, Smith shall furnish to Archstone a copy of a regularly prepared financial report which sets forth the aggregate indebtedness outstanding of Smith, the Smith Subsidiaries and the Smith Non-Controlled Subsidiaries (including any additional indebtedness) as of such month end. Each of the parties shall, and shall cause its Subsidiaries and its Non-Controlled Subsidiaries to, use commercially reasonable efforts to cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to, hold any nonpublic information in confidence in accordance with the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement or the termination hereof.

          5.3    Notification.

          (a)  Subject to the terms and conditions herein provided, Smith and Smith Partnership shall: (i) use commercially reasonable efforts to cooperate with Archstone (or following the Archstone Merger, New Archstone) in (A) determining which filings are required to be made prior to the Effective Time of the Merger with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time of the Merger from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, including, without limitation, any filing under the HSR Act, and (B) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations; (ii) use commercially reasonable efforts (other than the payment of money which is not contractually required to be paid) to obtain in writing any consents required from third parties to effectuate the Mergers, such consents to be in form reasonably satisfactory to each of the parties; (iii) use best efforts to obtain the Smith Stockholder Approvals and the Smith Partner Approvals; and (iv) use commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Effective Time of the Merger any further action is necessary or desirable to carry out the purpose of this Agreement, Smith and Smith Partnership shall take all such necessary action.

          (b)  Subject to the terms and conditions herein provided, Archstone and New Archstone shall: (i) use commercially reasonable efforts to cooperate with Smith and Smith Partnership in (A) determining which filings are required to be made prior to the Effective Time of the Merger with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time of the Merger from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, including, without limitation, any filing under the HSR Act, and (B) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations; (ii) use commercially reasonable efforts (other than the payment of money which is not contractually required to be paid) to obtain in writing any consents required from third parties to effectuate the Archstone Merger and the Mergers, such consents to be in form reasonably satisfactory to each of the parties; (iii) use best efforts to obtain the Archstone Shareholder Approvals; and (iv) use commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Effective Time of the Merger any further action is necessary or desirable to carry out the purpose of this Agreement, Archstone and New Archstone shall take all such necessary action.

          (c)  Smith and Smith Partnership shall use commercially reasonable efforts to obtain from Arthur Andersen LLP access to all work papers relating to audits of Smith and Smith Partnership performed by Arthur Andersen LLP, and the continued cooperation of Arthur Andersen LLP with regard to the preparation of consolidated financial statements for the Surviving Trust and the Surviving Entity.

          (d)  Smith and Smith Partnership shall give prompt notice to Archstone and New Archstone, and Archstone and New Archstone shall give prompt notice to Smith and Smith Partnership, (i) if such party becomes aware that any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          5.4    Tax Matters.

          (a)  Each of Archstone and New Archstone shall use its commercially reasonable efforts before the effective time of the Archstone Merger to cause the Archstone Merger to qualify as one or more reorganizations under the provisions of Section 368(a)(1)(F) of the Code and to obtain the opinions of counsel referred to in Sections 6.2(e) and 6.3(e).

          (b)  Each of Archstone, New Archstone and Smith shall use its commercially reasonable efforts before and after the Effective Time of the Merger to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code and the Partnership Merger to be treated as described in Section 1.4(b) and Sections 6.2(e) and 6.3(e) and to obtain with respect to the Mergers the opinions of counsel referred to in Sections 6.2(e) and 6.3(e).

          (c)  Archstone Surviving Subsidiary shall elect pursuant to Treasury Regulation § 301.7701-3(c)(1)(i) to be treated either as a domestic eligible entity with a single owner electing to be disregarded as a separate entity or as a partnership, as applicable, effective not later than one day prior to the Merger Closing Date and shall file not later than one day prior to the Merger Closing Date, a properly completed and executed Form 8832 with the Internal Revenue Service to effect such election.

          5.5    Public Announcements.    The initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties prior to the execution of this Agreement. Smith will consult with Archstone before issuing, and provide Archstone the opportunity to review and comment upon, any material press release or other written public statement, including, without limitation, any press release or other written public statement which addresses in any manner the transactions contemplated by this Agreement (except for releases which are consistent with prior written public statements), and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

           5.6    Listing.    New Archstone shall use commercially reasonable efforts to cause the New Archstone Common Shares, New Archstone Series A Preferred Shares, New Archstone Series C Preferred Shares and New Archstone Series D Preferred Shares to be issued in the Merger (or upon redemption of Archstone Common Shares pursuant to the Archstone Declaration of Trust) to be approved for listing on the New York Stock Exchange (the “NYSE”), subject to official notice of issuance, prior to the Effective Time of the Merger.

          5.7    Transfer and Gains Taxes.    Each party shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to tax, “Transfer and Gains Taxes”). From and after the Effective Time of the Merger, the Surviving Trust and the Surviving Entity shall pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of New Archstone Common Shares or Archstone Surviving Subsidiary Class B Shares, all Transfer and Gains Taxes (which term shall not in any event be construed to include for these purposes any Tax imposed under the Code).

          5.8    Benefit Plans and Other Employee Arrangements.

          (a)  Benefit Plans.    After the Effective Time of the Merger, all employees of Smith, the Smith Subsidiaries, any Smith Non-Controlled Subsidiaries and any Subsidiary thereof who are employed by the Surviving Entity or any of the Surviving Entity’s Subsidiaries shall be eligible to participate in substantially the same manner as other similarly situated employees of the Surviving Entity or any of the Surviving Entity’s Subsidiaries who were formerly employees of Archstone in any Pension Plan or Welfare Plan sponsored or maintained by the Surviving Entity or the Surviving Trust after the Effective Time of the Merger (the “Survivor Plans”) or, if Archstone determines it is not practicable for such employees to do so immediately after the Effective Time of the Merger, then such employees shall continue to be eligible to participate in Employee Plans which constitute Pension Plans or Welfare Plans which are continued by the Surviving Entity or the Surviving Trust until such time as Archstone determines it is practicable to include them in the Survivor Plans as contemplated above. With respect to each Survivor Plan, service with Smith or any Smith Subsidiary (as applicable) and the predecessor of any of them shall be included for purposes of determining eligibility to participate, vesting (if applicable) and determination of the level of entitlement to (other than benefit accrual under a defined benefit plan), benefits under such Survivor Plans to the extent such service was taken into account for similar purposes under a corresponding Employee Plan. Archstone shall, or shall cause its Subsidiaries to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements of the Survivor Plan which is applicable to all employees of Smith, the Smith Subsidiaries, any Smith Non-Controlled Subsidiaries or any Subsidiary thereof who are employed by the Surviving Entity under any Welfare Plan that such employees may be eligible to participate in after the Effective Time of the Merger, other than limitations or waiting periods that are in effect with respect to such employees as of the Effective Time of the Merger under a Corresponding Employee Plan and that have not been satisfied as of the Effective Time of the Merger, and (ii) provide each such employee of Smith, the Smith Subsidiaries, any Smith Non-Controlled Subsidiaries or any Subsidiary thereof who is employed by the Surviving Entity or any of the Surviving Entity’s Subsidiaries with credit for any co-payments and deductibles paid during the plan year prior to the Effective Time of the Merger under a corresponding Employer Plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under any Survivor Plan which is a Welfare Plan that such employees are eligible to participate in after the Effective Time of the Merger.

          (b)  Stock Option and Restricted Stock Plans.     The stock option plans or programs of Smith and the restricted stock plans or programs of Smith shall be discontinued as of the Effective Time of the Merger.

          (c)  Smith Stock Options.    Immediately prior to the date on which the Smith stockholders approve the Merger, each outstanding Smith Stock Option shall, effective as of such time, become fully vested and exercisable to the extent not already so vested and exercisable and, to the extent not otherwise provided in the applicable option agreement as permitted by applicable law, each such Smith Stock Option shall be automatically converted at the Effective Time of the Merger into an option (a “Substituted Option”) to purchase a number of New Archstone Common Shares equal to the number of shares of Smith Common Stock that could have been purchased (assuming full vesting) under such Smith Stock Option multiplied by 1.975 (rounded down to the nearest whole number of shares of Smith Common Stock) at an exercise price per New Archstone Common Share equal to the per-share option exercise price specified in the Smith Stock Option divided by 1.975 (rounded up to the nearest whole cent). Such Substituted Option shall otherwise be subject to the same terms and conditions as such Smith Stock Option. For purposes of expiration and otherwise, the date of grant of the Substituted Option shall be the date on which the corresponding Smith Stock Option was granted. As soon as practicable after the date hereof and subject to applicable law, Archstone shall offer to purchase, subject to consummation of the Mergers, all outstanding Smith Stock Options from the holders thereof for an amount in cash in respect thereof equal to the product of (i) the excess, if any, of (A) $49.48 over (B) the exercise price of such Smith Stock Option and (ii) the number of shares of Smith Common Stock subject thereto. If the holder of any such Smith Stock Option tenders such option prior to 11:59 p.m., Mountain Time, on the second business day following the Effective Time of the Merger, then within seven business days after the Effective Time of the Merger, Archstone shall, subject to reduction for required withholding taxes, pay to each such tendering former holder of Smith Stock Options the purchase price thereof. As promptly as reasonably practicable after the Effective Time of the Merger, New Archstone shall issue to each holder of an outstanding Smith Stock Option a document evidencing the foregoing assumption by New Archstone. In respect of each Smith Stock Option assumed by New Archstone, but not tendered for cash, and converted into a substituted option, and the New Archstone Common Shares underlying such Substituted Option, New Archstone shall, as soon as practicable after the Effective Time of the Merger, file and keep current a Registration Statement on Form S-8 or other appropriate registration statement for as long as Substituted Options remain outstanding.

          (d)  Smith Stock Rights.    All Smith Stock Rights set forth in Schedule 5.8(d) of the Smith Disclosure Letter shall, by virtue of this Agreement and without further action of Smith, Archstone or the holder of such Smith Stock Rights, to the extent required in the plan, agreement or instrument pursuant to which such shares of restricted stock were granted, vest and become free of all restrictions immediately prior to the Effective Time of the Merger and shall be converted into the Merger Consideration upon the Effective Time of the Merger pursuant to Section 1.12.

          5.9    Indemnification.

          (a)  From and after the Effective Time of the Merger, the Surviving Trust and the Surviving entity (collectively, the “Indemnifying Parties”) shall provide exculpation and indemnification for each individual who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time of the Merger, an officer or director of Smith or any Smith Subsidiary (the “Indemnified Parties”) which is the same as the exculpation and indemnification provided to the Indemnified Parties by Smith and the Smith Subsidiaries immediately prior to the Effective Time of the Merger in its charter, Bylaws or in its partnership, operating or similar agreement, as in effect on the date hereof.

          (b)  In addition to the rights provided in Section 5.9(a) above, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any action by or on behalf of any or all security holders of Smith, New Archstone, or Archstone Surviving Subsidiary or any Smith Subsidiary or Archstone Subsidiary, or by or in the right of Smith, Archstone, New Archstone, the Surviving Trust, the Surviving Entity or Archstone Surviving Subsidiary or any Smith Subsidiary or Archstone Subsidiary, or any claim, action, suit, proceeding or investigation in which any individual who is now, or has been, at any time prior to the date hereof, or who becomes prior to the Effective Time of the Merger, an officer, employee or director of Smith or any Smith Subsidiary (the “Indemnification Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was an officer, employee or director of Smith or any of the Smith Subsidiaries or any action or omission by such individual in his capacity as a director, or (ii) this Agreement or the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time of the Merger, the Indemnifying Parties shall, from and after the Effective Time of the Merger, indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnification Party against any losses, claims, liabilities, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in accordance herewith in connection with any such threatened or actual claim, action, suit, proceeding or investigation. Any Indemnification Party proposing to assert the right to be indemnified under this Section 5.9(b) shall, promptly after receipt of notice of commencement of any action against such Indemnification Party in respect of which a claim is to be made under this Section 5.9(b) against the Indemnifying Parties, notify the Indemnifying Parties of the commencement of such action, enclosing a copy of all papers served; provided, however, that the failure to provide such notice shall not affect the obligations of the Indemnifying Parties except to the extent such failure to notify materially prejudices the Indemnifying Parties’ ability to defend such claim, action, suit, proceeding or investigation; and provided further, however, that, in the case of any action pending at the Effective Time of the Merger, notification pursuant to this Section 5.9(b) shall be received by Archstone prior to such Effective Time. If any such action is brought against any of the Indemnification Parties and such Indemnification Parties notify the Indemnifying Parties of its commencement, the Indemnifying Parties will be entitled to participate in and, to the extent that they elect by delivering written notice to such Indemnification Parties promptly after receiving notice of the commencement of the action from the Indemnification Parties, to assume the defense of the action and after notice from the Indemnifying Parties to the Indemnification Parties of their election to assume the defense, the Indemnifying Parties will not be liable to the Indemnification Parties for any legal or other expenses except as provided below. If the Indemnifying Parties assume the defense, the Indemnifying Parties shall have the right to settle such action without the consent of the Indemnification Parties; provided, however, that the Indemnifying Parties shall be required to obtain such consent (which consent shall not be unreasonably withheld) if the settlement includes any admission of wrongdoing on the part of the Indemnification Parties or any decree or restriction on the Indemnification Parties; provided further, however, that no Indemnifying Parties, in the defense of any such action shall, except with the consent of the Indemnification Parties (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnification Parties of a release from all liability with respect to such action. The Indemnification Parties will have the right to employ their own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such Indemnification Parties unless (i) the employment of counsel by the Indemnification Parties has been authorized in writing by the Indemnifying Parties, (ii) the Indemnification Parties have reasonably concluded (based on written advice of counsel to the Indemnification Parties) that there may be legal defenses available to them that are different from or in addition to and inconsistent with those available to the Indemnifying Parties, (iii) a conflict or potential conflict exists (based on written advice of counsel to the Indemnification Parties) between the Indemnification Parties and the Indemnifying Parties (in which case the Indemnifying Parties will not have the right to direct the defense of such action on behalf of the Indemnification Parties) or (iv) the Indemnifying Parties have not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action from the Indemnification Parties, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Indemnifying Parties and shall promptly be paid by each Indemnifying Party as they become due and payable in advance of the final disposition of the claim, action, suit, proceeding or investigation to the fullest extent and in the manner permitted by law; provided, however, that in no event shall any contingent fee arrangement be considered reasonable. Notwithstanding the foregoing, the Indemnifying Parties shall not be obligated to advance any expenses or costs prior to receipt of an undertaking by or on behalf of the Indemnification Party to repay any expenses advanced if it shall ultimately be determined that the Indemnification Party is not entitled to be indemnified against such expense. It is understood that the Indemnifying Parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such Indemnification Parties unless (a) the employment of more than one counsel has been authorized in writing by the Indemnifying Parties, (b) any of the Indemnification Parties have reasonably concluded (based on written advice of counsel to the Indemnification Parties) that there may be legal defenses available to them that are different from or in addition to and inconsistent with those available to other Indemnification Parties or (c) a conflict or potential conflict exists (based on written advice of counsel to the Indemnification Parties) between any of the Indemnification Parties and the other Indemnification Parties, in each case of which the Indemnifying Parties shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels. Notwithstanding anything to the contrary set forth in this Agreement, the Indemnifying Parties (i) shall not be liable for any settlement effected without their prior written consent and (ii) shall not have any obligation hereunder to any Indemnification Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. In the event of a final and non-appealable determination by a court that any payment of expenses is prohibited by applicable law, the Indemnification Parties shall promptly refund to the Indemnifying Parties the amount of all such expenses theretofore advanced pursuant hereto.

          (c)  At or prior to the Effective Time of the Merger, Archstone and New Archstone shall purchase directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Effective Time of the Merger for a period of six years with respect to those individuals who are currently covered by Smith’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount, taken together, no less favorable to Smith’s directors and officers currently covered by such insurance than those of such policy in effect on the date hereof.

          (d)  This Section 5.9 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties, the Indemnification Parties and their successors, assigns and heirs and shall be binding on all successors and assigns of Archstone and New Archstone. Each of the Indemnified Parties and the Indemnification Parties shall be entitled to enforce the covenants contained in this Section 5.9 and Archstone and New Archstone acknowledge and agree that each Indemnified Party and Indemnification Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants and such Indemnified Party or such Indemnification Party shall be entitled to injunctive relief and specific performance in the event of any breach of any provision in this Section 5.9.

          (e)  If the Surviving Trust or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.9, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

          5.10    Declaration of Dividends and Distributions.    From and after the date of this Agreement, neither Smith, Archstone nor, following the Archstone Merger, New Archstone shall make any dividend or distribution to its respective shareholders without the prior written consent of the other party; provided, however, the written consent of the other party shall not be required for the authorization and payment of (a) distributions at their respective stated dividend or distribution rates with respect to Archstone Existing Preferred Shares or any series of Smith Preferred Stock, (b) quarterly distributions with respect to the Smith Common Stock of $0.585 per share for the quarter ending June 30, 2001 and each quarter thereafter and (c) quarterly distributions with respect to the Archstone Common Shares of up to $0.41 per share for the quarter ending June 30, 2001 and for each quarter thereafter; provided, however, the record date for each distribution with respect to the Smith Common Stock shall be the same date as the record date for the quarterly distribution for the Archstone Common Shares, as provided to Smith by notice not less than twenty (20) business days prior to the record date for any quarterly Archstone distribution. From and after the date of this Agreement, Smith Partnership shall not make any distribution to the holders of Smith OP Units except a distribution per Smith OP Unit in the same amount as a dividend per share of Smith Common Stock permitted pursuant to this Section 5.10, with the same record and payment dates as such dividend on the Smith Common Stock. The foregoing restrictions shall not apply, however, to the extent a distribution (or an increase in a distribution) by Smith or Archstone is necessary for Smith or Archstone, as the case may be, to maintain REIT status, avoid the incurrence of any taxes under Section 857 of the Code, avoid the imposition of any excise taxes under Section 4981 of the Code, or avoid the need to make one or more extraordinary or disproportionately larger distributions to meet any of the three preceding objectives, (ii) to Archstone with respect to any Corresponding Archstone Dividend or (iii) to Smith and Smith Partnership with respect to any Smith Dividends and Smith Partnership Distributions.

          5.11    Transfer or Recapitalization of Smith Non-Controlled Subsidiaries.     At the Closing and pursuant to the Stock Purchase Agreement, the SMCI Voting Stock Owner shall transfer to such Person or Persons as Archstone shall designate by written notice delivered prior to the Merger Closing, or shall authorize a merger that will result in such a transfer of all of the shares of SMCI which are not owned by Smith Partnership, for an aggregate consideration in an amount equal to the purchase price per share set forth in the Stock Purchase Agreement multiplied by the number of outstanding shares of voting capital stock of SMCI. Archstone shall use commercially reasonable efforts to cause the Person or Persons so designated to perform its obligations under the Stock Purchase Agreement. At or prior to the Merger Closing and pursuant to the Recapitalization Agreement, the CESI Voting Stock Owner shall vote all of its shares of voting capital stock in CESI in favor of the recapitalization of CESI and CESI shall have been recapitalized such that Smith Partnership will have voting control of CESI as of the Merger Closing as provided in the Recapitalization Agreement.

          5.12    Notices.    Archstone shall provide such notice to its preferred shareholders of the Mergers, the Archstone Merger and other transactions contemplated by this Agreement as is required under Maryland law or the Archstone Declaration of Trust. Smith shall provide such notice to its preferred shareholders of the Mergers and other transactions contemplated by this Agreement as is required under Maryland law or the Smith Articles of Incorporation.

          5.13    Resignations.    On the Merger Closing Date, Smith shall cause the directors and officers of Smith and of each of the Smith Subsidiaries to submit their resignations from such positions, effective as of the Effective Time of the Merger.

          5.14    Assumption of Existing Tax Protection Agreements.     Effective as of the Effective Time of the Partnership Merger, New Archstone and Archstone Surviving Subsidiary shall assume the obligations of Smith, Smith Partnership and/or the applicable Smith Subsidiary, as the case may be, under the Tax Protection Agreements as described in Schedule 2.18(j) to the Smith Disclosure Letter. Immediately prior to the Effective Time of the Partnership Merger, New Archstone and Archstone Surviving Subsidiary shall enter into agreements with Smith and Smith Partnership, for the benefit of and enforceable by the individuals and entities who are intended to be protected by the provisions of the Tax Protection Agreements, confirming such assumption effective as of the Effective Time of the Partnership Merger.

          5.15    Registration Rights Agreements.    At the Merger Closing, Smith shall assign and New Archstone shall assume by appropriate instrument the Registration Rights Agreements described on Schedule 5.16 to the Smith Disclosure Letter.

          5.16    Exemption from Liability Under Section 16(b).

          (a)  Provided that Smith delivers to New Archstone the Section 16 Information with respect to Smith prior to the Effective Time of the Merger, the Board of Trustees of New Archstone, or a committee thereof consisting of Non-Employee Directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time of the Merger providing that the receipt by the Smith Insiders of the New Archstone Common Shares in exchange for shares of Smith Common Stock, New Archstone Preferred Shares in exchange for Smith Preferred Stock and of options to purchase New Archstone Common Shares upon assumption and conversion of Smith Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in Section 16 Information, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

          (b)  For purposes of this Section 5.16, “Section 16 Information” shall mean information accurate in all respects regarding the Smith Insiders and the number of shares of Smith Common Stock, Smith Preferred Stock or other Smith equity securities deemed to be beneficially owned by each such Smith Insider and expected to be exchanged for New Archstone Common Shares or New Archstone Preferred Shares in connection with the Merger.

          (c)  For purposes of this Section 5.16, “Smith Insiders” shall mean those officers and directors of Smith who are subject to the reporting requirements of Section 16(a) of the Exchange Act who are listed in the Section 16 Information.

          5.17    Restructuring of Assets of Archstone.    Prior to the Merger Closing Date, Archstone shall restructure all assets in which it or any Archstone Subsidiary owns a direct or indirect interest that on the day following the Merger Closing Date would be considered owned by New Archstone pursuant to Treasury Regulations § 1.856-3(g) for purposes of applying the asset prohibitions applicable to REITs under Section 856(c)(4)(B) of the Code and that would cause New Archstone to fail to satisfy one or more of the asset requirements applicable to REITs on that date if such date were the last day of a calendar quarter (determined without regard to any curative period that otherwise might be available under such Section of the Code) (the “Asset Restructuring”).

          5.18    Stockholder Rights Plan.    As soon as practicable after the date hereof, Archstone shall take all action necessary to terminate the exceptions to the issuance of the rights to be issued pursuant to that certain Rights Agreement, dated as of July 21, 1994, as amended by First Amendment, dated as of February 8, 1995, between Archstone and Chemical Bank as rights agent.

ARTICLE 6

CONDITIONS

          6.1    Conditions to Each Party’s Obligation to Effect the Mergers.     The obligations of each party to effect the Mergers and to consummate the other transactions contemplated by this Agreement to occur on the Merger Closing Date shall be subject to the fulfillment at or prior to the Merger Closing Date of the following conditions:

          (a)  Shareholder and Smith Partner Approvals.     The Smith Stockholder Approvals, the Archstone Shareholder Approvals and the Smith Partner Approvals shall have been obtained; provided, however, that, in the case of an Archstone Merger effectuated in the form of the Alternative Archstone Merger, the Archstone Shareholder Approvals shall not include the approval by the holders of Archstone Common Shares of the Proposed Archstone Charter Amendments.

          (b)  HSR Act.    The waiting period (and any extension thereof) applicable to the Archstone Merger, the Partnership Merger, the Merger or the transactions contemplated by the Stock Purchase Agreement or the Recapitalization Agreement under the HSR Act, if applicable to the Archstone Merger, the Partnership Merger, the Merger or the transactions contemplated by the Stock Purchase Agreement or the Recapitalization Agreement, shall have expired or been terminated.

          (c)  Listing of Shares.    The NYSE shall have approved for listing the New Archstone Common Shares, New Archstone Series A Preferred Shares, New Archstone Series C Preferred Shares and New Archstone Series D Preferred Shares to be issued in the Merger, subject to official notice of issuance, prior to the Effective Time of the Merger.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

           (e)  No Injunctions or Restraints.     No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Archstone Merger, the Mergers or any of the other transactions contemplated hereby shall be in effect.

          (f)  Blue Sky Laws.    Archstone Surviving Subsidiary and New Archstone shall have received all state securities or “blue sky” permits and other authorizations necessary to issue the Archstone Surviving Subsidiary Common Shares, the Archstone Surviving Subsidiary Preferred Shares, the New Archstone Common Shares and the New Archstone Preferred Shares issuable in the Archstone Merger and the Mergers.

          6.2    Conditions to Obligations of Archstone and New Archstone.     The obligations of Archstone and New Archstone to effect the Mergers and to consummate the other transactions contemplated to occur on the Merger Closing Date are further subject to the following conditions, any one or more of which may be waived by Archstone:

          (a)  Representations and Warranties.     Each of the representations and warranties of Smith and Smith Partnership set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Smith Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Merger Closing Date as though made on and as of the Merger Closing Date (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Smith Material Adverse Effect; and New Archstone shall have received a certificate (which certificate may be qualified by “knowledge” to the same extent as the representations and warranties of Smith and Smith Partnership contained herein are so qualified) signed on behalf of Smith by the chief executive officer or the chief financial officer of Smith, in such capacity, to such effect.

          (b)  Performance of Obligations of Smith and Smith Partnership.    Smith and Smith Partnership shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time of the Merger, and Archstone shall have received a certificate signed on behalf of Smith by the chief executive officer or the chief operating officer of Smith, in such capacity, to such effect.

          (c)  Material Adverse Effect.    Since the date of this Agreement, there shall have been no Smith Material Adverse Effect and Archstone shall have received a certificate of the chief executive officer or chief operating officer of Smith, in such capacity, certifying to such effect.

          (d)  Tax Opinions Relating to REIT Status and Partnership Status.    New Archstone shall have received (i) an opinion of Hogan & Hartson L.L.P. or other counsel to Smith reasonably satisfactory to Archstone, dated as of the Merger Closing Date, to the effect that, (w) commencing with its taxable year ended December 31, 1994 through and including its taxable year ending as of the Merger Closing Date, Smith was organized and has operated in conformity with the requirements for qualification as a REIT under the Code (with customary exceptions, assumptions and qualifications and based on customary representations); and (x) Smith Partnership has been since June 30, 1994 through and including its taxable year ending as of the Merger Closing Date treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations); and (ii) an opinion of Mayer, Brown & Platt or other counsel to Archstone reasonably satisfactory to Smith, dated as of the Merger Closing Date, to the effect that, [I] in the event the Primary Archstone Merger is consummated, commencing with Archstone’s taxable year ended December 31, 1994, until the time the Election is effective, Archstone was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and that New Archstone’s organization and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code commencing with its taxable year ending December 31, 2001 (with customary exceptions, assumptions and qualifications and based upon customary representations and based upon and subject to the opinions of counsel to Smith described in clause (i) above) or (II) in the event the Alternative Archstone Merger is consummated, (1) commencing with Archstone’s taxable year ended December 31, 1994, until the time that the ACS Merger is effective, Archstone was organized and has operated in conformity with the requirements for qualification as a REIT under the Code, (2) that New Archstone’s organization and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code commencing with its taxable year ending December 31, 2001, and (3) that commencing with Archstone REIT’s formation until the time of the Election, Archstone REIT was treated for federal income tax purposes as an entity disregarded as a separate entity and not as a corporation or an association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations and based upon and subject to the opinions of counsel to Smith described in clause (i) above).

          (e)  Tax Opinion Relating to the Mergers.     New Archstone shall have received an opinion dated the Merger Closing Date from Mayer, Brown & Platt or other counsel reasonably satisfactory to Archstone, based upon customary certificates and letters, which letters and certificates are to be in a form to be agreed upon by the parties and dated the Merger Closing Date, and with customary exceptions, assumptions and qualifications, to the effect that (i) if the Merger is consummated in accordance with the terms of this Agreement, the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code, (ii) if the Archstone Merger is consummated in accordance with the terms of this Agreement, the Archstone Merger will qualify as one or more reorganizations under the provisions of Section 368(a)(1)(F) of the Code and (iii) the Partnership Merger will not result in the recognition of taxable gain or loss at the time of the Partnership Merger to a holder of Smith OP Units or Smith Preferred OP Units, as applicable, (A) who is a “U.S. person” (as defined for purposes of Sections 897 and 1445 of the Code); (B) who does not exercise its redemption right with respect to Archstone Class A-1 Shares under the Archstone Surviving Subsidiary Declaration of Trust on a date sooner than the date two years after the Effective Time of the Partnership Merger; (C) who does not receive a cash distribution in connection with the Partnership Merger (or a deemed cash distribution resulting from relief or a deemed relief from liabilities, including as a result of the prepayment of indebtedness of Smith Partnership in connection with or following the Partnership Merger) in excess of such holder’s adjusted basis in its Smith OP Units or its Smith Preferred OP Units, as applicable, at the time of the Partnership Merger); (D) who is not required to recognize gain by reason of the application of Section 707(a) of the Code and the Treasury Regulations thereunder to the Partnership Merger, with the result that the Partnership Merger is treated as part of a “disguised sale” by reason of any transactions undertaken by Smith Partnership prior to or in connection with the Partnership Merger or any debt of Smith Partnership that is assumed or repaid in connection with the Partnership Merger; and (E) whose “at risk” amount does not fall below zero as a result of the Mergers.

(f) “Comfort” Letter. Archstone shall have received a “comfort” letter from Arthur Andersen LLP, as described in Section 5.1(b).

(g) NCS Agreements. The transactions contemplated by the NCS Agreements shall have been consummated in the manner contemplated by such NCS Agreements.

(h) Shareholders Agreement. Each of Robert H. Smith and Robert P. Kogod shall have entered into the Shareholders Agreement.

          6.3    Conditions to Obligations of Smith and Smith Partnership.     The obligations of Smith and Smith Partnership to effect the Mergers and to consummate the other transactions contemplated to occur on the Merger Closing Date is further subject to the following conditions, any one or more of which may be waived by Smith:

          (a)  Representations and Warranties.     Each of the representations and warranties of Archstone and New Archstone set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Archstone Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Merger Closing Date as though made on and as of the Merger Closing Date (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have an Archstone Material Adverse Effect; and Smith shall have received a certificate (which certificate may be qualified by “knowledge” to the same extent as the representations and warranties of Archstone and New Archstone contained herein are so qualified) signed on behalf of Archstone and New Archstone by the chief executive officer or the chief financial officer of Archstone and New Archstone, in such capacity, to such effect.

          (b)  Performance of Obligations of Archstone and New Archstone.    Archstone and New Archstone shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time of the Merger, and Smith shall have received a certificate of Archstone and New Archstone signed on behalf of Archstone and New Archstone by a duly authorized executive officer of Archstone and New Archstone, in such capacity, to such effect.

          (c)  Material Adverse Effect.    Since the date of this Agreement, there shall have been no Archstone Material Adverse Effect and Smith shall have received a certificate of a duly authorized executive officers of Archstone and New Archstone, in such capacity, certifying to such effect.

          (d)  Tax Opinions Relating to REIT Status, Archstone Merger and Partnership Status.    Smith shall have received the opinion of Mayer, Brown & Platt or other counsel to Archstone reasonably satisfactory to Smith, dated as of the Merger Closing Date, that, (i) [I] in the event the Primary Archstone Merger is consummated commencing with its taxable year ended December 31, 1994 until the time of the Election is effective, Archstone was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and that New Archstone’s organization and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code commencing with its taxable year ending December 31, 2001 (with customary exceptions, assumptions and qualifications and based upon customary representations and based upon and subject to the opinions of counsel to Smith described in Section 6.2(d) of this Agreement), or (II) in the event the Alternative Archstone Merger is consummated, (1) commencing with Archstone’s taxable year ended December 31, 1994, until the time that the ACS Merger is effective, Archstone was organized and has operated in conformity with the requirements for qualification as a REIT under the Code, (2) that New Archstone’s organization and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code commencing with its taxable year ending December 31, 2001, and (3) that commencing with Archstone REIT’s formation until the time of the Election, Archstone REIT was treated for federal income tax purposes as an entity disregarded as a separate entity and not as a corporation or an association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations and based upon and subject to the opinions of counsel to Smith described in clause (i) above); (ii) if the Archstone Merger is consummated in accordance with the terms of this Agreement, the Archstone Merger will qualify as one or more reorganizations under the provisions of Section 368(a)(1)(F) of the Code (with customary exceptions, assumptions and qualifications and based upon customary representations), and (iii) immediately prior to, and at the time of, the Partnership Merger, Archstone Surviving Subsidiary is and will be treated for federal income tax purposes pursuant to Treasury Regulation §301.7701-3 as a partnership or an entity disregarded as a separate entity and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations).

          (e)  Tax Opinion Relating to the Mergers.     Smith shall have received an opinion dated the Merger Closing Date from Hogan & Hartson L.L.P. or other counsel reasonably satisfactory to Smith, based upon customary certificates and letters, which letters and certificates are to be in a form to be agreed upon by the parties and dated the Merger Closing Date, and with customary assumptions, exceptions and qualifications, to the effect that (i) if the Merger is consummated in accordance with the terms of this Agreement, the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and (ii) the Partnership Merger will not result in the recognition of taxable gain or loss at the time of the Partnership Merger to a holder of Smith OP Units or Smith Preferred OP Units, as applicable, (A) who is a “U.S. person” (as defined for purposes of Sections 897 and 1445 of the Code); (B) who does not exercise its redemption right with respect to Archstone Class A-1 Shares under the Archstone Surviving Subsidiary Declaration of Trust on a date sooner than the date two years after the Effective Time of the Partnership Merger; (C) who does not receive a cash distribution in connection with the Partnership Merger (or a deemed cash distribution resulting from relief or a deemed relief from liabilities, including as a result of the prepayment of indebtedness of Smith Partnership in connection with or following the Partnership Merger) in excess of such holder’s adjusted basis in its Smith OP Units or its Smith Preferred OP Units, as applicable, at the time of the Partnership Merger; (D) who is not required to recognize gain by reason of the application of Section 707(a) of the Code and the Treasury Regulations thereunder to the Partnership Merger, with the result that the Partnership Merger is treated as part of a “disguised sale” by reason of any transactions undertaken by Smith Partnership prior to or in connection with the Partnership Merger or any debt of Smith Partnership that is assumed or repaid in connection with the Partnership Merger; and (E) whose “at risk” amount does not fall below zero as a result of the Mergers.

(f) “Comfort” Letter. Smith and Smith Partnership shall have received a “comfort” letter from KPMG LLP, as described in Section 5.1 (b).

          (g)  Entity Election.    Archstone Surviving Subsidiary shall have properly filed with the Internal Revenue Service, and the Internal Revenue Service shall have received, Archstone Surviving Subsidiary’s election on Form 8832 to be treated as either a domestic eligible entity with a single owner electing to be disregarded as a separate entity or a partnership, as applicable, as described in Section 5.4(b).

(h) Archstone Merger. The Archstone Merger shall have been completed in the manner contemplated by this Agreement not less than two (2) days prior to the Merger Closing Date.

          (i)  Asset Restructuring.    The Asset Restructuring of Archstone Surviving Subsidiary shall have been completed and neither New Archstone nor Archstone Surviving Subsidiary shall not own any assets that, if the day following the Merger Closing Date were the last day of a calendar quarter, would cause New Archstone to fail to satisfy one or more of the asset requirements applicable to REITs set forth in Section 856(c)(4)(B) of the Code (determined without regard to any curative period that otherwise might be available under such Section of the Code).

(j) Shareholders Agreement. Each of the Surviving Trust and the Surviving Entity shall have entered into the Shareholders Agreement.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

          7.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether such action occurs before or after any of the Smith Stockholder Approvals, the Archstone Shareholder Approvals or the Smith Partner Approvals are obtained:

(a) by mutual written consent duly authorized by the Board of Trustees of Archstone (or following the Archstone Merger, New Archstone) and the Board of Directors of Smith;

          (b)  by Archstone (or following the Archstone Merger, New Archstone), (i) upon a breach of or failure to perform any covenant, obligation or agreement on the part of Smith or Smith Partnership set forth in this Agreement, or (ii) upon a breach of or in the event that any representation or warranty of Smith or Smith Partnership is or shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by March 31, 2002 (or as otherwise extended);

          (c)  by Smith, (i) upon a breach of or failure to perform any covenant, obligation or agreement on the part of Archstone or New Archstone set forth in this Agreement, or (ii) upon a breach of or in the event that any representation or warranty of Archstone or New Archstone is or shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by March 31, 2002 (or as otherwise extended);

          (d)  by either Archstone (or following the Archstone Merger, New Archstone) or Smith, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Archstone Merger or either of the Mergers shall have become final and non-appealable;

          (e)  by either Archstone (or following the Archstone Merger, New Archstone) or Smith, if the Mergers shall not have been consummated before March 31, 2002; provided, however, that a party may not terminate pursuant to this clause (e) if the terminating party shall have breached in any material respect its obligations under this Agreement in any manner that shall have caused either of the Mergers not to have been consummated by such date;

          (f)  by either Archstone (or following the Archstone Merger, New Archstone) or Smith (unless Smith or Smith Partnership is in breach in any material respect of its obligations under Section 5.1) if, upon a vote at a duly held Smith Stockholders Meeting or any adjournment thereof, the Smith Stockholder Approvals shall not have been obtained as contemplated by Section 5.1 or if the Smith Partner Approvals have not been obtained as contemplated by Section 5.1;

          (g)  by either Smith or Archstone (unless Archstone is in breach in any material respect of its obligations under Section 5.1) if, upon a vote at a duly held Archstone Shareholders Meeting or any adjournment thereof, the Archstone Shareholder Approvals shall not have been obtained as contemplated by Section 5.1;

          (h)  by Smith (i) if the Board of Directors of Smith shall have withdrawn, modified, amended or qualified in any manner adverse to Archstone its approval or recommendation of either of the Merger or this Agreement in connection with, or approved or recommended, any Superior Acquisition Proposal, or, (ii) in order to enter into a binding written agreement with respect to a Superior Acquisition Proposal, provided that, in each case, Smith shall have complied with the terms of Section 4.3 and, contemporaneous with or prior to terminating pursuant to this Section 7.1(h), has paid to Archstone the Break-Up Fee (as defined herein) as provided by Section 7.2 hereof; and

          (i)  by Archstone (or following the Archstone Merger, New Archstone), if (1) the Board of Directors of Smith shall have failed to recommend or withdrawn, modified, amended or qualified, or proposed publicly not to recommend or to withdraw, modify, amend or qualify, in any manner adverse to Archstone (or following the Archstone Merger, New Archstone) its approval or recommendation of either of the Mergers or this Agreement or approved or recommended any Superior Acquisition Proposal, (2) following the announcement or receipt of an Acquisition Proposal, Smith shall have failed to call the Smith Stockholders Meeting in accordance with Section 5.1 (a) or failed to prepare and mail to its stockholders the Joint Proxy Statement in accordance with Section 5.1(a) or 5.1(b), or (3) the Board of Directors of Smith or any committee thereof shall have resolved to do any of the foregoing.

          7.2    Certain Fees and Expenses.    If this Agreement shall be terminated pursuant to Section 7.1(h), 7.1(i)(1) or 7.1(i)(3), then Smith and Smith Partnership theretofore or thereupon shall pay to Archstone (or following the Archstone Merger, New Archstone) a fee equal to the Break-Up Fee (as defined herein). If this Agreement shall be terminated pursuant to Section 7.1(b) or 7.1(f), then Smith and Smith Partnership shall pay to Archstone (or following the Archstone Merger, New Archstone) (provided that Smith was not entitled to terminate this Agreement pursuant to Section 7.1(c) at the time of such termination) an amount equal to the Break-Up Expenses (as defined herein). If this Agreement shall be terminated pursuant to Section 7.1 (c) or 7.1 (g), then Archstone shall pay to Smith Partnership (provided that Archstone was not entitled to terminate this Agreement pursuant to Section 7.1(b) at the time of such termination) an amount equal to the Break-Up Expenses. If this Agreement shall be terminated pursuant to Section 7.1(b), 7.1(f), or 7.1(i)(2) and prior to the time of such termination an Acquisition Proposal has been received by Smith or Smith Partnership, and either prior to the termination of this Agreement or within twelve (12) months thereafter, Smith or Smith Partnership enters into any written agreement to consummate a transaction or series of transactions which, had such agreement been proposed or negotiated during the term of this Agreement, would have constituted an Acquisition Proposal pursuant to Section 4.3 (each, a “Smith Acquisition Agreement”), which is subsequently consummated (whether or not any Smith Acquisition Agreement relates to the same Acquisition Proposal which had been received at the time of the termination of this Agreement), then Smith and Smith Partnership shall pay the Break-Up Fee to Archstone (or following the Archstone Merger, New Archstone) upon consummation. If (a) this Agreement shall be terminated by Smith pursuant to Section 7.1(e), (b) prior to the time of such termination an Acquisition Proposal has been received by Smith or Smith Partnership, (c) during the period following the receipt of an Acquisition Proposal as described in clause (b) and prior to termination of this Agreement, Archstone (or following the Archstone Merger, New Archstone) does not announce, enter into or agree to effect any merger, acquisition, exchange offer, consolidation, reorganization, or other business combination with any third party, and (d) either prior to the termination of this Agreement or within twelve (12) months thereafter, Smith or Smith Partnership enters into a Smith Acquisition Agreement which is subsequently consummated (whether or not any Smith Acquisition Agreement relates to the same Acquisition Proposal which had been received at the time of the termination of this Agreement), then Smith and Smith Partnership shall pay the Break-Up Fee to Archstone (or following the Archstone Merger, New Archstone) upon consummation. For purposes of this Section 7.2, “Acquisition Proposal” shall have the meaning assigned to the term “Acquisition Proposal”, except that all references to 15% in such definition shall be deemed to be a reference to 25%.

          The payment of the Break-Up Fee shall be compensation for the loss suffered by Archstone as a result of the failure of the Mergers to be consummated (including, without limitation, opportunity costs and out-of-pocket costs and expenses) and to avoid the difficulty of determining damages under the circumstances. The Break-Up Fee shall be paid by Smith and Smith Partnership to Archstone, or the Break-Up Expenses shall be paid by the party required to pay the Break-Up Expenses (the “Payor”) to the party entitled to receive the Break-Up Expenses (the “Recipient”) in immediately available funds within two (2) business days after the date the event giving rise to the obligation to make such payment occurred (except as otherwise provided in Section 7.1(h) or 7.1(i)). Each of Archstone and Smith acknowledges that the agreements contained in this Section 7.2 are integral parts of this Agreement; accordingly, if Smith or Smith Partnership fail to promptly pay the Break-Up Fee or Break-Up Expenses due pursuant to this Section 7.2 and, in order to obtain payment, Archstone (or following the Archstone Merger, to New Archstone) commences a suit which results in a judgment against Smith or Smith Partnership for any amounts owed pursuant to this Section 7.2, Smith and Smith Partnership shall pay to Archstone (or following the Archstone Merger, to New Archstone) its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount owed at the rate on six-month U.S. Treasury obligations in effect on the date such payment was required to be made plus 300 basis points.

          As used in this Agreement, “Break-Up Fee” shall be an amount equal to $95,000,000 less Break-Up Expenses paid or payable under this Section 7.2 (the “Base Amount”). Notwithstanding the prior sentence, to the extent that the right to receive a “Break-Up Fee” (the “Break-Up Fee Payment”) in a taxable year would create excessive bad income (“EBI”) for Archstone (or following the Archstone Merger, to New Archstone), the right to receive the portion of the Break-Up Fee Payment that would create EBI shall be deferred, or potentially extinguished, as set forth below. The right to receive a Break-Up Fee Payment shall be treated as creating EBI for Archstone (or following the Archstone Merger, to New Archstone) to the extent that the right to receive the amount, when taken into account with other gross income of Archstone (or following the Archstone Merger, to New Archstone) for that year, would cause Archstone (or if after the Archstone Merger, to New Archstone) to violate for that taxable year either the 75% or 95% gross income tests described in Sections 856(c)(2) or 856(c)(3) of the Code.

          Any amounts deferred in a particular year pursuant to the preceding paragraph shall become payable in the next succeeding year(s); but only to the extent that it would not then create EBI. To the extent that any deferred amount would continue to create EBI after it has been carried forward for seven years (applying first in, first out principles), that portion shall no longer be an obligation of Smith or Smith Partnership. Notwithstanding the foregoing, Break-Up Fee Payments that would otherwise be considered EBI under the preceding provisions shall be made if and to the extent that Archstone (or following the Archstone Merger, to New Archstone), as a condition precedent, obtains an opinion of tax counsel or private ruling from the IRS that the receipt of such excess amounts would not adversely affect Archstone’s (or following the Archstone Merger, New Archstone’s) ability to qualify as a REIT. If a Break-Up Fee Payment is inadvertently made in an amount in excess of the limitations set forth above, such excess payments shall be treated as a loan from Smith or Smith Partnership to Archstone (or following the Archstone Merger, to New Archstone), to be repaid as soon as practicable following discovery of the overpayment. The purpose of these provisions dealing with EBI is to protect the REIT status of Archstone (or if after the Archstone Merger, to New Archstone), and these provisions shall be interpreted and applied so as to accomplish that purpose.

          The “Break-Up Expenses” payable to the Recipient shall be an amount equal to the lesser of (i) $7,500,000 or (ii) the Recipient’s out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys’, accountants’ and investment bankers’ fees and expenses). If the Break-Up Expenses payable to the Recipient exceed the maximum amount that can be paid to the Recipient without causing the Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute qualifying income under such sections of the Code, as determined by independent accountants to the Recipient (the “Maximum Amount”), the amount initially payable to the Recipient shall be limited to the Maximum Amount. If, however, within the seven-year period commencing on the date of this Agreement, the Recipient receives a tax opinion indicating that it has received a ruling from the IRS holding that the Recipient’s receipt of the Break-Up Expenses would either constitute qualifying income under Sections 856(c)(2) or (3) of the Code (“Qualifying Income”) or would be excluded from gross income of the Recipient within the meaning of such sections of the Code or that receipt by the Recipient of the balance of the Break-Up Expenses above the Maximum Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Recipient shall be entitled to have payable to it the full amount of the Break-Up Expenses. The obligation of the Payor to pay any unpaid portion of the Break-Up Expenses shall terminate seven years from the date of this Agreement. In the event that the Recipient is not able to receive the full Break-Up Expenses, the Payor shall place the unpaid amount in escrow and shall not release any portion thereof to the Recipient unless and until the Payor receives either one or both of the following: (i) a letter from the independent accountants of the Recipient indicating the maximum amount that can be paid at that time to the Recipient without causing it to fail to comply with Sections 856(c)(2) and (3) of the Code or (ii) a tax opinion indicating that the Recipient has received a ruling from the IRS holding that the Recipient’s receipt of such income would constitute “qualifying income” under Section 856(c)(2) or (3) of the Code or would be excluded from gross income under such sections, in either of which events the Payor shall pay to the Recipient the unpaid Break-Up Expenses or, if less and either there is no tax opinion or the ruling described above does not hold that the Base Amount either would constitute qualifying income or would be excluded from gross income for purposes of those rules, the maximum amount stated in the letter referred to in (i) above. Subject to satisfaction of the conditions set forth in the immediately preceding sentence, there is no limitation on the number of distributions that can be made from the escrow prior to the seventh anniversary of the date of this Agreement.

          7.3    Effect of Termination.    In the event of termination of this Agreement by either Smith or Archstone as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Archstone, New Archstone, Smith or Smith Partnership, other than the last sentence of Section 5.2, Section 7.2, this Section 7.3 and Article 8, and except to the extent that such termination results from a material breach by any party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

          7.4    Amendment.    This Agreement may be amended by the parties in writing by action of the respective Board of Trustees or Board of Directors of Archstone and Smith at any time before or after any Shareholder Approvals are obtained and prior to the filing of the Articles of Merger with the Department; provided, however, that, after the Shareholder Approvals and the Smith Partner Approvals are obtained, no such amendment, modification or supplement shall be made which by law requires the further approval of shareholders or partners without obtaining such further approval. The parties agree to amend this Agreement in the manner provided in the immediately preceding sentence to the extent required to (a) continue the status of each party as a REIT or (b) preserve the Merger as a reorganization under Section 368(a) of the Code.

          7.5    Extension; Waiver.    At any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE 8

GENERAL PROVISIONS

          8.1    Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement confirming the representations and warranties in this Agreement shall survive the Effective Time of the Merger. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

          8.2    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(a) if to Archstone or New Archstone, to:

Archstone Communities Trust
7670 South Chester Street
Suite 100
Englewood, Colorado 80112
Attention: General Counsel
Fax No.: (303) 858-0021

          with a copy (which shall not constitute notice) to:

Mayer, Brown & Platt
190 South LaSalle Street
Chicago, Illinois 60603
Attention: Edward J. Schneidman
Michael T. Blair
Fax No.: (312) 701-7711

(b) if to Smith or Smith Partnership, to:

Charles E. Smith Residential Realty, Inc.
2345 Crystal Drive
Crystal Park #4
Arlington, VA 22202
Attention: General Counsel
Fax No.: (703) 769-1312

          with a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
Attention: J. Warren Gorrell, Jr.
Bruce W. Gilchrist
Fax No.: (202) 637-5910

          All notices shall be deemed given only when actually received.

          8.3    Interpretation.    When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

          8.4    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

          8.5    Entire Agreement; No Third-Party Beneficiaries.     This Agreement, the Smith Disclosure Letter, the Archstone Disclosure Letter, the Confidentiality Agreement, the Voting Agreements, the Shareholders Agreement and the other agreements entered into in connection with the Mergers constitute the entire agreement and supersede all prior agreements and understandings, both written and oral between the parties with respect to the subject matter of this Agreement. Except as provided in Section 5.9, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies.

          8.6    Governing Law.    THE PARTNERSHIP MERGER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (AS TO THE CERTIFICATE OF MERGER) AND THE STATE OF MARYLAND (AS TO THE PARTNERSHIP ARTICLES OF MERGER), REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF. EXCEPT AS PROVIDED IN THE IMMEDIATELY PRECEDING SENTENCE, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

          8.7    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties; provided, however, that, if the Archstone Merger is effectuated in the form of the Alternative Archstone Merger, then all of Archstone’s rights, interests and obligations under this Agreement shall become rights, interests and obligations of Archstone Corporate Subsidiary and Archstone REIT by operation of law. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

           8.8    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in Maryland or in any state court located in Maryland this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in Maryland or any state court located in Maryland in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

          8.9    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          8.10    Exculpation.    This Agreement shall not impose any personal liability on any shareholder, trustee, trust manager, officer, employee or agent of Archstone or Smith, and all Persons shall look solely to the property of Archstone or Smith for the payment of any claim hereunder or for the performance of this Agreement.

          8.11    Joint and Several Obligations.    In each case where both Smith and Smith Partnership are obligated to perform the same obligation hereunder, such obligation shall be joint and several. In each case where both Archstone and New Archstone (or the Surviving Trust and the Surviving Entity) are obligated to perform the same obligation hereunder, such obligation shall be joint and several.

           IN WITNESS WHEREOF, Archstone, New Archstone, Smith and Smith Partnership have caused this Agreement to be signed by their respective officers (or general partners) thereunto duly authorized all as of the date first written above.

ARCHSTONE COMMUNITIES TRUST

/S / CHARLES E. MUELLER , JR .
By:
Name: Charles E. Mueller, Jr.
Title: Chief Financial Officer

NEW GARDEN RESIDENTIAL TRUST

/S / CAROLINE BROWER
By:
Name: Caroline Brower
Title: Senior Vice President

CHARLES E. SMITH RESIDENTIAL REALTY, INC.

/S / WESLEY D. MINAMI
By:
Name: Wesley D. Minami
Title: President

CHARLES E. SMITH RESIDENTIAL REALTY, L.P.

By:	Charles E. Smith Residential Realty, Inc.,
its sole general partner

/S / WESLEY D. MINAMI
By:
Name: Wesley D. Minami
Title: President

ANNEX B

[Logo of Morgan Stanley]

May 3, 2001

Board of Trustees
Archstone Communities Trust
7670 South Chester Street, Suite 100
Englewood, CO 80112

Members of the Board:

          We understand that Charles E. Smith Residential Realty, Inc. (the “Company”), Charles E. Smith Residential Realty, L.P. (the “Target Partnership”), Archstone Communities Trust (“Archstone”) and New Garden Residential Trust (“New Archstone”), a wholly-owned subsidiary of Archstone, propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated as of May 3, 2001 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of the Company with and into New Archstone with New Archstone as the surviving entity, and immediately following the effectiveness of the Merger, the merger of Target Partnership with and into Archstone Surviving Subsidiary (as defined in the Merger Agreement) (the “Partnership Merger”). Pursuant to the Merger, as set forth in the Merger Agreement, (i) each outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”) of the Company together with the associated preferred stock purchase right of the Company, will be converted into the right to receive 1.975 common shares of beneficial interest, par value $0.01 per share of New Archstone Common Shares (the “New Archstone Common Shares”), together with a right under the New Archstone Rights Agreement (as defined in the Merger Agreement) and (ii) Smith Preferred Stock (as defined in the Merger Agreement) will be converted into New Archstone Preferred Shares (as defined in the Merger Agreement). Pursuant to the Partnership Merger, as set forth in the Merger Agreement, (i) each Class A Partnership Unit of Target Partnership (as defined in the Merger Agreement) outstanding immediately prior to the effective time of the Partnership Merger shall be converted into the right to receive 1.975 Class A-1 Shares of Beneficial Interest (as defined in the Merger Agreement) of Archstone Surviving Subsidiary. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

          You have asked for our opinion as to whether the consideration to be paid by Archstone pursuant to the Merger Agreement is fair from a financial point of view to Archstone.

          For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other business and financial information of the Company and Archstone, respectively;

(ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

(iii) analyzed certain internal financial forecasts prepared by the managements of the Company and Archstone, respectively;

(iv) reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and Archstone, respectively;

          (v) discussed the past and current operations and financial condition and the prospects of Archstone, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Archstone.

(vi) reviewed the pro forma impact of the Merger on Archstone’s funds from operations per share, cash flow, consolidated capitalization and financial ratios;

(vii) reviewed the reported prices and trading activity for the Company Common Stock and Archstone’s common shares, respectively;

          (viii) compared the financial performance of the Company and Archstone and the prices and trading activity of the Company Common Stock and Archstone’s common shares with that of certain other publicly-traded companies comparable with the Company and Archstone, respectively, and their securities;

(ix) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(x) participated in discussions and negotiations among representatives of the Company and Archstone and their financial and legal advisors;

(xi) reviewed the draft Merger Agreement and certain related documents; and

(xii) considered such other factors and performed such other analyses as we have deemed appropriate.

          We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the Company and Archstone for the purposes of this opinion. With respect to the internal financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and Archstone. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

          We have acted as financial advisor to the Board of Trustees of Archstone in connection with this transaction and will receive a fee for our services, including a transaction fee that is contingent upon the consummation of the Merger and Partnership Merger. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Archstone and have received fees for the rendering of these services. In the ordinary course of business, Morgan Stanley may from time to time trade in the debt and equity securities or senior loans of Archstone and or New Archstone and the Company. In addition, asset management affiliates of Morgan Stanley beneficially own, in the aggregate, approximately 3.0% of Archstone’s common shares (which will convert into New Archstone Common Shares), and approximately 6.4% of the Company’s Common Stock.

          It is understood that this letter is for the information of the Board of Trustees of Archstone and may not be used for any other purpose without our prior written consent, except that a copy of our written opinion may be included in its entirety in any filing that Archstone is required to file with the Securities and Exchange Commission in connection with the Merger. In addition, this opinion does not in any manner address the prices at which the New Archstone Common Shares will trade following the consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company, New Archstone or Archstone should vote at the shareholders’ meetings held in connection with the Merger.

          Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be paid by Archstone pursuant to the Merger Agreement is fair from a financial point of view to Archstone.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

/S / CHRISTOPHER J. NIEHAUS
By
Christopher J. Niehaus
Managing Director

ANNEX C

May 31, 2001

PERSONAL AND CONFIDENTIAL

Board of Directors
Charles E. Smith Residential Realty, Inc.
2345 Crystal Drive
Crystal City
Arlington, VA 22202

Ladies and Gentlemen:

          You have requested our written opinion, confirming our oral opinion rendered on May 3, 2001, as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $.01 per share (the “Smith Common Shares”), of Charles E. Smith Residential Realty, Inc. (“Smith”) of the exchange ratio of 1.975 Common Shares of Beneficial Interest, par value $1.00 per share (the “New Archstone Common Shares”), of New Garden Residential Trust (“New Archstone”) to be received for each Smith Common Share (the “Exchange Ratio”) pursuant to the Agreement and Plan of Merger, dated as of May 3, 2001 (as amended and restated as of May 3, 2001, the “Agreement”), by and among Smith, Charles E. Smith Residential Realty, L.P., an affiliate of Smith (“Smith Partnership”), Archstone Communities Trust (“Archstone”) and New Archstone.

          Pursuant to the Agreement, among other things, the following transactions will occur in the following sequence: (i) Archstone Merger Sub (as defined in the Agreement), a wholly-owned subsidiary of New Archstone, will be merged into Archstone with Archstone as the surviving entity (the “Primary Archstone Merger”), each share of Common Stock, par value $1.00 per share (the “Archstone Common Shares”), of Archstone will be exchanged for one New Archstone Common Share and Archstone will become a direct wholly-owned subsidiary of New Archstone; (ii) Smith will be merged into New Archstone with New Archstone as the surviving entity (the “Merger”) and each Smith Common Share will be exchanged for a number of New Archstone Common Shares equal to the Exchange Ratio; and (iii) Smith Partnership will be merged into Archstone with Archstone as the surviving entity (the “Partnership Merger”), each outstanding Class A Partnership Unit of the Smith Partnership (“Class A Units”), other than those held by New Archstone, will be exchanged for 1.975 Class A-1 Shares of Beneficial Interest of Archstone, each outstanding Class A Unit held by New Archstone will be exchanged for 1.975 Class A-2 Shares of Beneficial Interest of Archstone and each outstanding Class B Partnership Unit of the Smith Partnership (“Class B Units” and together with the Class A Units, the “Smith Partnership Units”) will be exchanged for 1.975 Class B Shares of Beneficial Interest of Archstone. We note that, pursuant to the First Amended and Restated Agreement of Limited Partnership of Smith Partnership, holders of the Smith Partnership Units have the right, exercisable prior to the Partnership Merger, to convert their Smith Partnership Units into Smith Common Shares and thereby be entitled to receive in the Merger for each Smith Common Share a number of New Archstone Common Shares equal to the Exchange Ratio. We further note that in certain circumstances the Primary Archstone Merger will not be effected, but instead an alternative transaction structure, the Alternative Archstone Merger (as defined in the Agreement), will be effected. In rendering our opinion, we did not opine on the consideration to be received by holders of Smith Partnership Units in the Partnership Merger or express any view regarding the differential consideration to be received by holders of Smith Common Shares in the Merger in comparison to the consideration to be received by holders of Smith Partnership Units in the Partnership Merger.

          Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Smith having provided certain investment banking services to Smith from time to time, including having acted as financial advisor to Smith in connection with its private placement of $90 million aggregate amount of Series H Cumulative Convertible Redeemable Preferred Shares/Units of Smith in September 1999 and having acted as financial advisor to Smith in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to Archstone from time to time, including having acted as (i) agent and dealer on Archstone’s Medium Term Notes (“MTN”) Program and having placed $50 million aggregate principal amount of Archstone’s MTNs over the last three years and (ii) lead-managing underwriter of a secondary public offering of 29,500,000 Archstone Common Shares in February 2001. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Smith or Archstone for its own account and for the accounts of customers. Goldman, Sachs & Co. may provide investment banking services to New Archstone and its subsidiaries in the future.

          In connection with our opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of Smith and Archstone for the five years ended December 31, 2000; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Smith and Archstone; certain other communications from Smith and Archstone to their respective stockholders; and certain internal financial analyses and forecasts for Smith and Archstone prepared by their respective managements, including certain estimates of net cost savings and operating synergies projected by the managements of Smith and Archstone to result from the transactions contemplated by the Agreement. We also have held discussions with members of the senior managements of Smith and Archstone regarding their assessment of the strategic rationale for, and the potential benefits of, the transactions contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Smith Common Shares and the Archstone Common Shares, compared certain financial and stock market information for Smith and Archstone with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the real estate industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

          We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering our opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the managements of Smith and Archstone, including the estimates of net cost savings and operating synergies projected by the managements of Smith and Archstone to result from the transactions contemplated by the Agreement, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Smith and Archstone. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of Smith or Archstone or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. With your consent, we have relied upon the advice that Smith has received from its legal counsel and tax advisors as to all legal and tax matters in connection with the transactions contemplated by the Agreement. Our advisory services, and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Smith in connection with its consideration of the transactions contemplated by the Agreement and our opinion does not constitute a recommendation as to how any holder of Smith Common Shares should vote with respect to the transactions contemplated by the Agreement.

          Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that the Exchange Ratio pursuant to the Agreement was, as of May 3, 2001, fair from a financial point of view to the holders of Smith Common Shares.

Very truly yours,

ANNEX D

AMENDMENT TO ARCHSTONE DECLARATION OF TRUST

ARTICLES OF AMENDMENT
AMENDED AND RESTATED DECLARATION OF TRUST
OF ARCHSTONE COMMUNITIES TRUST

          The undersigned, being an officer duly authorized by unanimous vote of the Trustees of Archstone Communities Trust, a Maryland real estate investment trust (the “Trust”), does hereby certify pursuant to the provisions of Article VI, Section 1 of the Trust’s Amended and Restated Declaration of Trust, as amended and supplemented (the “Declaration of Trust”), and Section 8-501 of the Corporations and Associations Article of the Annotated Code of Maryland, that the Board of Trustees of the Trust has adopted a resolution declaring this amendment to the declaration of trust as hereinafter set forth to be advisable and that the shareholders of the Trust have approved such amendment by the affirmative vote of at least a majority of all the votes entitled to be cast on the matter.

          Therefore the Declaration of Trust is hereby amended as follows:

          1.    The following provision is hereby added at the end of each of the following provisions of the Declaration of Trust; (i) Section (i)(ii) of Annex A to Article II, Section 2; (ii) Section (h)(ii) of Annex C to Article II, Section 3; and (i) Section 8(b) of the Articles Supplementary designating a Series of Shares of Beneficial Interest as Series D Cumulative Redeemable Preferred Shares of Beneficial Interest:

          “For purposes of the foregoing provisions, a “share exchange” means a transaction (including a forward or reverse triangular merger) in which an entity acquires all the issued or all the outstanding equity securities of one or more classes of another entity and which does not affect the existence of either entity, and the term “surviving entity” shall include the entity acquiring equity securities in a share exchange.”

          The undersigned officer acknowledges these Articles of Amendment to be the act of the Trust and, as to all other matters or facts required to be verified under oath, that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects, and that this statement is made under the penalties for perjury.

          IN WITNESS WHEREOF, the undersigned officer, duly authorized by a majority of the Trustees, has executed these articles of amendment as of this          day of                 , 2001.

Charles E. Mueller, Jr.
Senior Vice President and
Chief Financial Officer

ATTEST:

Caroline Brower
Secretary

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

          Article IV, Section 10 of the registrant’s Amended and Restated Declaration of Trust provides as follows with respect to indemnification of Trustees:

          “The Trust shall indemnify each Trustee, to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a Trustee of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each Trustee in connection with any such proceedings.”

          Article IV, Section 9 of the registrant’s Amended and Restated Declaration of Trust provides as follows with respect to the limitation of liability of Trustees:

          “To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees of a real estate investment trust, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 9, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 9, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the Trustee actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the Trustee is entered in a proceeding based on a finding in the proceeding that the Trustee’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.”

          Article VIII, Section 2 of the registrant’s Amended and Restated Declaration of Trust provides as follows with respect to the indemnification of officers and employees:

          “The Trust shall indemnify each officer and employee, and shall have the power to indemnify each agent, of the Trust to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was an officer, employee or agent of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each officer, employee or agent in connection with any such proceedings.”

          Article VIII, Section 1 of the registrant’s Amended and Restated Declaration of Trust provides as follows with respect to the limitation of liability of officers:

          “To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of officers of a real estate investment trust, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 1, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the officer is entered in a proceeding based on a finding in the proceeding that the officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.”

          The registrant has entered into indemnity agreements with each of its officers and Trustees which provide for reimbursement of all expenses and liabilities of such officer or Trustee arising out of any lawsuit or claim against such officer or Trustee due to the fact that he was or is serving as an officer or Trustee, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Securities Exchange Act of 1934, or (c) relating to judicially determined criminal violations.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling Archstone-Smith under the foregoing provisions, Archstone-Smith has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 21.    Exhibits and Financial Statement Schedules

(a)  See Index to Exhibits.

(b)  Financial Statement Schedule

          The following financial statement schedule was filed with the Archstone Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 1-10272), filed with the SEC on March 9, 2001, and is incorporated herein by reference:

Schedule III—Real Estate and Accumulated Depreciation

          Schedules not listed above have been omitted because they are inapplicable or the information required to be set forth therein is contained, or incorporated by reference, in the consolidated financial statements of Archstone or notes thereto.

(c)  Reports, Opinions and Appraisals

          The opinion of Morgan Stanley & Co. Incorporated is attached as Annex B to this joint proxy statement/prospectus. The opinion of Goldman, Sachs & Co. is attached as Annex C to this joint proxy statement/prospectus.

Item 22.    Undertakings

          The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

          (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)  That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6)  That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           (8)  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

          Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado on August 7, 2001.

ARCHSTONE-SMITH TRUST

/s/ CAROLINE BROWER
By:
Caroline Brower
Senior Vice President

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 7th day of August, 2001.

Signature	Title

/s/ R. SCOT SELLERS * R. Scot Sellers	Chief Executive Officer (principal executive officer)

/s/ CHARLES E. MUELLER , JR .* Charles E. Mueller, Jr.	Chief Financial Officer (principal financial officer)

/s/ WILLIAM KELL * William Kell	Controller and Senior Vice President (principal accounting officer)

ARCHSTONE COMMUNITIES TRUST	Trustee

/s/ CAROLINE BROWER By: Name: Caroline Brower Title: Senior Vice President

/s/ CAROLINE BROWER *By: Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Exhibit Description
2.1	Amended and Restated Agreement and Plan of Merger, dated as of May 3, 2001, by and among
Archstone Communities Trust, Archstone-Smith Trust (f/k/a New Garden Residential Trust),
Charles E. Smith Residential Realty, Inc. and Charles E. Smith Residential Realty L.P., which is included in this Registration Statement as Annex A to the joint proxy statement/prospectus.

3.1	Form of Amended and Restated Declaration of Trust of Archstone-Smith Trust (incorporated by reference to Exhibit 2.1(d) to Archstone’s Current Report on Form 8-K filed with the SEC on June 19, 2001)

3.2	Form of Amended and Restated Bylaws of Archstone-Smith Trust (incorporated by reference to Exhibit 2.1(e) to Archstone’s Current Report on Form 8-K filed with the SEC on June 19, 2001)

3.3	Form of Archstone-Smith Trust common share of beneficial ownership share certificate

3.4	Form of Archstone-Smith Trust share certificate for Series A Preferred Shares

3.5	Form of Archstone-Smith Trust share certificate for Series C Preferred Shares

3.6	Form of Archstone-Smith Trust share certificate for Series D Preferred Shares

3.7	Form of Archstone-Smith Trust share certificate for Series H Preferred Shares

3.8	Form of Archstone-Smith Trust share certificate for Series I Preferred Shares

3.9	Form of Archstone-Smith Trust share certificate for Series J Preferred Shares

3.10	Form of Archstone-Smith Trust share certificate for Series K Preferred Shares

3.11	Form of Archstone-Smith Trust share certificate for Series L Preferred Shares

3.12	Form of Archstone-Smith Trust share certificate for Series M Preferred Shares

3.13*	Form of Rights Agreement to be entered into by and between Archstone-Smith Trust and Mellon Investor Services, LLC, including the form of rights certificate

4.1	Indenture, dated as of February 1, 1994, between Archstone and Morgan Guaranty Trust Company of New York (incorporated by reference to Exhibit 4.2 to Archstone’s Annual Report on Form
10-K for the year ended December 31, 1993)

4.2	First Supplemental Indenture, dated as of February 2, 1994, among Archstone, Morgan Guaranty
Trust Company of New York and State Street Bank and Trust Company, as successor Trustee
(incorporated by reference to Exhibit 4.3 to Archstone’s Current Report on Form 8-K dated
July 19, 1994)

4.3	Indenture, dated as of August 14, 1997, between Security Capital Atlantic Incorporated and State
Street Bank and Trust Company, as Trustee (incorporated by reference to Exhibit 4.8 to Security
Capital Atlantic Incorporated’s Form S-11 Registration Statement (File No. 333-30747))

5.1	Form of opinion of Mayer, Brown & Platt regarding the legality of common shares and preferred shares being registered

5.2	Form of opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding the legality of the common and preferred shares being registered

8.1*	Opinion of Mayer, Brown & Platt regarding the qualification of (i) the merger as a reorganization for federal income tax purposes and related federal income tax consequences and (ii) the reorganization of Archstone into an UPREIT will qualify as one or more reorganizations under the provisions of Section 368(a)(l)(F) of the Internal Revenue Code

Exhibit No.	Exhibit Description
8.2*	Opinion of Hogan & Hartson L.L.P. regarding the qualification of the merger as a reorganization for federal income tax purposes and related federal income tax consequences

8.3*	Opinion of Mayer, Brown & Platt regarding the qualification of Archstone-Smith and Archstone as real estate investment trusts

8.4*	Opinion of Hogan & Hartson L.L.P. regarding the qualification of Smith Residential as a real estate investment trust and Smith Partnership as a partnership for federal income tax purposes

10.1	Form of Shareholders’ Agreement to be entered into by and among Archstone-Smith Trust,
Archstone-Smith Operating Trust, Robert H. Smith and Robert P. Kogod (incorporated by reference to Exhibit 2.1(a) to Archstone’s Current Report on Form 8-K filed with the SEC on June 19, 2001)

10.2	Form of Amended and Restated Declaration of Trust of Archstone-Smith Operating Trust
(incorporated by reference to Exhibit 2.1(b) to Archstone’s Current Report on Form 8-K filed with the SEC on June 19, 2001)

10.3	Form of Amended and Restated Bylaws of Archstone-Smith Operating Trust (incorporated by reference to Exhibit 2.1(c) to Archstone’s Current Report on Form 8-K filed with the SEC on June 19, 2001)

10.4	1987 Share Option Plan for Outside Trustees, as amended (incorporated by reference to Exhibit 10.1 to Archstone’s Annual Report on Form 10-K for the year ended December 31, 1994)

10.5	Amendment to the 1996 Share Option Plan for Outside Trustees (incorporated by reference to Exhibit 4.6 to Archstone’s Registration Statement on Form S-8 (File No. 333-60815))

10.6	Archstone 1997 Long-Term Incentive Plan (incorporated by reference to Annex II to Security Capital Group Incorporated Registration Statement on Form S-11 (File No. 333-26267))

10.7	First Amendment to Archstone’s 1997 Long-Term Incentive Plan (incorporated by reference to Exhibit 4.6 to Archstone’s Registration Statement on Form S-8 (File No. 333-60847))

10.8	Form of Indemnification Agreement entered into between Archstone and each of its officers and
Trustees (incorporated by reference to Exhibit 10.5 to Archstone’s Registration Statement on
Form S-3 (File No. 33-43201))

10.9	Form of Change in Control Agreement between Archstone and certain of its officers (incorporated by reference to Exhibit 10.7 to Archstone’s Annual Report on Form 10-K for the year ended
December 31, 1999)

10.10	Credit Agreement, dated December 20, 2000, among Archstone Communities Trust and The Chase
Manhattan Bank, as administrative agent, and Wells Fargo Bank, N.A., as syndication agent, and
Bank of America, N.A., as documentation agent (incorporated by reference to Exhibit 99.4 to
Archstone’s Current Report on Form 8-K dated February 16, 2001)

10.11	Master Credit Facility Agreement, dated as December 1, 1998, by and among Archstone and ASN
Multifamily Limited Partnership and Berkshire Mortgage Finance Limited Partnership
(incorporated by reference to Exhibit 10.10 to Archstone’s Form 10-K for the year ended
December 31, 1998)

10.12	Archstone 1998 Dividend Reinvestment and Share Purchase Plan (incorporated by reference to the prospectus contained in Archstone’s Registration Statement on Form S-3 (File No. 333-446239))

10.13	Protection of Business Agreement, dated as of October 17, 1996, among Security Capital Atlantic
Incorporated, Archstone, Security Capital Group Incorporated and Homestead Village Incorporated
(incorporated by reference to Exhibit 10.12 to Archstone’s Annual Report on Form 10-K for the
year ended December 31, 1996)

15.1	Letter from KPMG LLP as to unaudited interim financial information

15.2	Letter from Arthur Andersen LLP as to unaudited interim financial information

Exhibit No.	Exhibit Description
23.1	Consent of KPMG LLP (Archstone)

23.2	Consent of Arthur Andersen LLP (Smith Residential)

23.3	Consent of Mayer, Brown & Platt (included in Exhibit 5.1)

23.4*	Consent of Mayer, Brown & Platt (included in Exhibit 8.1)

23.5*	Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.2)

23.6	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.2)

24.1†	Power of attorney

99.1	Archstone—Form of Proxy

99.2	Smith Residential—Form of Proxy

99.3	Form of Voting Agreement, dated as of May 3, 2001, by and between Archstone and each director of Smith Residential and a schedule setting forth the name of each director and number of shares of
Smith Residential common stock and Smith Partnership common units owned by each
(incorporated by reference to Exhibit 99.1 to Archstone’s Current Report on Form 8-K filed with the SEC on June 19, 2001)

99.4	Form of Voting Agreement, dated as of May 3, 2001 by and between Smith Residential and each trustee of Archstone and a schedule setting forth the name of each trustee and number of Archstone common shares owned by each (incorporated by reference to Exhibit 99.2 to Archstone’s Current
Report on Form 8-K filed with the SEC on June 19, 2001)

99.5†	Consent of R. Scot Sellers to be named as a trustee

99.6†	Consent of James A. Cardwell to be named as a trustee

99.7†	Consent of Ned S. Holmes to be named as a trustee

99.8†	Consent of James H. Polk III to be named as a trustee

99.9†	Consent of John M. Richman to be named as a trustee

99.10†	Consent of John C. Schweitzer to be named as a trustee

99.11†	Consent of Robert H. Smith to be named as a trustee

99.12†	Consent of Robert P. Kogod to be named as a trustee

99.13†	Consent of Ernest A. Gerardi, Jr. to be named as a trustee

99.14*	Consent of Morgan Stanley & Co. Incorporated

99.15*	Consent of Goldman, Sachs & Co.

*	To be filed by amendment.

†	Previously filed.